As filed with the Securities and Exchange Commission on May 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Playa Hotels & Resorts N.V.

(Exact Name of Registrant as Specified in its Articles of Association)

The Netherlands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bruce D. Wardinski

Chief Executive Officer

Playa Hotels & Resorts N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

+31 20 521 49 62

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Playa Hotels & Resorts N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

+31 20 521 49 62

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael E. McTiernan, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910	David Camhi, Esq. General Counsel Playa Hotels & Resorts N.V. 1560 Sawgrass Corporate Parkway, Suite 310 Fort Lauderdale, FL 33323 Phone: (954) 453-1696	David Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Ordinary Shares, par value €0.10 per share	6,700,000(1)(2)	$10.215(3)	$68,440,500(3)	$7,932.25
Warrants to purchase Ordinary Shares	23,450,000(5)	N/A	N/A	N/A(6)

(1)	Represents the maximum number of Ordinary Shares of the registrant that may be issued directly to (i) holders of warrants who tender their warrants pursuant to the Offer (as defined below) and (ii) holders of warrants who do not tender their warrants pursuant to the Offer and, pursuant to the Warrant Amendment (as defined below), if approved, may receive Ordinary Shares of the registrant in the event the registrant exercises its right to convert the warrants into Ordinary Shares.
(2)	Pursuant to Rule 416 under the Securities Act (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Ordinary Shares issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated pursuant to Rule 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $10.215, which is the average of the high and low prices of Ordinary Shares on May 17, 2017, on the NASDAQ Capital Market.
(4)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001159.
(5)	Represents the maximum number of warrants that may be amended pursuant to the Warrant Amendment (as defined below).
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MAY 22, 2017

OFFER TO EXCHANGE

Playa Hotels & Resorts N.V.

Offer to Exchange Warrants to Acquire Ordinary Shares

of

Playa Hotels & Resorts N.V.

for

Ordinary Shares of Playa Hotels & Resorts N.V.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON JUNE 19, 2017, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our warrants as described below the opportunity to receive 0.1 of our ordinary shares (“Ordinary Shares”) in the capital of Playa Hotels & Resorts N.V. (“Playa”) in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:

•	All holders of our publicly traded warrants to purchase Ordinary Shares that were issued in connection with our business combination between us, Pace Holdings Corp. (“Pace”) and Playa Hotels & Resorts B.V. (our “Predecessor”) completed on March 11, 2017 (the “Business Combination”), which entitle such warrant holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Ordinary Shares are listed on the NASDAQ under the symbol “PLYA,” and our Public Warrants are listed on NASDAQ under the symbol “PLYAW.” As of May 22, 2017, 45,000,000 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,500,000 of our Ordinary Shares in exchange for the Public Warrants.

•	All holders of certain of our warrants to purchase Ordinary Shares that were privately issued as consideration in connection with the consummation of our Business Combination based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” The Private Warrants were issued to TPG Pace Sponsor, LLC, the former sponsor of Pace (“Pace Sponsor”), and the former shareholders of our Predecessor as consideration in the Business Combination. As of May 22, 2017, 22,000,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,200,000 of our Ordinary Shares in exchange for the Private Warrants.

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.1 of our Ordinary Shares for each Warrant tendered by such holder and exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NASDAQ on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of March 10, 2017, by and between Computershare, Inc., Computershare Trust Company, N.A. and the Company (the “Warrant Agreement”) that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.09 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private

Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your warrants for exchange you will deliver to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.

Pace Sponsor and certain other holders of approximately 96% of the Private Warrants have committed to participate in the Offer, which represents approximately 31% of the Warrants. Therefore, if holders of approximately 49% of the remaining outstanding Warrants agree to tender, and the other conditions described herein, such as more than 50% of the Public Warrants having been tendered to the Company in the Offer, then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. In particular, in relation to each Member State of the European Economic Area, the Offer does not comprise an offer to the public in that Member State other than (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 150 or, if the relevant Member State has not implemented the relevant provision of the 2010 PD Amending Directive, 100, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that the Offer shall not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. In addition, the Offer shall not be made in the Netherlands, unless in reliance on Article 3(2) of the Prospectus Directive and provided (a) such offer is made exclusively to legal entities which are qualified investors (as defined in the Prospectus Directive) in the Netherlands; (b) a standard exemption logo and wording are disclosed as required by Article 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht, or the FSA); or (c) such offer is otherwise made in circumstances in which Article 5:20(5) FSA is not applicable. For the purpose of the preceding two sentences, the expressions (a) “an offer to the public” in relation to the Offer means the communication in any form and by any means of sufficient information on the terms of the Offer and the Ordinary Shares so as to enable an investor to decide to tender its Warrants under the Offer, as the same may be varied in a Member State of the European Economic Area by any measure implementing the Prospectus Directive in such Member State, (b) “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the relevant Member State of the European Economic Area) and includes any relevant implementing measure in the relevant Member State of the European Economic Area and (c) “2010 PD Amending Directive” means Directive 2010/73/EU.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by June 28, 2017, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for our Ordinary Shares pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment. Our Public Warrants are currently listed on NASDAQ under the symbol “PLYAW”; however, NASDAQ may delist our Public Warrants if, following the completion of the Offer and Consent Solicitation, there are not at least two registered and active market makers for the Public Warrants.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the Ordinary Shares issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. A special committee designated by our board of directors, consisting of disinterested directors with respect to the Offer and Consent Solicitation, approved the terms of the exchange ratio in the Offer, with the advice of an independent financial advisor. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Equity-linked Liability Management

Management Group

Collect: (212) 250-5010

Toll-Free: (844) 758-6740

All questions concerning exchange procedures and requests for additional copies of this prospectus, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 216-0459 (Toll Free)

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 13 of this Prospectus/Offer to Exchange.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Deutsche Bank Securities

This Prospectus/Offer to Exchange is dated May 22, 2017.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our company, Ordinary Shares and Warrants, and the financial statements and the notes to those statements that appear elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company”, “Playa”, “our company,” “we,” “us,” “our,” and similar references to refer to Playa Hotels & Resorts N.V., a Dutch public limited liability company (naamloze vennootschap), and, where appropriate, its subsidiaries.

FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

Some of the statements made or incorporated by reference in this Prospectus/Offer to Exchange constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, portfolio performance and results of operations. Likewise, our consolidated financial statements and all of our statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this Prospectus/Offer to Exchange reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	general economic uncertainty and the effect of general economic conditions on the lodging industry in particular;

•	the popularity of the all-inclusive resort model, particularly in the luxury segment of the resort market;

•	the success and continuation of our relationship with Hyatt;

•	the volatility of currency exchange rates;

•	the success of our branding or rebranding initiatives with its current portfolio and resorts that may be acquired in the future, including the rebranding of two of our resorts under the new all-inclusive “Panama Jack” brand;

•	our failure to successfully complete its expansion, repair and renovation projects in the timeframes and at the costs anticipated;

•	significant increases in construction and development costs;

•	our ability to obtain and maintain financing arrangements on attractive terms;

•	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate;

•	the effectiveness of our internal controls and our corporate policies and procedures and the success and timing of the remediation efforts for the material weaknesses that we identified in our internal control over financial reporting;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers;

•	the volatility of the market price and liquidity of our Ordinary Shares and other of our securities;

•	the increasingly competitive environment in which we operate;

•	the approval of the Warrant Amendment and our ability to require that all outstanding Warrants be exchanged for Ordinary Shares;

•	the exchange of Warrants for Ordinary Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders;

•	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders; and

•	other risks and uncertainties set forth in the “Risk Factors” section of this prospectus.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this Prospectus/Offer to Exchange, except as required by applicable law. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

You should read this Prospectus/Offer to Exchange and the documents that we incorporate by reference into this Prospectus/Offer to Exchange and have filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this Prospectus/Offer to Exchange is accurate only as of the date of this Prospectus/Offer to Exchange, regardless of the time of delivery of this Prospectus/Offer to Exchange or any sale of our securities.

FREQUENTLY USED TERMS

In this Registration Statement:

“BD Real Shareholder” refers to the prior owner of Desarrollos GCR, S. de R. L. de C.V., Gran Desing & Factory, S. de R. L. de C.V., Inmobiliaria y Proyectos TRPlaya, S. de R. L. de C.V., Playa Gran, S. de R. L. de C.V. and BD Real Resorts, S. de R.L. de C.V. and its subsidiaries, collectively (“Real Resorts”), which owned and managed the four all-inclusive resorts located in Cancún that were acquired as part of our Predecessor’s formation transactions.

“Cabana” means, collectively, Cabana Investors B.V., a Dutch private limited liability company, and Playa Four Pack, L.L.C., a Delaware limited liability company, each of which is an affiliate of Farallon Capital Management, L.L.C.

“Cabana Director” means any person designated to be a director of the Playa Board by Cabana pursuant to the Shareholder Agreement.

“Development Opportunity” has the meaning as described in the definition of “Hyatt Strategic Alliance Agreement.”

“Expiration Date” means 11:59 p.m., Eastern Daylight Time on June 19, 2017.

“Farallon” or “FCM” means Farallon Capital Management, L.L.C.

“HI Holdings Playa” means HI Holdings Playa B.V., a Dutch private limited liability company and an affiliate of Hyatt Hotels Corporation.

“Hyatt” means Hyatt Hotels Corporation and its affiliates.

“Hyatt All-Inclusive Resort Brands” means the all-ages Hyatt Ziva and adults-only Hyatt Zilara brands, which brands were jointly developed by Playa and Hyatt. Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and Playa has rebranded five of its resorts under the Hyatt All-Inclusive Resort Brands since 2013.

“Hyatt Director” means any person designated to be a director of the Playa Board by Hyatt pursuant to the Shareholder Agreement.

“Hyatt Resort Agreements” means the franchise and other related agreements between Hyatt, on the one hand, and us (or any other applicable Resort Owner (as defined in “Business of Playa and Certain Information About Playa—Playa’s Hyatt Resort Agreements”)), on the other hand, relating to the operation of a resort under one or both of the Hyatt All-Inclusive Resort Brands.

“Hyatt Strategic Alliance Agreement” means the agreement, dated December 14, 2016, by and between Hyatt Franchising Latin America, L.L.C. and Playa Hotels & Resorts B.V., pursuant to which Playa and Hyatt will provide each other the right of first offer with respect to any proposed offer or arrangement to acquire a property on which a resort under the Hyatt All-Inclusive Resort Brands would operate (a “Development Opportunity”) in Mexico, Costa Rica, the Dominican Republic, Jamaica and Panama (together, the “Market Area”) and the right to receive an introduction to any third party with respect to any management or franchising opportunity in the Market Area.

“Indenture” means the Indenture, dated as of August 9, 2013, by and among Playa Resorts Holding B.V., the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented, amended or otherwise modified.

“Market Area” has the meaning as described in the definition of “Hyatt Strategic Alliance Agreement.”

“Ordinary Shares” means the ordinary shares, with a nominal value of €0.10 per share, of Playa Hotels & Resorts N.V.

“Pace” means Pace Holdings Corp. (f/k/a Paceline Holdings Corp.), a Cayman Islands exempted company.

“Pace Director” means any person designated to be a director of the Playa Board by Pace Sponsor pursuant to the Shareholder Agreement.

“Pace Sponsor” means TPG Pace Sponsor, LLC, a Cayman Islands limited liability company and an affiliate of TPG.

“Playa Board” means the board of directors of Playa Hotels & Resorts N.V.

“Predecessor” means Playa Hotels & Resorts B.V., our predecessor.

“Real Resorts” has the meaning as described in the definition of “BD Real Shareholder.”

“Restricted Brand Company” means each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

“Revolving Credit Facility” means our revolving credit facility, originally entered into on August 9, 2013, as amended and restated pursuant to that certain Restatement Agreement, dated as of April 27, 2017, with the lenders and agents party thereto and the guarantors named therein, as amended through the date hereof, permitting borrowings of up to $100.0 million and which matures on April 27, 2022. The maturity date with respect to our Revolving Credit Facility is subject to an earlier maturity date if on the date that is 91 days prior to August 15, 2020 (the final maturity date of the Senior Notes due 2020), the outstanding principal amount of the Senior Notes due 2020 is greater than or equal to $25.0 million and we are unable to demonstrate that we have sufficient liquidity to repay such outstanding principal amount without causing our liquidity to be less than $50.0 million.

“Senior Notes due 2020” means the senior unsecured notes issued by our Predecessor under the Indenture, which mature on August 15, 2020.

“Senior Secured Credit Facility” means the Term Loan and the Revolving Credit Facility.

“Shareholder Agreement” means that certain Shareholder Agreement, dated as of March 10, 2017, by and among Porto Holdco B.V., TPG Pace Sponsor, LLC, HI Holdings Playa B.V., Cabana Investors B.V. and Playa Four Pack, L.L.C.

“Term Loan” means our $530.0 million term loan facility, originally entered into on August 9, 2013, as amended and restated pursuant to that certain Restatement Agreement, dated as of April 27, 2017, with the lenders and agents party thereto and the guarantors named therein, as amended through the date hereof, which matures on April 27, 2024. The maturity date with respect to our Term Loan is subject to an earlier maturity date if on the date that is 91 days prior to August 15, 2020 (the final maturity date of the Senior Notes due 2020), the outstanding principal amount of the Senior Notes due 2020 is greater than or equal to $25.0 million and we are unable to demonstrate that we have sufficient liquidity to repay such outstanding principal amount without causing our liquidity to be less than $50.0 million.

“TPG” means TPG Global, LLC and its affiliates.

“Transaction Agreement” means that certain Transaction Agreement, dated as of December 13, 2016, by and between Playa (under its former name and legal form, at that time called Porto Holdco B.V.), our Predecessor, Pace and New Pace Holdings Corp.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 10, 2017, by and between Computershare, Inc., Computershare Trust Company, N.A. and Playa.

SUMMARY

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “Playa,” “we,” “us” or “our” refer to Playa Hotels & Resorts N.V. Except where noted, references to our business, operations, properties, financial results, operating and other information relating to periods prior to the consummation of the Business Combination on March 11, 2017, refer to the business, operations, properties, financial results, operating and other information of our Predecessor.

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

Our Company	Playa Hotels & Resorts N.V., a Dutch public limited liability company (naamloze vennootschap), a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. We own a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica.

Corporate Contact Information	Our registered offices are located at Prins Bernhardplein 2001097 JB Amsterdam, the Netherlands, and our telephone number at such offices is +31 20 521 49 62.

Warrants that qualify for the Offer	“Public Warrants”

As of May 22, 2017, we had outstanding Public Warrants to purchase an aggregate of 15,000,000 of our Ordinary Shares. The Public Warrants were issued to former public warrant holders of Pace as consideration in our Business Combination. Pursuant to the Offer, we are offering up to an aggregate of 4,500,000 of our Ordinary Shares in exchange for all of the Public Warrants.

“Private Warrants”

As of May 22, 2017, we had outstanding Private Warrants to purchase an aggregate of 7,333,333 of our Ordinary Shares. The Private Warrants were issued to TPG Pace Sponsor, LLC and the former shareholders of our Predecessor pursuant to an exemption from registration under the Securities Act as consideration in our Business Combination. Pursuant to the Offer, we are offering up to an aggregate of 2,200,000 of our Ordinary Shares in exchange for all of the Private Warrants.

General Terms of the Warrants

Each Warrant entitles such warrant holder to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments pursuant to the Warrant Agreement. We may call the Public Warrants or the Private Warrants, if no longer held by their initial holders or their affiliates, for redemption, at any time while the Warrants are exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at $0.01 per warrant, if and only if the last sale price of our Ordinary Shares has been $18.00 per Ordinary Share on each of 20 trading days within a 30 consecutive trading day period and if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying the Warrants available throughout the 30-day redemption period. If we call the Warrants for redemption, we will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Warrants expire on March 11, 2022.

Market Price of Our Ordinary Shares	Our Ordinary Shares are listed on the NASDAQ under the symbol “PLYA,” and the Public Warrants are listed on the NASDAQ under the symbol “PLYAW.” See “The Offer and Consent Solicitation—Market Price, Dividends and Related Shareholder Matters” beginning on page 55.

The Offer	Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.1 of our Ordinary Shares for each Warrant so exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares in the exchange.

The Ordinary Shares issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all remaining outstanding Warrants not tendered in the Offer be converted into Ordinary Shares at a ratio of 0.09 Ordinary Shares per Warrant (a ratio which is 10% less than the ratio applicable to the offer), thus eliminating all of the Warrants.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our corporate structure, reduce the potential dilutive impact of the Warrants thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation—Background and Purpose of the Offer and Consent Solicitation” beginning on page 54.

Offer Period	The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer—General Terms—Offer Period” on page 46.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer—General Terms—Amendments to the Offer and Consent Solicitation

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants, however. The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation” on page 47.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation—Withdrawal Rights” beginning on page 52. If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consent to the Warrant Amendment will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by June 28, 2017 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates	Our chief executive officer and entities associated with certain of our directors hold Private Warrants and may participate in the Offer. Our directors, executive officers and affiliates are not required to participate in the Offer, except as described under “The Offer and Consent Solicitation–Interests of Directors, Executive Officers and Others.”

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Tax Consequences of the Offer	Subject to the passive foreign investment company (“PFIC”) rules, for those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Ordinary Shares pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our Ordinary Shares as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Ordinary Shares, (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income.

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the PFIC rules, (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. See “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 59.

Dutch Tax Consequences of the Offer

The exchange of Warrants for Ordinary Shares pursuant to the Offer does not give rise to Dutch dividend withholding tax as the aggregate par value of the Ordinary Shares issued in the exchange will be credited to the Company’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If, nevertheless, any Dutch dividend withholding tax will be due in connection with the exchange of Warrants for Ordinary Shares pursuant to the Offer (if any), we will pay such Dutch dividend withholding tax and not withhold any such Dutch dividend withholding tax at source. For a description of the material Dutch tax consequences of the exchange of Warrants for Ordinary Shares and the material Dutch tax consequences of the ownership and disposal of Ordinary Shares see “The Offer - Material Dutch Tax Consequences” beginning on page 65.

No Recommendation	None of Playa, our board of directors, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange.

Exchange Agent	The exchange agent for the Offer and Consent Solicitation is:

Computershare Trust Company, N.A.

Attn: Corporate Actions

250 Royall St

Suite V

Canton MA 02021

Facsimile: (617) 360-6810

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Equity-linked Liability Management

Management Group

Collect: (212) 250-5010

Toll-Free: (844) 758-6740

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation—Dealer Manager.”

Additional Information	We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 216-0459 (Toll Free)

RISK FACTORS

Investing in our Ordinary Shares involves substantial risks and uncertainties. You should consider carefully and consult with your tax, legal and investment advisors with regard to the risks and uncertainties described below, together with all of the other information in this Prospectus/Offer to Exchange, including our consolidated financial statements and the related notes, before deciding to exchange your Warrants for our Ordinary Shares. Any of the following risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. The market price of our Ordinary Shares could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

General economic uncertainty and weak demand in the lodging industry could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our business strategy depends significantly on demand for vacations generally and, more specifically, on demand for all-inclusive vacation packages. Weak economic conditions in the United States, elsewhere in North America, Europe and much of the rest of the world, and the uncertainty over the duration of these conditions, have had and could continue to have a negative impact on the lodging industry. We cannot provide any assurances that demand for all-inclusive vacation packages will remain consistent with or increase from current levels. If demand weakens, our operating results and growth prospects could be adversely affected. As a result, any delay in, or a weaker than anticipated, economic recovery will adversely affect our future results of operations and cash flows, potentially materially. Furthermore, a significant percentage of our guests originate in the United States and elsewhere in North America and, if travel from the United States or elsewhere in North America was disrupted and we were not able to replace those guests with guests from other geographic areas, it could have a material adverse effect on its business, financial condition, liquidity, results of operations and prospects. Additionally, most of our resorts are located in Mexico and a portion of our guests originate from Mexico and, as a result, our business is exposed to economic conditions in Mexico. If the economy of Mexico weakens or experiences a downturn, it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Adverse changes in the economic climate, such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions decrease the level of disposable income of consumers or consumer confidence and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The demand for vacation packages is dependent upon prospective travelers having access to, and believing they will continue to have access to, disposable income, and is therefore affected by international, national and local economic conditions. Adverse changes in the actual or perceived economic climate, such as high levels of unemployment and underemployment, higher interest rates, stock and real estate market declines and/or volatility, more restrictive credit markets, higher taxes, and changes in governmental policies could reduce the level of discretionary income or consumer confidence in the countries from which we source our guests. For example, the United Kingdom’s vote to leave the European Union (“EU”) in its “Brexit” referendum on June 23, 2016 has created global economic uncertainty, which may cause our customers to curtail their vacation spending. Further, the recent worldwide economic downturn had an adverse effect on consumer confidence and discretionary income, resulting in decreased demand and price discounting in the resort sector, including in the markets we service. We cannot predict whether the recent economic recession will return or when, and the extent to which, economic conditions in the future will be favorable. As a result of the foregoing, we could experience a prolonged period of decreased demand and price discounting in its markets, which would negatively affect our revenues and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Terrorist acts, armed conflict, civil unrest, criminal activity and threats thereof, and other international events impacting the security of travel or the perception of security of travel could adversely affect the demand for travel generally and demand for vacation packages at our resorts, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Past acts of terrorism have had an adverse effect on tourism, travel and the availability of air service and other forms of transportation. The threat or possibility of future terrorist acts, an outbreak, escalation and/or continuation of hostilities or armed conflict abroad, civil unrest or the possibility thereof, the issuance of travel advisories by sovereign governments, and other geo-political uncertainties have had and may have an adverse impact on the demand for vacation packages and consequently the pricing for vacation packages. Decreases in demand and reduced pricing in response to such decreased demand would adversely affect our business by reducing its profitability.

Nine of the thirteen resorts in our portfolio are located in Mexico, and Mexico has experienced criminal violence for years, primarily due to the activities of drug cartels and related organized crime. These activities and the possible escalation of violence associated with them in regions where our resorts are located, or an increase in the perception among our prospective guests of an escalation of such violence, could instill and perpetuate fear among prospective guests and may lead to a loss in business at its resorts in Mexico because these guests may choose to vacation elsewhere or not at all. In addition, increases in violence, crime or civil unrest in the Dominican Republic, Jamaica, or any other location where we may own a resort in the future, may also lead to decreased demand for its resorts and negatively affect our business, financial condition, liquidity, results of operations and prospects.

We are exposed to significant risks related to the geographic concentration of our resorts, including weather-related emergencies such as hurricanes, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts located in Mexico accounted for 64.4% of our total gross revenue for the three months ended March 31, 2017. In addition to the matters referred to in the preceding risk factor, damage to these resorts or a disruption of their operations or a reduction of travel to them due to a hurricane or other weather-related or other emergency could reduce its revenue, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. We cannot assure you that any property or business interruption insurance will adequately address all losses, liabilities and damages. In addition, all of our resorts are located on beach front properties in Mexico and the Caribbean and are susceptible to weather-related emergencies, such as hurricanes. For example, our Hyatt Ziva Los Cabos resort, located in Los Cabos, Mexico was closed until September 2015 in order to repair damage caused by Hurricane Odile in September 2014.

The all-inclusive model may not be desirable to prospective guests in the luxury segment of the resort market, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our portfolio is composed predominantly of luxury all-inclusive resorts. The all-inclusive resort market has not traditionally been associated with the high-end and luxury segments of the lodging industry and there is a risk that our target guests, many of whom have not experienced an all-inclusive model, will not find the all-inclusive model appealing. A failure to attract our target guests could result in decreased revenue from its portfolio and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our relationship with Hyatt may deteriorate and disputes between Hyatt and us may arise. The Hyatt relationship is important to our business and, if it deteriorates, the value of our portfolio could decline significantly, and it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We are the only operator of resorts operating under the Hyatt All-Inclusive Resort Brands. However, except for the Hyatt franchise agreements, we have no contractual right to operate any resort in its current or future portfolio under the Hyatt All-Inclusive Resort Brands or any other Hyatt-sponsored brands. In addition, in the future, Hyatt, in its sole discretion and subject to its obligations under the Hyatt Strategic Alliance Agreement in the Market Area, may designate other third parties as authorized operators of resorts, or Hyatt may decide to directly operate resorts, under the Hyatt All-Inclusive Resort Brands or any other Hyatt brand, whether owned by third parties or Hyatt itself.

Also, and as described elsewhere in this Prospectus/Offer to Exchange, including the documents incorporated by reference, subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time.

Under the terms of our Hyatt Resort Agreements, we are required to meet specified operating standards and other terms and conditions. We expect that Hyatt will periodically inspect its resorts that carry a Hyatt All-Inclusive Resort Brand to ensure that we follow Hyatt’s standards. If we fail to maintain brand standards at one or more of our Hyatt All-Inclusive Resort Brand resorts, or otherwise fail to comply with the terms and conditions of the Hyatt Resort Agreements, then Hyatt could terminate the agreements related to those resorts and potentially all of our Hyatt resorts. Under the terms of the Hyatt franchise agreements, if, among other triggers, (i) the Hyatt franchise agreements for a certain number of Hyatt All-Inclusive Resort Brand resorts are terminated or (ii) certain persons acquire our Ordinary Shares in excess of specified percentage of our Ordinary Shares and certain mechanisms in our Articles of Association fail to operate to reduce such percentage within 30 days, Hyatt has the right to terminate the Hyatt franchise agreements for all (but not less than all) of our resorts by providing the notice specified in the franchise agreement to us and we will be subject to liquidated damage payments to Hyatt, even for those resorts that are in compliance with their Hyatt franchise agreements. If one or more Hyatt franchise agreements are terminated, the underlying value and performance of our related resort(s) could decline significantly from the loss of associated name recognition, participation in the World of Hyatt guest loyalty program, Hyatt’s reservation system and website, and access to Hyatt group sales business, as well as from the costs of “rebranding” such resorts and the payment of liquidated damages to Hyatt.

Hyatt may, in its discretion and subject to its obligations under the Hyatt Strategic Alliance Agreement, decline to enter into Hyatt franchise agreements for other all-inclusive resort opportunities that we bring to Hyatt, whether we own the properties or manage them for third-party owners.

If any of the foregoing were to occur, it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects and the market price of our Ordinary Shares, and could divert the attention of its senior management from other important activities.

Our right of first offer in the Hyatt Strategic Alliance Agreement will expire on December 31, 2018 and certain provisions of our Hyatt franchise agreements will impose certain restrictions on us, and such agreements are terminable under certain circumstances, any of which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Pursuant to the Hyatt Strategic Alliance Agreement, which will expire on December 31, 2018, we and Hyatt will provide each other the right of first offer with respect to any Development Opportunity in the Market Area and the right to receive an introduction to any third party with respect to any management or franchising opportunity in the Market Area.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to our obligations under the Hyatt Strategic Alliance Agreement and Hyatt franchise agreements, we will be allowed to operate any all-inclusive resort under a Playa-Developed Brand (as defined in the First Amendment to the Amended and Restated Franchise Agreement attached hereto as Exhibit 10.18), such as the Panama Jack brand developed with Panama Jack International, Inc., a consumer products company that focuses on resort clothes and furnishings and sun care products (“Panama Jack”), provided that we implement strict informational and operational barriers between our operations with respect to the Playa-Developed Brand and our operations with respect to the Hyatt All-Inclusive Resort Brands.

In addition, subject to certain exceptions, under the Hyatt franchise agreements, we are generally prohibited from owning, investing in, acquiring, developing, managing, leasing or operating, or becoming a licensee or franchisee with respect to, any all-inclusive resort anywhere in the world under any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company, until we have less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% of our Ordinary Shares. If any such Restricted Brand Company acquires any ownership interest in us, we are required to implement strict informational and operational barriers between our operations with respect to such brand and our operations with respect to the Hyatt All-Inclusive Resort Brands.

If we violate the aforementioned prohibitions and restrictions under the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with us by providing the notice specified in the franchise agreement to us and we will be subject to liquidated damage payments to Hyatt. These prohibitions and restrictions limit our ability to expand our business through the use of a Playa-Developed Brand, such as the Panama Jack brand, or hotel concepts and brands owned by or licensed to the Restricted Brand Companies now or in the future. As a result, such prohibitions or violations could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The success of five of our resorts will depend substantially on the success of the recently developed Hyatt All-Inclusive Resort Brands, which exposes us to risks associated with concentrating a significant portion of our portfolio in a family of two recently developed related brands. There is a risk that we and Hyatt may not succeed in marketing the Hyatt All-Inclusive Resort Brands and that we may not receive the anticipated return on the investment incurred in connection with rebranding the five resorts under the Hyatt All-Inclusive Resort Brands, which could have a material adverse effect on us.

Five of the resorts in our portfolio bear the name of one or both of the Hyatt All-Inclusive Resort Brands. As a result of this concentration, our success will depend, in part, on the continued success of these recently developed brands. We believe that building brand value is critical to increase demand and build guest loyalty. Consequently, if market recognition or the positive perception of Hyatt and its brands is reduced or compromised, the goodwill associated with Hyatt All-Inclusive Resort Brand resorts in our portfolio would likely be adversely affected. Under the Hyatt Resort Agreements, Hyatt provides (or causes to be provided) various marketing services to the relevant resorts, and we may conduct local and regional marketing, advertising and promotional programs, subject to compliance with Hyatt’s requirements. We cannot assure you that we and Hyatt will be successful in our marketing efforts to grow either Hyatt All-Inclusive Resort Brand. Additionally, we are not permitted under the Hyatt franchise agreements to change the brands of our resorts operating under the Hyatt All-Inclusive Resort Brands for fifteen years (plus any additional years pursuant to Hyatt’s renewal options) after the opening of the relevant resorts as Hyatt All-Inclusive Resort Brand resorts, even if the brands are not successful. As a result, we could be materially and adversely affected if these brands do not succeed.

We have agreed to indemnify Hyatt for losses related to a broad range of matters and if we are required to make payments to Hyatt pursuant to these obligations, our business, financial condition, liquidity, results of operations and prospects may be materially and adversely affected.

Pursuant to the subscription agreement entered into between Hyatt and us in connection with our Predecessor’s formation transactions, we have agreed to indemnify Hyatt for any breaches of our representations, warranties and agreements in the subscription agreement, generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of certain representations, for which indemnification is capped at $325 million). In addition, we have agreed to indemnify Hyatt for certain potential losses relating to the lack of operating licenses, noncompliance with certain environmental regulations, tax deficiencies, any material misstatements or omissions in the offering documentation relating to our Senior Notes due 2020 and certain indemnity obligations to our Predecessor’s prior parent. The representations and warranties we made and our related indemnification obligations survive for varying periods of time from the closing date of our Predecessor’s formation transactions in 2013 (some of which have already elapsed) and some survive indefinitely. If we are required to make future payments to Hyatt pursuant to these obligations, however, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

In addition to the Hyatt All-Inclusive Resort Brands, deterioration of our other resort brands’ strengths could have a material adverse effect on us.

In addition to the Hyatt All-Inclusive Resort Brands, maintaining and enhancing our other resort brands is critical to increasing demand, building guest loyalty and expanding our customer base. We cannot assure you that we will continue to be successful in marketing such brands. If the reputation or perceived quality of such brands declines, we could be materially and adversely affected.

New brands, such as the Panama Jack resort brand, or services that we launch in the future may not be successful, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We cannot assure you that any new brands, such as the Panama Jack brand, amenities or services we launch will be successful, or that we will recover the costs we incurred in developing the brands, amenities and services. If new brands, amenities and services are not as successful as we anticipate, it could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are exposed to fluctuations in currency exchange rates, including fluctuations in (a) the value of the local currencies, in which we incur our costs at each resort, relative to the U.S. dollar, in which the revenue from each of our resorts is generally denominated, (b) the currency of our prospective guests, who may have a reduced ability to pay for travel to its resorts, relative to their ability to pay to travel to destinations with more attractive exchange rates, and (c) the value of local currencies relative to the U.S. dollar, which could impact our ability to meet its U.S. dollar-denominated obligations, including our debt service payments, any of which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The majority of our operating expenses are incurred locally at its resorts and are denominated in Mexican Pesos, the Dominican Peso or the Jamaican dollar. The net proceeds from our outstanding debt borrowings were received and are payable by our subsidiary Playa Resorts Holding B.V., in U.S. dollars and our functional reporting currency is U.S. dollars. An increase in the relative value of the local currencies, in which we incur our costs at each resort, relative to the U.S. dollar, in which its revenue from each resort is denominated, would adversely affect our results of operations for those resorts. Our current policy is not to hedge against changes in foreign exchange rates and we therefore may be adversely affected by appreciation in the value of other currencies against the U.S. dollar, or to prolonged periods of exchange rate volatility. These fluctuations may negatively impact our financial condition, liquidity and results of operations to the extent we are unable to adjust its pricing accordingly.

Additionally, in the event that the U.S. dollar increases in value relative to the currency of the prospective guests living outside the United States, our prospective guests may have a reduced ability to pay for travel to our resorts and this may lead to lower occupancy rates and revenue, which could have a material adverse effect on us, including our financial results. An increase in the value of the Mexican Peso, the Dominican Peso or the Jamaican dollar compared to the currencies of other potential destinations may disadvantage the tourism industry in Mexico, the Dominican Republic or Jamaica, respectively, and result in a corresponding decrease in the occupancy rates and revenue of our resorts as consumers may choose destinations in countries with more attractive exchange rates. In the event that this appreciation occurs, it could lead to an increase in the rates we charge for rooms in our resorts, which could result in a decrease in occupancy rates and revenue and, therefore, negatively impact our business, financial condition, liquidity, results of operations and prospects.

Furthermore, appreciation of local currencies relative to the U.S. dollar could make fulfillment of our and our subsidiaries’ U.S. dollar denominated obligations, including Playa Resorts Holding B.V.’s debt service payments, more challenging and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The departure of any of our key personnel, including Bruce D. Wardinski, Alexander Stadlin and Kevin Froemming, who have significant experience and relationships in the lodging industry, could have a material adverse effect on us.

We depend on the experience and relationships of our senior management team, especially Bruce D. Wardinski, our Chairman and Chief Executive Officer, Alexander Stadlin, our Chief Operating Officer, and Kevin Froemming, our Chief Marketing Officer, to manage our strategic business direction. The members of our senior management team have an average of 28 years of experience owning, operating, acquiring, repositioning, rebranding, renovating and financing hotel, resort and all-inclusive properties. In addition, our senior management team has developed an extensive network of industry, corporate and institutional relationships. Other than our Chairman and Chief Executive Officer, Bruce D. Wardinski, our Chief Financial Officer, Larry Harvey, our Chief Operating Officer, Alexander Stadlin, and our Chief Marketing Officer, Kevin Froemming, our senior management team does not have employment agreements with us or our subsidiaries and we can provide no assurances that any of our key personnel identified above will continue their employment with us. The loss of services of any of Mr. Wardinski, Mr. Stadlin, Mr. Froemming or another member of our senior management team, or any difficulty attracting and retaining other talented and experienced personnel, could have a material adverse effect on us, including, among others, our ability to source potential investment opportunities, our relationship with global and national industry brands and other industry participants or the execution of our business strategy.

We rely on a third party, AMResorts, to manage five of our resorts and we can provide no assurance that AMResorts will manage these resorts successfully or that AMResorts will not be subject to conflicts harmful to its interests.

Pursuant to management agreements with AMResorts, five of our 13 resorts are managed by AMResorts until the earlier of the sale of each such resort or the expiration date of each agreement. Other than the agreement for Dreams La Romana, which may be terminated at any time (and without termination fees after December 2017), these agreements do not expire until 2022. Therefore, absent payment by us of significant termination fees, until the expiration of the management agreements, we will not be able to terminate AMResorts and self-manage these resorts. We can provide no assurance that AMResorts will manage these resorts successfully. Failure by AMResorts to fully perform the duties agreed to in the management agreements or the failure of AMResorts to adequately manage the risks associated with resort operations could materially and adversely affect us. We may have differences with AMResorts and other third-party service providers over their performance and compliance with the terms of the management agreements and other service agreements. In these cases, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. In addition, AMResorts currently owns and/or manages and may in the future own and/or manage other resorts, including all-inclusive resorts in our markets that may compete with our resorts. AMResorts and its affiliates may have interests that conflict with our interests, such as incentives to favor these other resorts over our resorts as a result of more favorable compensation arrangements or by ownership interests in these resorts.

We may not execute our business and growth strategy successfully which could have a material adverse effect on us, including our financial results.

Our ability to grow our business depends upon the business contacts of our senior management team and their ability to successfully hire, train, supervise and manage additional personnel. We may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for our expected growth. If we are unable to execute its business and growth strategy successfully, we could be materially and adversely affected, including our financial results.

Our strategy to opportunistically acquire, develop and operate in new geographic markets may not be successful, which could have a material adverse effect on us, including our financial condition, liquidity, results of operations and prospects.

In the future, we may acquire or develop and operate resorts in geographic markets in which our management has little or no operating experience and in which potential guests are not familiar with a particular brand with which the resort is affiliated or do not associate the geographic market as an all-inclusive resort destination. As a result, we may incur costs relating to the opening, operation and promotion of such resorts that are substantially greater than those incurred in other geographic areas, and such resorts may attract fewer guests than other resorts we may acquire. Consequently, demand at any resorts that we may acquire in unfamiliar markets may be lower than those at resorts that we currently operate or that we may acquire in its existing markets. Unanticipated expenses at and insufficient demand for resorts that we acquire in new geographic markets, therefore, could materially and adversely affect us, including our financial condition, liquidity, results of operations and prospects.

Our resort development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We may develop, acquire, expand, reposition or rebrand resorts (such as the two resorts we have agreed to rebrand under the Panama Jack brand) from time to time as suitable opportunities arise, taking into consideration general economic conditions. To the extent that we determine to develop, acquire, expand, reposition or rebrand resorts, we could be subject to risks associated with, among others:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	strikes or other labor issues;

•	development costs incurred for projects that are not pursued to completion;

•	investment of substantial capital without, in the case of developed or repositioned resorts, immediate corresponding income;

•	results that may not achieve our desired revenue or profit goals;

•	acts of nature such as earthquakes, hurricanes, floods or fires that could adversely impact a resort;

•	ability to raise capital, including construction or acquisition financing; and

•	governmental restrictions on the nature or size of a project.

As a result of the foregoing, we cannot assure you that any development, acquisition, expansion, repositioning and rebranding project will be completed on time or within budget. If we are unable to complete a project on time or within budget, the resort’s projected operating results may be adversely affected, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our insurance may not be adequate to cover our potential losses, liabilities and damages and we may not be able to secure insurance to cover all of our risks, which could have a material adverse effect on us, including our financial results.

The business of owning and managing resorts is subject to a number of risks, hazards, adverse environmental conditions, labor disputes, changes in the regulatory environment and natural phenomena such as floods, hurricanes, earthquakes and earth movements. Such occurrences could result in damage or impairment to, or destruction of, our resorts, personal injury or death, environmental damage, business interruption, monetary losses and legal liability.

While insurance is not commonly available for all these risks, we maintain customary insurance against risks that we believe are typical and reasonably insurable in the lodging industry and in amounts that we believe to be reasonable but that contain limits, deductibles, exclusions and endorsements. However, we may decide not to insure against certain risks because of high premiums compared to the benefit offered by such insurance or for other reasons. In the event that costs or losses exceed our available insurance or additional liability is imposed on us for which we are not insured or are otherwise unable to seek reimbursement, we could be materially and adversely affected, including our financial results. We may not be able to continue to procure adequate insurance coverage at commercially reasonable rates in the future or at all, and some claims may not be paid. There can be no assurance that the coverage and amounts of our insurance will be sufficient for our needs.

Labor shortages could restrict our ability to operate our properties or grow our business or result in increased labor costs that could adversely affect our results of operations.

Our success depends in large part on our ability to attract, retain, train, manage, and engage skilled employees. As of March 31, 2017, we directly and indirectly employed approximately 10,100 employees worldwide at both our corporate offices and on-site at our resorts. If we are unable to attract, retain, train, manage, and engage skilled employees, our ability to manage and staff our resorts could be impaired, which could reduce guest satisfaction. Staffing shortages in places where our resorts are located also could hinder our ability to grow and expand our businesses. Because payroll costs are a major component of the operating expenses at our resorts, a shortage of skilled labor could also require higher wages that would increase labor costs, which could adversely affect our results of operations.

A significant number of our employees are unionized, and if labor negotiations or work stoppages were to disrupt our operations, it could have a material adverse effect on us, including our results of operations.

In excess of half of our full-time equivalent work force is unionized. As a result, we are required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of its employees collectively and we are exposed to the risk of disruptions to our operations. Our results could be adversely affected if future labor negotiations were to disrupt our operations. If we were to experience labor unrest, strikes or other business interruptions in connection with labor negotiations or otherwise, or if we were unable to negotiate labor contracts on reasonable terms, we could be materially and adversely affected, including our results of operations. In addition, our ability to make adjustments to control compensation and benefits costs, rebalance our portfolio or otherwise adapt to changing business needs may be limited by the terms and duration of our collective bargaining agreements.

Many of our guests rely on a combination of scheduled commercial airline services and tour operator services for passenger connections, and price increases or service changes by airlines or tour operators could have a material adverse effect on us, including reducing our occupancy rates and revenue and, therefore, our liquidity and results of operations.

Many of our guests depend on a combination of scheduled commercial airline services and tour operator services to transport them to airports near our resorts. Increases in the price of airfare, due to increases in fuel prices or other factors, would increase the overall vacation cost to our guests and may adversely affect demand for our vacation packages. Changes in commercial airline services or tour operator services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings, could have a material adverse effect on us, including our occupancy rates and revenue and, therefore, our liquidity and results of operations.

Our industry is highly competitive, which may impact our ability to compete successfully with other hotel and resort brands and operators for guests, which could have a material adverse effect on us, including our operating margins, market share and financial results.

We generally operate in markets that contain numerous competitors. Each of our resort brands competes with major chains in national and international venues and with independent companies in regional markets, including with recent entrants into the all-inclusive segment of the lodging industry in the regions in which we operate. Our ability to remain competitive and to attract and retain guests depends on our success in establishing and distinguishing the recognition and reputation of our brands, our locations, our guest satisfaction, our room rates, quality of service, amenities and quality of accommodations and our overall value from offerings by others. If we are unable to compete successfully in these countries, it could have a material adverse effect on us, including our operating margins, market share and financial results.

Any joint venture investments that we make in the future could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and liquidity and disputes between our co-venturers and us.

We may co-invest in resorts in the future with third parties through partnerships or other joint ventures, acquiring non-controlling interests in or sharing responsibility for any such ventures. In this event, we would not be in a position to exercise sole decision-making authority regarding the joint venture and, in certain cases, may have little or no decision-making authority. Investments through partnerships or other joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make dubious business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our executive officers, senior management and/or directors from focusing their time and effort on our business. Consequently, action by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Our concentration in a particular segment of a single industry limits our ability to offset the risks of a downturn in that segment, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

All of our assets are resorts and resort-related assets and we expect that all of our business will continue to be resort-related. Furthermore, our business is focused primarily on, and our acquisition strategy targets the acquisition of resorts in, the all-inclusive segment of the lodging industry (and properties that we believe can be converted into all-inclusive resorts in a manner consistent with our business strategy). This concentration exposes us to the risk of economic downturns in the lodging industry and in the all-inclusive segment of the lodging industry to a greater extent than if our portfolio also included assets from other segments of the real estate industry or other sectors of the lodging industry. As a result, we are susceptible to a downturn in the lodging industry and, in particular, to a downturn affecting the all-inclusive segment thereof. If market conditions adversely affect the lodging industry, in general, and the all-inclusive segment thereof, in particular, it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The ongoing need for capital expenditures at our resorts could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

Our resorts will have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. In addition, Hyatt also will require periodic capital improvements by us as a condition of maintaining the two Hyatt All-Inclusive Resort Brands. These capital improvements may give rise to the following risks:

•	possible environmental liabilities;

•	construction cost overruns and delays;

•	the decline in revenues while rooms or restaurants are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on favorable terms, or at all;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•	disputes with Hyatt regarding compliance with the Hyatt Resort Agreements or the Hyatt Strategic Alliance Agreement; and

•	bankruptcy or insolvency of a contracted party during a capital improvement project or other situation that renders them unable to complete their work.

The costs of all these capital improvements or any of the above noted factors could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

We have substantial indebtedness and may incur additional debt in the future. The principal, premium, if any, and interest payment obligations of such debt may restrict our future operations and impair our ability to invest in our business.

As of March 31, 2017, we had approximately $836.9 million aggregate principal amount of outstanding debt obligations on a consolidated basis (which represents the principal amounts outstanding under the Senior Secured Credit Facility and the Senior Notes due 2020, and excludes a $0.7 million issuance discount on the Term Loan, a $3.9 million issuance premium on the Senior Notes due 2020 and $11.9 million of unamortized debt issuance costs). On April 27, 2017, we amended and restated our existing Senior Secured Credit Facility, which consists of our $530.0 million Term Loan priced at 99.75% of the principal amount and a Revolving Credit Facility with a maximum aggregate borrowing capacity of $100.0 million. The proceeds received from the Term Loan were used to repay our existing term loan and $115.0 million of our Senior Notes due 2020. The repayment of our existing term loan and partial repayment of our Senior Notes due 2020 will be accounted for as an extinguishment of debt and is estimated to result in a loss of $12.5 million. In addition, the terms of the Senior Secured Credit Facility and the Indenture governing the Senior Notes due 2020 will permit us to incur additional indebtedness, subject to our ability to meet certain borrowing conditions.

Our substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which would reduce funds available for other business purposes, including capital expenditures and acquisitions;

•	place us at a competitive disadvantage compared to some of our competitors that may have less debt and better access to capital resources;

•	limit our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may adversely affect our operations;

•	cause us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limit our ability to make investments or acquisitions, dispose of assets, pay cash dividends or redeem or repurchase shares; and/or

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other business purposes.

Our ability to service our significant financial obligations depends on our ability to generate significant cash flow, which is partially subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond our control, and we cannot assure you that our business will generate cash flow from operations, that future borrowings will be available to us under the Revolving Credit Facility, or that we will be able to complete any necessary financings, in amounts sufficient to enable us to fund our operations, engage in acquisitions, capital improvements or other development activities, pay our debts and other obligations and fund our other liquidity needs. If we are not able to generate sufficient cash flow, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts, at times or on terms acceptable to us, or at all, and any additional debt financing we do obtain may significantly increase our leverage on unfavorable terms. If we are unable to implement one or more of these alternatives, we may not be able to service our debt or other obligations, which could result in us being in default thereon, in which circumstances our lenders could cease making loans to us, lenders or other holders of our debt could accelerate and declare due all outstanding obligations due under the respective agreements and secured lenders could foreclose on their collateral, any of which could have a material adverse effect on us. In addition, the current volatility in the capital markets may also impact our ability to obtain additional financing, or to refinance our existing debt, on terms or at times favorable to us.

The agreements which govern our various debt obligations impose restrictions on our business and limit our ability to undertake certain actions.

The agreements which govern our various debt obligations, including the Indenture and the Senior Secured Credit Facility, include covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends, redeem or repurchase shares or make other distributions to shareholders;

•	make investments or acquisitions;

•	create liens or use assets as security in other transactions;

•	issue guarantees;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	amend our Articles of Association;

•	engage in transactions with affiliates; and

•	purchase, sell or transfer certain assets.

The Indenture and the Senior Secured Credit Facility also require us to comply with a number of financial ratios under certain circumstances and/or covenants. Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities. The breach of any of these covenants could result in a default under the Indenture and/or the Senior Secured Credit Facility. An event of default under any of our debt agreements could permit such lenders to declare all amounts borrowed from them, together with accrued and unpaid interest, to be immediately due and payable, which could, in turn, trigger defaults under other debt obligations and could result in the termination of commitments of the lenders to make further extensions of credit under the Revolving Credit Facility. If we are unable to repay debt to our lenders, or are otherwise in default under any provision governing any secured debt obligations, our secured lenders could proceed against us and against any collateral securing that debt.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Borrowings under the Senior Secured Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our existing and any future variable rate indebtedness would also increase and our cash available to service our other obligations and invest in our business would decrease. Furthermore, rising interest rates would likely increase our interest obligations on future fixed or variable rate indebtedness, which could materially and adversely affect our financial condition and liquidity.

Any mortgage debt obligations we incur will expose us to increased risk of property losses due to foreclosure, which could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

Incurring mortgage debt increases our risk of property losses because any defaults on indebtedness secured by our resorts may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing the loan for which we are in default. For tax purposes, a foreclosure of any nonrecourse mortgage on any of our resorts may be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. In certain of the jurisdictions in which we operate, if any such foreclosure is treated as a sale of the property and the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we could recognize taxable income upon foreclosure but may not receive any cash proceeds.

In addition, any default under our mortgage debt obligations may increase the risk of default on our other indebtedness, including other mortgage debt. If this occurs, we may not be able to satisfy our obligations under our indebtedness, which could have a material adverse effect on us, including our financial condition, liquidity (including our future access to borrowing) and results of operations.

We may become subject to disputes or legal, regulatory or other proceedings that could involve significant expenditures by us, which could have a material adverse effect on us, including our financial results.

The nature of our business exposes us to the potential for disputes or legal, regulatory or other proceedings from time to time relating to tax matters, environmental matters, government regulations, including licensing and permitting requirements, personal injury, labor and employment matters, contract disputes and other issues. For example, the Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries for approximately $9.7 million as of March 31, 2017. In addition, amenities at our resorts, including restaurants, bars and swimming pools, are subject to significant regulations, and government authorities may disagree with our interpretations of these regulations, or may enforce regulations that historically have not been enforced. Such disputes, individually or collectively, could adversely affect our business by distracting our management from the operation of our business or impacting our market reputation with our guests. If these disputes develop into proceedings or judgments, these proceedings or judgments, individually or collectively, could distract our senior management, disrupt our business or involve significant expenditures and our reserves relating to ongoing proceedings, if any, may ultimately prove to be inadequate, any of which could have a material adverse effect on us, including our financial results.

Some of the resorts in our portfolio located in Mexico were constructed and renovated without certain approvals. The authority granted to the Mexican government is plenary and we can give no assurance it will not exercise its authority to impose fines, remediation measures or close part or all of the related resort(s), which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Some of the resorts in our portfolio were constructed and renovated without certain approvals at the time the construction and renovation work was carried out, as the prior owners of such resorts determined that such approvals were not required under the Mexican law. We can give no assurance that the Mexican authorities will have the same interpretation of Mexican law as the prior owners. The authority granted to the Mexican government in this regard is plenary and we can give no assurance the Mexican government will not exercise its authority to impose fines, to require us to perform remediation/restoration activities and/or to contribute to environmental trusts, and/or to close part or all of the related resort(s), which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

As of 1988, Mexican environmental laws were amended in order to establish that, among other things, any new hotel construction and certain renovations require the preparation of an environmental impact statement (“MIA”) in order to obtain an Environmental Impact Authorization (Resolutivo de Impacto Ambiental). Furthermore, since 2003 depending on each specific project, a supporting technical report (“ETJ”) is required to obtain an Authorization to Change the Use of Soil of Forestal Land (Autorización de Cambio de Uso de Suelo en Terrenos Forestales).

With respect to Real Resorts:

•	Two of the acquired resorts, Gran Caribe Resort and Hyatt Zilara Cancún, were built prior to implementation of the MIA in 1988 and, therefore, required no such authorization. However, certain renovations to these resorts were carried out after 1988 without an MIA because the prior owner determined that no authorization was needed pursuant to an exception in the Mexican law. We can give no assurance that the Mexican authorities will have the same interpretation of the applicability of the exception as the prior owner.

•	The remaining two resorts, Royal Playa del Carmen and Gran Porto Resort, were constructed after 1988 without the required MIA and ETJ authorizations. Notwithstanding the foregoing, those resorts were operated by the prior owner, and since our Predecessor’s acquisition have been operated by our Predecessor and us, with no interference in the normal course of business.

The consequences of failing to obtain the MIA and/or ETJ, as applicable, could result in fines of up to approximately $300,000, obligations to perform remediation/restoration activities and/or contribute to environmental trusts, and, in the case of a severe violation, a partial or total closing or a demolition of the relevant resort(s). Although we are not aware of closings or demolitions due to the failure to obtain the MIA and/or ETJ, no assurance can be given that such action will not be taken in the future.

Our wholly-owned subsidiary Playa Resorts Holding B.V. may be required to obtain a banking license and/or may be in violation of the prohibition to attract repayable funds as a result of issuing our Senior Notes due 2020 and borrowing under our Senior Secured Credit Facility, which could have a material adverse effect on us.

Under the Regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (the “CRR”), which took effect on January 1, 2014, there is uncertainty regarding how certain key terms in the CRR are to be interpreted.

If such terms are not interpreted in a manner that is consistent with current Dutch national guidance on which Playa Resorts Holding B.V. (our wholly-owned subsidiary) relies, Playa Resorts Holding B.V. could be categorized as a “credit institution” as a consequence of issuing our Senior Notes due 2020 and borrowing under our Senior Secured Credit Facility if it is deemed to be “an undertaking the business of which is to receive deposits or other repayable funds from the public and to grant credits for its own account.” This would require it to obtain a banking license and it could be deemed to be in violation of the prohibition on conducting the business of a bank without such a license. With respect to the borrowing under our Senior Secured Credit Facility, Playa Resorts Holding B.V. could also be deemed to be in violation of the prohibition on attracting repayable funds from the public. In each such case, it could, as a result, be subject to certain enforcement measures such as a warning and/or instructions by the regulator, incremental penalty payments (last onder dwangsom) and administrative fines (bestuurlijke boete), which all may be disclosed publicly by the regulator.

There is limited official guidance at the EU level as to the key elements of the definition of “credit institution,” such as the terms “repayable funds” and “the public.” The Netherlands legislature has indicated that, as long as there is no clear guidance at the EU level, it is to be expected that the current Dutch national interpretation of these terms will continue to be taken into account for the use and interpretation thereof. Playa Resorts Holding B.V. relies on this national interpretation to reach the conclusion that a requirement to obtain a banking license is not triggered, and that the prohibitions on conducting the business of a bank without such a license and on attracting repayable funds from the public have not been violated, on the basis that (i) each lender under our Senior Secured Credit Facility has extended loans to Playa Resorts Holding B.V. for an initial amount of at least the U.S. dollar equivalent of €100,000 or has assumed rights and/or obligations vis-à-vis Playa Resorts Holding B.V. the value of which is at least the U.S. dollar equivalent of €100,000 and (ii) all Senior Notes due 2020 issued by Playa Resorts Holding B.V. were in denominations which equal or are greater than the U.S. dollar equivalent of €100,000.

If European guidance is published on what constitutes “the public” as referred to in the CRR, and such guidance does not provide that the holder of a note of $150,000 or more, such as is the case with our Senior Notes due 2020, or the lenders under our Senior Secured Credit Facility, each providing a loan the initial amount of which exceeds the U.S. dollar equivalent of €100,000, are excluded from being considered part of “the public” and the current Dutch national interpretation of these terms is not considered to be “grandfathered,” then Playa Resorts Holding B.V. may be required to obtain a banking license, and/or may be deemed to be in violation of the prohibition on conducting the business of a bank without such a license and, with respect to our Senior Secured Credit Facility, the prohibition on attracting repayable funds from the public and, as a result may, in each case, be subject to certain enforcement measures as described above. If Playa Resorts Holding B.V. is required to obtain a banking license or becomes subject to such enforcement measures, we could be materially adversely affected.

We have identified, and our independent registered public accounting firm has communicated, two material weaknesses in our internal control over financial reporting as of December 31, 2016. Accordingly, our internal control over financial reporting and our monitoring controls and processes were not effective as of such date. These material weaknesses have not been remediated, and it will take time for us to develop, implement and test additional financial processes and controls. Accordingly, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of our Ordinary Shares.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis.

We have identified, and Deloitte & Touche LLP, the independent registered public accounting firm that audited our Predecessor’s consolidated financial statements as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 included in this Form S-4, has communicated, existing material weaknesses in our internal control over financial reporting as of December 31, 2016, as follows:

•	The company has not formalized its accounting policies and procedures or the associated internal controls (including the monitoring of such internal controls) to ensure accurate and consistent financial reporting in accordance with accounting principles generally accepted in the United States of America.

•	Our information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

These material weaknesses increase the risk of a material misstatement in our financial statements.

We have established informal controls and processes across the organization for purposes of supporting timely and accurate financial information, while the formalization of the internal control process is executed. During 2017, we are implementing formal policies, procedures, and internal controls, in order to ensure timely and accurate financial reporting in accordance with US GAAP. We believe this formalization, which includes the documentation and implementation of our accounting policies, procedures, and internal controls and the education of our employees will remediate this element of our material weakness. Additionally, upon the completion of formalizing our accounting policies, procedures and internal controls, management will begin to monitor the effectiveness of our internal controls, both within the Company and at our third-party service providers, to ensure that such internal controls have been implemented appropriately and operating effectively. We expect that our monitoring remediation efforts will begin during the second half of 2017.

The Company is not required to have, nor was our independent registered accounting firm engaged to perform an audit of our internal control over financial reporting. These material weaknesses above reflect the elements of the previously reported material weaknesses that are still not remediated as of March 31, 2017. These remaining material weaknesses increase the risk of a material misstatement in our financial statements.

The Company has engaged a third party consulting firm to assist the Company with the implementation of a global information technology solution designed to address the elements which give rise to our material weakness.

The results of operations of our resorts may be adversely affected by various operating risks common to the lodging industry, including competition, over-supply and dependence on tourism, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts are subject to various operating risks common to the lodging industry, many of which are beyond our control, including, among others, the following:

•	the availability of and demand for hotel and resort rooms;

•	over-building of hotels and resorts in the markets in which we operate, which results in increased supply and may adversely affect occupancy and revenues at our resorts;

•	pricing strategies of our competitors;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates or other income;

•	international, national, and regional economic and geopolitical conditions;

•	the impact of war, crime, actual or threatened terrorist activity and heightened travel security measures instituted in response to war, terrorist activity or threats (including Travel Advisories issued by the U.S. Department of State) and civil unrest;

•	the impact of any economic or political instability in Mexico due to unsettled political conditions, including civil unrest, widespread criminal activity, acts of terrorism, force majeure, war or other armed conflict, strikes and governmental actions;

•	the desirability of particular locations and changes in travel patterns;

•	the occurrence of natural or man-made disasters, such as earthquakes, tsunamis, hurricanes, and oil spills;

•	events that may be beyond our control that could adversely affect the reputation of one or more of our resorts or that may disproportionately and adversely impact the reputation of our brands or resorts;

•	taxes and government regulations that influence or determine wages, prices, interest rates, construction procedures, and costs;

•	adverse effects of a downturn in the lodging industry, especially leisure travel and tourism spending;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	necessity for periodic capital reinvestment to maintain, repair, expand, renovate and reposition our resorts;

•	the costs and administrative burdens associated with compliance with applicable laws and regulations, including, among others, those associated with privacy, marketing and sales, licensing, labor, employment, the environment, and the U.S. Department of the Treasury’s Office of Foreign Asset Control and the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	the availability, cost and other terms of capital to allow us to fund investments in our portfolio and the acquisition of new resorts;

•	regional, national and international development of competing resorts;

•	increases in wages and other labor costs, energy, healthcare, insurance, transportation and fuel, and other expenses central to the conduct of our business or the cost of travel for our guests, including recent increases in energy costs and any resulting increase in travel costs or decrease in airline capacity;

•	availability, cost and other terms of insurance;

•	organized labor activities, which could cause the diversion of business from resorts involved in labor negotiations, loss of group business, and/or increased labor costs;

•	currency exchange fluctuations;

•	trademark or intellectual property infringement; and

•	risks generally associated with the ownership of hotels, resorts and real estate, as we discuss in detail below.

Any one or more of these factors could limit or reduce the demand for our resorts or the prices our resorts are able to obtain or could increase our costs and therefore reduce the operating results of our resorts. Even where such factors do not reduce demand, resort-level profit margins may suffer if we are unable to fully recover increased operating costs from our guests. These factors could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The seasonality of the lodging industry could have a material adverse effect on us, including our revenues.

The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean will generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters. We can provide no assurances that these seasonal fluctuations will, in the future, be consistent with our historical experience or whether any shortfalls that occur as a result of these fluctuations will not have a material adverse effect on us.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Net Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. Further, the costs of running a resort tend to be more fixed than variable. As a result, in an environment of declining revenue, the rate of decline in earnings is likely to be higher than the rate of decline in revenue.

The increasing use of Internet travel intermediaries by consumers could have a material adverse effect on us, including our financial results.

Some of our vacation packages are booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these Internet travel intermediaries are attempting to offer lodging as a commodity, by increasing the importance of price and general indicators of quality, such as “three-star downtown hotel,” at the expense of brand identification or quality of product or service. If consumers develop brand loyalties to Internet reservations systems rather than to the Hyatt All-Inclusive Resort Brands and the other brands under which our resorts are operated, the value of our resorts could deteriorate and we could be materially and adversely affected, including our financial results.

Cyber risk and the failure to maintain the integrity of internal or guest data could harm our reputation and result in a loss of business and/or subject us to costs, fines, investigations, enforcement actions or lawsuits.

We, Hyatt and our third-party resort manager collect, use and retain large volumes of guest data, including credit card numbers and other personally identifiable information, for business, marketing, and other purposes in our, Hyatt’s and our third-party resort manager’s various information technology systems, which enter, process, summarize and report such data. We also maintain personally identifiable information about our employees. We, Hyatt and our third-party resort manager store and process such internal and guest data both at on-site facilities and at third-party owned facilities including, for example, in a third-party hosted cloud environment. The integrity and protection of our guest, employee and company data, as well as the continuous operation of our, Hyatt’s and our third-party resort manager’s systems, is critical to our business. Our guests and employees expect that we will adequately protect their personal information. The regulations and contractual obligations applicable to security and privacy are increasingly demanding, both in the United States and in other jurisdictions where we operate, and cyber-criminals have been recently targeting the lodging industry. We will develop and enhance controls and security measures to protect against the risk of theft, loss or fraudulent or unlawful use of guest, employee or company data, and we will maintain an ongoing process to re-evaluate the adequacy of our controls and measures. Notwithstanding our efforts, because of the scope and complexity of their information technology structure, our reliance on third parties to support and protect our structure and data, and the constantly evolving cyber-threat landscape, our systems may be vulnerable to disruptions, failures, unauthorized access, cyber-terrorism, employee error, negligence, fraud or other misuse. These or similar occurrences, whether accidental or intentional, could result in theft, unauthorized access or disclosure, loss, fraudulent or unlawful use of guest, employee or company data which could harm our reputation or result in a loss of business, as well as remedial and other costs, fines, investigations, enforcement actions, or lawsuits. As a result, future incidents could have a material impact on our business and adversely affect our financial condition, liquidity and results of operations.

We face risks related to pandemic diseases, including avian flu, H1N1 flu, H7N9 flu, Ebola virus and Zika virus, which could materially and adversely affect travel and result in reduced demand for our resorts and could have a material adverse effect on us.

Our business could be materially and adversely affected by the effect of, or the public perception or a risk of, a pandemic disease on the travel industry. For example, the outbreaks of severe acute respiratory syndrome (“SARS”) and avian flu in 2003 had a severe impact on the travel industry, and the outbreaks of H1N1 flu in 2009 threatened to have a similar impact. Recently, cases of the Zika virus have been reported in regions in which our resorts are located. Additionally, the public perception of a risk of a pandemic or media coverage of these diseases, particularly if focused on regions in which our resorts are located, may adversely affect us by reducing demand for our resorts. A prolonged occurrence of SARS, avian flu, H1N1 flu, H7N9 flu, Ebola virus, Zika virus or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could result in a significant drop in demand for our resorts and could have a material adverse effect on us.

We may be subject to unknown or contingent liabilities related to our existing resorts or resorts that we acquire, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts or resorts that we may in the future acquire may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to our existing resorts and any future acquisitions of resorts by us may not survive the closing of the transactions. Furthermore, indemnification under such agreements may not exist or be limited and subject to various exceptions or materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the transferors or sellers of their representations and warranties or other prior actions by the sellers. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these resorts may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may materially and adversely affect us, including our business, financial condition, liquidity, results of operations and prospects.

Conducting business internationally may result in increased risks and any such risks could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We operate our business internationally and plan to continue to develop an international presence. Operating internationally exposes us to a number of risks, including political risks, risks of increase in duties and taxes, risks relating to anti-bribery laws, such as the FCPA, as well as changes in laws and policies affecting vacation businesses, or governing the operations of foreign-based companies. Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks. Additional risks include interest rate movements, imposition of trade barriers and restrictions on repatriation of earnings. Any of these risks could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We could be exposed to liabilities under the FCPA and other anti-corruption laws and regulations, including non-U.S. laws, any of which could have a material adverse impact on us, including our business, financial condition, liquidity, results of operations and prospects.

We have international operations, and as a result are subject to compliance with various laws and regulations, including the FCPA and other anti-corruption laws in the jurisdictions in which we do business, which generally prohibit companies and their intermediaries or agents from engaging in bribery or making improper payments to foreign officials or their agents or other entities. The FCPA also requires companies to make and keep books and records and accounts which, in reasonable detail, reflect their transactions, including the disposition of their assets. We have implemented, and will continue to evaluate and improve, safeguards and policies designed to prevent violations of various anti-corruption laws that prohibit improper payments or offers of payments to foreign officials or their agents or other entities for the purpose of conducting business, and we are in the process of expanding our training program. The countries in which we own resorts have experienced governmental corruption to some degree and, in certain circumstances, compliance with anti-corruption laws may conflict with local customs and practices. Despite existing safeguards and any future improvements to our policies and training, we will be exposed to risks from deliberate, reckless or negligent acts committed by our employees or agents for which we might be held responsible. Failure to comply with these laws or our internal policies could lead to criminal and civil penalties and other legal and regulatory liabilities and require us to undertake remedial measures, any of which could have a material adverse impact on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts or resorts that we may acquire may contain or develop harmful mold that could lead to liability for adverse health effects and costs of remediating the problem, either of which could have a material adverse effect on us, including our results of operations.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the resorts in our portfolio or resorts that we may acquire may contain microbial matter, such as mold and mildew, which could require us to undertake a costly remediation program to contain or remove the mold from the affected resort. Furthermore, we can provide no assurances that we will be successful in identifying harmful mold and mildew at resorts that we seek to acquire, which could require us to take remedial action at acquired resorts. The presence of significant mold could expose us to liability from guests, employees and others if property damage or health concerns arise, which could have a material adverse effect on us, including our results of operations.

Climate change may adversely affect our business, which could materially and adversely affect us, including our financial condition, liquidity and results of operations.

To the extent that climate change does occur, we may experience changes in the frequency, duration and severity of extreme weather events and changes in precipitation and temperature, which may result in physical damage or a decrease in demand for our properties, all of which are located in coastal beachfront locations that are vulnerable to significant property damage from severe weather events, including hurricanes. Should the impact of climate change be material in nature, we could be materially and adversely affected, including our financial condition, liquidity and results of operations. In addition, changes in applicable legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of the properties in order to comply with such regulations. Actual or anticipated losses resulting from the consequences of climate change could also impact the cost or availability of insurance.

Illiquidity of real estate investments could significantly impede our ability to sell resorts or otherwise respond to adverse changes in the performance of our resorts, which could have a material adverse effect on us, including our financial results.

Because real estate investments are relatively illiquid, our ability to sell one or more resorts promptly for reasonable prices in response to changing economic, financial and investment conditions will be limited. The real estate market is affected by many factors beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest and tax rates and in the availability and cost and other terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, widespread criminal activity, and acts of nature, including hurricanes, earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

We may decide to sell resorts in the future. We cannot predict whether we will be able to sell any resort for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a resort.

During the recent economic recession, the availability of credit to purchasers of hotels and resorts and financing structures, such as commercial mortgage-backed securities, which had been used to finance many hotel and resort acquisitions in prior years, was reduced. Subsequent to such economic recession, such credit availability and financing structures have been inconsistent from time to time. If financing for hotels and resorts is not available on attractive terms or at all, it will adversely impact the ability of third parties to buy our resorts. As a result, we may hold our resorts for a longer period than we would otherwise desire and may sell resorts at a loss.

In addition, we may be required to expend funds to correct defects or to make improvements before a resort can be sold. We can provide no assurances that we will have funds available, or access to such funds, to correct those defects or to make those improvements. In acquiring a resort, we may agree to lock-out provisions or tax protection agreements that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our resorts or a need for liquidity could materially and adversely affect us, including our financial results.

We could incur significant costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts are subject to various international, national, regional and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of property, to perform or pay for the clean-up of contamination (including hazardous substances, waste, or petroleum products) at, on, under or emanating from our property and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused, such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it was or became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell resorts. Contamination at, on, under or emanating from our resorts also may expose us to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our resorts, environmental laws also may impose restrictions on the manner in which our property may be used or our business may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, our resorts are subject to various international, national, regional and local environmental, health and safety regulatory requirements that address a wide variety of issues. Some of our resorts routinely handle and use hazardous or regulated substances and wastes as part of their operations, which are subject to regulation (e.g., swimming pool chemicals). Our resorts incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable laws.

Liabilities and costs associated with contamination at, on, under or emanating from our properties, defending against claims, or complying with environmental, health and safety laws could be significant and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. We can provide no assurances that (i) changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or (ii) the current environmental condition of our resorts will not be affected by our operations, by the condition of the resorts in the vicinity of our resorts, or by third parties unrelated to us. The discovery of material environmental liabilities at our resorts could subject us to unanticipated significant costs, which could result in significant losses. Please see “Risk Factors—Risks Related to our Business—We may become subject to disputes or legal, regulatory or other proceedings that could involve significant expenditures by us, which could have a material adverse effect on us, including our financial results” as to the possibility of disputes or legal, regulatory or other proceedings that could adversely affect us.

The tax laws, rules and regulations (or interpretations thereof) in the jurisdictions in which we operate may change, which could have a material adverse effect on us, including our financial results.

We generally seek to structure our business activities in the jurisdictions in which we operate in a manner that is tax-efficient, taking into account the relevant tax laws, rules and regulations. However, tax laws, rules and regulations in these jurisdictions are complex and are subject to change as well as subject to interpretation by local tax authorities and courts. There can be no assurance that these tax laws, rules and regulations (or interpretations thereof) will not change, possibly with retroactive effect, or that local tax authorities may not otherwise successfully assert positions contrary to those taken by us. In any such case, we may be required to operate in a less tax-efficient manner, incur costs and expenses to restructure our operations and/or it owe past taxes (and potentially interest and penalties), which in each case could negatively impact our operations For example, an increase in the value-added tax (“VAT”) rate in certain regions of Mexico at the end of 2013 negatively impacted our Predecessor’s financial results, and we are awaiting a final conclusion on an $9.7 million tax assessment in Mexico (valued as of March 31, 2017), and we are currently in discussions with The Ministry of Finance of the Dominican Republic to finalize our Advanced Pricing Agreement for 2016 and forward and there is no certainty that the approved tax arrangements in this jurisdiction will be similar to previous years. Please see the section entitled “Legal Proceedings” of this Prospectus/Offer to Exchange and Note 6 “Segment Information” to our Predecessor’s 2016 Consolidated Financial Statements. Moreover, there can be no assurance that any reserves we may establish in the future for any potential liabilities related to our tax positions will be sufficient.

Increases in property taxes would increase our operating costs, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Each of our resorts is subject to real and personal property taxes. These taxes may increase as tax rates change and as our resorts are assessed or reassessed by taxing authorities. If property taxes increase, we would incur a corresponding increase in our operating expenses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Risks Related to Ownership of Our Ordinary Shares

Our results of operations may differ significantly from the unaudited pro forma financial data included in this document.

This document includes our unaudited pro forma condensed combined financial statements following the Business Combination. Our unaudited pro forma condensed combined statement of operations combines the historical results of operations of Pace for the year ended December 31, 2016 with the historical results of operations of our Predecessor for the year ended December 31, 2016, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2016. Our unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Pace and our Predecessor as of December 31, 2016 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of us. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

The rights of our shareholders and the duties of our directors are governed by Dutch law, our Articles of Association and internal rules and policies adopted by our Board, and differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a U.S. corporation.

Our corporate affairs, as a Dutch public limited liability company (naamloze vennootschap), are governed by our Articles of Association, internal rules and policies adopted by our Board and by the laws governing companies incorporated in the Netherlands. The rights of our shareholders and the duties of our directors under Dutch law are different from the rights of shareholders and/or the duties of directors of a corporation organized under the laws of U.S. jurisdictions. In the performance of its duties, our Board is required by Dutch law to consider our interests and the interests of our shareholders, our employees and other stakeholders (e.g., our creditors, guests and suppliers) as a whole and not only those of our shareholders, which may negatively affect the value of your investment.

In addition, the rights of our shareholders, including for example the rights of shareholders as they relate to the exercise of shareholder rights, are governed by Dutch law and our Articles of Association and such rights differ from the rights of shareholders under U.S. law. For example, if we engaged in a merger, Dutch law would not grant appraisal rights to any of our shareholders who wished to challenge the consideration to be paid to them upon such merger (without prejudice, however, to certain cash exit rights offered under Dutch law in certain circumstances).

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands.

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands. The ability of our shareholders in certain countries other than the Netherlands to bring an action against us, our directors and executive officers may be limited under applicable law. In addition, substantially all of our assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon us or our directors and executive officers or to enforce judgments against us or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on us or any of our directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this Prospectus/Offer to Exchange, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, it is noted that the Hague Convention on Choice of Court Agreements entered into force for the Netherlands, but has not entered into force for the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to a foreign judgment if (i) the jurisdiction of the foreign court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the foreign court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order, and (iv) the judgment by the foreign court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. Even if such a foreign judgement is given binding effect, a claim based thereon may, however, still be rejected if the foreign judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against us or our directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the our Articles of Association, and certain other contractual arrangements between us and our directors, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of our directors in the United States under U.S. securities laws.

We do not anticipate paying dividends on our Ordinary Shares.

Our Articles of Association prescribe that some or all of our profits or reserves appearing from our annual accounts adopted by our general meeting of shareholders (the “General Meeting”) may be distributed to the holders of our Ordinary Shares, subject to the appropriate record date, by the General Meeting at the proposal of our Board or, in the absence of such Board proposal, by the General Meeting with at least two-thirds of the votes cast. We will have power to make distributions to shareholders only to the extent that our equity exceeds the sum of the paid and called-up portion of its share capital and the reserves that must be maintained in accordance with provisions of Dutch law or our Articles of Association. We may not make any distribution of profits on shares held by us as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of our shareholders. Our Board determines whether and how much of the profit shown in the adopted annual accounts it will reserve and the manner and date of any dividend. All calculations to determine the amounts available for dividends will be based on our company-only annual accounts, which may be different from its consolidated financial statements, such as those included in this Prospectus/Offer to Exchange. In addition, our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and we have no plan to declare or pay any dividends in the foreseeable future on our Ordinary Shares. We currently intend to retain our capital resources for reinvestment in our business.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us.

Each of Pace Sponsor, Cabana and HI Holdings Playa own a significant portion of our Ordinary Shares and have representation on our Board. Pace Sponsor, Cabana and Hyatt may have interests that differ from those of other shareholders.

Approximately 7% of our outstanding Ordinary Shares are beneficially owned by Pace Sponsor. In addition, three of our directors were designated by Pace Sponsor. As a result, Pace Sponsor may be able to significantly influence the outcome of matters submitted for director action, subject to our directors’ obligation to act in the interest of all of our stakeholders, and for shareholder action, including the designation and appointment of our Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. So long as Pace Sponsor continues to directly or indirectly own a significant amount of our outstanding equity interests and one or more individuals affiliated with Pace Sponsor are members of our Board and/or one or more committees thereof, Pace Sponsor may be able to exert substantial influence on us and may be able to exercise its influence in a manner that is not in the interests of our other stakeholders. Pace Sponsor’s influence over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Ordinary Shares. Additionally, Pace Sponsor is in the business of making investments in companies and owning real estate, and Pace Sponsor may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Pace Sponsor may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. Prospective investors in our Ordinary Shares should consider that the interests of Pace Sponsor may differ from their interests in material respects.

Approximately 29% of our outstanding Ordinary Shares are beneficially owned by Cabana. In addition, two of our directors were designated by Cabana. So long as Cabana and/or its affiliates continue to directly or indirectly own a significant amount of our outstanding equity interests and one or more individuals designated by Cabana are members of our Board and/or one or more committees thereof, both Cabana and Farallon, an affiliate of Cabana, may be able to exert substantial influence on us and may be able to exercise its influence in a manner that is not in the interests of our other stakeholders. Cabana’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Ordinary Shares. Additionally, Farallon advised funds are in the business of making investments in companies and owning other hotels, and Farallon advised funds may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Farallon may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. Prospective investors in our Ordinary Shares should consider that the interests of Farallon and Cabana may differ from their interests in material respects.

Approximately 12% of our outstanding Ordinary Shares are beneficially owned by HI Holdings Playa. In addition, one of our directors was designated by HI Holdings Playa and is currently an employee of Hyatt. As a result, HI Holdings Playa and Hyatt may be able to influence the outcome of matters submitted for director action, subject to or directors’ obligation to act in the interest of all of our stakeholders, and for shareholder action, including the designation of our Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. HI Holdings Playa’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Ordinary Shares. Additionally, Hyatt owns and franchises other hotels, and Hyatt may from time to time acquire and hold interests in, subject to the Hyatt Strategic Alliance Agreement, businesses that compete directly or indirectly with us or that supply us and/or its subsidiaries with goods and services. Hyatt may also pursue acquisition opportunities that may be complementary to or competitive with our business, and as a result those acquisition opportunities may not be available to us. Also, the loss of any Hyatt Resort Agreement or the Hyatt Strategic Alliance Agreement is likely to have a material adverse effect on us. Prospective investors in our Ordinary Shares should consider that the interests of Hyatt and HI Holdings Playa may differ from their interests in material respects.

Provisions of our Articles of Association or Dutch corporate law might deter or discourage acquisition bids for us that shareholders might consider to be favorable and prevent or frustrate any attempt to replace or remove the Playa Board at the time of such acquisition bid.

Certain provisions of our Articles of Association may make it more difficult for a third party to acquire control of us or effect a change in the Playa Board. These provisions include:

•	A provision that our directors are appointed by our General Meeting at the binding nomination of the Playa Board. Such binding nomination may only be overruled by the General Meeting by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of our issued share capital.

•	Our shareholders at a General Meeting may suspend or remove directors at any time. A resolution of our General Meeting to suspend or remove a director may be passed by a majority of the votes cast, provided that the resolution is based on a proposal by the Playa Board. In the absence of a proposal by the Playa Board, a resolution of our General Meeting to suspend or remove a director shall require a vote of at least a majority of the votes cast, if such votes represent more than 50% of our issued share capital.

•	A requirement that certain actions can only be taken by the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal by the Playa Board, including an amendment of our Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, the application for bankruptcy, the making of a distribution from our profits or reserves on our Ordinary Shares, the making of a distribution in the form of shares in our capital or in the form of assets, instead of cash, the entering into of a merger or demerger, our dissolution and the designation or granting of authorizations such as the authorization to issue shares and to limit or exclude preemptive rights. Our General Meeting adopted a resolution to grant such authorizations to the Playa Board. See “Description of Capital Stock.”

•	A provision prohibiting (a) a “Brand Owner” (which generally means a franchisor, licensor or owner of a hotel concept or brand that has at least 12 all-inclusive resorts and that competes with any Hyatt All-Inclusive Resort Brand resort) from acquiring our Ordinary Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of our outstanding shares, or (b) a “Restricted Brand Company” (defined as each of Marriott International, Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors) from acquiring our Ordinary Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess Ordinary Shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend our General Meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our Articles of Association to transfer the excess shares to a foundation (in exchange for depositary receipts for such shares issued to the Brand Owner or Restricted Brand Company concerned, until sold to an unaffiliated third party.

Such provisions could discourage a takeover attempt and impair the ability of shareholders to benefit from a change in control and realize any potential change of control premium. This may adversely affect the market price of the Ordinary Shares.

Our General Meeting authorized the Playa Board to issue and grant rights to subscribe for our Ordinary Shares, up to the amount of the authorized share capital (from time to time) and limit or exclude preemptive rights on those shares, in each case for a period of five years from the date of the resolution. Accordingly, an issue of our Ordinary Shares may make it more difficult for a shareholder or potential acquirer to obtain control over our General Meeting or us.

Provisions of our franchise agreements with Hyatt might deter acquisition bids for us that shareholders might consider to be favorable and/or give Hyatt the right to terminate such agreements if certain persons obtain and retain more than a specified percentage of our Ordinary Shares.

Certain provisions of our franchise agreements with Hyatt may make it more difficult for certain third parties to acquire more than a specified percentage of issued Ordinary Shares. Our franchise agreements with Hyatt and the our Articles of Association both contain a provision prohibiting (a) a Brand Owner from acquiring issued Ordinary Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of issued and outstanding Ordinary Shares, and (b) a Restricted Brand Company from acquiring issued Ordinary Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of issued and outstanding Ordinary Shares. Upon becoming aware of either share cap being exceeded, we must send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess Ordinary Shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of Ordinary Shares exceeding the share cap. If such excess Ordinary Shares are not disposed by such time, (i) the Shareholder Rights on all Ordinary Shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our Articles of Association to transfer the excess Ordinary Shares to a foundation until sold to an unaffiliated third party. Our franchise agreements provide that, if the excess Ordinary Shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with us by providing the notice specified in the franchise agreement to us and we will be subject to liquidated damage payments to Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in us, we will be required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of our Ordinary Shares.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in our implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. In fact, such testing has revealed deficiencies in our Predecessor’s internal control over financial reporting that are deemed to be material weaknesses. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our Ordinary Shares.

We are required to disclose changes made in its internal controls and procedures on a quarterly basis and our management is required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

The market price and trading volume of our Ordinary Shares may be volatile and could decline significantly.

The stock markets, including the NASDAQ on which our Ordinary Shares are listed under the symbol “PLYA” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Ordinary Shares, the market price of our Ordinary Shares may be volatile and could decline significantly. In addition, the trading volume in our Ordinary Shares may fluctuate and cause significant price variations to occur. If the market price of our Ordinary Shares declines significantly, you may be unable to resell your Ordinary Shares at or above the market price of our Ordinary Shares at the market price at which you purchased such Ordinary Shares. We cannot assure you that the market price of our Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this Prospectus/Offer to Exchange;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NASDAQ;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of our Ordinary Shares;

•	publication of research reports about us, our resorts, the all-inclusive segment of the lodging industry or the lodging industry generally;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our Ordinary Shares and may be dilutive to existing shareholders.

In the future, we may incur debt or issue equity ranking senior to our Ordinary Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Ordinary Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Ordinary Shares and be dilutive to existing shareholders.

Our shareholders may not have any preemptive rights in respect of future issuances of our Ordinary Shares.

In the event of an increase in our share capital, our ordinary shareholders are generally entitled under Dutch law to full preemptive rights, unless these rights are limited or excluded either by a resolution of the General Meeting or by a resolution of the Playa Board (if the Playa Board has been authorized by the General Meeting for this purpose), or where shares are issued to our employees or a group company (i.e., certain affiliates, subsidiaries or related companies) or where shares are issued against a non-cash contribution, or in case of an exercise of a previously acquired right to subscribe for shares. The same preemptive rights apply when rights to subscribe for shares are granted.

Preemptive rights may be excluded by the Playa Board on the basis of the irrevocable authorization of the General Meeting to the Playa Board for a period of five years from the date of this authorization with respect to the issue of our Ordinary Shares up to the amount of the authorized share capital (from time to time). The General Meeting has delegated the authority to issue our Ordinary Shares and grant rights to subscribe for our Ordinary Shares up to the amount of our authorized share capital (from time to time) to the Playa Board for that same period.

Accordingly, holders of our Ordinary Shares may not have any preemptive rights in connection with, and may be diluted by an issue of our Ordinary Shares and it may be more difficult for a shareholder to obtain control over our General Meeting. Certain of our shareholders outside the Netherlands, in particular, U.S. shareholders, may not be allowed to exercise preemptive rights to which they are entitled, if any, unless a registration statement under the Securities Act is declared effective with respect to our Ordinary Shares issuable upon exercise of such rights or an exemption from the registration requirements is available.

We are not obligated to and do not comply with all the best practice provisions of the Dutch Corporate Governance Code (“DCGC”). This could adversely affect your rights as a shareholder.

As we are incorporated under Dutch law and our Ordinary Shares have been listed on a stock exchange (i.e., the NASDAQ), we are subject to the DCGC. The DCGC contains both principles and best practice provisions for the Playa Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our annual management report publicly filed in the Netherlands, whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting NASDAQ requirement or U.S. market practice), we are required to explain the reasons for such non-compliance in its management report.

We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of the NASDAQ and U.S. securities laws that apply to us, or because we believe such provisions do not reflect customary practices of global companies listed on the NASDAQ. This could adversely affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

We are an “emerging growth company,” and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following September 16, 2020, the fifth anniversary of Pace’s initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, we have chosen to “opt out” of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We cannot predict if investors will find our Ordinary Shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our Ordinary Shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our Ordinary Shares and the market price and trading volume of our Ordinary Shares may be more volatile and decline significantly.

We are incurring increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ, the Dutch Financial Supervision Act, the Dutch Financial Reporting Supervision Act (Wet op het financieel toezicht), the DCGC and other applicable securities rules and rules and regulations promulgated under the foregoing impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives and corporate governance practices.

These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices and control environment process improvements.

If, based on Mexican law, the accounting value of our Ordinary Shares is derived more than 50% from property in Mexico, it could result in the imposition of tax on a selling shareholder who is not eligible to claim benefits under the income tax treaty between Mexico and the United States or under any other favorable income tax treaty with Mexico.

According to article 161 of the Income Tax Law of Mexico, the transfer by a nonresident of Mexico of shares in an entity where the accounting value of the transferred shares is derived, directly or indirectly, from more than 50% from immovable property located in Mexico could be subject to Mexican income tax. The applicable Mexican law does not provide for the method to be followed in making this calculation. The income tax rate in Mexico for the disposal of shares by nonresidents is currently either 25% of the gross sale proceeds or, if certain conditions are met, 35% of the net gain. Withholding of 25% of gross sale proceeds is required of the buyer only if the latter is a Mexican resident. A nonresident subject to tax under article 161 may be eligible to claim exemption from taxation or a reduced tax rate under an applicable income tax treaty with Mexico, such as the income tax treaty between Mexico and the United States. A determination of whether the accounting value of our Ordinary Shares is derived, directly or indirectly, more than 50% from immovable property located in Mexico is subject to interpretations of the applicable law and will be affected by various factors with regard to us that may change over time. If, at the time of a transfer of our Ordinary Shares, the accounting value of our Ordinary Shares is derived, directly or indirectly, from more than 50% from immovable property located in Mexico and article 161 were applied to such transfer, it could result in the imposition of the above mentioned tax on a selling shareholder who is not eligible to claim benefits under the income tax treaty between Mexico and the United States or under any other favorable income tax treaty with Mexico.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares at a ratio 10% lower than the ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding after the expiration of the Offer to exchange each of their Warrants for 0.09 Ordinary Shares. This represents a ratio of Ordinary Shares per Warrant that is 10% less than the ratio applicable to the Offer. However, even though as a result of the approval of the Warrant Amendment we intend to require an exchange of all remaining outstanding Warrants, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants. The Private Warrant holders have collectively agreed to tender approximately 96% of the Private Warrants. Therefore, if holders of approximately 49% of the remaining outstanding Warrants agree to tender, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.” If adopted, we currently intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants to receive approximately 10% fewer shares than if they had tendered their warrants in the offer.

Our Warrants may be exchanged for Ordinary Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

The exchange of the Warrants will result in the issuance of additional Ordinary Shares, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Ordinary Shares. To the extent such Warrants are exercised, additional Ordinary Shares will be issued. These issuances of Ordinary Shares will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Soliciation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Ordinary Shares in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Ordinary Shares and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Ordinary Shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares.” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of Ordinary Shares offered in the Offer is fixed and will not be adjusted. The market price of our Ordinary Shares may fluctuate, and the market price of the Ordinary Shares when we deliver the Ordinary Shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of Ordinary Shares for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Ordinary Shares or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of the Ordinary Shares when we deliver Ordinary Shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Ordinary Shares could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Ordinary Shares in exchange for Warrants, or during any extension of the Offer Period.

The liquidity of the Warrants that are not exchanged may be reduced.

It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “¯The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares at a ratio 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the amount of the Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. In addition, as discussed below, our Public Warrants may be removed from quotation on NASDAQ. As a result, investors in our Public Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our shareholders to sell our Public Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

NASDAQ may delist our Public Warrants from trading on its exchange, which could limit Public Warrant holders’ ability to make transactions in our Public Warrants.

It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “¯The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Ordinary Shares at a ratio that is 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Public Warrants will continue to be listed on NASDAQ in the future. As of May 18, 2017, we estimate there were 1,799 beneficial holders of our Public Warrants. In order to continue listing our Public Warrants on the NASDAQ Capital Market, there must be a minimum of at least two registered and active market makers for our Public Warrants. If a sufficient number of our Public Warrant holders exchange their Public Warrants for Ordinary Shares in the Offer, there may no longer be at least two registered and active market makers for our Public Warrants as required by NASDAQ, and NASDAQ could delist our Public Warrants.

If NASDAQ delists our Public Warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our Public Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Public Warrants could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Public Warrants;

•	reduced liquidity for the Public Warrants;

•	a determination that our Public Warrants are a “penny stock” which will require brokers trading in our Warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Public Warrants; and

•	the risk that market makers that initially make a market in our unexchanged Public Warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.1 Ordinary Shares in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares in the exchange.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that all outstanding Warrants be converted into Ordinary Shares at a ratio of 0.09 Ordinary Shares per Warrant, which is a ratio 10% less than the ratio applicable to the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment.

Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by June 28, 2017 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Corporate Information

We were formed under the name “Porto Holdco B.V.” as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in the Netherlands on December 9, 2016 in order to effect a business combination that replicated the economics of a merger between Pace and our Predecessor. On March 10, 2017, we converted from a Dutch private company with limited liability into a Dutch limited liability company (naamloze vennootschap) and on March 11, 2017, we completed the Business Combination and we changed our name to Playa Hotels & Resorts N.V.

We are a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. We own a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. We believe that our properties are among the finest all-inclusive resorts in the markets they serve. All of our resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Our guests also have the opportunity to purchase upgrades from us such as premium rooms, dining experiences, wines and spirits and spa packages.

Our registered offices are located at Prins Bernhardplein 200 1097 JB Amsterdam, the Netherlands, and our telephone number at such offices is +31 20 521 49 62, and our web address is www.playaresorts.com. We do not intend for information contained in our website to be a part of this Prospectus/Offer to Exchange. Our Ordinary Shares are listed on NASDAQ under the symbol “PLYA,” and our Public Warrants are listed on NASDAQ under the symbol “PLYAW.”

Warrants Subject to the Offer

The Public Warrants were issued to former shareholders of Pace as consideration in the Business Combination, which entitle such Public Warrant holders to purchase one-third of one ordinary share for a purchase price of one-third of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants are listed on NASDAQ under the symbol “PLYAW.” As of May 22, 2017, 45,000,000 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,500,000 of our Ordinary Shares in exchange for the Public Warrants.

The Private Warrants were issued to former holders of certain privately placed warrants of Pace and the former shareholders of our Predecessor as consideration in the Business Combination, which entitle such Private Warrant holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments pursuant to the Warrant Agreement. As of May 22, 2017, 2017, 22,000,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,200,000 of our Ordinary Shares in exchange for the Private Warrants.

The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer

Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire by their terms on March 11, 2022.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of the Ordinary Shares issuable upon exchange of a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend this Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in this Registration Statement on Form S-4.

Partial Exchange Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Ordinary Shares on the NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Conditions to the Offer and Consent Solicitation

The Offer is conditioned upon the following:

•	the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer; and

•	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants.

The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Ordinary Shares upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer, and providing your consent to the Warrant Amendment, will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange—Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange—Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange—Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if the Ordinary Shares to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such Warrants as part of completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC participants accepting the Offer may transmit their acceptance to DTC through ATOP. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such Warrants as part of completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within three days that the NASDAQ is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Ordinary Shares for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our reasonable discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Ordinary Shares are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to June 28, 2017 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn.

If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer and Consent Solicitation—Procedure for Tendering Warrants for Exchange—Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later time and date to which we may extend. The Ordinary Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Computershare Trust Company, N.A. confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Playa Board approved the Offer and Consent Solicitation on May 11, 2017. A special committee of the Playa Board, consisting of only independent directors that do not beneficially own any Warrants, directly or indirectly, after consulting with an independent financial advisor, determined that the exchange ratio of 0.1 Ordinary Shares for each Warrant offered to holders of the Private Warrants was fair to holders of our Ordinary Shares.

The purpose of the Offer and Consent Solicitation is to attempt to simplify our corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Ordinary Shares in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others,” “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities” and “Certain Relationships and Related Person Transactions”, there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the Warrants. The following table lists the Warrants beneficially owned by our directors, executive officers and other affiliates or related persons (all of which are Private Warrants) as of May 22, 2017:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
HI Holdings Playa B.V.	1,738,806	2.6%
Cabana Investors B.V.	4,119,523	6.1%
Playa Four Pack L.L.C	262,985	*
Bruce D. Wardinski	254,660	*
TPG Pace Sponsor LLC	14,666,667	21.9%

*	Less than one percent.
(1)	Determined based on 67,000,000 Warrants, representing 45,000,000 Public Warrants and 22,000,000 Private Warrants outstanding as of May 22, 2017.

Each of Bruce D. Wardinski, our Chief Executive Officer, HI Holdings Playa, Cabana and Pace Sponsor has agreed to tender his or its Private Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to a Tender and Support Agreement entered into with the Company, dated as of May 22, 2017 (the “Tender and Support Agreement”), provided that each such person shall make such tender and consent conditioned on more than 50% of the Public Warrants having been tendered to the Company in the Offer. Such agreement covers approximately 96% of the Private Warrants and approximately 31% of the Warrants. Therefore, if holders of approximately 49% of the remaining outstanding Warrants agree to tender, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. None of such individuals or entities will receive any benefit by virtue of such exchange that is not shared on a pro rata basis with other holders of the same type of Warrants exchanged pursuant to the Offer. Each of the persons and entities listed above is a party to a Company Founder Warrants Agreement with us, pursuant to which we made certain representations and warranties about the Company.

Market Price, Dividends and Related Shareholder Matters

Market Price of Ordinary Shares and Warrants

Currently, our Ordinary Shares are listed on the NASDAQ under the symbol “PLYA”, and our Public Warrants are listed on the NASDAQ under the symbol “PLYAW.”

Historical market price information regarding our Ordinary Shares and Public Warrants is not provided because our Ordinary Shares and Public Warrants commenced trading on March 12, 2017, so as of the date of this Prospectus/Offer to Exchange, our Ordinary Shares and Public Warrants have not traded for a full quarterly period.

Holders

As of May 18, 2017, there were approximately 59 holders of record of our Ordinary Shares, approximately 1 holder of record of our Public Warrants, and approximately 7 holders of record of our Private Warrants. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividends

We have never paid cash dividends on our Ordinary Shares and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the Playa Board and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors deems relevant.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Ordinary Shares, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1.9 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Computershare Trust Company N.A. has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Georgeson LLC has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Deutsche Bank Securities Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of Playa, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of Playa and its affiliates.

You will not be required to pay any fees or commissions to Playa, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and in the sections of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions” and “Description of Securities”, and as set forth in our Articles of Association, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Tender and Support Agreement

Each of Bruce D. Wardinski, our Chief Executive Officer, HI Holdings Playa, Cabana and Pace Sponsor has agreed to tender his or its Private Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement, provided that each such person shall make such tender and consent conditioned on more than 50% of the Public Warrants having been tendered to the Company in the Offer. Such agreement covers approximately 96% of the Private Warrants and approximately 31% of the Warrants. Therefore, if holders of approximately 49% of the remaining outstanding Warrants agree to tender, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Securities Transactions

Except as set forth in the section of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions”, neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	except as described below, any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from the NASDAQ (except to the extent the results of the Offer and Consent Solicitation impact the continued listing of the Public Warrants);

•	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the Public Warrants);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our Articles of Association or other governing instruments or other actions that could impede the acquisition of control of our company.

As we described in a Form 8-K filed with the SEC on May 15, 2017, on May 11, 2017, we appointed Ryan Hymel, who currently serves as as Senior Vice President & Treasurer, as Chief Financial Officer, effective July 1, 2017. Mr. Hymel will succeed Larry K. Harvey, who will retire from the Company effective June 30, 2017. Mr. Hymel has assumed the duties of principal financial and accounting officer of the Company. Pursuant to Mr. Harvey’s employment agreement, his restricted stock award agreement and a separation agreement he will enter into with the Company in connection with his retirement, Mr. Harvey shall: (i) provide the Company, as reasonably requested, assistance and cooperation with respect to the transitioning of Mr. Harvey’s duties until December 31, 2017; (ii) provide the Company and its affiliates a full and unconditional release from any and all claims, actions, damages, liabilities and expenses; (iii) receive 12 months of salary continuation payments at his current base salary; (iv) continue to comply with applicable confidentiality requirements and for 12 months with applicable non-competition and non-solicitation covenants; (v) receive $1,500 per month for 12 months (or until he becomes eligible to obtain insurance coverage under another group insurance plan if sooner) to help defray the costs of procuring health insurance coverage (including COBRA); (vi) receive a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled to under his employment agreement for his services in 2017; and (vii) have the time-vesting provision of his outstanding restricted stock award accelerated.

Registration under the Exchange Act

The Public Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Public Warrants. We currently do not intend to deregister the Public Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Public Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Ordinary Shares.

Accounting Treatment

The Company previously classified the Warrants as paid-in-capital as the Warrants issued in connection with the Business Combination were considered part of a value for value exchange. There was no fair value adjustment to retained earnings and no earnings per share impact.

There is no additional cash consideration paid or received specific to the exchange described in the Offer. If the fair value of the Ordinary Shares is equal to the fair value of the Warrants exchanged, an additional incentive is not considered to be present and the financial statements will reflect the additional shares issued as an allocation from paid-in-capital to par. If the fair value of the ordinary shares is greater than the fair value of the Warrants exchanged, an incentive is considered to be present in addition to the exchange of ordinary shares. The difference in fair value between the Ordinary Shares issued and the Warrants exchanges will be recorded in the financials consistent with the Company’s relationship to the applicable warrant holders. The Offer does not modify any terms of the Warrant Agreement or the current accounting treatment for the un-exchanged warrants.

Absence of Appraisal or Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

General

The following description summarizes the material U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants pursuant to the Offer, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and the ownership and disposition of the Ordinary Shares. This description assumes that holders hold the Warrants, and will hold the Ordinary Shares received upon exchange of the Warrants, as capital assets (generally, property held for investment). This description does not address all of the tax consequences that might be relevant to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as banks or other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax exempt organizations, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold Ordinary Shares or Warrants as part of a “straddle,” hedging transaction, conversion transaction, or other similar integrated transaction for U.S. federal income tax purposes, or U.S. holders (as defined below) that have a functional currency other than the U.S. dollar.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the receipt of Ordinary Shares in the exchange, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and the ownership and disposition of Ordinary Shares received in the exchange.

This description does not address the tax consequences arising under the laws of any foreign, state, or local tax jurisdiction. Moreover, except to the extent specifically set forth below, this description does not address the U.S. federal estate and gift tax, or alternative minimum tax, or other non-income tax consequences of the ownership and disposition of Ordinary Shares received upon exchange of the Warrants.

This description is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, published positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, each as in effect on the date hereof. These authorities are subject to change, possibly with retroactive effect, or differing interpretations by the IRS or a court, which could affect the tax consequences described herein. We have not obtained, and have no plans to request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS or the courts will agree with any of the conclusions stated in this description.

This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Ordinary Shares, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, or relating to the ownership and disposition of our Ordinary Shares. You are urged to consult with your tax advisor regarding the U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and of the ownership and disposition of such Ordinary Shares, applicable in your particular situation, as well as any consequences under the federal estate or gift tax, the federal alternative minimum tax, or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and of the ownership and disposition of our Ordinary Shares, that are expected to apply if you are a U.S. holder of the Warrants or our Ordinary Shares. For this purpose, you are a “U.S. holder” if you are:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Ordinary shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, for those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Ordinary Shares pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our Ordinary Shares as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Ordinary Shares, (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our Ordinary Shares pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the exchange of Warrants for our Ordinary Shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “Tax Consequences to U.S. Holders—Ownership and Disposition of Ordinary Shares” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Ordinary Shares.”

Although we believe the exchange of Warrants for Ordinary Shares pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Ordinary Shares to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable.

If you exchange Warrants for our Ordinary Shares pursuant to the Offer, and if you hold five percent or more of our Ordinary Shares prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and your tax basis, prior to the exchange, in our Ordinary Shares or securities), and to maintain permanent records containing such information.

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the PFIC rules discussed below, (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of ordinary shares described below under “Tax Consequences to U.S. Holders—Ownership and Disposition of Ordinary Shares” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of ordinary shares described below under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Ordinary Shares.”

Passive Foreign Investment Company Rules

General. A foreign corporation will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Under proposed U.S. Treasury Regulations, the holder of an option to acquire stock in a PFIC is considered to be the owner of that stock.

Subject to the discussion below regarding U.S. holders of Warrants and Pace’s PFIC status for 2015 or 2016, based on our and our subsidiaries’ expected operations, composition of assets and income and our market capitalization (which will fluctuate from time to time), we do not expect to be a PFIC in 2017 or 2018, or for the foreseeable future. However, our actual PFIC status for any taxable year will not be determinable until after the end of such year.

With respect to U.S. holders of Warrants, Pace is not expected to be treated as a PFIC for 2015 or 2016 assuming that Pace qualifies for the “start-up exception” to PFIC status. Pursuant to the start-up exception, a corporation will not be a PFIC if (1) no predecessor of the corporation was a PFIC, (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those two years. The application of the start-up exception requires that we not be a PFIC in either 2017 or 2018, which will not be determinable until after the end of our 2018 taxable year. Accordingly, with respect to U.S. holders of Warrants, there can be no assurance as to Pace’s status as a PFIC for 2015 or 2016 or with respect to our status as a PFIC for the current or any future taxable year. U.S. holders of Warrants should consult their tax advisors regarding the potential tax consequences to them pending the determination of whether Pace qualified under the start-up exception from PFIC status.

Consequences if a PFIC. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our Ordinary Shares or Warrants (or Pace did not qualify under the start-up exception), as described above, and, in the case of Ordinary Shares, the U.S. holder did not make a timely mark-to-market election as discussed below, then as described below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Ordinary Shares or Warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ordinary Shares).

Under these rules:

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Under proposed U.S. Treasury Regulations, for purposes of the above rules (i) the exercise of a warrant to acquire stock in a PFIC is not treated as a disposition of PFIC stock and (ii) gain is not recognized on a disposition of PFIC stock that results from a nonrecognition transfer if in the transfer PFIC stock is exchanged for stock in the same or another corporation that is also a PFIC. However, (i) the exchange of Warrants for Ordinary Shares pursuant to the Offer or (ii) the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment would not be eligible for those rules if this were considered to be a taxable disposition of shares of PFIC stock. U.S. holders of Warrants should consult their tax advisors with respect to the application of these rules to the exercise or amendment of their Warrants if we are a PFIC (or Pace did not qualify under the start-up exception to PFIC status).

QEF Election. A U.S. holder will be unable to make a QEF election with regard to our Ordinary Shares because we do not intend to comply with the applicable information reporting requirements that would permit U.S. holders of our Ordinary Shares to make a QEF election.

Specifically, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from us. We do not expect to provide such statements for 2017 and beyond. Without such statements a U.S. holder would not be able to make a QEF election.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) our Ordinary Shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares. Currently, a mark-to-market election may not be made with respect to warrants.

U.S. holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election under their particular circumstances.

Lower-Tier PFICs. If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. In addition, a mark-to-market election is not available with respect to lower tier PFICs. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

Reporting. A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders should consult their tax advisors concerning the application of the PFIC rules to such securities under their particular circumstances.

Ownership and Disposition of Ordinary Shares

Dividends. We do not anticipate paying dividends on our Ordinary Shares. Subject to the PFIC rules discussed above, distributions of cash or property that we pay on our Ordinary Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in your gross income as ordinary dividend income when actually or constructively received by you. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our Ordinary Shares, and thereafter will be treated as capital gain from the sale or exchange of the Ordinary Shares. If you are a non-corporate U.S. holder, dividends you receive with respect to our Ordinary Shares are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that we (and Pace) are not a PFIC as to you and you satisfy applicable holding period and other requirements. If you are a corporate U.S. holder, dividends you receive with respect to our Ordinary Shares will be taxable at regular rates and will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. holder’s individual facts and circumstances, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding availability of the foreign tax credit under their particular circumstances.

Sale or Exchange. Subject to the PFIC discussion above, upon a sale or other taxable disposition of our Ordinary Shares, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the disposition and (ii) your adjusted tax basis for the Ordinary Shares. The capital gain or loss will be long-term capital gain or loss if you held the Ordinary Shares for more than one year. The deductibility of capital losses is subject to limitations.

Tax on Net Investment Income

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder who is an individual with adjusted gross income that exceeds a threshold amount. In the case of individuals, a 3.8% tax is imposed for each taxable year on the lesser of (a) net investment income for the year or (b) the modified adjusted gross income for such year in excess of a threshold amount ($250,000 if married filing jointly or if considered a “surviving spouse” for federal income tax purposes, $125,000 if married filing separately, and $200,000 in other cases). For these purposes, dividends received with respect to our Ordinary Shares, and gains or losses realized from the taxable disposition of our Ordinary Shares, will generally be taken into account in computing your net investment income.

Information Reporting and Backup Withholding

In general, dividends you receive with respect to our Ordinary Shares, and amounts you receive with respect to a sale or other disposition of our Ordinary Shares, are reported to the IRS and to you, unless you are an exempt payee and the payment is not subject to backup withholding. Such dividends and other amounts may be subject to backup withholding (at a rate of 28%), and subject to related information reporting with respect to otherwise exempt payees, unless you provide to us (i) your correct taxpayer identification number and certification (on Form W-9) that you are not subject to backup withholding, or (ii) proof that you are an exempt payee. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information or returns to the IRS.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. Our Ordinary Shares constitute a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to our Ordinary Shares.

Tax Consequences to Non-U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant Amendment, and of the ownership and disposition of our Ordinary Shares, that are expected to apply if you are a non-U.S. holder of the Warrants or our Ordinary Shares. For this purpose, you are a “non-U.S. holder” if you are an individual, corporation, estate, or trust that is not a U.S. holder as defined above. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” individuals present in the United States for 183 days or more in the taxable year of disposition (but who are not U.S. residents) or, in certain circumstances, individuals who are former U.S. citizens or residents.

Exchange of Warrants for Ordinary Shares

Your exchange of Warrants for our Ordinary Shares pursuant to the Offer, and the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” Warrants pursuant to the Warrant

Amendment, should generally have the same tax consequences as described above for U.S. holders (other than for foreign tax credit purposes). Assuming you are not engaged the conduct of a trade or business within the U.S., capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for our Ordinary Shares or the receipt of cash in lieu of fractional Ordinary Shares.

Ownership and Disposition of Ordinary Shares

Dividends. We do not anticipate paying dividends on our Ordinary Shares. Dividends (including constructive dividends) paid or deemed paid to a non-U.S. holder in respect to our Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Sale or Exchange. In addition, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

In general, dividends you receive with respect to our Ordinary Shares, and any U.S. federal withholding tax withheld with respect to those dividends, are reported to the IRS and to you, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be provided under the provisions of a specific tax treaty, or under the provisions of a tax information exchange agreement, to the tax authorities in the country in which you reside or are established. Amounts you receive from of a sale or other disposition of our Ordinary Shares effected through the U.S. office of any broker (as defined in applicable Treasury Regulations) or from a sale or other disposition conducted outside the United States through certain U.S.-related brokers, are also reported to the IRS and to you.

You will generally be exempt from backup withholding on dividends and other amounts you receive with respect to our Ordinary Shares if you provide a certification (on an applicable IRS Form W-8) or proof of exempt status as described above with respect to U.S. federal income tax withholding. Any amounts withheld under the backup withholding rules from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information or returns to the IRS.

Material Dutch Tax Consequences

General

The following description summarizes the material Dutch tax consequences of the receipt of Ordinary Shares in exchange for the Warrants pursuant to the Offer and the ownership and disposition of the Ordinary

Shares. This description does not address all of the tax to a holder’s particular circumstances or to all categories of holders, some of which (such as trusts or similar arrangements) may be subject to special tax rules.

Please note that this summary does not describe the tax consequences that may be relevant to a holder of Warrants or holder of Ordinary Shares:

(i) who, and in the case of individuals, his or her partner or certain of their relatives by blood or marriage in the direct line (including foster children), has, or that has, a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in the Company under the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his or her partner (as defined in The Netherlands Income Tax Act 2001), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii) that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the Warrants, Ordinary Shares or a combination thereof for purposes of the Netherlands Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holding of Warrants or Ordinary Shares is considered to qualify as a participation (deelneming) for the participation exemption if it represents a holding of, or right to acquire, an interest of 5% or more of the nominal paid-up share capital in the Company. A holder may also have a participation if such holder does not have a 5% interest but a related entity (statutorily defined term) has a participation or if the Company is a related entity (statutorily defined term);

(iii) who are individuals for whom the Warrants, Ordinary Shares or any benefit derived from the Warrants or Ordinary Shares are a remuneration or deemed to be a remuneration for activities performed by such holder or certain individuals related to such holder (as defined in the Netherlands Income Tax Act 2001); and

(iv) that is a pension fund, investment institution (fiscale beleggingsinstelling), exempt investment institution (vrijgestelde beleggingsinstelling) (as defined in The Netherlands Corporate Income Tax Act 1969), or another entity that is, in whole or in part, not subject to or exempt from corporate income tax in the Netherlands, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands have agreed to exchange information in line with international standards.

Except as otherwise indicated, this summary only addresses Netherlands national tax legislation and published regulations, whereby the Netherlands means the part of the Kingdom of the Netherlands located in Europe, as in effect on the date hereof and as interpreted in published authoritative case law until this date, including, for the avoidance of doubt, the tax rates and brackets applicable on the date hereof, without prejudice to any amendment introduced at a later date and/or implemented with or without retroactive effect.

This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Ordinary Shares or relating to the ownership and disposition of our Ordinary Shares. You are urged to consult with your tax advisor regarding the Dutch tax consequences of the receipt of Ordinary Shares in exchange for the Warrants, and of the ownership and disposition of such Ordinary Shares, applicable in your particular situation, as well as any consequences under the tax laws of any state, local, foreign, or other taxing jurisdiction.

Exchange of Warrants for Ordinary Shares

Withholding Tax

The exchange of Warrants for Ordinary Shares pursuant to the Offer does not give rise to Netherlands dividend withholding tax as the aggregate par value of the Ordinary Shares issued in the exchange will be credited to the Company’s share premium reserve recognized for purposes of Netherlands dividend withholding tax.

If, nevertheless, any Netherlands dividend withholding tax will be due in connection with or as a result of the exchange of Warrants for Ordinary Shares pursuant to the Offer, such Netherlands dividend withholding tax will be paid by the Company. The Company will not withhold any Netherlands dividend withholding tax due in connection with or as a result of the exchange of Warrants for Ordinary Shares pursuant to the Offer.

Taxes on Income and Capital Gains—Netherlands Resident Entities

Any benefit derived or deemed to be derived from, including any capital gains realized on, the exchange of Warrants for Ordinary Shares held by an entity that is resident or deemed to be resident of the Netherlands for Netherlands corporate income tax purposes (a “Netherlands Resident Entity”), will generally be subject to Netherlands corporate income tax at a rate of 20% with respect to taxable profits up to €200,000 and 25% with respect to taxable profits in excess of that amount.

Taxes on Income and Capital Gains—Netherlands Resident Individuals

If a holder of Warrants is an individual, resident or deemed to be resident of the Netherlands for Netherlands income tax purposes (a “Netherlands Resident Individual”), any benefit derived or deemed to be derived from the exchange of Warrants for Ordinary Shares is taxable at the progressive income tax rates (with a maximum of 52%), if:

(i) the Warrants are attributable to an enterprise from which the holder of Warrants derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise, without being an entrepreneur or a shareholder, as defined in the Netherlands Income Tax Act 2001; or

(ii) the holder of Warrants is considered to perform activities with respect to the Warrants that go beyond ordinary asset management (normaal, actief vermogensbeheer) or derives benefits from the Warrants that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

Taxes on Income and Capital Gains—Non-residents of the Netherlands

A holder of Warrants that is neither a Netherlands Resident Entity nor a Netherlands Resident Individual will not be subject to Netherlands taxes on income or capital gains in respect of any payment in connection with the Offer or in respect of any gain or loss realized on the exchange of Warrants for Ordinary Shares, provided that:

(i) such holder does not have an interest in an enterprise or a deemed enterprise (as defined in The Netherlands Income Tax Act 2001 and The Netherlands Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment (vaste inrichting), a deemed permanent establishment (fictieve vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise the Warrants are attributable; and

(ii) in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Warrants that go beyond ordinary asset management and does not derive benefits from the Warrants that are taxable as benefits from other activities in the Netherlands.

Other taxes and duties

No other Netherlands taxes, including value added tax and taxes of a documentary nature, such as stamp or registration tax or duty will be payable by a holder of Warrants by reason only of the exchange of Warrants for Ordinary Shares.

Ownership and Disposition of Ordinary Shares

Withholding Tax

Dividends distributed by the Company generally are subject to Netherlands dividend withholding tax at a rate of 15%. Generally, the Company is responsible for the withholding of such dividend withholding tax at source; the dividend withholding tax is for the account of the holder of Ordinary Shares.

The expression “dividends distributed” includes, but is not limited to:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for purposes of Netherlands dividend withholding tax;

•	liquidation proceeds, proceeds of redemption of Ordinary Shares, or proceeds of the repurchase of Ordinary Shares by the Company or one of its subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those Ordinary Shares as recognized for purposes of Netherlands dividend withholding tax;

•	an amount equal to the par value of Ordinary Shares issued or an increase of the par value of Ordinary Shares, to the extent that it does not appear that a contribution, recognized for purposes of Netherlands dividend withholding tax, has been made or will be made; and

•	partial repayment of the paid-in capital, recognized for purposes of Netherlands dividend withholding tax, if and to the extent the Company has net profits (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the par value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment of the articles of association of the Company.

Individuals and corporate legal entities who are Netherlands Resident Individuals or Netherlands Resident Entities, generally are entitled to an exemption of or a credit for any Netherlands dividend withholding tax against their income tax or corporate income tax liability and to a refund of any residual Netherlands dividend withholding tax. The same generally applies to holders of Ordinary Shares that are neither resident nor deemed to be resident of the Netherlands if the Ordinary Shares are attributable to a Netherlands permanent establishment of such non-resident holder.

A holder of Ordinary Shares resident in a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reductions of, or full or partial refunds of, Netherlands dividend withholding tax under Netherlands national tax legislation or a double taxation convention in effect between the Netherlands and such other country.

Remittance to the Netherlands. In general, the Company will be required to remit all amounts withheld as Netherlands dividend withholding tax to the Netherlands tax authorities. However, under certain circumstances, the Company is allowed to reduce the amount to be remitted to the Netherlands tax authorities by the lesser of:

•	3% of the portion of the distribution paid by the Company that is subject to Netherlands dividend withholding tax; and

•	3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by the Company from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by the Company) and the 2 preceding calendar years, as far as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above mentioned reduction.

Although this reduction reduces the amount of Netherlands dividend withholding tax that the Company is required to remit to the Netherlands tax authorities, it does not reduce the amount of tax that the Company is required to withhold on dividends distributed.

Dividend stripping. Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of Netherlands dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Netherlands Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Netherlands State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Taxes on Income and Capital Gains—Netherlands Resident Entities

Any benefit derived or deemed to be derived from the Ordinary Shares held by a Netherlands Resident Entity, including any capital gains realized on the disposal thereof, will generally be subject to Netherlands corporate income tax at a rate of 20% with respect to taxable profits up to €200,000 and 25% with respect to taxable profits in excess of that amount.

Taxes on Income and Capital Gains—Netherlands Resident Individuals

If a holder of Ordinary Shares is a Netherlands Resident Individual, any benefit derived or deemed to be derived from the Ordinary Shares is taxable at the progressive income tax rates (with a maximum of 52%), if:

(i) the Ordinary Shares are attributable to an enterprise from which the holder of Ordinary Shares derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise, without being an entrepreneur or a shareholder, as defined in the Netherlands Income Tax Act 2001; or

(ii) the holder of Ordinary Shares is considered to perform activities with respect to the Ordinary Shares that go beyond ordinary asset management (normaal, actief vermogensbeheer) or derives benefits from the Ordinary Shares that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

If the above-mentioned conditions (i) and (ii) do not apply to the Netherlands Resident Individual, such holder will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, the annual taxable benefit of all the assets and liabilities of such holder that are taxed under this regime, including the Ordinary Shares, is set at a deemed return based on the fair market value of the assets reduced by the allowable liabilities on January 1 of each calendar year. Depending on the aggregate amount of the fair market value of the assets reduced by the allowable liabilities, the deemed return ranges from 2.87% up to 5.39% (2017). This deemed return is subject to income tax at a flat rate of 30%. Taxation only occurs if and to the extent the fair market value of the assets reduced by the allowable liabilities exceeds a certain threshold (heffingvrij vermogen). The deemed return will be adjusted annually.

Taxes on Income and Capital Gains—Non-residents of the Netherlands

A holder of Ordinary Shares that is neither a Netherlands Resident Entity nor a Netherlands Resident Individual will not be subject to Netherlands taxes on income or capital gains in respect of any payment under the Ordinary Shares or in respect of any gain or loss realized on the disposal or deemed disposal of the Ordinary Shares, provided that:

(i) such holder does not have an interest in an enterprise or a deemed enterprise (as defined in The Netherlands Income Tax Act 2001 and The Netherlands Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment (vaste inrichting), a deemed permanent establishment (fictieve vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise the Ordinary Shares are attributable; and

(ii) in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Ordinary Shares that go beyond ordinary asset management and does not derive benefits from the Ordinary Shares that are taxable as benefits from other activities in the Netherlands.

Gift and Inheritance Taxes—Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of the Ordinary Shares by way of a gift by, or on the death of, a holder of Ordinary Shares who is resident or deemed to be resident in the Netherlands at the time of the gift or his or her death.

Gift and Inheritance Taxes—Non-residents of the Netherlands

No Netherlands gift or inheritance taxes will arise on the transfer of the Ordinary Shares by way of gift by, or on the death of, a holder of Ordinary Shares who is neither resident nor deemed to be resident in the Netherlands, unless:

(i) in the case of a gift of Ordinary Shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or

(ii) the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands.

For purposes of Netherlands gift and inheritance taxes, amongst others, a person that holds the Netherlands nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his or her death. Additionally, for purposes of Netherlands gift tax, amongst others, a person not holding the Netherlands nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value added tax (“VAT”)

No Netherlands VAT will be payable by a holder of Ordinary Shares on any payment in consideration for the holding or disposal of the Ordinary Shares

Other taxes and duties

No Netherlands registration tax, stamp duty or any other similar documentary tax or duty will be payable by a holder of Ordinary Shares on any payment in consideration for the holding or disposal of the Ordinary Shares.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Computershare Trust Company, N.A.

Attn Corporate Actions

250 Royall St

Suite V

Canton MA 02021

Facsimile: (617) 360-6810

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 216-0459 (Toll Free)

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

SELECTED FINANCIAL INFORMATION

The following tables set forth selected financial information. You should read the following selected financial information and operating data in conjunction with the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited consolidated financial statements, and our Predecessor’s audited consolidated financial statements and related notes included in this Prospectus/ Offer to Exchange. The summary statements of operations data and other financial data for the years ended December 31, 2016, 2015 and 2014, and the summary balance sheet data as of December 31, 2016, 2015, and 2014 are derived from our Predecessor’s audited consolidated financial statements included in this Prospectus/Offer to Exchange. The summary statements of operations data and other financial data for the three months ended March 31, 2017 and 2016, and the summary balance sheet data as of March 31, 2017 are derived from our unaudited consolidated financial statements included in this Prospectus/Offer to Exchange. Our Predecessor’s historical results may not be indicative of the results that may be achieved in the future.

Consolidated Statement of Operations Data ($ in thousands, except per share data):

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013
Total revenue	$174,067	$159,956	$521,491	$408,345	$367,237	$279,936
Operating income	$55,887	$52,468	$85,060	$59,920	$(15,265)	$(2,081)
Net income (loss)	$27,639	$36,537	$20,216	$9,711	$(38,216)	$(38,508)
Net loss available to ordinary shareholders	$19,717	$25,853	$(23,460)	$(29,946)	$(74,207)	$(51,888)
Losses per share—Basic(1)	$0.21	$0.28	$(0.46)	$(0.59)	$(1.41)	$(0.94)
Losses per share—Diluted(1)	$0.21	$0.28	$(0.46)	$(0.59)	$(1.41)	$(0.94)

Consolidated Balance Sheet Data ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016	2015	2014
Property, plant and equipment, net	$1,391,902	$1,400,317	$1,432,855	$1,338,997
Total assets	1,687,430	1,590,890	1,644,024	1,545,121
Total debt	828,156	828,317	828,438	753,105
Total liabilities	1,063,650	1,074,336	1,098,034	1,008,358
Cumulative redeemable preferred shares	—	345,951	352,275	312,618

(1)	As a result of the Business Combination further described in Note 3 of the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2017, and Note 1 of the audited consolidated financial statement as of and for the year ended December 31, 2016, the number of ordinary shares attributable to our Predecessor shareholders is reflected retroactively to the earliest period presented. Accordingly, the weighted average number of shares outstanding was adjusted for the retrospective application of the recapitalization for all periods presented.

BUSINESS OF PLAYA AND CERTAIN INFORMATION ABOUT PLAYA

Overview

We are a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. We own a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. We believe that our properties are among the finest all-inclusive resorts in the markets they serve. All of Playa’s resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Our guests also have the opportunity to purchase upgrades from us such as premium rooms, dining experiences, wines and spirits and spa packages. For the three months ended March 31, 2017, Playa generated net income of $27.6 million, total revenue of $174.1 million, Net Package RevPAR of approximately $270.60 and Adjusted EBITDA of $74.5 million. For the three months ended March 31, 2016, Playa generated net income of $36.6 million, total revenue of $160.0 million, Net Package RevPAR of approximately $249.66 and Adjusted EBITDA of $66.8 million. For the year ended December 31, 2016, Playa generated net income of $20.2 million, total revenue of $521.5 million, Net Package RevPAR of approximately $195.3 and Adjusted EBITDA of $154.7 million. For the three months ended March 31, 2017, our guest origin based on number of room nights in 2017 consisted of approximately 57.1% from the United States, 14.2% from Canada, 15.9% from Europe and 12.8% from other origins.

We believe that our resorts have a competitive advantage due to their location, extensive amenities, scale and guest-friendly design. Our portfolio is comprised of all-inclusive resorts that share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from a number of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in countries with strong government commitments to tourism; (iv) high quality physical condition; and (v) capacity for further revenues and earnings growth through incremental renovation or repositioning opportunities.

We focus on the all-inclusive resort business because we believe it is a rapidly growing segment of the lodging industry that provides its guests and it with compelling opportunities. Playa’s all-inclusive resorts provide guests with an attractive vacation experience that offers value and a high degree of cost certainty, as compared to traditional resorts, where the costs of discretionary food and beverage services and other amenities can be unpredictable and significant. We believe that the all-inclusive model provides it with more predictable revenue, expenses and occupancy rates as compared to other lodging industry business models because, among other reasons, guests at all-inclusive resorts often book and pay for their stays further in advance than guests at traditional resorts. Since stays are generally booked and paid for in advance, customers are less likely to cancel, which allows us to manage on-site expenses and protect operating margins accordingly. These characteristics of the all-inclusive model allow us to more accurately adjust certain operating costs in light of expected demand, as compared to other lodging industry business models. Playa also has the opportunity to generate incremental revenue by offering upgrades, premium services and amenities not included in the all-inclusive package. For the year ended December 31, 2016, approximately 57.6% of Playa’s guests came from the United States. We believe that guests from the United States purchase upgrades, premium services and amenities that are not included in the all-inclusive package more frequently than guests from other markets.

Our portfolio consists of resorts marketed under a number of different all-inclusive brands. Hyatt Ziva, Gran and Dreams are all-ages brands. Hyatt Zilara, THE Royal and Secrets are adults-only brands. We have also entered into an exclusive agreement with Panama Jack that provides us with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions. We have agreed to rebrand two of our resorts under the Panama Jack brand. We believe that these brands enable us to differentiate our resorts and attract a loyal guest base.

We have a strategic relationship with Hyatt, a global lodging company with widely recognized brands, pursuant to which we jointly developed the standards for the operation of the Hyatt All-Inclusive Resort Brands.

Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and we have rebranded five of our resorts under the Hyatt All-Inclusive Resort Brands since 2013. Pursuant to the Hyatt Strategic Alliance Agreement, Playa and Hyatt have provided each other a right of first offer through 2018 with respect to any Development Opportunity in the Market Area. Specifically, if we intend to accept a Development Opportunity in the Market Area (and if Hyatt exercises the right of first offer), we must negotiate in good faith with Hyatt the terms of franchise agreement and related documents with respect to such property, provided that we acquire such property on terms acceptable to us within 60 days of offering such opportunity to Hyatt, and if Hyatt intends to accept a Development Opportunity in the Market Area (and if we exercises the right of first offer), Hyatt must negotiate in good faith with us the terms of a management agreement and other documents under which we would manage the resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to us. The Hyatt Strategic Alliance Agreement also provides that if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or a franchise agreement, as the case may be.

In addition to creating potential future opportunities to expand Playa’s business, we believe that our strategic relationship with Hyatt will further establish Playa as a leader in the all-inclusive resort business by providing its Hyatt All-Inclusive Resort Brand resorts access to Hyatt’s distribution channels and guest base that includes leisure travelers. We believe that our strategic relationship with Hyatt and the increasing awareness of Playa’s all-inclusive resort brands among potential guests will enable us to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to our Hyatt All-Inclusive Resort Brand resorts, and our company and resort websites. For the three months ended March 31, 2017, 36.0% of the bookings at our Hyatt All-Inclusive Resort Brand resorts came from direct, group and World of Hyatt (previously Hyatt Gold Passport®) sources, as compared to 9.0% of the bookings at our other resorts.

Our Portfolio

The following table presents an overview of our resorts, each of which we own in its entirety. We manage eight of our resorts, and a third party, AMResorts, manages five of our resorts. No resort in our portfolio contributed more than 12.6% of our total revenue or 14.1% of our Adjusted EBITDA for the three months ended March 31, 2017. The table below is organized by Playa’s three geographic business segments: the Yucatán Peninsula, the Pacific Coast and the Caribbean Basin.

Name of Resort	Location	Brand and Type	Operator	Year Built; Significant Renovations	Rooms
Yucatán Peninsula
Hyatt Ziva Cancún	Cancún, Mexico	Hyatt Ziva (all-ages)	Playa	1975;	547
				1980;
				1986;
				2002;
				2015
Hyatt Zilara Cancún	Cancún, Mexico	Hyatt Zilara (adults-only)	Playa	2006;	307
				2009;
				2013
THE Royal Playa del Carmen	Playa del Carmen,	THE Royal (adults-only)	Playa	2002;	513
	Mexico			2009
Gran Caribe Resort	Cancún, Mexico	Gran (all-ages)(1)	Playa	1985;	470
				2009
Gran Porto Resort	Playa del Carmen,	Gran (all-ages)(1)	Playa	1996;	287
	Mexico			2006;
				2012
Secrets Capri	Riviera Maya,	Secrets (adults-only)	AMResorts	2003	291
	Mexico
Dreams Puerto Aventuras	Riviera Maya,	Dreams (all-ages)	AMResorts	1991;	305
	Mexico			2009

Pacific Coast
Hyatt Ziva Los Cabos	Cabo San Lucas,	Hyatt Ziva (all-ages)	Playa	2007;	591
	Mexico			2009;
				2015
Hyatt Ziva Puerto Vallarta	Puerto Vallarta,	Hyatt Ziva (all-ages)	Playa	1969;	335
	Mexico			1990;
				2002;
				2009;
				2014

Caribbean Basin
Dreams La Romana	La Romana,	Dreams (all-ages)	AMResorts	1997;	756
	Dominican Republic			2008
Dreams Palm Beach	Punta Cana,	Dreams (all-ages)	AMResorts	1994;	500
	Dominican Republic			2008
Dreams Punta Cana	Punta Cana,	Dreams (all-ages)	AMResorts	2004	620
	Dominican Republic
Hyatt Ziva and Hyatt Zilara Rose Hall(2)	Montego Bay,	Hyatt Ziva (all-ages) and	Playa	2000;	620
	Jamaica	Hyatt Zilara (adults-only)		2014
Total Rooms					6,142

(1)	Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand these resorts under the Panama Jack brand. We expect the rebranding to be completed in 2017.

(2)	Our Jamaica property is treated as a single resort operating under both of the all-ages Hyatt Ziva and adults-only Hyatt Zilara (the “Hyatt All-Inclusive Resort Brands”), rather than two separate resorts.

Description of Our Resorts

Playa’s Resorts in Mexico

Hyatt Ziva Cancún

Hyatt Ziva Cancún is a uniquely located all-ages resort on the Yucatán peninsula at the shore point known as Punta Cancún. The resort received the AAA Four Diamond award for both 2015 and 2016 since opening. The resort is surrounded on three sides by water and offers on-site dolphin adventures and direct access to pristine beaches. Designed by award-winning Mexican architect Ricardo Legorreta, the resort is approximately 15 minutes by car from the Cancún International Airport. The Hyatt Ziva Cancún, after an extensive $80.8 million expansion and renovation, reopened in November 2015. This resort features 547 suites ranging in size from 463 to 4,381 square feet and offers over 10,700 square feet of state-of-the-art meeting and convention space, including a ballroom that can accommodate groups of up to 500 people. The surrounding grounds have been renovated and Playa added a new pool, spa, food and beverage outlets and additional public areas. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs.

Hyatt Zilara Cancún

Hyatt Zilara Cancún is an adults-only luxury resort situated in Cancún’s resort zone that was voted the twelfth best all-inclusive resort in the world by TripAdvisor’s Travelers’ Choice in 2015 and the twelfth best hotel in Mexico by TripAdvisor’s Travelers’ Choice in 2016. It has also received the AAA Four Diamond Award every year since 2011. This resort, formerly THE Royal Cancún, offers 600 feet of beach frontage and is close to Cancún’s shopping areas and nightlife. It offers swim-up suites and a recently renovated full-service spa. This 307-room resort also offers nine restaurants, seven bars, fitness center, beauty salon, gift shops, tennis court, volleyball, billiards and an Olympic-size ocean-front infinity pool. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 700 people.

THE Royal Playa del Carmen

THE Royal Playa del Carmen is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico that was voted the third best all-inclusive resort in the world by USA Today Travel Readers’ Choice for 2013 and named one of Mexico’s top 10 resorts in Cancún/Yucatán for 2013 by Condé Nast Traveler. It has also received the AAA Four Diamond Award every year since 2011. Additionally, it was named one of Travelers’ Choice top 25 All-Inclusive Resorts in The World by TripAdvisor in 2016. The resort is located near Playa del Carmen’s “Fifth-Avenue,” which is home to nightclubs, retail shops and cafes. The resort is within walking distance from the port which provides ferry services to Cozumel. This 513-room resort offers a fitness center, a full-service spa, tennis court and an Olympic-size pool. The resort offers 500 feet of beach frontage and has ten food and beverage outlets with diverse international themes, and six bars and lounges. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 800 people.

Gran Caribe Resort

Gran Caribe Resort is an all-ages, Mediterranean-style resort situated in Cancún’s resort zone that received TripAdvisor’s Certificate of Excellence in 2013 and 2016. The resort features 650 feet of beach frontage and is approximately 15 minutes by car from Cancún International Airport. This 470-room resort offers a fitness center with paddle tennis courts, two pools, full-service spa, gift shop and business center. The resort also offers both a children’s club and a teens’ club. Among the offerings for guests are a water park and supervised recreational activities. The resort offers a variety of restaurants with eight food and beverage outlets and eight bars and lounges. With 9,720 square feet of meeting space, the resort can accommodate groups of up to 800 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Gran Porto Resort

Gran Porto Resort is an all-ages resort situated in the Riviera Maya, Playa del Carmen, Mexico, which was named RCI Gold Crown Resort in 2012 and 2013 and has also received TripAdvisor’s Certificate of Excellence in 2012 and 2016. The resort features 650 feet of beach frontage and is approximately 30 minutes by car from Cancún International Airport. It is located near the Mayan Riviera eco-archaeological theme park and Playa del Carmen’s “Fifth-Avenue Shops” and is within walking distance from the port that provides ferry services to Cozumel. This 287-room resort offers a fitness center, full-service spa, two pools, teens’ club, children’s club and wedding gazebo and services. The resort offers eight food and beverage outlets and seven bars and lounges. With 1,755 square feet of meeting space, the resort can accommodate groups of up to 150 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Secrets Capri

Secrets Capri is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico, which has been identified twice as one of the top 30 resorts in Cancún/Yucatán by Condé Nast Traveler in 2012 through 2014. It also received TripAdvisor’s Certificate of Excellence in 2015. It features 650 feet of beach frontage and is located five minutes by car from the shops at Playa del Carmen and 35 minutes by car from Cancún International Airport. The 291-room resort offers a fitness center, spa, beauty salon, deep sea fishing, private tennis clinics and a music lounge. The resort has seven food and beverage outlets, with diverse international themes, and four bars and lounges. The resort also features complimentary golf at Playa Mujeres Golf Club and Cancún Golf Club at Pok-ta-Pok. With 4,134 square feet of meeting space, the resort can accommodate groups of up to 350 people.

Dreams Puerto Aventuras

Dreams Puerto Aventuras is an all-ages resort located within a gated marina community situated close to Playa del Carmen on the Mexican coast of the Yucatán Peninsula. It received TripAdvisor’s 2014 Travelers’ Choice Award and TripAdvisor’s Certificate of Excellence in 2016. The resort features 800 feet of beach frontage. This 305-room resort offers one of the largest dolphinariums in the Riviera Maya, fitness center, spa and beauty salon, indoor theater, kids club, salt water pool, adults-only pool and jacuzzi. This resort also offers a Gold Palm Certified PADI diving center, galleria market shops at the marina community and a golf course. The resort has six food and beverage outlets, with diverse international themes, and five bars and lounges. With 2,024 square feet of meeting space, the resort can accommodate groups of up to 120 people. The resort also has an indoor theatre that can accommodate groups of up to 250 people.

Hyatt Ziva Los Cabos

Hyatt Ziva Los Cabos, is an all-ages resort located on a peninsula, offering spectacular views of the Sea of Cortez. The resort was recognized with AAA Four Diamond status in 2014. It also received TripAdvisor’s Certificate of Excellence in 2015 and 2016. This all-suite resort features 650 feet of beach frontage and is 20 minutes by car from Los Cabos International Airport. The immediate area features five golf courses in addition to water sports and local dining options. Hyatt Ziva Los Cabos offers 591 suites ranging from a 550 square-foot junior suite to a 1,950 square-foot Presidential Suite. In addition, guests have the option to work with experienced event planners and can choose from customized wedding, honeymoon and spa packages. The resort also offers swim-up suites, a fitness center, a business center, a large theater with live music and family shows, a children’s club, tennis and basketball courts, three outside pools and a full-service spa. It also features eight food and beverage outlets and four bars and lounges. With more than 35,000 square feet of state-of-the-art meeting space, the resort can accommodate groups of up to 1,100 people.

Hyatt Ziva Puerto Vallarta

Hyatt Ziva Puerto Vallarta is an all-ages resort situated in Puerto Vallarta’s exclusive “Golden Zone” and has the only private beach on the coast, offering 1,250 feet of private beach frontage. This resort is located five minutes by car from the colonial town of Puerto Vallarta and received the Gold Magellan Award for Best Overall Resort by Travel Weekly in 2015. It has received the AAA Four Diamond Award since 2015, TripAdvisor’s Travelers’ Choice Awards from 2012 to 2014 and TripAdvisor’s Certificate of Excellence every year since 2012. Reopening in December 2014 after an extensive $15.9 million expansion and renovation of the former Dreams, the Hyatt Ziva Puerto Vallarta features a new lobby and public areas, significant room upgrades, three new food and beverage outlets and a new upscale spa. The resort has 335 rooms ranging in size from 473 to 1,500 square feet. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who organize upgrades that are responsive to a guest’s needs. The resort offers state-of-the-art business facilities, with available meeting and convention space exceeding 9,900 square feet that can accommodate groups of up to 900 people.

Playa’s Resorts in the Dominican Republic

Dreams La Romana

Dreams La Romana is an all-ages resort in the Dominican Republic that received the TripAdvisor’s Certificate of Excellence in 2014 and the coveted Caribbean Gold Coast Award in 2012. Offering 1,500 feet of beach frontage, it is located near attractions such as Altos de Chavon, Saona, Catalina Islands and shopping. This 756-room resort offers views of the Caribbean Sea from all rooms, a casino, a spa, an infinity pool, a fitness center, a theater, a PADI diving center, a kids club and a teens’ club. This resort also offers three golf courses designed by the architect Pete B. Dye. The resort has ten food and beverage outlets, with diverse international themes, and seven bars and lounges. With the only convention center in Bayahibe, La Romana-Dominican Republic, featuring 11,072 square feet of meeting space, this resort can accommodate groups of up to 975 people.

Playa’s prior parent acquired Dreams La Romana, formerly the Sunscape Casa del Mar, in 2007 for $90 million, or approximately $120,000 per room. Following the acquisition, Playa invested $23.0 million, or $31,000 per room, to rebrand the property as Dreams La Romana and made substantial additions and improvements to amenities, which included the addition of a convention center. Following an eight-month renovation in 2008, Net Package RevPAR increased from $85 in 2009 to $112 in 2013, an increase of 32.2%.

Dreams Palm Beach

Dreams Palm Beach is an all-ages resort situated in Punta Cana, Dominican Republic that received the Silver Badge for the 2014 U.S. News & World Report Best Hotels in Punta Cana Award and won the TripAdvisor’s Travelers’ Choice Award in 2014. It has also received the AAA Four Diamond Award since 2011. This resort features 650 feet of beach frontage and is located 20 minutes by car from Punta Cana International Airport. This 500-room resort offers three outdoor pools, a renovated spa, a casino, horseback riding, children’s club, teens’ club, an indoor theater and a music lounge. It also offers access to two golf courses that are 15 minutes by car from the resort. The resort has seven food and beverage outlets, with diverse international themes, and five bars and lounges. With 7,856 square feet of meeting space, the resort can accommodate groups of up to 760 people.

Playa’s prior parent acquired Dreams Palm Beach, formerly the Allegro Punta Cana, in 2007 for $52 million, or $104,000 per room. Following the acquisition, Playa invested $30 million, or $60,000 per room, to rebrand the property as Dreams Palm Beach and expand, renovate and reposition the resort, including expansion of the lobby and addition of a casino, convention center, restaurant and bars. Playa also renovated the existing building, public areas and all of the rooms. Following a six-month renovation in 2008, Net Package RevPAR increased from $98 in 2009 to $131 in 2013, an increase of 33.8%.

Dreams Punta Cana

Dreams Punta Cana is an all-ages resort situated on Uvero Alto on the northeast coast of the Dominican Republic. This resort received a Certificate of Excellence from TripAdvisor in 2015 as well as four AAA Four

Diamond Awards in 2012 through 2015. It features 650 feet of beach frontage. This 620-room resort offers a free-form pool, night club, oceanfront bars, kids club, teens’ club, spa, fitness center, indoor theater, shopping galleria and supervised daily children’s activities. It also offers a PADI diving center, casino, horseback riding and a large meeting space for group activities. The resort has six food and beverage outlets, with diverse international themes, and ten bars and lounges. With 4,133 square feet of meeting space, the resort can accommodate groups of up to 300 people.

Playa’s Resort in Jamaica

Hyatt Ziva and Hyatt Zilara Rose Hall

Playa’s Jamaica resort, which was formerly operated as a Ritz-Carlton hotel by the previous owner, recently underwent a $87.3 million expansion, renovation and rebranding under the Hyatt Ziva and Hyatt Zilara brands. In connection with this major capital project, the resort added 193 luxury suites, increased its food and beverage offerings and renovated its lobby, lobby bar and spa. The resort has 18 food and beverage outlets, with diverse international themes, including a new 50,000 square foot food and beverage village, a roof lounge, a wedding sky lounge and a terrace bar. This resort also features 18,286 square feet of meeting space that can accommodate up to 1,540 people.

Hyatt Zilara Rose Hall is an AAA Four Diamond Resort catering to adults-only and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also received the Magellan Gold Grand Opening Award from Travel Weekly in 2016. Reopened in 2014, Hyatt Zilara Rose Hall features its own upscale dining and lounges, offering premium branded beverages. Located on the western edge of the estate, this adults-only resort has 234 guest suites, including 30 swim-up suites. Guests of Hyatt Zilara Rose Hall can enjoy adult-oriented amenities, including four chic and contemporary private pools, a pool bar and restaurant surrounded by chaise lounges and Bali Beds, a dedicated spa and fitness center, as well as a private beach.

Hyatt Ziva Rose Hall is an AAA Four Diamond Resort catering to guests of all ages and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also was recognized with TripAdvisor’s Certificate of Excellence in 2016. The resort includes a village where the entire family can engage in activities and shopping. Reopened in 2014, the resort’s 386 suites, including 28 newly created premium swim-up suites, feature oversized terraces with garden and ocean views. The resort offers guests eight pools, featuring five swim-up pools and three whirlpools, with upscale lounge seating and a swim-up bar with personalized service provided by the pool butler. Hyatt Ziva Rose Hall has its own spa and fitness center.

Resort Development

We have entered into an agreement to acquire a premier beach front land parcel in Cap Cana, which is located on the western coast of the Dominican Republic. If we complete such acquisition, we intend to build two new all-inclusive resorts on the site. In connection with this potential acquisition and development, we have entered into an agreement with Hyatt that provides that if the land is acquired, then the new resorts to be developed will be Hyatt All-Inclusive Resort Brand resorts (one Hyatt Ziva and one Hyatt Zilara). We have deposited approximately $5.6 million in an escrow account related to this potential acquisition. There are closing conditions that need to be satisfied prior to us being able to purchase the land and commence development. Assuming all closing conditions are satisfied, we currently believe that the two proposed Cap Cana resorts would open in 2019.

Playa’s Hyatt Resort Agreements

For each Playa resort using a Hyatt All Inclusive Brand, the Hyatt franchise agreements grant to each of Playa and any third party owner for whom Playa serves as hotel operator (each a “Resort Owner”) the right, and such Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort subject to the agreement. Each franchise agreement between Hyatt and such Resort Owner has an initial 15-year term and Hyatt has two options to extend the term for an additional term of five years each or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to each Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to the resort’s development and operation. In return, each Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems. In addition to the Hyatt franchise agreement, each Hyatt franchise Resort Owner enters into additional agreements with Hyatt pertaining to the development and operation of such new Hyatt All-Inclusive Resort Brand resort, including a trademark sublicense agreement, a World of Hyatt (previously Hyatt Gold Passport®) guest loyalty program agreement, a chain marketing services agreement, and a reservations agreement.

Although the Hyatt All-Inclusive Resort Brands are relatively new brands, we believe that our knowledge of and experience with all-inclusive resorts in the countries covered by the Hyatt franchise agreements mitigate the risks of working with these brands. In addition, Playa continues to work with Hyatt to jointly improve all aspects of the brand system and standards for the Hyatt All-Inclusive Resort Brands. Hyatt owns the intellectual property rights relating to the Hyatt All-Inclusive Resort Brands, but Playa will have rights to use certain innovations that Hyatt and Playa jointly developed for the Hyatt All-Inclusive Resort Brands.

For more detailed information regarding the terms of the Hyatt Strategic Alliance Agreement and the Hyatt Resort Agreements, including the benefits to related parties, please see the section entitled “Certain Relationships and Related Person Transactions—Playa Relationships and Related Party Transactions—Hyatt Agreements.”

The Hyatt Strategic Alliance Agreement

We have entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of its decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fails to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fails to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

AMResorts Management Agreements

Five of our resorts (Dreams Puerto Aventuras, Secrets Capri, Dreams Punta Cana, Dreams La Romana and Dreams Palm Beach) are operated by AMResorts pursuant to long-term management agreements that contain customary terms and conditions, including those related to fees, termination conditions, capital expenditures, transfers of control of parties or transfers of ownership to competitors, sales of the hotels, and non-competition and non-solicitation. We pay AMResorts and its affiliates, as operators of these resorts, base management fees and incentive management fees. In addition, we reimburse the operators for some of the costs they incur in the provision of certain centralized services. We expect that these resorts will continue to be operated by AMResorts until the expiration of all such agreements in 2022. However, we have the right to terminate the management agreement related to Dreams La Romana resort, subject to certain conditions (including a termination fee if terminated prior to December 2017), and we may choose to do so in order to rebrand the resort and internalize its management. We may also choose to opportunistically sell one or more of these resorts and redeploy the proceeds from any such sales, subject to certain restrictions under our Senior Secured Credit Facility and the Indenture.

The Panama Jack Agreement

On October 6, 2016, Playa’s subsidiary Playa Management USA, LLC (“Playa USA”) entered into a master development agreement (the “Panama Jack Agreement”) with Panama Jack. Pursuant to the Panama Jack Agreement, Panama Jack granted Playa the exclusive right to develop and own and/or to manage resorts under the Panama Jack brand (the “Panama Jack Resorts”) in Antigua, Aruba, the Bahamas, Barbados, Costa Rica, the Dominican Republic, Jamaica, Mexico, Panama, St. Lucia and, subject to the lifting of various U.S. sanctions, Cuba. In addition, if Playa wishes to participate in any project to develop, convert or operate any resorts in the aforementioned countries that we believe in good faith and reasonable judgment are suitable for branding or conversion as a Panama Jack Resort, we will submit an application to Panama Jack to operate such resort as a Panama Jack Resort pursuant to the terms of the Panama Jack Agreement. Panama Jack may, in its commercially reasonable discretion, decide to approve or reject our application to operate a Panama Jack Resort. If Panama Jack approves our application, each such approved resort will be subject to a separate license agreement with Panama Jack.

Playa and Panama Jack have agreed to work together in good faith to determine the concept and system to be associated with the establishment and operation of the Panama Jack Resorts, including the brand standards to be determined by Panama Jack, the operating standards to be determined by Playa and the brand, logos and other proprietary marks used by the Panama Jack Resorts. Playa has also agreed to rebrand two of its existing resorts, Gran Caribe Resort and Gran Porto Resort, under the Panama Jack brand upon negotiation and execution of a license agreement for each such resort. We will work with Panama Jack to improve the Gran Caribe Resort and Gran Porto Resort to comply with the hotel operating standards applicable to the Panama Jack brand. We jointly develop with Panama Jack brand standards for the Panama Jack Resorts.

The Panama Jack Agreement has a 10 year term expiring in 2026, subject to either party’s right to terminate in the event of the other party’s (i) admission of its inability to pay its debts as they become due or assignment for the benefit of creditors, liquidation or dissolution, or commencement of a proceeding for bankruptcy, insolvency or similar proceeding, (ii) uncured breach of the Panama Jack Agreement within 30 days after delivery of written notice or (iii) knowing maintenance of false books and records or knowing submission of false or misleading reports or information to the other party.

Vacation Package Distribution Channels and Sales and Reservations

Our experienced sales and marketing team uses a strategic sales and marketing program across a variety of distribution channels through which Playa’s all-inclusive vacation packages are sold. Key components of this sales and marketing program include:

•	Targeting the primary tour operators and the wholesale market for transient business with a scalable program that supports shoulder and lower rate seasons while seeking to maximize revenue during high season, which also includes:

•	Engaging in cooperative marketing programs with leading travel industry participants;

•	Participating in travel agent promotions and awareness campaigns in coordination with tour operator campaigns, as well as independent of tour operators; and

•	Utilizing online travel leaders, such as Expedia and Booking.com, to supplement sales during shoulder and lower rate seasons;

•	Developing programs aimed at targeting consumers directly through:

•	Our website;

•	The Hyatt website and toll free reservation telephone numbers with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts;

•	The World of Hyatt (previously Hyatt Gold Passport®) guest loyalty program, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts; and

•	Our toll free reservation system that provides a comprehensive view of inventory in real time, based on demand;

•	Targeting group and incentive markets to seek and grow a strong base of corporate and event business utilizing Playa’s group sales team and fostering leads developed in conjunction with Hyatt’s group sales function;

•	Highlighting destination wedding and honeymoon programs by utilizing specialist sales agents for this growing resort category;

•	Participating in key industry trade shows targeted to the travel agent and wholesale market;

•	Engaging in online and social media, including:

•	Search engine optimization;

•	Targeted online and bounce-back advertising;

•	Social media presence via sites such as Facebook, Twitter, Instagram and Pinterest; and

•	Flash sales and special offers for high need periods;

•	Monitoring and managing TripAdvisor and other similar consumer sites; and

•	Activating a targeted public relations plan to generate media attention—both traditional and new media including travel bloggers who focus on vacation travel to Mexico and the Caribbean.

Playa is seeking to grow a base of business through its group and incentive sales team, as well as destination wedding business. We seek to support this base through tour operators that can help generate sales during shoulder and lower rate seasons. We also seek luxury transient business to provide high rate business during peak seasons, such as winter and spring holidays, while “bargain hunters” can be targeted through social media for last minute high need periods. This multi-pronged strategy is designed to increase Net Package RevPAR as well as generate strong occupancy through all of the resort seasons.

Insurance

Playa’s resorts carry what we believe are appropriate levels of insurance coverage for a business operating in the lodging industry in Mexico, the Dominican Republic and Jamaica. This insurance includes coverage for general liability, property, workers’ compensation and other risks with respect to Playa’s business and business interruption coverage.

This general liability insurance provides coverage for any claim, including terrorism, resulting from Playa’s operations, goods and services and vehicles. We believe these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers.

Competition

Playa faces intense competition for guests from other participants in the all-inclusive segment of the lodging industry and, to a lesser extent, from traditional hotels and resorts that are not all-inclusive. The all-inclusive segment remains a relatively small part of the broadly defined global vacation market that has historically been dominated by hotels and resorts that are not all-inclusive. Playa’s principal competitors include other operators of all-inclusive resorts and resort companies, such as Barceló Hotels & Resorts, RIU Hotels & Resorts, IBEROSTAR Hotels & Resorts, Karisma Hotels & Resorts, AMResorts, Meliá Hotels International, Excellence Resorts and Palace Resorts, as well as some smaller, independent and local owners and operators. Playa competes for guests based primarily on brand name recognition and reputation, location, guest satisfaction, room rates, quality of service, amenities and quality of accommodations. In addition, Playa also competes for guests based on the ability of members of the World of Hyatt (previously Hyatt Gold Passport®) guest loyalty program to earn and redeem loyalty program points at Playa’s Hyatt All-Inclusive Resort Brand resorts. We believe that our strategic relationship with Hyatt provides Playa with a significant competitive advantage, with respect to our Hyatt All-Inclusive Resort Brand resorts, through Hyatt’s brand name recognition, as well as through Hyatt’s global loyalty program, distribution channels and other features.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Cyclicality

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. Further, many of the costs of running a resort are fixed rather than variable. As a result, in an environment of declining revenues the rate of decline in earnings is likely to be higher than the rate of decline in revenues.

Intellectual Property

Playa owns or has rights to use the trademarks, service marks or trade names that Playa uses or will use in conjunction with the operation of its business, including certain of Hyatt’s intellectual property under the Hyatt Resort Agreements and Panama Jack’s intellectual property under the Panama Jack Agreement. In the highly competitive lodging industry in which we operate, trademarks, service marks, trade names and logos are very important to the success of its business.

Corporate Information

Playa Hotels & Resorts N.V. is organized as a public limited company (naamloze vennootschap) under the laws of the Netherlands. Our registered office in the Netherlands is located at Prins Bernhardplein 200, 1097 JB Amsterdam. Our telephone number at that address is +31 20 521 49 62. We maintain a website at www.playaresorts.com, which includes additional contact information. The information on our website is not incorporated by reference into, and does not constitute a part of, this Prospectus/Offer to Exchange.

Employees

As of March 31, 2017, Playa directly and indirectly employed approximately 10,100 employees worldwide at its corporate offices and on-site at its resorts. We believe our relations with our employees are good. Of this amount, we estimate that approximately 5,900 of these employees are represented by labor unions.

Legal Proceedings

Except as noted below, we are not involved in any material litigation or regulatory proceeding nor, to our knowledge, is any material litigation or regulatory proceeding threatened against us.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company valued at approximately $4.4 million as of March 31, 2017. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which was appealed by both, the Mexican tax authorities and our local subsidiary, which would only be analyzed if the appeal by the tax authorities succeeds. The total assessment from the Mexican tax authorities was valued at $9.7 million as of March 31, 2017.

Executive Compensation

The following is a summary of the elements of and amounts paid under Playa’s compensation plans for fiscal year 2015 and 2016. Playa’s compensation for 2015 and 2016 is listed in the summary compensation table below.

Playa’s “named executive officers” during 2016 were Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer, Alexander Stadlin, Playa’s Chief Operating Officer, Larry K. Harvey, Playa’s Chief Financial Officer and Kevin Froemming, Playa’s Chief Marketing Officer. As we described in a Form 8-K filed with the SEC on May 15, 2017, on May 11, 2017, we appointed Ryan Hymel, who currently serves as as Senior Vice President & Treasurer, as Chief Financial Officer, effective July 1, 2017. Mr. Hymel will succeed Larry K. Harvey, who will retire from the Company effective June 30, 2017.

The following table sets forth the annual base salary and other compensation paid to each of Playa’s named executive officers for 2016 and 2015.

Name	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Bruce D. Wardinski	2016	$750,000	$1,162,500	$19,603	$1,932,103
Chairman and Chief Executive Officer	2015	778,846	902,344	18,957	1,700,147

Alexander Stadlin	2016	$515,049	$550,000	$16,854	$1,081,903
Chief Operating Officer	2015	519,230	360,938	16,572	896,740

Larry K. Harvey(3)	2016	$412,051	$450,000	$14,887	$876,938
Chief Financial Officer	2015	284,615	208,059	13,732	506,406

Kevin Froemming	2016	$412,051	$361,084	$11,532	$784,667
Chief Marketing Officer	2015	415,385	288,750	8,751	712,866

(1)	Bonuses are awarded by our Predecessor’s compensation committee after the end of the noted fiscal year based on a combination of individual and corporate performance.
(2)	For each named executive officer, the amount shown in “All Other Compensation” represents Playa’s matching contribution to the 401(k) plan for the named executive officer’s benefit and the premiums Playa paid for the life insurance premiums on the named executive officer’s life.
(3)	Mr. Harvey has been employed by Playa as Chief Financial Officer since April 2015. His annualized salary in 2015 was $400,000.

Bonuses

Pursuant to Playa’s Management Incentive Plan, Playa awards bonuses to its named executive officers based on a combination of individual and corporate performance measures that the Playa board of directors believes are important to the success of Playa’s business. Under Playa’s Management Incentive Plan, each named executive officer has a target incentive opportunity expressed as a percentage of his or her base salary, which is subject to increase or decrease according to the achievement of these individual and corporate performance measures. In addition, no named executive officer in Playa’s Management Incentive Plan will be paid a bonus unless Playa meets a specified minimum corporate performance threshold. In 2015 and 2016, the corporate performance metric used for each named executive officer and for the minimum corporate performance threshold was EBITDA. In addition, in 2015 and 2016, bonuses of Playa’s named executive officers were based 75% on achievement of corporate performance goals and 25% on achievement of individual performance goals, except that Mr. Wardinski’s bonuses were based 100% on corporate performance goals. In addition, Playa may make special incentive awards to an individual for extraordinary individual efforts and exceptional results, or contribution to extraordinary team efforts and exceptional results, in reaching Playa’s goals and objectives. In 2015, Mr. Harvey’s bonus was a special incentive award. All awards granted under Playa’s Management Incentive Plan must be approved by Playa’s board of directors and, with respect to members of management other than the Chief Executive Officer, its Chief Executive Officer. Playa’s board of directors has the right to adjust any payment to its named executive officers under Playa’s Management Incentive Plan.

Equity Awards

On March 10, 2017, in connection with the closing of Playa’s merger with Pace and the listing of Playa’s ordinary shares, Playa’s Board approved grants, which were issued on May 16, 2017, These grants of restricted share awards were made pursuant to Playa’s 2017 Omnibus Incentive Plan. Each award has a five year vesting term, with 25% of the restricted shares vesting on the third anniversary of the grant date, 25% of the restricted shares vesting on the fourth anniversary of the grant date and 50% of the restricted shares vesting on the fifth anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. If an executive’s employment terminates for any reason (other than due to death or disability), any unvested restricted shares will be forfeited by the executive. If an executive’s employment terminates due to death or disability, any unvested restricted shares will become 100% vested upon such termination. The executives have the right to vote the restricted shares and receive dividends on the restricted shares, provided that any dividends payable with respect to unvested restricted shares will be subject to the same conditions and restrictions applicable to the underlying restricted shares and will be paid to the executive if and to the extent the underlying restricted shares become vested. The following table sets forth the awards granted to each of Playa’s named executive officers:

Name	Year	Shares Granted
Bruce D. Wardinski	2017	260,000
Alexander Stadlin	2017	155,000
Larry K. Harvey	2017	100,000
Kevin Froemming	2017	90,000

The Compensation Committee of the Board is expected to issue 2017 annual time-vesting and performance-vesting equity awards pursuant to the Omnibus Incentive Plan in May 2017. Messrs. Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer, Alexander Stadlin, Playa’s Chief Operating Officer, Kevin Froemming, Playa’s Chief Marketing Officer, and Ryan Hymel who was recently appointed Playa’s Chief Financial Officer, effective July 1, 2017, are expected to receive awards. Each award is expected to consist of 50% of time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares. The performance-based restricted shares are expected to include the following terms:

•	50% of the performance-based restricted shares are earned based on an absolute total shareholder return (“TSR”) calculation over a three year-performance period, with an ability to earn one-third of the amount each year based on such year’s TSR as compared to pre-set goals, plus an ability to earn amounts not earned for a particular year to the extent of out performance in subsequent years in the performance period;

•	50% of the performance-based restricted shares are earned based on the compounded annual growth rate (“CAGR”) of adjusted EBITDA over a three-year performance period;

•	the total number of performance-based restricted shares that are earned based on the TSR and CAGR calculations are based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, and up to 150% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage will be adjusted on a linear basis;

•	any earned shares vest after the three year performance period, subject to continued employment through the date the Compensation Committee certifies the performance after the end of the performance period;

In addition, the awards are expected to have customary forfeiture and acceleration provisions in the event of a termination of employment or a change of control.

The expected aggregate value of the anticipated restricted share grants described above, assuming that the target level of performance is achieved with respect to the performance-based restricted shares, is expected to be approximately $2,500,000 for Mr. Wardinski, $1,250,000 for Mr. Stadlin, $750,000 for Mr. Froemming, and $600,000 for Mr. Hymel.

Retirement Savings Opportunities

All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). Playa provides this plan to help its employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under Playa’s 401(k) plan, employees are eligible to defer a portion of their salary, and Playa, at its discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the IRS. Playa currently matches 100% of each employee’s contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although Playa, in its sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which Playa makes any matching contributions. Playa’s contributions vest over time. The employee contributions and Playa’s match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the U.S. Tax Code as a tax qualified retirement plan. Contributions to the 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) plan and matching contributions are deductible by us when made subject to applicable U.S. Tax Code limits

Health and Welfare Benefits

Playa provides a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Pension Benefits

None of Playa’s named executive officers is a participant in any defined benefit plans.

Nonqualified Deferred Compensation

Playa does not offer any nonqualified deferred compensation plans.

Employment Agreements

Playa’s subsidiary, Playa Resorts Management, LLC (“Playa Management”), entered into an employment agreement with Mr. Wardinski, Playa’s Chairman and Chief Executive Officer, which was amended and restated in 2016, and entered into a new employment agreement with Mr. Harvey, Playa’s Chief Financial Officer. Playa’s subsidiary, Playa Management USA, LLC (“Playa USA”), also entered into employment agreements with Playa’s other named executive officers, Mr. Stadlin, Playa’s Chief Operating Officer, and Mr. Froemming, Playa’s Chief Marketing Officer.

Wardinski Employment Agreement

Mr. Wardinski, Playa’s subsidiary, Playa Management, and Playa, solely with respect to Mr. Wardinski’s appointment as Playa’s Chief Executive Office and Chairman of Playa’s Board, entered into an employment agreement on August 31, 2016, with an effective date of January 1, 2016. Mr. Wardinski’s employment agreement provides for an initial period of employment that ends on December 31, 2019, subject to an automatic extension until December 31, 2021 unless either Playa Management or Mr. Wardinski elects not to extend the term by providing written notice to the other party at least three months but not more than twelve months prior to December 31, 2019 (“Non-Renewal Notice”). Mr. Wardinski serves as the Chief Executive Officer of Playa Management, Chairman of the Board of Managers of Playa Management (the “Playa Management Board”), Playa’s Chief Executive Officer and Chairman of Playa’s Board.

Mr. Wardinski’s employment agreement provides for a base salary of $750,000 (as may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 125% of base salary (subject to a maximum of 200% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management. Mr. Wardinski is also entitled to paid time off and holiday pay in accordance with Playa

Management’s policies. In addition, upon termination of Mr. Wardinski’s employment agreement without

“Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in the employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment (the “Wardinski Severance Payment”), paid in 24 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 24 months for the purpose of covering Mr. Wardinski’s health insurance, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan (the “Wardinski Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement (a “Change in Control Termination”), Mr. Wardinski will be eligible to receive the payments set forth above, provided however that the Wardinski Severance Payment shall be increased to 2.99 times Mr. Wardinski’s base salary at the rate in effect on his last day of employment.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, within 60 days following a “Change in Control” or a “Partial Change in Control,” as those terms are defined in the employment agreement, conditioned on his execution of a separation and release agreement, Mr. Wardinski will be eligible to receive three months of his base salary.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, conditioned upon his execution of a separation and release agreement, Mr. Wardinski will be eligible for two monthly installments of the Wardinski Additional Amount.

In the event that Mr. Wardinski’s employment terminates as a result of “Disability,” as such term is defined in the employment agreement, or death, Mr. Wardinski or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (ii) payments of the Wardinski Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in the employment agreement, if health insurance coverage becomes available to Mr. Wardinski under another group insurance plan during the twelve-month period, payment of the Wardinski Additional Amount shall cease. In addition, in the event of Mr. Wardinski’s death, Mr. Wardinski’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

If either Mr. Wardinski or Playa Management causes Mr. Wardinski’s employment to end on December 31, 2019 by the delivery of a Non-Renewal Notice or if Mr. Wardinski’s employment automatically terminates on December 31, 2021, then, conditioned upon his execution of a separation and release agreement, Mr. Wardinski is entitled to receive an amount equal to six months of his base salary, paid in six equal monthly installments.

Regardless of the reason for any termination of Mr. Wardinski’s employment agreement, including if Mr. Wardinski is terminated for “Cause,” as such term is defined in the employment agreement (other than in the case of Mr. Wardinski’s death or “Disability,” as defined in the employment agreement, which are described above), Mr. Wardinski will be eligible to receive his then-accrued compensation, reimbursement for any outstanding reasonable business expense he has incurred in performing his duties, continued insurance benefits to the extent required by law and any fully vested but unpaid rights under any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa or Playa’s affiliates.

Mr. Wardinski’s employment agreement provides that Mr. Wardinski is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa

Management, Playa or Playa’s affiliates, Mr. Wardinski is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management, Playa or any of Playa’s affiliates; (iii) serving as Chairman of Playa’s Board; and (iv) certain other activities and director positions that the Playa Management Board and Playa’s Board may approve.

Mr. Wardinski’s employment agreement provides that during the term of his employment and for a period of 18 months (three months in the event that Mr. Wardinski terminates his employment without “Good Reason,” as such term is defined in the employment agreement, within sixty days following a “Change in Control” or “Partial Change in Control,” as each such term is defined in the employment agreement, six months in the case of a non-renewal or expiration of his employment and 12 months following a Change in Control Termination, each as described above) following the expiration, resignation or termination of his employment, Mr. Wardinski agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Wardinski may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management, Playa or any of Playa’s affiliates in a line of business that we, Playa Management, or any of Playa’s affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Wardinski’s termination, an employee with a senior management position at Playa Management, us or any of Playa’s affiliates . Mr. Wardinski’s employment agreement provides for a confidentiality covenant on the part of Mr. Wardinski both during and after his termination of employment.

Employment Agreements of Messrs. Stadlin, Froemming and Harvey

On September 15, 2016, Mr. Stadlin and Mr. Froemming each entered into an employment agreement with Playa USA, each with an effective date of January 1, 2016. On September 21, 2016, Mr. Harvey entered into an employment agreement with Playa Management, with an effective date of January 1, 2016. The employment agreements of each of Messrs. Stadlin, Froemming and Harvey provide for an initial period of employment that ends on December 31, 2018. Pursuant to the respective employment agreements, Mr. Stadlin serves as the Chief Executive Officer of Playa USA, Mr. Froemming serves as Chief Marketing Officer of Playa USA and Mr. Harvey serves as Chief Financial Officer of Playa Management.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a base salary of $515,000, $412,000 and $412,000, respectively (as each may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 75% of base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa USA (or, in the case of Mr. Harvey, Playa Management). Messrs. Stadlin, Froemming and Harvey are also each entitled to paid time off and holiday pay in accordance with the policies of Playa USA (or, in the case of Mr. Harvey, Playa Management). In addition, upon termination of each of the employment agreements without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in each employment agreement, each applicable executive will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event the executive is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in each employment agreement, the executive will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 1.5 times his base salary at the rate in effect on his last day of employment. In the event that the executive terminates his employment without “Good Reason,” as defined in each employment agreement, conditioned upon his execution of a separation and release agreement, the executive will be eligible to receive a payment of any unpaid portion of his base salary, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa USA (or, in the case of Mr. Harvey, Playa Management).

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event that the executive’s employment terminates as a result of “Disability,” as such term is defined in each employment agreement, or death, the executive or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) a payment of any unpaid portion of his base salary, (ii) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (iii) payments of the Executive Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in each employment agreement, if health insurance coverage becomes available to the executive under another group insurance plan during the twelve-month period, payment of the Executive Additional Amount shall cease. In addition, in the event of Messrs. Stadlin, Froemming or Harvey’s death, such executive’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that the executive is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or Playa’s affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates; and (iii) certain other activities and director positions that the board of directors of Playa USA (or in the case of Mr. Harvey, the Playa Management Board) and Playa’s Board may approve.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that during the term of the executive’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, the executive agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates in a line of business that we, Playa USA (or, in the case of Mr. Harvey, Playa Management), or any of Playa’s affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position at Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates. The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a confidentiality covenant on the part of the executive after his termination of employment.

As we described in a Form 8-K filed with the SEC on May 15, 2017, on May 11, 2017, we appointed Ryan Hymel, who currently serves as as Senior Vice President & Treasurer, as Chief Financial Officer, effective July 1, 2017. Mr. Hymel will succeed Larry K. Harvey, who will retire from the Company effective June 30, 2017. Mr. Hymel has assumed the duties of principal financial and accounting officer of the Company. Pursuant to Mr. Harvey’s employment agreement, his restricted stock award agreement and a separation agreement he will enter into with the Company in connection with his retirement, Mr. Harvey shall: (i) provide the Company, as reasonably requested, assistance and cooperation with respect to the transitioning of Mr. Harvey’s duties until December 31, 2017; (ii) provide the Company and its affiliates a full and unconditional release from any and all claims, actions, damages, liabilities and expenses; (iii) receive 12 months of salary continuation payments at his current base salary; (iv) continue to comply with applicable confidentiality requirements and for 12 months with applicable non-competition and non-solicitation covenants; (v) receive $1,500 per month for 12 months (or until he becomes eligible to obtain insurance coverage under another group insurance plan if sooner) to help defray the costs of procuring health insurance coverage (including COBRA); (vi) receive a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled to under his employment agreement for his services in 2017; and (vii) have the time-vesting provision of his outstanding restricted stock award accelerated.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Any reference in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to our financial condition and results of operations prior to the Business Combination on March 11, 2017 refer to the financial condition and results of operations of our Predecessor, Playa Hotels & Resorts B.V.

Results of Operations

Three Months Ended March 31, 2017 and 2016

The following table summarizes our results of operations on a consolidated basis for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,		Increase / Decrease
	2017	2016	Change	% Change
	($ in thousands)
Revenue:
Package	$152,956	$142,456	$10,500	7.4%
Non-package	21,111	17,500	3,611	20.6%

Total revenue	174,067	159,956	14,111	8.8%

Direct and selling, general and administrative expenses:
Direct	77,106	72,498	4,608	6.4%
Selling, general and administrative	28,664	21,986	6,678	30.4%
Depreciation and amortization	12,410	13,134	(724)	(5.5)%
Insurance proceeds	—	(130)	130	(100.0)%

Direct and selling, general and administrative expenses	118,180	107,488	10,692	9.9%

Operating income	55,887	52,468	3,419	6.5%

Interest expense	(14,015)	(13,743)	(272)	2.0%
Other (expense) income, net	(645)	(282)	(363)	128.7%

Net income before tax	41,227	38,443	2,784	7.2%

Income tax provision	(13,588)	(1,906)	(11,682)	612.9%

Net income	$27,639	$36,537	$(8,898)	(24.4)%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue (as defined below), total net revenue and Adjusted EBITDA for the three months ended March 31, 2017 and 2016. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and reconciliation to the most comparable U.S. GAAP financial measures, see “Key Indicators of Financial and Operating Performance” and “Non-U.S. GAAP Financial Measures,” below.

Total Portfolio

	Three Months Ended March 31,		Increase / Decrease
	2017	2016	Change		% Change
Occupancy	87.4%	82.3%	5.1	pts	6.2%
Net Package ADR	$309.61	$303.40	$6.21		2.0%
Net Package RevPAR	270.67	249.66	21.01		8.4%

	($ in thousands)
Net Package Revenue	$149,622	$139,538	$10,084		7.2%
Net Non-package Revenue	20,888	17,319	3,569		20.6%
Total net revenue	170,510	156,857	13,653		8.7%
Adjusted EBITDA	$74,473	$66,834	$7,639		11.4%

Total Revenue and Total Net Revenue

Our total revenue for the three months ended March 31, 2017 increased $14.1 million, or 8.8%, compared to the three months ended March 31, 2016. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the three months ended March 31, 2017 increased $13.7 million, or 8.7%, compared to the three months ended March 31, 2016. This increase was driven by an increase in Net Package Revenue of $10.1 million, or 7.2%, and an increase in Net Non-package Revenue of $3.6 million, or 20.6%. The increase in Net Package Revenue was the result of an increase in Net Package ADR of $6.21, or 2% and an increase in average occupancy from 82.3% to 87.4%, the equivalent of an increase of $21.01, or 8.4%, in Net Package RevPAR.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the three months ended March 31, 2017 and 2016 ($ in thousands):

	Three Months Ended March 31,		Increase/Decrease
	2017	2016	Change	% Change
Direct expenses	$77,106	$72,498	$4,608	6.4%
Less: tips	3,557	3,099	458	14.8%

Net direct expenses	$73,549	$69,399	$4,150	6.0%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represents total direct expenses less compulsory tips paid to employees) for the three months ended March 31, 2017 were $73.5 million, or 43.1%, of total net revenue and $69.4 million, or 44.2%, of total net revenue for the three months ended March 31, 2016.

Net direct expenses for the three months ended March 31, 2017 include $19.5 million of food and beverage expenses, $24.4 million of resort salary and wages, $7.0 million of utility expenses, $3.4 million of repairs and maintenance expenses, $0.6 million of licenses and property taxes, $3.9 million of incentive and management fees, $4.4 million of Hyatt fees, and $10.3 million of other operational expenses. Other operational expenses primarily include $1.2 million of office supplies, $1.1 million of guest supplies, $0.6 million of laundry and cleaning expenses, $1.1 million of transportation and travel expenses, $0.9 million of entertainment expenses, $1.0 million of other supplies and expense amortization, $1.4 million of property and equipment rental expenses, and $3.0 million of other expenses.

Net direct expenses for the three months ended March 31, 2016 include $18.9 million of food and beverage expenses, $24.4 million of resort salaries and wages, $6.0 million of utility expenses, $3.6 million of repairs and maintenance expenses, $0.8 million of licenses and property taxes, $4.2 million of incentive and management fees, $3.8 million of Hyatt fees, and $7.7 million of other operational expenses. Other operational expenses primarily include $1.2 million of office supplies, $1.1 million of guest supplies, $0.8 million of laundry and cleaning expenses, $1.1 million of transportation and travel expenses, $0.9 million of entertainment expenses, $0.9 million of other supplies and expense amortization, $0.7 million of property and equipment rental expenses, and $1.0 million of other expenses.

Net direct expenses for the three months ended March 31, 2017 increased $4.2 million, or 6%, compared to the three months ended March 31, 2016. The increases in net direct expenses were primarily attributable to an increase in utility expenses of $1.1 million, an increase in food and beverage expenses of $0.6 million and an increase in other operational expenses of $2.6 million. These expenses were partially offset by a decrease in incentive and management fees of $0.3 million and a decrease in license and property taxes of $0.2 million.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the three months ended March 31, 2017 increased $6.7 million, or 30.4%, compared to the three months ended March 31, 2016. This increase was primarily driven by an increase in transaction expenses of $4.9 million, an increase in advertising expenses of $0.8 million, an increase in professional fees of $0.2 million and an increase in corporate personnel costs of $0.8 million, and an increase of $0.5 million in other selling, general and administrative expenses. These expenses were partially offset by a decrease in insurance expenses of $0.5 million.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the three months ended March 31, 2017 decreased $0.7 million, or 5.5%, compared to the three months ended March 31, 2016.

Insurance Proceeds

We did not receive insurance proceeds during the three months ended March 31, 2017. We received $0.1 million of insurance proceeds during the three months ended March 31, 2016, which represents proceeds related to a small claim at the Dreams Palm Beach resort.

Interest Expense

Our interest expense for the three months ended March 31, 2017 increased $0.3 million, or 2.0%, as compared to the three months ended March 31, 2016. This increase was primarily attributable to the issuance of an additional $50.0 million of our senior unsecured notes, which mature on August 15, 2020 (the “Senior Notes due 2020”) on October 4, 2016. This was partially offset by a decrease in interest expense on our revolving credit facility.

Income Tax Provision

The income tax provision for the three months ended March 31, 2017 was $13.6 million, an increase of $11.7 million compared to the three months ended March 31, 2016, during which we reported an income tax provision of $1.9 million. The increased income tax provision in the three months ended March 31, 2017 was driven primarily by a $3.1 million increase of the tax impact on increased pre-tax book income and an $8.3 million increase in the discrete expense associated with foreign exchange rate fluctuations.

Adjusted EBITDA

Our Adjusted EBITDA for the three months ended March 31, 2017 increased $7.6 million, or 11.4%, compared to the three months ended March 31, 2016.

For discussions of Adjusted EBITDA and reconciliation to the most comparable U.S. GAAP financial measures, see “Key Indicators of Financial and Operating Performance” and “Non-U.S. GAAP Financial Measures,” below.

Years Ended December 31, 2016 and 2015

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change	% Change
	($ in thousands)
Revenue:
Package	$450,875	$352,820	$98,055	27.8%
Non-package	70,616	55,525	15,091	27.2%

Total revenue	521,491	408,345	113,146	27.7%

Direct and selling, general and administrative expenses:
Direct	286,691	247,080	39,611	16.0%
Selling, general and administrative	97,344	70,461	26,883	38.2%
Pre-opening	—	12,440	(12,440)	(100.0)%
Depreciation and amortization	52,744	46,098	6,646	14.4%
Insurance proceeds	(348)	(27,654)	27,306	(98.7)%

Direct and selling, general and administrative	436,431	348,425	88,006	25.3%

Operating income	85,060	59,920	25,140	42.0%

Interest expense	(54,793)	(49,836)	(4,957)	9.9%
Other expense, net	(5,819)	(2,128)	(3,691)	173.4%

Net income before tax	24,448	7,956	16,492	207.3%

Income tax (provision) benefit	(4,232)	1,755	(5,987)	(341.1)%

Net income	$20,216	$9,711	$10,505	108.2%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue (as defined below), total net revenue and Adjusted EBITDA for the years ended December 31, 2016 and 2015 for both our total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	81.2%	80.5%	0.7	pts	0.9%
Net Package ADR	$240.53	$222.07	$18.46		8.3%
Net Package RevPAR	195.31	178.66	16.65		9.3%

	($ in thousands)
Net Package Revenue	$439,009	$343,799	$95,210		27.7%
Net Non-package Revenue	70,030	55,525	14,505		26.1%
Total net revenue	509,039	399,324	109,715		27.5%
Adjusted EBITDA	$154,669	$101,681	$52,988		52.1%

Comparable Portfolio

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	83.0%	82.3%	0.7	pts	0.9%
Net Package ADR	$230.39	$220.72	$9.67		4.4%
Net Package RevPAR	191.22	181.60	9.62		5.3%

	($ in thousands)
Net Package Revenue	$350,106	$331,683	$18,423		5.6%
Net Non-package Revenue	55,566	53,406	2,160		4.0%
Total net revenue	405,672	385,089	20,583		5.3%
Comparable Adjusted EBITDA	$119,357	$94,850	$24,507		25.8%

Total Revenue and Total Net Revenue

Our total revenue for the year ended December 31, 2016 increased $113.1 million, or 27.7%, compared to the year ended December 31, 2015. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2016 increased $109.7 million, or 27.5%, compared to the year ended December 31, 2015. This increase was driven by an increase in Net Package Revenue of $95.2 million, or 27.7%, and an increase in Net Non-package Revenue of $14.5 million, or 26.1%. The increase in Net Package Revenue was the result of an increase in Net Package ADR of $18.46, or 8.3%, and an increase in average occupancy from 80.5% to 81.2%, the equivalent of an increase of $16.65, or 9.3%, in Net Package RevPAR.

Our comparable resorts for the years ended December 31, 2016 and 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015. Our comparable resorts experienced an increase in average occupancy from 82.3% to 83.0% and an increase in Net Package ADR of $9.67, or 4.4%, the equivalent of an increase of $9.62, or 5.3%, in Net Package RevPAR.

Our net revenue increase was a result of a $20.6 million increase in net revenue attributable to our comparable resorts and a $89.1 million increase in net revenue attributable to non-comparable resorts, which was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the years ended December 31, 2016 and 2015 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2016	2015	Change	% Change
Direct expenses	$286,691	$247,080	$39,611	16.0%
Less: tips	12,452	9,021	3,431	38.0%

Net direct expenses	$274,239	$238,059	$36,180	15.2%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represents total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2016 were $274.2 million, or 53.9%, of total net revenue and $238.1 million, or 59.6%, of total net revenue for the year ended December 31, 2015. Net direct expenses for the year ended December 31, 2016 include $75.7 million of food and beverage expenses, $92.7 million of resort salary and wages, $25.4 million of utility expenses, $14.6 million of repairs and maintenance expenses, $2.0 million of licenses and property taxes, $0.7 million of guest costs and $51.8 million of other operational expenses. Other operational expenses primarily include $4.3 million of office supplies, $4.4 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $4.5 million of transportation and travel expenses, $3.3 million of entertainment expenses, $13.5 million of Hyatt fees and $3.8 million of property and equipment rental expenses. Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2016 increased $36.2 million, or 15.2%, compared to the year ended December 31, 2015. This increase was a result of a $47.6 million increase in net direct expenses attributable to our non-comparable resorts (due to the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and a $11.4 million decrease in net direct expenses attributable to our comparable resorts. The increases in net direct expenses were primarily attributable to an increase in food and beverage expenses of $11.3 million, an increase in repairs and maintenance expenses of $2.1 million, an increase in utility expenses of $0.2 million, and an increase in other operational expenses of $23.6 million (all of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These expenses were partially offset by a decrease in resort salaries and wages of $2.4 million and a decrease in license and property taxes of $1.5 million.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2016 increased $26.9 million, or 38.2%, compared to the year ended December 31, 2015. This increase was primarily driven by an increase in advertising expenses of $6.9 million, an increase in commission expenses of $2.9 million, an increase in professional fees of $0.5 million (both of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), an increase in transaction expenses of $11.2 million and an increase in corporate personnel costs of $5.6 million. These expenses were offset by a decrease in other corporate expenses of $0.2 million.

Pre-Opening Expenses

We incurred no pre-opening expenses during the year ended December 31, 2016. Pre-opening expenses for the year ended December 31, 2015 were $12.4 million and consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the year ended December 31, 2016 increased $6.6 million, or 14.4%, compared to the year ended December 31, 2015. This increase was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Insurance Proceeds

We received $0.3 million of insurance proceeds during the year ended December 31, 2016, which represents proceeds related to small claims at Dreams Palm Beach, Dreams Punta Cana, and Hyatt Zilara Cancun. We received $27.7 million of insurance proceeds during the year ended December 31, 2015, which represents business interruption and property damage insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015.

Interest Expense

Our interest expense for the year ended December 31, 2016 increased $5.0 million, or 9.9%, as compared to the year ended December 31, 2015. This increase was primarily attributable to the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016.

Income Tax Provision

The income tax provision for the year ended December 31, 2016 was $4.2 million, an increase of $6.0 million compared to the year ended December 31, 2015, during which we reported an income tax benefit of $1.8 million. The increased income tax provision in the year ended December 31, 2016 was driven primarily by $3.4 million of deferred income tax expense in the Dominican Republic, $4.1 million of additional tax expense on increased pre-tax book income, a $4.7 million increase on non-deductible expenses, as well as a $1.4 million decrease in tax benefit associated with foreign rate fluctuation. The net tax expense increase was partially offset by the $7.3 million decrease on valuation allowance, which was mainly due to the release of valuation allowance of two Mexican entities.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2016 increased $53.0 million, or 52.1%, compared to the year ended December 31, 2015. This increase was a result of a $24.5 million increase in Comparable Adjusted EBITDA, and a $28.5 million increase in Adjusted EBITDA attributable to our non-comparable resorts.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Years Ended December 31, 2015 and 2014

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change	% Change
	($ in thousands)
Revenue:
Package	$352,820	$312,130	$40,690	13.0%
Non-package	55,525	55,107	418	0.8%

Total revenue	408,345	367,237	41,108	11.2%

Direct and selling, general and administrative expenses:
Direct	247,080	233,841	13,239	5.7%
Selling, general and administrative	70,461	62,176	8,285	13.3%
Pre-opening	12,440	16,327	(3,887)	(23.8)%
Depreciation and amortization	46,098	65,873	(19,775)	(30.0)%
Impairment loss	—	7,285	(7,285)	(100.0)%
Insurance proceeds	(27,654)	(3,000)	(24,654)	821.8%

Direct and selling, general and administrative	348,425	382,502	(34,077)	(8.9)%

Operating Income (loss)	59,920	(15,265)	75,185	(492.5)%

Interest expense	(49,836)	(41,210)	(8,626)	20.9%
Other (expense) income, net	(2,128)	(10,777)	8,649	(80.3)%

Net income (loss) before tax	7,956	(67,252)	75,208	(111.8)%

Income tax benefit	1,755	29,036	(27,281)	(94.0)%

Net income (loss)	$9,711	$(38,216)	$47,927	(125.4)%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA years ended December 31, 2015 and 2014 for both our total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change		% Change
Occupancy	80.5%	85.6%	(5.1	)pts	(6.0)%
Net Package ADR	$222.07	$207.12	$14.95		7.2%
Net Package RevPAR	178.66	177.33	1.33		0.8%

	($ in thousands)
Net Package Revenue	$343,799	$303,667	$40,132		13.2%
Net Non-package Revenue	55,525	55,107	418		0.8%
Total net revenue	399,324	358,774	40,550		11.3%
Adjusted EBITDA	$101,681	$89,833	$11,848		13.2%

Comparable Portfolio

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change		% Change
Occupancy	87.3%	88.7%	(1.4	)pts	(1.6)%
Net Package ADR	$213.57	$203.68	$9.89		4.9%
Net Package RevPAR	186.37	180.72	5.65		3.1%

	($ in thousands)
Net Package Revenue	$275,434	$262,159	$13,275		5.1%
Net Non-package Revenue	45,781	45,874	(93)		(0.2)%
Total net revenue	321,215	308,033	13,182		4.3%
Comparable Adjusted EBITDA	$92,074	$76,026	$16,048		21.1%

Total Revenue and Total Net Revenue

Our total revenue for the year ended December 31, 2015 increased $41.1 million, or 11.2%, compared to the year ended December 31, 2014. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2015 increased $40.6 million, or 11.3%, compared to the year ended December 31, 2014. This increase was driven by an increase in Net Package Revenue of $40.1 million, or 13.2%, and an increase in Net Non-package Revenue of $0.4 million, or 0.8%. The increase in Net Package Revenue resulted from an increase in Net Package ADR of $14.95, or 7.2%, partially offset by a decrease in average occupancy of 5.1%, the equivalent of an increase of $1.33, or 0.8%, in Net Package RevPAR.

Our comparable resorts for the year ended December 31, 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed on June 1, 2014 for expansion, renovation and repositioning and reopened on December 10, 2014.

Our total net revenue increase was a result of a $13.2 million increase attributable to our comparable resorts and a $27.3 million increase in net revenue attributable to our non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún).

Results for the year ended December 31, 2014 included $4.6 million of additional package revenue at our resorts in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, net revenue for our comparable resorts for the year ended December 31, 2015 increased $17.8 million compared to the year ended December 31, 2014.

Our comparable resorts experienced a decrease in average occupancy of 1.4% and an increase in Net Package ADR of $9.89, or 4.9%, the equivalent of an increase of $5.65, or 3.1%, in Net Package RevPAR.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the years ended December 31, 2015 and 2014 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change	% Change
Direct expenses	$247,080	$233,841	$13,239	5.7%
Less: tips	9,021	8,463	558	6.6%

Net direct expenses	$238,059	$225,378	$12,681	5.6%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represent total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2015 were $238.1 million, or 59.6% of total net revenue, and $225.4 million, or 62.8% of total net revenue, for the year ended December 31, 2014. Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2014 include $57.8 million of food and beverage expenses, $85.8 million of resort salaries and wages, $27.6 million of utility expenses, $11.7 million of repairs and maintenance expenses, $4.0 million of licenses and property taxes, and $23.9 million of other operational expenses. Other operational expenses primarily include $3.6 million of office supplies, $2.7 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $0.8 million of transportation and travel expenses, $2.3 million of entertainment expenses, $3.6 million of Hyatt fees, $2.2 million of overbooking expenses and $2.2 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2015 increased $12.7 million, or 5.6%, compared to the year ended December 31, 2014. This increase was a result of a $24.2 million increase in net direct expenses attributable to our non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), partially offset by an $11.5 million decrease in net direct expenses attributable to our comparable resorts. The increase in net direct expenses was primarily attributable to an increase in resort salaries and wages of $9.3 million, an increase in food and beverage expenses of $6.6 million and an increase in other operational expenses of $4.3 million (all of which were primarily driven by the reopening Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These were partially offset by a $3.4 million decrease in incentive and management fees and a $2.4 million decrease in utilities expenses.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2015 increased $8.3 million, or 13.3%, compared to the year ended December 31, 2014. This increase was primarily driven by an increase in advertising expenses of $2.2 million, an increase of commission expenses of $1.7 million, an increase in professional fees of $6.3 million, an increase in insurance expense of $3.3 million (due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and an increase in corporate personnel costs of $5.4 million. These were partially offset by a decrease in transaction expenses of $7.0 million and a decrease in other corporate expenses of $3.6 million.

Pre-Opening Expenses

Our pre-opening expenses for the year ended December 31, 2015 decreased $3.9 million compared to the year ended December 31, 2014. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred only in connection with renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún, as Hyatt Ziva and Hyatt Zilara Rose Hall and Hyatt Ziva Puerto Vallarta reopened for business in the fourth quarter of 2014.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the year ended December 31, 2015 decreased $19.8 million, or 30.0%, compared to the year ended December 31, 2014. This decrease was largely driven by the closure of Dreams Cancún, which closed in April 2014 for expansion, renovation and rebranding into the Hyatt Ziva Cancún. The resort reopened on November 15, 2015, and, therefore, 2015 only includes one full month of depreciation for that resort.

Impairment Loss

We had no impairment loss for the year ended December 31, 2015 compared to an impairment loss of $7.3 million for the year ended December 31, 2014. Impairment loss for the year ended December 31, 2014 represents the impairment recognized at Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile on September 14, 2014, thus leading to the temporary closure of the resort.

Insurance Proceeds

Our insurance proceeds for the year ended December 31, 2015 increased $24.7 million compared to the year ended December 31, 2014. Insurance proceeds for the year ended December 31, 2015 represent business interruption insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015. Insurance proceeds for the year ended December 31, 2015 represent property insurance and business interruption insurance related to Hyatt Ziva Los Cabos and included an additional $0.6 million related to a minor claim at Dreams Punta Cana.

Interest Expense

Our interest expense for the year ended December 31, 2015 increased $8.6 million, or 20.9%, as compared to the year ended December 31, 2014. This increase was primarily attributable to the issuance of an additional $50.0 million of our Senior Notes due 2020 on May 12, 2015 and an increase in the balance outstanding under our Revolving Credit Facility from $25.0 million as of the year ended December 31, 2014 to $50.0 million as of the year ended December 31, 2015.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2015 was $1.8 million, a decrease of $27.3 million compared to the year ended December 31, 2014, during which we reported an income tax benefit of $29.0 million. The decreased income tax benefit in the year ended December 31, 2015 was driven primarily by a $75.2 million increase in net income before tax in 2015, as well as a $25.0 million tax benefit related to the reversal of previously accrued income tax contingencies in the year ended December 31, 2014, which is non-recurring.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2015 increased $11.8 million, or 13.2%, compared to the year ended December 31, 2014. This increase was a result of a $16.0 million increase in Comparable Adjusted EBITDA and partially offset by a $4.2 million decrease in Adjusted EBITDA attributable to our non-comparable resorts. Results for the year ended December 31, 2014 included $4.2 million of additional EBITDA from our resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, Comparable Adjusted EBITDA increased $20.2 million compared to the year ended December 31, 2014.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Key Indicators of Financial and Operating Performance

We use a variety of financial and other information to monitor the financial and operating performance of our business. Some of this is financial information prepared in accordance with U.S. GAAP, while other information, though financial in nature, is not prepared in accordance with U.S. GAAP. For reconciliations of non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measure, see “Non-U.S. GAAP Financial Measures.” Our management also uses other information that is not financial in nature, including statistical information and comparative data that are commonly used within the lodging industry to evaluate the financial and operating performance of our portfolio. Our management uses this information to measure the performance of our segments and consolidated portfolio. We use this information for planning and monitoring our business, as well as in determining management and employee compensation. These key indicators include:

•	Net revenue

•	Net Package Revenue

•	Net Non-package Revenue

•	Occupancy

•	Net Package ADR

•	Net Package RevPAR

•	Adjusted EBITDA

•	Comparable Adjusted EBITDA

Net Revenue, Net Package Revenue and Net Non-package Revenue

We derive net revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net revenue is recognized when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized. Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed. Net revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition.

In analyzing our results, our management differentiates between Net Package Revenue and Net Non-package Revenue (as such terms are defined below). Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day. “Net Package Revenue” consists of net revenues derived from all-inclusive packages purchased by our guests. “Net Non-package Revenue” primarily includes net revenue associated with guests’ purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package.

The following table shows a reconciliation of Net Package Revenue, Net Non-package Revenue and Net Revenue to Total Revenue for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	($ in thousands)
Total Net Package Revenue	$149,622	$139,538
Total Net Non-package Revenue	20,888	17,319

Total net revenue	170,510	156,857

Plus: compulsory tips	3,557	3,099

Total revenue	$174,067	$159,956

The following table shows a reconciliation of comparable Net Package Revenue, comparable Net Non-package Revenue and comparable net revenue to total revenue for years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net Package Revenue:
Comparable Net Package Revenue(1)	$350,106	$331,683	$262,159
Non-comparable Net Package Revenue	88,903	12,116	41,508

Total Net Package Revenue	439,009	343,799	303,667

Net Non-package Revenue:
Comparable Net Non-package Revenue	$55,566	$53,406	$45,874
Non-comparable Net Non-package Revenue	14,464	2,119	9,233

Total Net Non-package Revenue	70,030	55,525	55,107

Net revenue:
Comparable total net revenue	$405,672	$385,089	$308,033
Non-comparable net revenue	103,367	14,235	50,741

Total net revenue	509,039	399,324	358,774

Plus: compulsory tips	12,452	9,021	8,463

Total revenue	$521,491	$408,345	$367,237

(1)	See “—Comparable Non-U.S. GAAP Measures” below for a discussion of our comparable metrics.

Occupancy

“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties for a period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.

Net Package ADR

“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net

Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package RevPAR

“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Adjusted EBITDA

We define EBITDA, a non-U.S. GAAP financial measure, as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other expense (income), net

•	Impairment loss

•	Management termination fees

•	Pre-opening expenses

•	Transaction expenses

•	Severance expenses

•	Other tax expense

•	Insurance proceeds

•	Stock-based compensation expense

•	Loss (gain) on extinguishment of debt

We believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense, net), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.

Adjusted EBITDA is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.

For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as computed under U.S. GAAP, see “Non-U.S. GAAP Financial Measures.”

Comparable Non-U.S. GAAP Measures

We believe that presenting Adjusted EBITDA, total net revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or reopenings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, comparable total net revenue, comparable Net Package Revenue and comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.

For the three months ended March 31, 2017 compared to the three months ended March 31, 2016, we had no non-comparable resorts as all of our resorts were owned and in operation for each period.

For the year ended December 31, 2016 compared to the year ended December 31, 2015, our non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015.

For the year ended December 31, 2015 compared to December 31, 2014, our non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed in December 2013 for expansion, renovation and repositioning and reopened on December 10, 2014.

Segment Results

Three Months Ended March 31, 2017 and 2016

We evaluate our business segment operating performance using segment net revenue and segment Adjusted EBITDA. The following tables summarize segment net revenue and segment Adjusted EBITDA for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$80,748	$71,617	$9,131	12.7%
Pacific Coast	28,432	22,889	5,543	24.2%
Caribbean Basin	61,330	62,347	(1,017)	(1.6)%

Segment net revenue	170,510	156,853	13,657	8.7%
Other	0	4	(4)	(100.0)%

Total net revenue	$170,510	$156,857	$13,653	8.7%

	Three Months Ended March 31,
	2017	2016	Change	% Change
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$43,070	$36,398	$6,672	18.3%
Pacific Coast	14,272	11,224	3,048	27.2%
Caribbean Basin	24,940	26,271	(1,331)	(5.1)%

Segment Adjusted EBITDA	82,282	73,893	8,389	11.4%
Other corporate—unallocated	(7,809)	(7,059)	(750)	10.6%

Total Adjusted EBITDA	$74,473	$66,834	$7,639	11.4%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income, respectively, each as computed under U.S. GAAP, see Note 16 to our Condensed Consolidated Financial Statements.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the three months ended March 31, 2017 and 2016 for the total segment portfolio. As the properties in the Yucatán Peninsula were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

	Three Months Ended March 31,
	2017	2016	Change		% Change
Occupancy	90.6%	83.5%	7.1	pts	8.5%
Net Package ADR	$325.66	$309.13	$16.53		5.3%
Net Package RevPAR	295.18	258.15	37.03		14.3%

	($ in thousands)
Net Package Revenue	$72,259	$63,897	$8,362		13.1%
Net Non-package Revenue	8,489	7,720	769		10.0%
Total net revenue	80,748	71,617	9,131		12.7%
Adjusted EBITDA	$43,070	$36,398	$6,672		18.3%

Segment Total Net Revenue. Our net revenue for the three months ended March 31, 2017 increased $9.1 million, or 12.7%, compared to the three months ended March 31, 2016. This increase was primarily due to the performance of Hyatt Ziva Cancun, which accounted for an $8.4 million increase in net revenue compared to the three months ended March 31, 2016 due to its increase in both Net Package ADR and Occupancy compared to prior year. This was partially offset by the performance of Gran Porto, which accounted for a $0.6 million decrease in net revenue compared to the three months ended March 31, 2016 due to a decrease in its Net Package ADR.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the three months ended March 31, 2017 increased $6.7 million, or 18.3%, compared to the three months ended March 31, 2016. Excluding Gran Porto this increase was due in large part to the strong performance by all of our resorts, which accounted for a $7.6 million increase in Adjusted EBITDA compared to the three months ended March 31, 2016, with Hyatt Ziva Cancun being the most notable contributor. This was offset by the performance of Gran Porto, which accounted for a $0.9 million decrease in Adjusted EBITDA compared to the three months ended March 31, 2016.

Pacific Coast

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-Package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the three months ended March 31, 2017 and 2016 for the total segment portfolio. As the properties in the Pacific Coast were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

	Three Months Ended March 31,
	2017	2016	Change		% Change
Occupancy	77.6%	69.2%	8.4	pts	12.1%
Net Package ADR	$369.25	$346.29	$22.96		6.6%
Net Package RevPAR	286.64	239.56	47.08		19.7%

	($ in thousands)
Net Package Revenue	$23,889	$20,186	$3,703		18.3%
Net Non-package Revenue	4,543	2,703	1,840		68.1%
Total net revenue	28,432	22,889	5,543		24.2%
Adjusted EBITDA	$14,272	$11,224	$3,048		27.2%

Segment Total Net Revenue. Our total net revenue for the three months ended March 31, 2017 increased $5.5 million, or 24.2%, compared to the three months ended March 31, 2016. This increase was due to increased net revenue by both hotels in this segment.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the three months ended March 31, 2017 increased $3.0 million, or 27.2%, compared to the three months ended March 31, 2016. This increase was due to increased Adjusted EBITDA by both hotels in this segment.

Caribbean Basin

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Caribbean Basin segment for the three months ended March 31, 2017 and 2016 for the total segment portfolio. As the properties in the Caribbean Basin were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

	Three Months Ended March 31,
	2017	2016	Change		% Change
Occupancy	87.6%	85.8%	1.8	pts	2.1%
Net Package ADR	$271.87	$284.50	$(12.63)		(4.4)%
Net Package RevPAR	238.04	244.15	(6.11)		(2.5)%

	($ in thousands)
Net Package Revenue	$53,474	$55,455	$(1,981)		(3.6)%
Net Non-package Revenue	7,856	6,892	964		14.0%
Total net revenue	61,330	62,347	(1,017)		(1.6)%
Adjusted EBITDA	$24,940	$26,271	$(1,331)		(5.1)%

Segment Total Net Revenue. Our total net revenue for the three months ended March 31, 2017 decreased $1.0 million, or 1.6%, compared to the three months ended March 31, 2016. This decrease was due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $0.1 million decrease in net revenue compared to the three months ended March 31, 2016. The remaining resorts in the Dominican Republic recorded a decrease of $0.9 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016, with Dreams Punta Cana being the largest contributor to this decrease. The decrease in Net Package ADR was due to the strategic decision to build and promote occupancy at Hyatt Ziva and Zilara Rose Hall, as well as Dreams Palm Beach at the expense of package rates, which decreased.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the three months ended March 31, 2017 decreased $1.3 million, or 5.1%, compared to the three months ended March 31, 2016. This decrease was primarily due to Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $1.7 million decrease in Adjusted EBITDA compared to the three months ended March 31, 2016. This was partially offset by an increase of $0.4 million for the three months ended March 31, 2017 for the remaining resorts in the Dominican Republic compared to the three months ended March 31, 2016.

Years Ended December 31, 2016 and 2015

We evaluate our business segment operating performance using segment net revenue and segment Adjusted EBITDA. The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015	Change	% Change
		($ in thousands)
Net revenue:
Yucatán Peninsula	$248,958	$204,294	$44,664	21.9%
Pacific Coast	75,340	26,588	48,752	183.4%
Caribbean Basin	184,709	168,311	16,398	9.7%

Segment net revenue	509,007	399,193	109,814	27.5%
Other	32	131	(99)	(75.6)%

Total net revenue	$509,039	$399,324	$109,715	27.5%

	Year Ended December 31,
	2016	2015	Change	% Change
		($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$108,946	$82,466	$26,480	32.1%
Pacific Coast	25,851	8,248	17,603	213.4%
Caribbean Basin	50,465	35,634	14,831	41.6%

Segment Adjusted EBITDA	185,262	126,348	58,914	46.6%
Other corporate—unallocated	(30,593)	(24,667)	(5,926)	24.0%

Total Adjusted EBITDA	$154,669	$101,681	$52,988	52.1%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 14, “Segment information,” to our consolidated financial statements included in this Form S-4 for more information.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the years ended December 31, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	86.3%	86.8%	(0.5	)pts	(0.6)%
Net Package ADR	$254.50	$248.68	$5.82		2.3%
Net Package RevPAR	219.63	215.85	3.78		1.8%

	($ in thousands)
Net Package Revenue	$218,663	$176,671	$41,992		23.8%
Net Non-package Revenue	30,295	27,623	2,672		9.7%
Total net revenue	248,958	204,294	44,664		21.9%
Adjusted EBITDA	$108,946	$82,466	$26,480		32.1%

Comparable Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	88.8%	88.2%	0.6	pts	0.7%
Net Package ADR	$246.32	$247.39	$(1.07)		(0.4)%
Net Package RevPAR	218.73	218.20	0.53		0.2%

	($ in thousands)
Net Package Revenue	$174,007	$172,990	$1,017		0.6%
Net Non-package Revenue	24,493	27,163	(2,670)		(9.8)%
Total net revenue	198,500	200,153	(1,653)		(0.8)%
Comparable Adjusted EBITDA	$92,620	$81,684	$10,936		13.4%

Segment Total Net Revenue. Our net revenue for the year ended December 31, 2016 increased $44.7 million, or 21.9%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva Cancún, which accounted for a $46.4 million increase in net revenue compared to the year ended December 31, 2015. The remaining resorts recorded a decrease of $1.7 million, or 0.8%, compared to the year ended December 31, 2015. This was primarily attributable to a large decrease in occupancy at our two resorts in Playa del Carmen during the first quarter of 2016 caused by fewer bookings from major tour operators.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $26.5 million, or 32.1%, compared to the year ended December 31, 2015. This increase was due to a $15.6 million increase in Adjusted EBITDA related to the reopening of Hyatt Ziva Cancún. The remaining resorts had Adjusted EBITDA of $92.6 million, an increase of $10.9 million, or 13.4%, compared to the year ended December 31, 2015.

Pacific Coast

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-Package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the years ended December 31, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	70.5%	53.7%	16.8	pts	31.3%
Net Package ADR	$267.50	$219.89	$47.61		21.7%
Net Package RevPAR	188.59	118.08	70.51		59.7%

	($ in thousands)
Net Package Revenue	$63,882	$22,943	$40,939		178.4%
Net Non-package Revenue	11,458	3,645	7,813		214.3%
Total net revenue	75,340	26,588	48,752		183.4%
Adjusted EBITDA	$25,851	$8,248	$17,603		213.4%

Comparable Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	70.2%	57.3%	12.9	pts	22.5%
Net Package ADR	$228.22	$206.99	$21.23		10.3%
Net Package RevPAR	160.21	118.61	41.60		35.1%

	($ in thousands)
Net Package Revenue	$19,635	$14,508	$5,127		35.3%
Net Non-package Revenue	2,796	1,986	810		40.8%
Total net revenue	22,431	16,494	5,937		36.0%
Comparable Adjusted EBITDA	$6,866	$2,199	$4,667		212.2%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2016 increased $48.8 million, or 183.4%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva Los Cabos in September 2015, which resulted in a $42.9 million increase in net revenue compared to the year ended December 31, 2015. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $5.9 million, or 36.0%, compared to the year ended December 31, 2015. This was primarily attributable to an increase in occupancy and Net Package ADR.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $17.6 million, or 213.4%, compared to the year ended December 31, 2015. This increase was due to a $12.9 million increase in Adjusted EBITDA related to the newly-opened Hyatt Ziva Los Cabos. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $6.9 million, an increase of $4.7 million, or 212.2%, compared to the year ended December 31, 2015.

Caribbean Basin

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our

Caribbean Basin segment for the years ended December 31, 2016 and 2015 for the total segment portfolio. As the properties in the Caribbean Basin were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	79.6%	80.5%	(0.9	)pts	(1.1)%
Net Package ADR	$215.17	$196.60	$18.57		9.4%
Net Package RevPAR	171.28	158.26	13.02		8.2%

	($ in thousands)
Net Package Revenue	$156,464	$144,185	$12,279		8.5%
Net Non-package Revenue	28,245	24,126	4,119		17.1%
Total net revenue	184,709	168,311	16,398		9.7%
Adjusted EBITDA	$50,465	$35,634	$14,831		41.6%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2016 increased $16.4 million, or 9.7%, compared to the year ended December 31, 2015. This increase was primarily due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $11.9 million increase in net revenue compared to the year ended December 31, 2015. The remaining resorts in the Dominican Republic recorded an increase of $4.5 million compared to the year ended December 31, 2015. This was primarily attributable to an increase in Net Package ADR at these resorts.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $14.8 million, or 41.6%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $12.0 million increase in Adjusted EBITDA compared to the year ended December 31, 2015. The remaining resorts in the Dominican Republic had Adjusted EBITDA of $37.9 million, an increase of $2.8 million compared to the year ended December 31, 2015.

Years Ended December 31, 2015 and 2014

The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2015 and 2014:

	Year Ended December 31
	2015	2014	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$204,294	$206,076	$(1,782)	(0.9)%
Pacific Coast	26,588	37,290	(10,702)	(28.7)%
Caribbean Basin	168,311	115,094	53,217	46.2%

Segment net revenue	399,193	358,460	40,733	11.4%
Other	131	314	(183)	(58.3)%

Total net revenue	$399,324	$358,774	$40,550	11.3%

	Year Ended December 31
	2015	2014	Change	% Change
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$82,466	$66,493	$15,973	24.0%
Pacific Coast	8,248	9,877	(1,629)	(16.5)%
Caribbean Basin	35,634	31,353	4,281	13.7%

Segment Adjusted EBITDA	126,348	107,723	18,625	17.3%
Other corporate—unallocated	(24,667)	(17,890)	(6,777)	37.9%

Total Adjusted EBITDA	$101,681	$89,833	$11,848	13.2%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 14, “Segment information,” to our consolidated financial statements included in this Form S-4 for more information.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	86.8%	90.0%	(3.2	)pts	(3.6)%
Net Package ADR	$248.68	$232.88	$15.80		6.8%
Net Package RevPAR	215.85	209.59	6.26		3.0%

	($ in thousands)
Net Package Revenue	$176,671	$175,286	$1,385		0.8%
Net Non-package Revenue	27,623	30,790	(3,167)		(10.3)%
Total net revenue	204,294	206,076	(1,782)		(0.9)%
Adjusted EBITDA	$82,466	$66,493	$15,973		24.0%

Comparable Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	88.2%	90.2%	(2.0	)pts	(2.2)%
Net Package ADR	$247.39	$232.95	$14.44		6.2%
Net Package RevPAR	218.20	210.12	8.08		3.8%

	($ in thousands)
Net Package Revenue	$172,990	$166,235	$6,755		4.1%
Net Non-package Revenue	27,163	27,814	(651)		(2.3)%
Total net revenue	200,153	194,049	6,104		3.1%
Comparable Adjusted EBITDA	$81,684	$63,138	$18,546		29.4%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 decreased $1.8 million, or 0.9%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of

Dreams Cancún, which closed in May 2014 for renovation, conversion and expansion into the Hyatt Ziva brand, and reopened in November 2015, and resulted in a $7.9 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $6.1 million, or 3.1%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR, partially offset by a decrease in occupancy.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 increased $16.0 million, or 24.0%, compared to the year ended December 31, 2014. This increase was primarily due to increases in Net Package ADR and management’s ability to cut operational costs and a $2.5 million decrease in Adjusted EBITDA related to Dreams Cancún, which closed in May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand. The remaining resorts had Adjusted EBITDA of $81.7 million, an increase of $18.5 million, or 29.4%, compared to the year ended December 31, 2014.

Pacific Coast

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the years ended December 31, 2015 and 2014 for the total segment portfolio. Both of our properties in the Pacific Coast segment are considered non-comparable for the years ended December 31, 2015 and 2014 as they were closed during a part of either or both of these periods. As such, there are no comparable segment portfolio statistics.

Total Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	53.7%	65.1%	(11.4	)pts	(17.5)%
Net Package ADR	$219.89	$235.29	$(15.40)		(6.5)%
Net Package RevPAR	118.08	153.17	(35.09)		(22.9)%

	($ in thousands)
Net Package Revenue	$22,943	$31,133	$(8,190)		(26.3)%
Net Non-package Revenue	3,645	6,157	(2,512)		(40.8)%
Total net revenue	26,588	37,290	(10,702)		(28.7)%
Adjusted EBITDA	$8,248	$9,877	$(1,629)		(16.5)%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 decreased $10.7 million, or 28.7%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile, which resulted in an $18.1 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $7.4 million, or 82.2%, compared to the year ended December 31, 2014. This was primarily attributable to the resort being open for the full period in 2015.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 decreased $1.6 million, or 16.5%, compared to the year ended December 31, 2014. Hyatt Ziva Los Cabos reported Adjusted EBITDA of $6.1 million, a decrease of $0.5 million compared to the prior year. Adjusted EBITDA for 2015 at Hyatt Ziva Los Cabos included $8.3 million of pre-opening expense, which was offset by $12.7 million of business interruption insurance proceeds as well as contribution from the resort’s operations following its reopening in September 2015. Adjusted EBITDA for 2014 at Hyatt Ziva Los Cabos included $3.4 million of pre-opening expense, which was partially offset by $3.0 million of business interruption insurance proceeds as well as contribution from the resort’s operations before closing in September 2014 after sustaining damage from Hurricane Odile. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $2.2 million, a decrease of $1.1 million, or 33.4%, compared to the year ended December 31, 2014. This decrease was primarily attributable to the delayed reopening of the resort in December 2014.

Caribbean Basin

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Caribbean Basin segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	80.5%	86.3%	(5.8	)pts	(6.7)%
Net Package ADR	$196.60	$167.35	$29.25		17.5%
Net Package RevPAR	158.26	144.42	13.84		9.6%

	($ in thousands)
Net Package Revenue	$144,185	$97,248	$46,937		48.3%
Net Non-package Revenue	24,126	17,846	6,280		35.2%
Total net revenue	168,311	115,094	53,217		46.2%
Adjusted EBITDA	$35,634	$31,353	$4,281		13.7%

Comparable Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	86.2%	86.9%	(0.7	)pts	(0.8)%
Net Package ADR	$173.52	$167.26	$6.26		3.7%
Net Package RevPAR	149.57	145.35	4.22		2.9%

	($ in thousands)
Net Package Revenue	$102,444	$95,924	$6,520		6.8%
Net Non-package Revenue	18,487	17,746	741		4.2%
Total net revenue	120,931	113,670	7,261		6.4%
Comparable Adjusted EBITDA	$35,057	$30,778	$4,279		13.9%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 increased $53.2 million, or 46.2%, compared to the year ended December 31, 2014. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a $46.0 million increase in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $7.2 million, or 6.4%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR at Dreams Palm Beach and Dreams Punta Cana and an increase in occupancy at Dreams La Romana.

As previously mentioned, results for the year ended December 31, 2015 included $4.6 million of additional package revenue from our resorts located in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, total net revenue for the year ended December 31, 2015 at our resorts in the Caribbean increased $57.8 million compared to the year ended December 31, 2014.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 increased $4.3 million, or 13.7%, compared to the year ended December 31, 2014. This increase was partially due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a minimal increase in Adjusted EBITDA compared to the year ended December 31, 2014. The remaining resorts had Adjusted EBITDA of $35.1 million, an increase $4.3 million, or 13.9%, compared to the year ended December 31, 2014.

As previously mentioned, results for the year ended December 31, 2015 included $4.2 million of additional EBITDA from our resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, Adjusted EBITDA for the year ended December 31, 2015 at our resorts in the Caribbean increased $8.5 million compared to the year ended December 31, 2014.

Non-U.S. GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA

The following is a reconciliation of our U.S. GAAP net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2017 and 2016:

($ in thousands):

	Three Months Ended March 31,
	2017	2016
Net income for the period	$27,639	$36,537

Interest expense	14,015	13,743
Income tax benefit	13,588	1,906
Depreciation and amortization	12,410	13,134

EBITDA	67,652	65,320
Other expense, net(a)	645	282
Transaction expense(b)	6,000	944
Other tax expense(c)	176	418
Insurance proceeds(d)	—	(130)

Adjusted EBITDA	$74,473	$66,834

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.
(b)	Represents expenses incurred in connection with corporate initiatives, such as: the redesign and build-out of our internal controls; other capital raising efforts including the Business Combination; and strategic initiatives, such as possible expansion into new markets. We eliminate these expenses from Adjusted EBITDA because they are not attributable to our core operating performance.
(c)	Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.
(d)	Represents a portion of the insurance proceeds related to property insurance and not business interruption proceeds.

The following is a reconciliation of our U.S. GAAP net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2016, 2015, and 2014: ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Net income (loss)	$20,216	$9,711	$(38,216)
Interest expense	54,793	49,836	41,210
Income tax provision (benefit)	4,232	(1,755)	(29,036)
Depreciation and amortization	52,744	46,098	65,873

EBITDA	$131,985	$103,890	$39,831
Other expense, net(a)	5,819	2,128	10,777
Impairment loss(b)	—	—	7,285
Management termination fees(c)	—	—	340
Pre-opening expense(d)	—	4,105	12,880
Transaction expense(e)	16,538	5,353	12,347
Severance expense(f)	—	—	2,914
Other tax expense(g)	675	1,949	1,190
Jamaica delayed opening accrual(h)	—	(1,458)	2,269
Insurance proceeds(i)	(348)	(14,286)	—

Adjusted EBITDA	$154,669	$101,681	$89,833

Less: Non-Comparable Adjusted EBITDA	(35,312)	(6,831)	(13,807)

Comparable Adjusted EBITDA(j)	$119,357	$94,850	$76,026

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.
(b)	Impairment loss attributable to Hyatt Ziva Los Cabos following Hurricane Odile.
(c)	Represents expenses incurred in connection with terminating the third-party management contracts pursuant to which our resorts located in Los Cabos, Cancún and Puerto Vallarta were previously managed.
(d)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(e)	Represents expenses incurred in connection with corporate initiatives, such as: the redesign and build-out of our internal controls; other capital raising efforts; and strategic initiatives, such as possible expansion into new markets. We eliminate these expenses from Adjusted EBITDA because they are not attributable to our core operating performance.
(f)	Represents expenses incurred in connection with the termination of employees at Dreams Cancún (now Hyatt Ziva Cancún) and Dreams Puerto Vallarta (now Hyatt Ziva Puerto Vallarta) in connection with the closure of these resorts for renovations in May 2014.
(g)	Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.
(h)	Represents an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed reopening of Hyatt Ziva and Hyatt Zilara Rose Hall. The reversal of this accrual occurred throughout 2015.
(i)	Represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. The business interruption insurance proceeds associated with Hurricane Odile were offset by the expenses incurred while Hyatt Ziva Los Cabos was closed and are included in net income (loss).
(j)	Excludes Adjusted EBITDA contribution from Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the year ended December 31, 2016 and 2015. Excludes Adjusted EBITDA contribution from Hyatt Ziva Puerto Vallarta, Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the year ended December 31, 2014.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations, and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Inflation

Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates to fully offset inflationary cost increases.

Liquidity and Capital Resources

Our primary short-term cash needs are paying operating expenses, maintaining our resorts, servicing of our outstanding indebtedness and funding any ongoing expansion, renovation, repositioning and rebranding projects. As of March 31, 2017, we had $35.4 million of scheduled contractual obligations due within one year.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our Revolving Credit Facility, originally entered into on August 9, 2013 amended and restated pursuant to that certain Restatement Agreement, dated as of April 27, 2017, with the lenders and agents party thereto and the guarantors named therein, permitting borrowings of up to $100.0 million and which matures on April 27, 2022 (the “Revolving Credit Facility”). We had cash and cash equivalents of $134.2 million as of March 31, 2017, compared to $37.4 million as of March 31, 2016 (excluding $10.0 million and $6.4 million of restricted cash, respectively). As of March 31, 2017, there was $0.0 million outstanding under our Revolving Credit Facility. When assessing liquidity, we also consider the availability of cash resources held within local business units to meet our strategic needs.

Long-term liquidity needs may include existing and future property expansions, renovations, repositioning and rebranding projects, potential acquisitions and the repayment of indebtedness. As of March 31, 2017, our total debt obligations were $836.9 million (which represents the principal amounts outstanding under our Revolving Credit Facility, $530.0 million term loan facility, originally entered into on August 9, 2013, as amended and restated pursuant to that certain Restatement Agreement, dated as of April 27, 2017, with the lenders and agents party thereto and the guarantors named therein, which matures on April 27, 2024 (the “Term Loan,” and together with the Revolving Credit Facility, the “Senior Secured Credit Facility”) and Senior Notes due 2020 and excludes a $0.7 million issuance discount on our Term Loan, a $3.9 million issuance premium on our Senior Notes due 2020 and $11.9 million of unamortized debt issuance costs). On April 27, 2017, we redeemed $115.0 million in aggregate principal amount of our Senior Notes due 2020 with a portion of proceeds from the Senior Secured Credit Facility (for additional detail, see “—Senior Secured Credit Facility”). In addition to the sources available for short-term needs, we may use equity or debt issuances or proceeds from the potential disposal of assets to meet these long-term needs.

In an effort to maintain sufficient liquidity, our cash flow projections and available funds are discussed with our Board and we consider various ways of developing our capital structure and seeking additional sources of liquidity if needed. The availability of additional liquidity options will depend on the economic and financial environment, our credit, our historical and projected financial and operating performance and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in our creditworthiness and potential non-compliance with financial covenants, we may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

Financing Strategy

In addition to our Revolving Credit Facility, we intend to use other financing sources that may be available to us from time to time, including financing from banks, institutional investors or other lenders, such as bridge loans, letters of credit, joint ventures and other arrangements. Future financings may be unsecured or may be secured by mortgages or other interests in our assets. In addition, we may issue publicly or privately placed debt or equity securities. When possible and desirable, we will seek to replace short-term financing with long-term financing. We may use the proceeds from any financings to refinance existing indebtedness, to finance resort projects or acquisitions or for general working capital or other purposes.

Our indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the obligation to repay such indebtedness will generally be limited to the particular resort or resorts pledged to secure such indebtedness. In addition, we may invest in resorts subject to existing loans secured by mortgages or similar liens on the resorts, or may refinance resorts acquired on a leveraged basis.

Cash Flows

The following table summarizes our net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our Consolidated Statements of Cash Flows and accompanying notes thereto included in this Prospectus/Offer to Exchange.

	Three Months Ended March 31,
	2017	2016
	($ in thousands)
Net cash provided by operating activities	$25,735	$20,633
Net cash used in investing activities	(3,181)	(2,118)
Net cash provided by (used in) financing activities	78,090	(16,563)

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net cash provided by operating activities	$78,538	$30,799	$3,715
Net cash used in investing activities	(24,671)	(104,147)	(116,462)
Net cash (used in) provided by financing activities	(55,815)	69,662	68,447

Net Cash Provided by Operating Activities

Our net cash from operating activities is generated primarily from operating income from our resorts. For the three months ended March 31, 2017 and 2016, our net cash provided by operating activities totaled $25.7 million and $20.6 million, respectively. Net income of $27.6 million for the three months ended March 31, 2017 included significant non-cash expenses, including $12.4 million of depreciation and amortization, representing a decrease of $0.7 million compared to the three months ended March 31, 2016.

Activity for the three months ended March 31, 2017:

•	Net increase in interest expense of $0.3 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016

•	Transaction expenses of $6.0 million

Activity for the three months ended March 31, 2016:

•	Transaction expenses of $0.9 million

For the years ended December 31, 2016, 2015, and 2014, our net cash provided by operating activities totaled $78.5 million, $30.8 million, and $3.7 million respectively. Net income of $20.2 million for the year ended December 31, 2016 included significant non-cash expenses, including $52.7 million of depreciation and amortization, which increased $6.6 million compared to the depreciation and amortization expense for the year ended December 31, 2015.

Activity for the year ended December 31, 2016:

•	Transaction expenses of $16.5 million

•	Increase in interest expense of $5.0 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016

Activity for the year ended December 31, 2015:

•	Pre-opening expenses of $12.4 million associated with the Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $5.4 million

•	Increase in interest expense of $8.6 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015 and an increase in amounts outstanding under the Revolving Credit Facility

Activity for the year ended December 31, 2014:

•	Pre-opening expenses of $16.3 million associated with the Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $12.3 million

•	Severance expenses of $2.9 million

Net Cash Used in Investing Activities

For the three months ended March 31, 2017 and 2016, our net cash used in investing activities was $3.2 million and $2.1 million, respectively.

Activity for the three months ended March 31, 2017:

•	Capital expenditures of $3.2 million

Activity for the three months ended March 31, 2016:

•	Capital expenditures of $2.0 million

•	Purchase of intangibles of $0.1 million

For the years ended December 31, 2016, 2015, and 2014, our net cash used in investing activities was $24.7 million, $104.1 million, and $116.5 million, respectively.

Activity for the year ended December 31, 2016:

•	Capital expenditures of $19.3 million

•	Changes in restricted cash of $5.6 million

•	Insurance proceeds of $0.5 million

Activity for the year ended December 31, 2015:

•	Capital expenditures of $119.7 million, primarily related to renovations completed at Hyatt Ziva Cancún and Hyatt Ziva Los Cabos

•	Insurance proceeds of $15.9 million

Activity for the year ended December 31, 2014:

•	Sale of airplane acquired in connection with our acquisition of Real Resorts for $5.5 million

•	Changes in restricted cash of $6.4 million

•	Capital expenditures of $131.5 million, primarily related to renovations completed at Hyatt Ziva Puerto Vallarta, Hyatt Ziva Cancún, and Hyatt Ziva and Hyatt Zilara Rose Hall

Capital Expenditures

We maintain each of our properties in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. Routine capital expenditures are administered by us and a third party property management company. However, we have approval rights over capital expenditures administered by the third property manager as part of the annual budget process for each of our properties. From time to time, certain of our resorts may be undergoing renovations as a result of our decision to upgrade portions of the resorts, such as guestrooms, public space, meeting space, gyms, spas and/or restaurants, in order to better compete with other hotels in our markets. The following table summarizes our capital expenditures for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	($ in thousands)
Maintenance Capital Expenditures(1)	$3,175	$2,010

Total Capital Expenditures	$3,175	$2,010

(1)	Our maintenance capital expenditures are cash expenditures made to extend the service life or increase capacity of our assets (including expenditures for the replacement, improvement or expansion of existing capital assets). These maintenance capital expenditures differ from ongoing repair and maintenance expense items which do not in our judgment extend the service life or increase the capacity of assets and are charged to expense as incurred. Typically, maintenance capital expenditures equate to roughly 3% to 4% of total net revenue.

The following table summarizes our capital expenditures for the years ended December 31, 2016, 2015, and 2014:

	Year Ended December 31,
	2016	2015	2014
Development Capital Expenditures
Hyatt Ziva Cancún	$—	$65,139	$15,613
Hyatt Ziva Los Cabos	—	37,198	7,422
Hyatt Ziva and Hyatt Zilara Rose Hall	—	6,193	81,071

Total Development Capital	—	108,530	104,106

Maintenance Capital Expenditures(1)	19,262	11,174	27,405

Total Capital Expenditures	$19,262	$119,704	$131,511

(1)	Our maintenance capital expenditures are cash expenditures made to extend the service life or increase capacity of our assets (including expenditures for the replacement, improvement or expansion of existing capital assets). These maintenance capital expenditures differ from ongoing repair and maintenance expense items which do not in our judgment extend the service life or increase the capacity of assets and are charged to expense as incurred. Typically, maintenance capital expenditures equate to roughly 3% to 4% of total net revenue.

Net Cash (Used in) Provided by Financing Activities

Our net cash provided by financing activities was $78.1 million for the three months ended March 31, 2017, compared to $16.6 million used in financing activities for the three months ended March 31, 2016.

Activity for the three months ended March 31, 2017:

•	Principal payments on our Term Loan of $0.9 million

•	Payments of our deferred consideration to the selling shareholder of Real Resorts (the “Real Shareholder”) of $0.6 million

•	Recapitalization as part of the business combination of $79.7 million

Activity for the three months ended March 31, 2016:

•	Repayments of borrowings on our Revolving Credit Facility of $15.0 million

•	Principal payments on our Term Loan of $0.9 million

•	Payments of our deferred consideration to the Real Shareholder of $0.6 million

For the year ended December 31, 2016, our net cash used by financing activities was $55.8 million. For the years ended December 31, 2015 and 2014, our net cash provided by financing activities was $69.7 million and $68.4 million, respectively.

Activity for the year ended December 31, 2016:

•	The issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016, from which we received proceeds of $50.5 million

•	Repayments of borrowings on the Revolving Credit Facility of $50.0 million

•	The redemption of 4,227,100 cumulative redeemable preferred shares at $8.40 per share on October 14, 2016 for which we paid $35.5 million in face value and $14.5 million of associated PIK dividends

•	Principal payments on the Term Loan of $3.8 million

•	Payments of deferred consideration to the BD Real Shareholder in connection with our Predecessor’s formation transactions of $2.5 million

Activity for the year ended December 31, 2015:

•	The issuance of an additional $50.0 million of our Senior Notes due 2020 on May 12, 2015, from which we received proceeds of $51.5 million

•	Proceeds from borrowings on our Revolving Credit Facility (net of repayments) of $25.0 million

•	Principal payments on our Term Loan of $3.8 million

Activity for the year ended December 31, 2014:

•	The issuance of $75.0 million of our Senior Notes due 2020, from which we received proceeds of $79.1 million

•	Proceeds from borrowings on our Revolving Credit Facility (net of repayments) of $25.0 million

•	Repurchase of Ordinary Shares for $23.1 million from two of our smaller financial investors

•	Debt modification costs associated with the re-pricing of our Term Loan of $4.7 million

•	Principal payments on our Term Loan of $3.8 million

Dividends

We may only pay dividends to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our articles of association.

Any amount remaining out of the profit is carried to reserve as our Board determines. After reservation by our Board of any profit, the profits which are not required to be maintained by Dutch law or by our articles of association may be declared by the shareholders, but only at the proposal of our Board. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders at a General Meeting. However, payments of dividends are restricted by our Indenture and Senior Secured Credit Facility. See “—Senior Secured Credit Facility.” No cash dividends were paid during the three months ended March 31, 2017 or during the years ended December 31, 2016, 2015, and 2014. We do not plan on paying cash dividends on our Ordinary Shares in the foreseeable future.

Our Predecessor could not pay any dividends on its Ordinary Shares until any accumulated and unpaid dividends on its preferred shares had been paid in full, to the extent any of our Predecessor’s preferred shares were outstanding. Our Predecessor’s preferred shares accumulated dividends at a rate of 12% per annum (payable in preferred shares), compounded quarterly, on each January 15, April 15, July 15 and October 15. On March 11, 2017, we purchased all outstanding preferred shares of our Predecessor and all such preferred shares have been canceled and no preferred shares remain outstanding.

Senior Secured Credit Facility

On August 9, 2013, we entered into our Senior Secured Credit Facility, which consisted of a term loan of $375.0 million, which was scheduled to mature on August 9, 2019, and a revolving credit facility of $50.0 million, which was scheduled to mature on August 9, 2018. On April 27, 2017, we amended and restated our existing Senior Secured Credit Facility, consisting of a new $530.0 million term loan priced at 99.75% of the principal amount which matures on April 27, 2024 and a revolving credit facility with a maximum aggregate borrowing capacity of $100.0 million which matures on April 27, 2022. The maturity date with respect to the Revolving Credit Facility and Term Loan are subject to an earlier maturity date (the “Springing Maturity Date”) if on the date that is 91 days prior to August 15, 2020 (the final maturity date of our Senior Notes due 2020), either the outstanding principal amount of the Senior Notes due 2020 is greater than or equal to $25 million or, if less than $25 million, we are unable to demonstrate that we have sufficient liquidity to repay such outstanding principal amount without causing our liquidity to be less than $50 million. The borrower under our Senior Secured Credit Facility is our wholly owned subsidiary Playa Resorts Holding B.V.

The proceeds received from the Term Loan were used to repay our existing term loan and $115.0 million of our Senior Notes due 2020. The repayment of our existing term loan and partial repayment of our Senior Notes due 2020 will be accounted for as an extinguishment of debt and is estimated to result in a loss of $12.5 million. This refinancing lowers our annual weighted average cost of debt and saves the Company an estimated $2.0 million in annualized interest expense.

Revolving Credit Facility

Our Revolving Credit Facility, which permits us to borrow up to a maximum aggregate principal amount of $100.0 million, matures on April 27, 2022 (subject to the Springing Maturity Date) and bears interest at variable interest rates that are either based on London Interbank Offered Rates (“LIBOR”) or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each. We are required to pay a commitment fee ranging from 0.25% to 0.5% per annum (depending on the level of our consolidated secured leverage ratio in effect from time to time) on the average daily undrawn balance.

Term Loan

We borrowed the full $530.0 million available under our Term Loan on April 27, 2017. We received net proceeds of approximately $33.3 million from our Term Loan after refinancing our existing senior secured credit facility and a portion of our Senior Notes due 2020, deducting a debt issuance discount of $1.3 million and unamortized debt issuance costs of $7.1 million. The unamortized debt issuance costs are accreted on an effective interest basis over the term of our Term Loan.

The Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate).

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $530.0 million original principal amount on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on April 27, 2024 (subject to the Springing Maturity Date).

Senior Notes due 2020

On August 9, 2013, our wholly-owned subsidiary Playa Resorts Holding B.V. issued $300.0 million of our Senior Notes due 2020. Interest on our Senior Notes due 2020 is payable semi-annually in arrears on February 15 and August 15 of each year. We received net proceeds of approximately $290.1 million after deducting unamortized debt issuance costs of $9.9 million. The net proceeds were used in connection with the Formation Transactions of our Predecessor, to fund general working capital requirements and for general corporate purposes.

On February 14, 2014, we issued an additional $75.0 million of our Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 105.5% of their principal amount, and we received net proceeds of approximately $79.1 million before deducting unamortized debt issuance costs of $2.3 million.

On May 11, 2015, we issued an additional $50.0 million of our Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 103% of their principal amount and we received net proceeds of approximately $51.5 million before deducting unamortized debt issuance costs of $0.6 million. The net proceeds of the February 14, 2014 and May 11, 2015 issuances were primarily used in connection with the expansion, renovation, repositioning and rebranding of our Hyatt Ziva Cancún resort, and the remaining net proceeds were used for general corporate purposes, including fees and expenses.

On October 4, 2016, we issued an additional $50.0 million of the Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 101% of their principal amount and we received net proceeds of approximately $50.5 million before deducting unamortized debt issuance costs of less than $0.1 million. The net proceeds of the October 4, 2016 issuance were used to purchase 4,227,100 of our Predecessor’s outstanding Preferred Shares at a purchase price of $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends. Our Predecessor’s Preferred Shares were extinguished as part of the reverse merger in the Business Combination.

On April 27, 2017, we redeemed $115.0 million in aggregate principal amount of our Senior Notes due 2020 with a portion of the proceeds from the Senior Secured Credit Facility. Our Senior Notes due 2020 were redeemed at 106% of the principal amount. Following the redemption, $360.0 million in aggregate principal amount of our Senior Notes due 2020 remained outstanding.

Our Senior Notes due 2020 mature on August 15, 2020 and bear interest at 8.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year. As of March 31, 2017, the aggregate outstanding principal amount of our Senior Notes due 2020 was $475.0 million.

At any time, we may redeem some or all of our Senior Notes due 2020 at the applicable redemption rate set forth below plus accrued and unpaid interest (if any):

Year of Redemption	Redemption Rate%
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

Our Senior Notes due 2020 are senior unsecured obligations of our wholly-owned subsidiary Playa Resorts Holding B.V. and rank equally with all other senior unsecured indebtedness of Playa Resorts Holding B.V. Our Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility. We were in compliance with all applicable covenants under the indenture governing our Senior Notes due 2020 as of March 31, 2017 and December 31, 2016, 2015, and 2014.

Business Combination

At the closing time, we consummated the Business Combination resulting in Playa Hotels & Resorts N.V. having 103,464,186 shares outstanding with a par value of €0.10 per share. As a result, we received an additional $79.7 million in cash and all outstanding preferred shares of our Predecessor were purchased as well as all associated paid-in-kind dividends ($353.9 million in total), which were subsequently extinguished as part of the reverse merger in the Business Combination. The additional capital will be used for general corporate purposes.

Contractual Obligations

The following table sets forth our obligations and commitments to make future payments under contracts and contingent commitments as of March 31, 2017:

	Interest Rate	Less than 1 Year(1)	Due in 1 to 3 years	Due in 3 to 5 years	Due in Over 5 years	Total
	(%)	($ in thousands)
Revolving Credit Facility(2)	4.91% - 5.26%	$191	$146	$—	$—	$337
Term Loan(3)	4.00% - 5.12%	14,259	389,323	—	—	403,582
Senior Notes due 2020(4)	8.00%	19,000	76,000	513,000	—	608,000
Deferred consideration(5)	4.63% - 5.00%	1,221	—	—	—	1,221
Operating lease obligations		740	1,686	1,407	721	4,554

Total Contractual Obligations(6)		$35,411	$467,155	$514,407	$721	$1,017,694

(1)	The period less than 1 year represents the remaining obligations in 2017.
(2)	The interest rate on our Revolving Credit Facility is LIBOR plus 375 basis points with no LIBOR floor. LIBOR was calculated using the average forecasted one-month forward-looking LIBOR curve for each respective period.
(3)	The interest rate on our Term Loan is LIBOR plus 300 basis points with a 1% LIBOR floor. LIBOR was calculated using the average forecasted three-month forward-looking LIBOR curve for each respective period.
(4)	Includes $115.0 million of Senior Notes due 2020 that were redeemed on April 27, 2017.

(5)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the Real Shareholder through the quarter ending September 30, 2017.
(6)	Total Contractual Obligations excludes the refinancing of our Senior Secured Credit Facility and the redemption of $115.0 million of our Senior Secured Notes due 2020 as such refinancing and redemption occurred subsequent to March 31, 2017. See Note 17 in the Condensed Consolidated Financial Statements for more information.

Off Balance Sheet Arrangements

We had no off balance sheet arrangements for the three months ended March 31, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014.

Qualitative and Quantitative Disclosures about Market Risk

In the normal course of operations, we are exposed to interest rate risk and foreign currency risk which may impact future income and cash flows.

Interest Rate Risk

The risk from market interest rate fluctuations mainly affects long-term debt bearing interest at a variable interest rate. We may use derivative financial instruments to manage exposure to this risk. We currently do not have any interest rate swaps or similar derivative instruments. As of March 31, 2017, approximately 43% of our outstanding indebtedness bore interest at floating rates and approximately 57% bore interest at fixed rates. If market rates of interest on our floating rate debt were to increase by 1.0%, the increase in interest expense on our floating rate debt would decrease our future earnings and cash flows by approximately $3.6 million annually, assuming the balance outstanding under our Revolving Credit Facility remained at $0.0 million. If market rates of interest on our floating rate debt were to decrease, our interest expense on floating rate debt would remain unchanged as our Term Loan contains a LIBOR floor of 1.00%.

As of December 31, 2016, approximately 43% of our outstanding indebtedness bore interest at floating rates and approximately 57% bore interest at fixed rates. If market rates of interest on our floating rate debt were to increase by 1.0%, the increase in interest expense on our floating rate debt would decrease our future earnings and cash flows by approximately $3.6 million annually, assuming there was no amount outstanding under our Revolving Credit Facility. If market rates of interest on our floating rate debt were to decrease, our interest expense on floating rate debt would remain unchanged as our Term Loan contains a LIBOR floor of 1.00%.

Foreign Currency Risk

We are exposed to exchange rate fluctuations because all of our resort investments are based in locations where the local currency is not the U.S. dollar, which is our reporting currency. For the three months ended March 31, 2017 approximately 3% of our revenues were denominated in currencies other than the U.S. dollar. As a result, our revenues reported on our Consolidated Statements of Operations and Comprehensive Income (Loss) are affected by movements in exchange rates.

Approximately 65.6% of our operating expenses for the three months ended March 31, 2017 were denominated in the local currencies in the countries in which we operate. As a result, our operating expenses reported on our Condensed Consolidated Statements of Operations and Comprehensive Income are affected by movements in exchange rates. Approximately 72% of our operating expenses for the year ended December 31, 2016 were denominated in the local currencies in the countries in which we operate. As a result, our operating expenses reported on our Consolidated Statements of Operations and Comprehensive Income (Loss) are affected by movements in exchange rates.

The foreign currencies in which our expenses are primarily denominated are the Mexican Peso, Dominican Peso and the Jamaican Dollar. The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at March 31, 2017 would have impacted our net income before tax by approximately $2.4 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at March 31, 2017 would have impacted our net income before tax by approximately $0.9 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at March 31, 2017 would have impacted our net income before tax by approximately $0.6 million.

The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $8.9 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $3.6 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican-Dollar denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $1.9 million.

At this time, we do not have any outstanding derivatives or other financial instruments designed to hedge our foreign currency exchange risk.

Critical Accounting Policies and Estimates

Our consolidated financial statements included herein have been prepared in accordance with U.S. GAAP. All significant accounting policies are disclosed in the notes to our consolidated financial statements.

Below is a discussion of certain critical accounting policies that require us to exercise business judgment or make significant estimates. We believe the following are our critical accounting policies.

Use of Estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign Currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax (expense) benefit line of the Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other expense, net.

We recognized a foreign currency loss of $0.8 million and $0.3 million for the three months ended March 31, 2017 and 2016, respectively. We recognized a foreign currency loss of $6.4 million, $3.0 million, and $1.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Business Combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Total capitalized soft costs were $0.2 million and $0.0 million for the three months ended March 31, 2017 and 2016, respectively. Total capitalized soft costs were $0.3 million, $15.0 million and $15.0 million for the years ended December 31, 2016, 2015, and 2014, respectively. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income Taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of these Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of income tax provision.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies. See Note 8, “Commitments and contingencies,” to our consolidated financial statements included in this Form S-4 for more information.

Goodwill

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate. No impairment was recognized on definite lived assets in 2016.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $0.5 million and $1.5 million for the three months ended March 31, 2017 and 2016, respectively. Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $5.2 million, and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Internal Control over Financial Reporting

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis.

We previously reported the following material weaknesses:

•	There is a material weakness in the operating effectiveness of our Predecessor’s internal controls relating to our Predecessor’s review of its consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that our Predecessor did not have formalized accounting policies and procedures, segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	Our Predecessor’s information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, were not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of our Predecessor’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Our Predecessor lacked the technical competence, as well as systems and processes, to ensure compliance with ASC 740 “Income Taxes.”

•	Our Predecessor lacked monitoring processes to ensure that internal controls are designed and implemented appropriately and are operating effectively. This applies to both our Predecessor’s internal controls and the internal controls of third-party service providers, such as AMResorts.

During 2016, we were able to remediate elements of these material weaknesses by hiring resources throughout the Company with the appropriate technical skill sets in accounting and financial reporting and tax preparation. Having these additional resources have allowed us: to implement adequate segregation of duty across our accounting processes; as well as produce timely and accurate financial statements in accordance with U.S. GAAP. In addition to the technical resources, the Company has also implemented tax software and various tax accounting tools to ensure our current and deferred tax provision calculations are complete, accurate and in accordance with ASC 740 “Income Taxes.” Following these remedial actions, the Company has concluded that the following elements of our previously reported material weaknesses listed below have been remediated:

•	There is a material weakness in the operating effectiveness of our Predecessor’s internal controls relating to our Predecessor’s review of its consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that our Predecessor did not have segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of our Predecessor’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Our Predecessor lacked the technical competence, as well as systems and processes, to ensure compliance with ASC 740 “Income Taxes.”

While we have made progress on the remediation of our material weaknesses, elements of the material weaknesses noted above remain. We have identified, and Deloitte & Touche, LLP, the independent registered public accounting firm that audited our consolidated financial statements for the years ended December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this Prospectus/Offer to Exchange and the related financial statement schedule included elsewhere in this Prospectus/Offer to Exchange, has communicated, existing material weaknesses in our internal control over financial reporting as of December 31, 2016, as follows:

•	The company has not formalized its accounting policies and procedures or the associated internal controls (including the monitoring of such internal controls) to ensure accurate and consistent financial reporting in accordance with accounting principles generally accepted in the United States of America.

•	Our information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

The Company is not required to have, nor was our independent registered accounting firm engaged to perform an audit of our internal control over financial reporting. These material weaknesses above reflect the elements of the previously reported material weaknesses that are still not remediated as of March 31, 2017. These remaining material weaknesses increase the risk of a material misstatement in our financial statements.

As of March 31, 2017, we have continued to take steps to remediate these identified material weaknesses. We are in the process of implementing improved processes and controls, such as a new accounting system to limit the use of manual processes and formalizing policies and procedures related to our finance and accounting and information technology. Additionally, we are working with third-party advisors to implement a monitoring environment to test the implementation of our new controls. Effectiveness will need to be successfully tested over several quarters before we can conclude that the material weaknesses have been remediated. There can be no assurance that we will be successful in making these improvements in a timely manner, or at all, and in remediating our current material weaknesses, and we may not prevent future material weaknesses from occurring.

The Company has established informal controls and processes across the organization for purposes of supporting timely and accurate financial information, while the formalization of the internal control process is executed. During 2017, we are implementing formal policies, procedures, and internal controls, in order to ensure timely and accurate financial reporting in accordance with U.S. GAAP. We believe this formalization, which includes the documentation and implementation of our accounting policies, procedures, and internal controls and the education of our employees will remediate this element of our material weakness. Additionally, upon the completion of formalizing our accounting policies, procedures and internal controls, management will begin to monitor the effectiveness of our internal controls, both within the Company and at our third-party service providers, to ensure that such internal controls have been implemented appropriately and operating effectively. We expect that our monitoring remediation efforts will begin during the second half of 2017.

The Company has engaged a third party consulting firm to assist the Company with the implementation of a global information technology solution designed to address the elements which give rise to our material weakness. During 2016, we made substantial progress implementing this solution and expect to begin our transition to this information technology solution during 2017.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. See Note 5, “Fair value of financial instruments,” to our consolidated financial statements included in this Form S-4 for more information.

Related Party Transactions

See “Certain Relationships and Related Person Transactions” and Note 7, “Related Party Transactions,” to our consolidated financial statements included in this Prospectus/Offer to Exchange for information on these transactions.

Recent Accounting Pronouncements

See the recent accounting pronouncements in the “Impact of recently issued accounting standards” section of Note 2 in our consolidated financial statements included in this Prospectus/Offer to Exchange for more information.

MANAGEMENT

Directors and Executive Officers

Pursuant to the Shareholder Agreement, the Playa Board consists of ten directors, including Bruce D. Wardinski, as the initial CEO Director, three Pace Directors, two Cabana Directors and one Hyatt Director. Following the expiration of the initial one-year term, Pace Sponsor, HI Holdings Playa and Cabana will continue to have certain rights to designate directors based on their respective ownership of outstanding Ordinary Shares. In this regard, the directors and executive officers of Playa are as follows:

Name	Age	Position
Bruce D. Wardinski	57	Director, Chairman and Chief Executive Officer
Paul Hackwell	37	Director
Stephen G. Haggerty	49	Director
Daniel J. Hirsch	43	Director
Hal Stanley Jones	64	Director
Thomas Klein	55	Director
Elizabeth Lieberman	66	Director
Stephen L. Millham	49	Director
Karl Peterson	46	Director
Arturo Sarukhan	53	Director
Alexander Stadlin	63	Chief Operating Officer
Larry K. Harvey	52	Chief Financial Officer*
Ryan Hymel	35	Treasurer*
Kevin Froemming	55	Chief Marketing Officer
David Camhi	44	General Counsel

*	Mr. Harvey will retire from the Company on June 30, 2017 and Mr. Hymel will succeed him as Chief Financial Officer, effective July 1, 2017.

Each of the Playa directors, other than Mr. Wardinski, the Chairman and Chief Executive Officer, serve as a non-executive director of the Playa Board. In addition, Ms. Elizabeth Lieberman serves as the Lead Independent Director of the Playa Board. Each of the Playa directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

Bruce D. Wardinski has served as our Chairman and Chief Executive Officer since the consummation of the Business Combination on March 11, 2017. Mr. Wardinski previously served as our Predecessor’s Chief Executive Officer and a director of our Predecessor since August 2013 and previously served on the board of directors of our Predecessor’s prior parent. In 2006, Mr. Wardinski founded our Predecessor’s prior parent and served as its Chief Executive Officer and Chairman of its board of directors from May 2006 to August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline and served as founding chairman of our Predecessor’s board of directors. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation (NYSE: CLJ). Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (NYSE: HMT), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation (NYSE: HIH), where he served as Chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and Goodyear International in Caracas, Venezuela. Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of

Science in Commerce and from the Wharton School of Business with an MBA in Finance. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the boards of directors of DiamondRock Hospitality (NYSE: DRH), the Wolf Trap Foundation for the Performing Arts, the George Mason University Foundation, Inc. and the Board of Advisors of the College of Business at James Madison University. Mr. Wardinski’s significant expertise in the lodging industry and his role as our Predecessor’s Chief Executive Officer led us to conclude that he should serve on the Playa Board.

Paul Hackwell has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Pace Sponsor pursuant to the Shareholders Agreement. Mr. Hackwell is a Principal at TPG Capital based in San Francisco, where he leads the Travel & Leisure group and helps lead TPG’s investment activities in the Retail group. Mr. Hackwell joined TPG in 2006 and is a Director of Arden Group, AV Homes, Life Time Fitness, and Viking Cruises. Previously, he was a Director at Aptalis Pharma and involved in TPG’s investment in Adare Pharmaceuticals, Norwegian Cruise Line, and Taylor Morrison. Mr. Hackwell holds an AB Summa Cum Laude from Princeton University, an MPhil from the University of Oxford, where he was a Keasbey Scholar, and an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell’s travel industry expertise led us to conclude that he should serve on the Playa Board.

Stephen G. Haggerty has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Hyatt pursuant to the Shareholders Agreement. Mr. Haggerty previously served as a director of our Predecessor since 2013. Mr. Haggerty was appointed to our Predecessor’s board of directors by the binding nomination of Hyatt pursuant to the terms of that certain investors agreement between our Predecessor and its initial shareholders. Mr. Haggerty has served as the Global Head of Capital Strategy, Franchising and Select Service of Hyatt since August 2014. Mr. Haggerty is responsible for implementing Hyatt’s overall capital and franchising strategy and overseeing Hyatt’s select service business. Prior to assuming his current role, Mr. Haggerty was the Executive Vice President and Global Head of Real Estate and Capital Strategy for Hyatt from October 2012. In this role, Mr. Haggerty was responsible for implementing Hyatt’s overall capital strategy, mergers and acquisitions and related transactional activity, hotel and joint venture asset management, project management, and strategic oversight and transactional support to Hyatt’s development professionals around the world. He joined Hyatt in 2007 as Global Head-Real Estate and Development, where he was responsible for Hyatt’s global development, including global feasibility and development finance, corporate transactions, and global asset management. Prior to joining Hyatt, Mr. Haggerty spent 13 years serving in several positions of increasing responsibility with Marriott International, a NASDAQ-listed hotel operator, franchisor and licensor (NASDAQ: MAR), most recently in London as Senior Vice President, International Project Finance and Asset Management for Europe, Africa and the Middle East from 2005 to 2007. Prior to this position, Mr. Haggerty served as Marriott’s Senior Vice President of Global Asset Management and Development Finance and previously lived in Asia for nine years holding a variety of roles relating to development at Marriott. Mr. Haggerty holds a Bachelor of Science degree from Cornell University’s School of Hotel Administration. Mr. Haggerty’s extensive experience, in particular in strategic planning and asset management, in the lodging industry led us to conclude that he should serve on the Playa Board.

Daniel J. Hirsch has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Cabana pursuant to the Shareholders Agreement. Mr. Hirsch previously served as a director of our Predecessor from 2013 until the consummation of the Business Combination and also served on the board of directors of our Predecessor’s prior parent from June 2011 to August 2013. Mr. Hirsch was appointed to our Predecessor’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between our Predecessor and its initial shareholders. Mr. Hirsch currently serves as an advisor to FP (as defined below) and FCM. Mr. Hirsch joined Farallon Partners, L.L.C. (“FP”) and FCM in 2003, was a Managing Director from 2007 to 2009, and was a Managing Member, Real Estate, from 2009 through his resignation from Farallon on December 31, 2016. Before joining Farallon, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling. Mr. Hirsch graduated from Yale Law School with a J.D., and Summa Cum Laude with a Bachelor of Arts in Law, Jurisprudence and Social Thought from Amherst College. Mr. Hirsch’s investment management experience led us to conclude that he should serve on the Playa Board.

Hal Stanley Jones has served as a director since the consummation of the Business Combination on March 11, 2017. Mr. Jones previously served as a director of our Predecessor since 2013. Mr. Jones currently serves as Chief Financial Officer of Graham Holdings Company (NYSE: GHC), a diversified education and media company. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company (NYSE: WPO), an American daily newspaper, the most widely circulated newspaper published in Washington, D.C. From January 2009 to September 2013, he served as the Senior Vice President-Finance and Chief Financial Officer. From January 2008 to December 2009 he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006 he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors of Studio Theatre, a non-profit organization in Washington, D.C. Mr. Jones received a Bachelor of Arts in Political Science from the University of Washington and an MBA in Finance from the University of Chicago Graduate School of Business. Mr. Jones’ experience as the chief financial officer of a public company led us to conclude that he should serve on the Playa Board.

Tom Klein has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Pace Sponsor pursuant to the Shareholders Agreement. Mr. Klein is the former president and CEO of Sabre Corporation, a technology solutions provider to the global travel and tourism industry headquartered in Southlake, Texas. Sabre provides a broad suite of innovative technology to airlines, hotels, travel agencies and travel management organizations. He retired from Sabre at the end of December 2016 following 28 years with the company. Prior to taking the helm of Sabre as President in 2010 and additionally as CEO in 2013, Mr. Klein served in a number of leadership roles at Sabre, including group president of Sabre Travel Network and Sabre Airline Solutions. His first role with Sabre was leading a Sabre joint venture in Mexico. Before joining Sabre, Mr. Klein held sales, marketing, and operations roles at American Airlines and Consolidated Freightways, Inc. In 2006 and 2007, he was recognized by Business Travel News as one of the industry’s “25 Most Influential Executives.” Mr. Klein serves on the board of directors of Cedar Fair Entertainment. He also sits on the board of trustees at Villanova University. In 2010, he was appointed to the board of directors of Brand USA by the U.S. Secretary of Commerce and currently serves as chair of the board. He was previously a member of the executive committee for the World Travel & Tourism Council (2009-2016) and was appointed to the U.S. President’s Advisory Council for Doing Business in Africa. Mr. Klein earned his Bachelor of Science degree in business administration from the Villanova School of Business in 1984. Mr. Klein’s travel technology industry expertise and leadership experience make him a valuable asset to the Playa Board.

Elizabeth Lieberman has served as a director since the consummation of the Business Combination on March 11, 2017. Ms. Lieberman was previously identified as a director nominee to our Predecessor’s board of directors and has attended board meetings of our Predecessor since March 2015. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. She provided consulting services to Crestline Hotels during 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, she provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to her appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott, heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, she served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott International (formerly known as Marriott Corporation) from 1988 to 1995. Prior to joining Marriott, Ms. Lieberman worked at the Washington D.C. law firm of Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a B.S. degree in Sociology from Nebraska Wesleyan University in Lincoln, Nebraska, and a J.D. from The Catholic University of America, Columbus School of Law in Washington, D.C. She is a member of the Washington, D.C. Bar Association. Ms. Lieberman’s experience as general counsel in the lodging industry led us to conclude that she should serve on the Playa Board. Since her selection for appointment, Ms. Lieberman has attended board of directors meetings and has received an annual cash retainer of $60,000 as if she were already appointed to our Predecessor’s board of directors.

Stephen L. Millham has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Cabana pursuant to the Shareholders Agreement. Mr. Millham served as a director of our Predecessor from 2013 until the consummation of the Business Combination and previously served on the board of directors of our Predecessor’s prior parent from May 2006 to August 2013. Mr. Millham was appointed to our Predecessor’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between our Predecessor and its initial shareholders. Mr. Millham joined FP and FCM in 1993, was named a Managing Member in 1997, and became co-head of the Real Estate Group in 2000. He co-headed the group until his retirement in 2012, and he continues to advise FP and FCM. Before joining FP and FCM, Mr. Millham worked as an acquisitions associate for JMB Institutional Realty Corporation, a real estate investment advisor, where he purchased real estate assets on behalf of institutional investors. Mr. Millham graduated from Stanford University with a Bachelor of Arts in Economics. Mr. Millham’s investment management experience led us to conclude that he should serve on the Playa Board.

Karl Peterson has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Pace Sponsor pursuant to the Shareholders Agreement. Mr. Peterson served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Porto Holdco B.V. from January 2017 until consummation of the Business Combination and as President and CEO of Pace Holdings Corp. since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Permanent Capital Solutions. From 2010-2016 he was Managing Partner of TPG Europe LLP and sits on the Executive Committee of TPG. Since joining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com, a disruptive travel distribution company. He led the business from its launch through its sale to IAC/ InterActiveCorp for $685 million in 2003. Before founding Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation, Caesars Acquisition Company, Victoria Plum Ltd, TSL Education Group Ltd. and Saxo Bank A/S. Mr. Peterson also served on the board of Caesars Entertainment Corporation from 2008 to 2013 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors. Mr. Peterson’s significant investment and financial expertise make him well-qualified to serve as a director of the Playa Board.

Arturo Sarukhan has served as a director since the consummation of the Business Combination on March 11, 2017. Mr. Sarukhan was previously identified as a director nominee to our Predecessor’s Board of directors and has attended board meetings of our Predecessor since May 2015. Since April 2014, Mr. Sarukhan has served as President of Sarukhan & Associates LLC. Mr. Sarukhan was the Chairman of Global Solutions, a strategy consulting firm, from 2013 to 2014, and prior to this he was a career Mexican diplomat, recently serving as Mexican Ambassador to the United States from 2007 to 2013. Mr. Sarukhan previously served as Mexico’s Consul General from 2003 to 2006, was the foreign policy coordinator of Felipe Calderon’s presidential campaign and transition team in 2006 and was designated chief of Policy Planning to Mexico’s secretary of Foreign Affairs from 2000 to 2003. Prior to this, Mr. Sarukhan served in the Embassy of Mexico to the United States, where he was in charge of the embassy’s Office of Antinarcotics from 1995 to 2000 and served as the Mexican ambassador’s chief of staff from 1993 to 1995, during the NAFTA negotiations. In 1991, he served as the deputy assistant secretary for Inter-American Affairs, representing Mexico at the Agency for the Prohibition of Nuclear Weapons in Latin America and the Caribbean and from 1988 to 1989, Mr. Sarukhan served as the executive secretary of the Commission for the Future of Mexico-U.S. Relations, a non-governmental initiative funded by the Ford Foundation created to recast the relationship between the two countries. Mr. Sarukhan is a director of the Inter-American Dialogue, the Americas Society, Aid for Aids International and The Washington Performing Arts Society. Mr. Sarukhan graduated from El Colegio de México with a Bachelor’s of Arts degree in International Relations and received a Master’s degree in U.S. Foreign Policy at the School of Advanced International Studies of Johns Hopkins University, where he studied as a Fulbright scholar and Ford Foundation Fellow. Mr. Sarukhan has also taught several courses at the Instituto Tecnológico Autónomo de México, the National Defense College, the Inter-American Defense College and the National Defense University of the United States. Mr. Sarukhan’s diplomatic experience, negotiation skills and in-depth knowledge of the tourism sector in Mexico, Latin America and the Caribbean leads us to the conclusion that he should serve on the Playa Board. Since his selection for appointment, Mr. Sarukhan has attended Board meetings and has received an annual cash retainer of $60,000 as if he were already appointed to the Playa Board.

Officers

A brief biography of each of Playa’s executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “—Directors” above for information about Mr. Wardinski, who serves as Playa’s Chairman and Chief Executive Officer.

Alexander Stadlin has served as our Chief Operating Officer since the consummation of the Business Combination on March 11, 2017. Mr. Stadlin previously served as our Predecessor’s Chief Operating Officer since January 2013 and has also served as Chief Executive Officer of Playa’s subsidiary, Playa Management, since November 2013. Mr. Stadlin joined our Predecessor’s prior parent in May 2008 as Senior Vice President of Asset Management and was promoted to his current position as Chief Operating Officer in January 2013. During his tenure with our Predecessor and our Predecessor’s prior parent, Mr. Stadlin has played a key role in the expansion and repositioning of the portfolio including: development of the 619-room Hyatt Ziva Los Cabos which reopened in 2009 as Barceló Los Cabos and was rebranded in late 2013, the brand repositioning of Dreams La Romana and Dreams Palm Beach in the Dominican Republic, as well as the expansion, renovation and rebranding of the former 378-room Dreams Cancún into the 547-room Hyatt Ziva Cancún. In addition to leading major expansion, renovation and repositioning projects, Mr. Stadlin is responsible for the day-to-day oversight of the operations of the business. Prior to joining our Predecessor’s prior parent, Mr. Stadlin served as Vice President for Latin America at Marriott International, where he increased Marriott’s presence in the region by 21 hotels in seven years. During his 33-year tenure at Marriott International, Mr. Stadlin held numerous international management positions in the UK, Germany and Mexico, as well as throughout the Middle East and Africa. Mr. Stadlin graduated with a Bachelor of Science from the School of Hotel Administration at Cornell University in 1975. In 2007, Mr. Stadlin attended the Executive Program in Strategy and Organization at Stanford University. Mr. Stadlin has won numerous industry accolades, and is active in the lodging community. He served as Chairman of the Polanco Hotel Association and was a member of the board of the Mexican Hotel Association and of the American Chamber of Commerce.

Larry K. Harvey has served as our Chief Financial Officer since the consummation of the Business Combination on March 11, 2017. Mr. Harvey previously served as our Predecessor’s Chief Financial Officer since April 2015. Mr. Harvey has an extensive background in hospitality ownership, operations and capital market transactions. Most recently, Mr. Harvey served as Executive Vice President of Host Hotels and Resorts, a lodging real estate investment trust, from May 2013 to July 2013, and as Executive Vice President and Chief Financial Officer of Host Hotels and Resorts from November 2007 to May 2013. Prior to serving as Chief Financial Officer, he served as Treasurer (September 2007 to November 2007), Chief Accounting Officer (February 2006 to September 2007) and Corporate Controller (February 2003 to February 2006) at Host Hotels and Resorts. Mr. Harvey began his career with Price Waterhouse (now PricewaterhouseCoopers). He holds a Bachelor of Science in Accounting from Virginia Tech where he graduated Magna Cum Laude. He serves on the board of directors of American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF), and is the Audit Committee Chairman of each board.

Ryan Hymel has been appointed as Chief Financial Officer, effective July 1, 2017. Mr. Hymel has held several positions at the Company and our Predecessor, including as Senior Director of Treasury & Planning from 2012 to 2014, as Vice President of Treasury & Planning from 2014 to 2016, and most recently as Senior Vice President & Treasurer. Mr. Hymel has over 15 years of experience working within the hospitality sector. He began his career with the hotel management company Barceló Crestline Corporation in 2004. Mr. Hymel holds a Bachelor of Arts in economics from the University of Virginia and an MBA from Georgetown University – The McDonough School of Business.

Kevin Froemming has served as our Chief Marketing Officer since the consummation of the Business Combination on March 11, 2017. Mr. Froemming previously served as our Predecessor’s Chief Marketing Officer since January 2014. Prior to joining Playa in January 2014, Mr. Froemming was President of Unique Vacations Inc., the worldwide representatives of Sandals & Beaches Resorts, from October 2003 to November 2013. Mr. Froemming brings to Playa more than 20 years of experience in marketing, sales, technology, and customer support operations. Prior to his tenure as President of Unique Vacations Inc., he rose to the position of Chief Operating Officer of The Mark Travel Corporation’s owned brands. In this capacity, he was responsible for bottom line profitability, and led the acquisition and integration team that was responsible for the addition of several major travel companies that were integrated into The Mark Travel Corporation’s portfolio of brands. He has also held senior positions at Wyndham Hotels and Renaissance Cruise Lines. Mr. Froemming graduated from Marquette University with a Bachelor of Science in Business Administration.

David Camhi has served as our General Counsel since the consummation of the Business Combination on March 11, 2017. Mr. Camhi previously served as our Predecessor’s General Counsel since August 2013 and also served as General Counsel of our Predecessor’s prior parent from January 2011 to August 2013. Prior to joining our Predecessor’s prior parent, Mr. Camhi served as General Counsel for Phoenix Packaging Group from April 2008 to January 2011, a plastic packaging manufacturer with production plants in Colombia, Mexico, Venezuela and the United States and sales in over 20 countries. From November 2006 to March 2008, Mr. Camhi practiced law at the Mexico City office of Thacher Proffitt & Wood. Prior to joining Thacher Proffitt & Wood, Mr. Camhi served as Associate General Counsel of BearingPoint, Inc., a global consulting firm, and practiced law at Baker & McKenzie, Prieto & Carrizosa and Sidley Austin LLP. Mr. Camhi received an LLM degree from Cornell University. Mr. Camhi also received a post graduate degree in Finance from Colegio de Estudios Superiores de Administración and an LL.B. from the Universidad de Los Andes, both in Bogota, Colombia. Mr. Camhi is admitted to practice law in Colombia, New York and Mexico.

Director and Executive Officer Qualifications

Playa is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Playa expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Playa’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Playa’s stockholders.

However, pursuant to the Playa Board Rules a majority of the members of the Playa Board must meet the criteria for independence under (i) the NASDAQ listing rules, as in effect from time to time and as interpreted by the Playa Board in its business judgment, and (ii) the DCGC, to the extent reasonably practicable. The Nominating Committee of the Playa Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Playa Board.

The above-mentioned attributes, along with the leadership skills and other experiences of Playa’s officers and Playa Board members described above, are expected to provide Playa with a diverse range of perspectives and judgment necessary to facilitate Playa’s goals of stockholder value appreciation through organic and acquisition growth.

Playa Board

Playa has a single-tier board that consists of ten directors: one executive director and nine non-executive directors. Each member of the Playa Board was elected to serve for a term of one year following his or her appointment following the binding nomination of the Playa Board. The Playa Board may perform all acts necessary or useful for achieving Playa’s corporate purposes, other than those acts that are prohibited by law or by our Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Playa Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent Playa in dealings with third parties.

Director Independence

NASDAQ listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

All of our directors are independent pursuant to the rules of the NASDAQ except Mr. Wardinski, our Chairman and Chief Executive Officer.

Playa Board Designations

The general meeting of shareholders of Playa (the“general meeting”) appoints the directors of the Playa Board. The general meeting of Playa can only appoint a director upon a binding nomination by the Playa Board. The general meeting of Playa may at any time resolve to render such nomination to be non-binding by a majority of votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Playa Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of Playa or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting of Playa shall determine whether that person is appointed as executive director or as non-executive director

Each of the Playa directors was appointed by Playa’s general meeting for a term that will expire at the end of the annual general meeting of Playa shareholders to be held in 2018 and will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Under Dutch law, the person chairing the meetings of the Playa Board (the chairman by law) is required to be a non-executive director. This person initially is Ms. Lieberman, who is also Playa’s Lead Independent Director. The non-executive directors supervise the executive directors and the Playa Board as a whole, and provide guidance to individual directors and to the Playa Board as a whole. Each director owes a duty to Playa to properly perform the duties of the Playa Board as a whole and the duties assigned to such director, and to act in Playa’s corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

The composition of the Playa Board and criteria regarding the independence of Playa’s directors may deviate from the relevant provisions of the DCGC.

Playa Board Powers and Function

The Playa Board is charged with the management of Playa, subject to the restrictions contained in our Articles of Association and the Playa Board Rules. The executive directors are responsible for operational management of Playa and the business enterprise connected therewith, as well as with the implementation of the decisions taken by the Playa Board. The non-executive directors have no day-to-day management responsibility, but supervise the policy and the fulfillment of duties of the executive directors and the general affairs of Playa. Additionally, the directors have a collective responsibility towards Playa for the duties of the Playa Board as a whole. In performing their duties, the directors shall be guided by the interests of Playa and its business and, in this respect, the directors shall take the interests of all of Playa’s stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, Playa’s independent advisors. The executive directors will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

The Playa Board will represent Playa. Playa may also be represented by the Chief Executive Officer, in his capacity as executive director, and, where more than one executive director has been appointed, by each executive director individually.

Playa Board Meetings and Decision Making

Each director may cast one vote on all matters presented to the Playa Board and those committees on which he or she serves for approval. Resolutions of the Playa Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless the Playa Board Rules provide differently. Where there is a tie in any vote of the Playa Board, no resolution shall have been passed. Meetings of the Playa Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of the Playa Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Playa Board Conflicts of Interest

A director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of Playa and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by the Playa Board, the resolution may nevertheless be passed by the Playa Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Under the DCGC, each director is required to immediately report any actual or potential conflict of interest which is of material significance to Playa and/or to such director to the Lead Independent Director and the Audit Committee and shall provide all information relevant to such potential conflict of interest. If the Lead Independent Director has an actual or potential conflict of interest, the director shall immediately report this to the vice chairman of the Playa Board and the Audit Committee. The Playa Board shall decide, without the director concerned being present, whether there is a conflict of interests. Transactions in which there is a conflict of interests shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

Except as otherwise agreed in writing by Playa and Hyatt, neither the Playa group nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Playa group property or information, or was offered to a Hyatt-affiliated director expressly in his or her capacity as a director of Playa (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Playa group property or information or offered to a Hyatt-affiliated director, provided that in pursuing such opportunity no confidential Playa group information is used and there is no breach of the confidentiality provisions of the Playa Board Rules). If a director affiliated with Hyatt has an actual or potential conflict of interests due to his or her position as a director and his or her relationship with Hyatt, such director is required to immediately report such conflict of interests as described above.

Director Liability

Pursuant to Dutch law, members of the Playa Board may be liable to Playa for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of the Playa Board may also incur criminal liabilities. The members of the Playa Board and certain executive officers are insured at Playa’s expense against damages resulting from their conduct when acting in the capacities as such directors, members or officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, Playa provides the current and former members of the Playa Board with protection through indemnification under our Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at Playa’s request. In addition, Playa entered into indemnification agreements with its directors and executive officers.

Director Suspension and Removal

The general meeting of Playa shareholders will at all times have the power to suspend or remove a Playa director by a resolution adopted by at least a majority of the votes cast at a general meeting of Playa shareholders, representing at least a majority of issued share capital, unless the proposal at the proposal of the Playa Board, in which case a majority of the votes cast is required. An executive director may also be suspended by the Playa Board. A suspension will expire at the end of a three month period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Board Committees

The Playa Board has established three standing committees consisting solely of independent directors (under the NASDAQ rules) and one standing committee consisting of a majority of independent directors, the principal functions of which are briefly described below. The Playa Board may from time to time establish other committees to facilitate Playa’s governance.

Audit Committee

The Audit Committee consists of Mr. Jones (chairperson), Mr. Hackwell, Ms. Lieberman and Mr. Sarukhan. The chairperson of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and has employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background as required by the NASDAQ corporate governance listing standards, as well as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is “financially literate” as that term is defined by the NASDAQ corporate governance listing standards. The Playa Board adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including overseeing:

•	the review of all related party transactions in accordance with the Playa related party transactions policy;

•	Playa’s accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of Playa’s consolidated financial statements and financial reporting process;

•	Playa’s systems of disclosure controls and procedures and internal control over financial reporting;

•	Playa’s compliance with financial, legal and regulatory requirements related to Playa’s financial statements and other public disclosures, Playa’s compliance with its policies related thereto, and Playa’s policy in respect of tax planning;

•	the engagement and retention of the registered independent public accounting firm and the recommendation to Playa’s general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including Playa’s annual accounts, and the evaluation of the qualifications, independence and performance of the independent public accounting firm, including the provision of non-audit services;

•	the application of information and communication technology;

•	the role and performance of Playa’s internal audit function;

•	Playa’s overall risk profile; and

•	attending to such other matters as are specifically delegated to the audit committee by the Playa Board from time to time.

The Audit Committee is also responsible for selecting an independent registered public accounting firm to be appointed by Playa’s general meeting (or, if not appointed by Playa’s general meeting, by the Playa Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of Playa’s internal accounting controls. The Audit Committee will also approve the Audit Committee report required by SEC regulations to be included in Playa’s annual proxy statement.

Compensation Committee

Playa’s Compensation Committee consists of Mr. Millham (chairperson), Mr. Haggerty, Mr. Hirsch and Mr. Peterson. The Compensation Committee assists the Playa Board in reviewing and approving or recommending Playa’s compensation structure, including all forms of compensation relating to Playa’s directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by Playa’s General Meeting from time to time and in accordance with Dutch law, the Compensation Committee is responsible for, among other things:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Playa’s Chairman and Chief Executive Officer’s compensation, evaluating Playa’s Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of Playa’s Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of Playa’s other executive officers and overseeing their performance;

•	reviewing and making recommendations to the Playa Board with respect to the compensation of Playa’s directors;

•	reviewing and making recommendations to the Playa Board with respect to its executive compensation policies and plans;

•	implementing and administering Playa’s incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to Playa’s directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with Playa’s proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in Playa’s annual proxy statement;

•	assisting the Playa Board in producing the compensation report to be included in Playa’s management report publicly filed in the Netherlands and to be posted on Playa’s website; and

•	attending to such other matters as are specifically delegated to Playa’s Compensation Committee by the Playa Board from time to time.

The Playa Board adopted a Compensation Committee Charter, which details these principal functions of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the four independent Directors listed above. No member of the Compensation Committee is a current, or during 2016 was a former, officer or employee of Playa, Playa’s Predecessor or any of its subsidiaries. In 2016, none of Playa’s Predecessor’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of Playa’s Predecessor.

Nominating and Governance Committee

Playa’s Nominating and Governance Committee consists of Mr. Hirsch (chairperson), Mr. Klein, Ms. Lieberman and Mr. Millham. The Nominating and Governance Committee assists Playa Board in selecting individuals qualified to become Playa’s directors and in determining the composition of the Playa Board and its committees. The Playa Board adopted a Nominating and Governance Committee Charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting and recommending to the full Playa Board qualified candidates for designation as directors or to fill Playa Board vacancies at Playa’s general meeting;

•	developing and recommending to the Playa Board corporate governance guidelines as set forth in the rules of the Playa Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing Playa Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of the Playa Board, including board size and composition, and committee composition and structure;

•	recommending to the Playa Board nominees for each committee of the Playa Board;

•	annually facilitating the assessment of the Playa Board’s performance as a whole and of the individual directors, and the performance of the Playa Board’s committees as required by applicable law, regulations and the NASDAQ corporate governance listing standards; and

•	overseeing the Playa Board’s evaluation of executive officers.

Capital Allocation Committee

Playa’s Capital Allocation Committee consists of Mr. Peterson (chairperson), Mr. Hirsch and Mr. Wardinski. Pursuant to the Shareholder Agreement, as long as Pace has the right to designate a director, upon the resignation, removal or death of a Pace Director from the Capital Allocation Committee, a Pace Director will fill the committee vacancy. Pursuant to the Shareholder Agreement, as long as Farallon has the right to designate a director, upon the resignation removal or death of a Farallon designated director from the Capital Allocation Committee, a Farallon designated director will fill the committee vacancy. Playa’s Capital Allocation Committee assists the Playa Board in fulfilling its oversight responsibilities of the financial management of Playa, as well as any other duties delegated by the Board. The Playa Board adopted a Capital Allocation Committee Charter, which details the principal functions of the Capital Allocation Committee, including the following duties:

•	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of Playa and its subsidiaries on a consolidated basis;

•	recommend to the Playa Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it reviewed pursuant to the authority (provided, that the Board may not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action); and

•	recommend that the Playa Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

Corporate Governance Profile

Playa’s corporate governance has been structured in a manner intended to closely align Playa’s interests with those of its stakeholders. Notable features of Playa’s corporate governance structure include the following:

•	the Playa Board is not staggered and each of Playa’s directors is elected for a term of one year following a binding nomination of the Playa Board;

•	of the ten persons who serve on the Playa Board, nine, or 90%, of Playa’s directors have been determined to be independent for purposes of the NASDAQ’s corporate governance listing standards, and four of the nine non-executive directors also qualify as “independent” under the DCGC;

•	that one of Playa’s directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	Playa does not have a shareholder rights plan;

•	directors are elected by the general meeting of Playa upon a binding nomination of the Playa Board, following the recommendation of the Playa Board’s Nominating and Governance Committee and subject to the director appointment rights granted to Pace pursuant to the Shareholder Agreement; Playa’s general meeting may overrule such binding nomination by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of Playa’s issued share capital, following which, the Playa Board will offer a new binding nomination of a director to be elected to the Playa Board;

•	our Articles of Association and Dutch law provide that resolutions of the Playa Board concerning a material change in Playa’s identity, character or business are subject to the approval of the general meeting; and

•	certain actions can only be taken by Playa’s general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board, including an amendment of our Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Playa’s issued share capital, payments of dividends on Ordinary Shares, the application for bankruptcy and a merger or demerger of Playa. Playa’s general meeting adopted a resolution to authorize the Playa Board to take certain of these actions. Please see the section entitled “Description of Capital Stock” for additional information.

There are no family relationships among Playa’s executive officers and directors. All of Playa’s directors are independent pursuant to the rules of the NASDAQ except Mr. Wardinski, Playa’s Chairman and Chief Executive Officer. In order to make these determinations, the following relationships have been disclosed to the Playa Board:

•	With respect to Ms. Lieberman and Mr. Sarukhan, the consulting services provided by each of them to our Predecessor, including attending our Predecessor’s board meetings and providing board-level advice to our Predecessor as if they were already appointed to our Predecessor’s board of directors, from 2015 to the present, for which they each received a $60,000 annual cash retainer and reimbursement of other expenses. Following their appointment to the Playa Board, Ms. Lieberman and Mr. Sarukhan only receive compensation from Playa for serving as directors.

•	With respect to Mr. Hirsch and Mr. Millham, that (i) each was appointed to the Playa Board by the General Meeting in accordance with the designation rights of Cabana pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Playa Board upon request by Farallon.

•	With respect to Mr. Hirsch, that he may be entitled to receive from Farallon payments or profit allocations in respect of certain investments made by Farallon, including Farallon’s investment in our Ordinary Shares.

•	With respect to Mr. Millham, that he may be entitled to receive from Farallon payments or profit allocations in respect of certain investments made by Farallon, including Farallon’s investment in our Ordinary Shares.

•	With respect to Mr. Haggerty, that (i) he was appointed to the Playa Board by the General Meeting in accordance with the designation rights of HI Holdings Playa pursuant to the Shareholder Agreement, and (ii) is required to resign from the Playa Board upon request by Hyatt.

•	With respect to Mr. Hackwell, Mr. Klein and Mr. Peterson, that (i) each was appointed to the Playa Board by the General Meeting in accordance with the designation rights of Pace Sponsor pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Playa Board upon request by Pace.

Please see the section entitled “Management of Playa—Playa Board—Playa Board Designations” above for information about the Shareholder Agreement which addresses director designation rights of certain Playa shareholders.

Mr. Jones, Ms. Lieberman, Mr. Sarukhan and Tom Klein qualify as “independent” under the DCGC. Playa’s remaining five non-executive directors do not qualify as “independent” under the DCGC.

Playa’s directors will stay informed about Playa’s business by attending meetings of the Playa Board and their respective committees and through supplemental reports and communications. Playa’s non-executive directors, to the extent independent under NASDAQ rules, will meet regularly in executive sessions without the presence of Playa’s executive officers or directors that are not independent under NASDAQ rules.

Code of Business Conduct and Ethics

The Board has adopted codes of business conduct and ethics that apply to its executive officers, directors and employees and agents. Among other matters, the codes of business conduct and ethics are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in Playa’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only the Playa Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of Playa’s code of business conduct and ethics for Playa’s executive officers or directors, and any such waiver shall be promptly disclosed as required by law or NASDAQ regulations. Playa’s code of business conduct and ethics will include the whistleblower policy as contemplated by the DCGC and applicable SEC rules.

Playa Board Dividend Policy

Playa may only make distributions to its shareholders if Playa’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our Articles of Association.

Any amount remaining out of distributable profits is added to Playa’s reserves as the Playa Board determines. After reservation by the Playa Board of any distributable profits, the shareholders, upon the proposal of the Playa Board, may declare a dividend. The Playa Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders of Playa. Interim dividends may be declared as provided in our Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. Playa may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Playa is not able to pay its due and collectable debts, then Playa’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Playa’s creditors.

Distributions shall be payable in the currency determined by the Playa Board at a date determined by the Playa Board. The Playa Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to Playa (verjaring).

Playa does not anticipate paying any dividends on the Ordinary Shares for the foreseeable future.

Senior Management

Playa’s day-to-day management is carried out by Playa’s CEO Director and Playa’s other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for Playa’s CEO Director, is the executive director on the Playa Board and, in accordance with Dutch law, must be appointed by the general meeting) serve at the discretion of the Playa Board. The business address of Playa’s executive officers is Playa’s registered office address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

REGULATORY AND LEGAL ENVIRONMENT

General

Playa’s resorts are subject to various laws, ordinances and regulations, including licensing and permitting requirements and regulations relating to common areas and fire and safety requirements. We believe that Playa is in material compliance with all applicable governmental regulations.

Law and Regulation of Mexico

Playa’s business in Mexico is regulated by numerous regulatory bodies. As Mexico is a Federation, there are federal and local regulations that may apply to the various entities owning the Mexican resorts in Playa’s portfolio, depending on the state and municipality where such resort is located. Federal regulation generally applies with respect to operational, tax, labor, environmental and other matters.

In addition to federal regulation of Playa’s business, each of its resorts is subject to Mexican local and municipal regulations that govern matters such as real property, public registry of property, encumbrances, cadaster (land registry), real property tax, use of soil, construction licenses, potable water and sewage, waste recollection, waste disposal, operation licenses, sanitary licenses, liquor licenses, civil protection and other matters.

Law and Regulation of the Dominican Republic

Playa’s business in the Dominican Republic is regulated by the Ministry of Tourism (Ministerio de Turismo), which issues hotel operation permits. Licenses for the sale of alcoholic beverages are issued by the Ministry of Police and Internal Affairs (Ministerio de Interior y Policía), and the Ministry of Public Health (Ministerio de Salud Pública) performs health inspections, as part of the process that the Ministry of Tourism carries out when issuing the operation license.

Additionally, entities that are incorporated under Dominican Republic Law or have a registered office in the Dominican Republic are required to comply with fiscal obligations before the tax authorities in the Dominican Republic.

Law and Regulation of Jamaica

Playa’s business in Jamaica is governed by a number of regulatory bodies and prescribed regulations that regulate the lodging industry in Jamaica. The provision of hotel accommodation and all tourism enterprises, including for example, water sport activity, are regulated under the Tourist Board Act, a law passed by the Ministry of Justice to establish a Tourist Board charged with the duty of developing the tourist industry of Jamaica and promoting its efficiency (the “Tourist Board Act”). The Tourist Board Act requires the grant of a license, which is generally renewable annually, and requires a fire certification in order to obtain.

All hotel operations carrying on business in Jamaica also require a number of environmental approvals, such as permits and licenses, the lack of which could result in the hotel operation being ordered closed and criminal prosecution of the directors and/or managers of the hotel, including fines and, in some instances, imprisonment. The hotel operation of Playa’s Jamaican property involves various facilities that are subject to environmental regulation, such as the operation of a hotel, a sewage treatment plant, a water treatment plant and a power plant, each of which requires its own environmental approval. Playa’s Jamaica resort is located adjacent to a beach and use of the foreshore or the floor of the sea in connection with any business or trade or for any other purpose (whether or not similar to the foregoing) requires a license from Jamaica’s National Environment and Planning Agency/Natural Resources Conservation Authority under the Beach Control Act, an act passed by the Ministry of Justice to establish a Beach Control Authority for the purpose of controlling and regulating the use of the floor of the sea and the overlying water and the foreshore and beaches of Jamaica. Playa’s Jamaica resort also offers spa facilities and laundry facilities, which are considered to be factories under the laws of Jamaica and require registration, and are subject to regulation as such under the Factories Act.

In Jamaica, public health issues are regulated under the Public Health Act, an act passed by the Ministry of Justice to promote the public health and prevent the spread of epidemic disease (the “Public Health Act”). The Public Health Act seeks to impose minimum operational health standards to be met for pools, tourist establishments, construction or renovation of tourist accommodation and beauty salons. The St. James Health Department seeks to regulate these matters under the Public Health Act and is responsible for the issuing and regulating of relevant public health certificates and food handling permits.

Under the Hotel Incentives Act, which was passed by the Ministry of Justice to provide convention hotels with 350 or more rooms with relief from certain taxes and customs duties (the “Hotel Incentives Act”), eligible hotels are entitled to income tax and import duty relief for up to 15 years if they have filed an application and have been approved. The benefits granted under the Hotels Incentives Act may be enjoyed by (i) the owner or tenant of the premises, whether or not it is also the operator or is entitled to receive any profits arising from the operation of the hotel, and (ii) a company that, while not the owner or tenant of the premises, operates it in accordance with an agreement between itself and the owner or tenant and certified by the relevant minister as acceptable for the purposes of the Hotel Incentives Act. At the end of 2014, Playa decided to opt out of the Hotel Tax Incentive program in Jamaica and opt in to the Omnibus Tax Incentive program, which allows for a reduced general consumption tax rate and customs duties on certain items, but subjects the tax payer to regular income tax on taxable income.

Environmental Matters

Playa’s resorts are subject to various international, national, regional and local environmental, health and safety regulatory requirements that address a wide variety of issues, including those that impose liability for contamination at Playa’s resorts, and those regulating the use and disposal of hazardous regulated substances and wastes. Playa’s resorts may incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable laws.

As of 1988, Mexican environmental laws were amended in order to establish that, among other things, any new hotel construction and certain renovations require the preparation of an MIA in order to obtain an Environmental Impact Authorization (Resolutivo de Impacto Ambiental). Furthermore, since 2003 depending on each specific project, an ETJ is required to obtain an Authorization to Change the Use of Soil of Forestal Land (Autorización de Cambio de Uso de Suelo en Terrenos Forestales).

With respect to Real Resorts:

(i)	Two of the acquired resorts, Gran Caribe Resort and Hyatt Zilara Cancún, were built prior to implementation of the MIA in 1988 and, therefore, required no such authorization. However, certain renovations to these resorts were carried out after 1988 without an MIA because the then-owner determined that no authorization was needed pursuant to an exception in the Mexican law. Playa can give no assurance that Mexican authorities will have the same interpretation of the applicability of the exception as the prior owner.

(ii)	The remaining two resorts, The Royal Playa del Carmen and Gran Porto Resort, were constructed after 1988 without the required MIA and ETJ authorizations. Notwithstanding the foregoing, those resorts were operated by the prior owner, and since Playa’s acquisition have been operated by Playa, with no interference in the normal course of business.

The consequences of failing to obtain an MIA and/or ETJ, as applicable, could result in fines of up to approximately $300,000, obligations to perform remediation/restoration activities and contribute to environmental trusts, and/or, in the case of a severe violation, a partial or total closing or a demolition of the relevant resort. Although Playa is not aware of closings or demolitions due to the failure to obtain the MIA and/or ETJ, no assurance can be given that such action will not be taken in the future.

DESCRIPTION OF CAPITAL STOCK

The following includes a description of the material terms of our Articles of Association and of applicable Dutch law. The description is qualified in its entirety by reference to the complete text of our Articles of Association, which is incorporated by reference as an exhibit to this Registration Statement. We urge you to read the full text of our Articles of Association.

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital is the maximum capital that we may issue without amending our Articles of Association and may be a maximum of five times the issued capital. We have authorized 500,000,000 Ordinary Shares with a nominal value of €0.10 per share. Our outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. As of May 18, 2017, there were 104,457,026 Ordinary Shares outstanding, held of record by approximately 59 holders of Ordinary Shares and 70,000,000 warrants outstanding held of record by approximately 8 holders of warrants. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Issuance of Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting of shareholders. Our Articles of Association provide that the general meeting of shareholders (the “General Meeting”) may only adopt such resolution with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board. The General Meeting may authorize the Playa Board to issue new shares or grant rights to subscribe for shares, following a proposal by the Playa Board or—absent such proposal—by the Genral Meeting with at least two-thirds of the votes cast. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the General Meeting will not have the power to issue shares and rights to subscribe for shares.

The General Meeting adopted a resolution on March 10, 2017, effective as of March 12, 2017, pursuant to which the Playa Board is irrevocably authorized to, for a period of five years from the date of the resolution, issue shares and grant rights to subscribe for shares in the form of Ordinary Shares up to the amount of the authorized share capital (from time to time).

Preemptive Rights

Under Dutch law, in the event of an issuance of Ordinary Shares or granting of rights to subscribe for Ordinary Shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the Ordinary Shares held by such holder (unless limited as described herein). A holder of Ordinary Shares does not have a preemptive right with respect to the issuance of, or granting of rights to subscribe for: (i) Ordinary Shares for consideration other than cash; (ii) Ordinary Shares to our employees or employees of one of our group companies; or (iii) shares issued upon the exercise of previously granted rights to subscribe for shares.

The preemptive rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board. Such authorization for the Playa Board can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent that, such authorization is effective, the General Meeting will not have the power to limit or exclude preemptive rights and such authorization may not be revoked unless stipulated otherwise in the authorization. A resolution of the General Meeting to limit or exclude the preemptive rights, or to designate the Playa Board as the authorized body to do so, requires a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at the meeting (and the resolution is proposed by the Playa Board) or at least two thirds of the votes cast at the General Meeting if less than half of the issued share capital is represented at the meeting (and/or if the resolution is no proposed by the Playa Board).

Also on March 10, 2017 (effective as of March 12, 2017), the General Meeting adopted a resolution authorizing the Playa Board to limit or exclude the preemptive rights of our shareholders for a period of five years from the date of such resolution. For each annual General Meeting to be held after 2017, we expect that the Playa Board will place on the agenda a proposal to re-authorize the Playa Board to issue new shares, grant rights to subscribe for shares or limit or exclude preemptive rights for newly issued Ordinary Shares, each as described above, for a period of five years from the date of such annual General Meeting.

Transfer of Shares

Transfers of registered shares (other than in book-entry form) require a written deed of transfer and, unless we are a party to the deed of transfer, an acknowledgement by or proper service upon us to be effective. However, for as long as any of our Ordinary Shares are listed on the New York Stock Exchange, the NASDAQ Stock Market or on any other stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the shares reflected in the register administered by the relevant transfer agent, and the previous sentence will not apply.

All Ordinary Shares registered pursuant to this Prospectus/Offer to Exchange will be freely tradable, except that Ordinary Shares held by Pace Sponsor and certain of its affiliates and former shareholders of our Predecessor are subject to a lock-up for a period of 180 days following the consummation of the Business Combination.

Form of Shares

Pursuant to our Articles of Association, Ordinary Shares are registered shares, although the Playa Board may resolve that one or more shares are bearer shares, represented by physical share certificates.

Repurchase of Ordinary Shares

Under Dutch law, we may not subscribe for newly issued shares in our own capital. We may acquire our Ordinary Shares, subject to applicable provisions and restrictions of Dutch law and our Articles of Association, to the extent that:

•	such shares are fully paid-up;

•	such shares are acquired for no valuable consideration or, provided that the General Meeting has authorized the Playa Board for this purpose, such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our Articles of Association; and

•	immediately after the acquisition of such shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, we may acquire shares only if the General Meeting has authorized the Playa Board to do so. An authorization by the General Meeting for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Ordinary Shares are acquired by us on the NASDAQ with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. For each annual General Meeting, we expect that the Playa Board will place on the agenda a proposal to re-authorize the Playa Board to repurchase shares for a period of 18 months from the date of the resolution. We cannot derive any right to any distribution from shares acquired by us.

The General Meeting adopted a resolution on March 10, 2017 (effective as of March 12, 2017) to authorize the Playa Board for a period of 18 months to resolve for us to acquire fully paid-up Ordinary Shares (and depository receipts for Ordinary Shares), by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price between EUR 0.01 and the average market price of the Ordinary Shares on NASDAQ (such average market price being calculated on the basis of the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date of acquisition), up to 25% of the Ordinary Shares comprised in our issued share capital (determined as at the first date of trading of the Ordinary Shares on NASDAQ).

Capital Reduction

At a General Meeting, our shareholders may, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board (or if less than half of our issued share capital is represented at the General Meeting), resolve to reduce our issued share capital by (i) cancelling shares or (ii) reducing the nominal value of the shares by amending our Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to shares held by us or in respect of which we hold the depository receipts

A reduction of the nominal value of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

Our General Meetings are held in Amsterdam, Rotterdam, The Hague, Utrecht, or at Schiphol Airport (in the municipality of Haarlemmermeer), the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, insofar as they have such right, to vote, either in person or by proxy.

We shall hold at least one General Meeting each year, to be held within six months after the end of its fiscal year. A General Meeting shall also be held within three months after the Playa Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Playa Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.

The Playa Board and/or Chairman and Chief Executive Officer may convene additional extraordinary general meetings of shareholders whenever they so decide, subject to the notice requirements described below.

Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a General Meeting. The Dutch court will disallow the application if (1) the applicants have not previously requested in writing that the Playa Board convenes a shareholders’ meeting or (2) the Playa Board has taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on the Playa Board. In addition, the agenda for a General Meeting includes such additional items as determined by the Playa Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant shareholder meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Moreover, in certain circumstances, agenda items require a prior board proposal or two-thirds of the votes cast for adoption (e.g., an amendment of our Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, payments of dividends, the application for bankruptcy and a merger or demerger of us).

In accordance with the DCGC, shareholders are expected to exercise the right of requesting the convening of a General Meeting of shareholders or of putting an item on the agenda only after consulting the Playa Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the company’s strategy (e.g., the removal of directors), the Playa Board should be given the opportunity to invoke a reasonable response time of up to 180 days from the moment the Playa Board is informed of the intentions of the shareholder(s) concerned. The Playa Board should use this period for further deliberation, constructive consultation (in any event with the shareholder(s) who have made the request) and the exploration of alternatives. At the end of the response period, the Playa Board should report its actions to the General Meeting. The response time may be invoked only once for any given General Meeting and may be invoked neither for an agenda item in respect of which the response period has been invoked previously nor for a General Meeting if a shareholder holds at least 75% of the Company’s issued share capital as a consequence of a successful public offer (irrespective of whether the offer was friendly or hostile).

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to our Articles of Association, the Playa Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting. Our Articles of Association provide that a shareholder must notify us in writing of his or her identity and his or her intention to attend (or be represented at) the General Meeting, such notice to be received by us on the date set by the Playa Board in accordance with our Articles of Association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter the General Meeting, the chairman of the General Meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to our Articles of Association, the General Meeting is chaired by the Lead Independent Director, who is the chairman by law of the Playa Board. If the Lead Independent Director is absent, our Chairman and Chief Executive Officer shall, if he or she is present, chair the meeting. If the Chairman and Chief Executive Officer is not present, the directors present at the meeting shall appoint one of them to be chairman. If no directors are present at the General Meeting, the General Meeting shall appoint its own chairman.

The chairman of the General Meeting may decide at his or her discretion to admit other persons to the meeting. The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to record the minutes of the meeting. The chairman of the General Meeting may instruct a Dutch civil law notary to draw up a notarial report of the proceedings at our expense, in which case no minutes need to be prepared. The chairman of the General Meeting is authorized to eject any person from the General Meeting if the chairman considers that person disruptive to the orderly proceedings. The General Meeting may be conducted in any language other than the Dutch language, if so determined by the chairman of the General Meeting.

Voting Rights and Quorum

In accordance with Dutch law and our Articles of Association, each share confers the right on the holder thereof to cast one vote at the General Meeting. The voting rights attached to any shares held by us or its direct or indirect subsidiaries are suspended, unless the Ordinary Shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such Ordinary Shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the Ordinary Shares. We may not exercise voting rights for Ordinary Shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a General Meeting. The chairman of the General Meeting shall determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or our Articles of Association provide for a special majority in relation to specified resolutions. Our Articles of Association do provide that resolutions at a General Meeting can only be adopted if at least one-third of the issued and outstanding shares in our capital are present or represented at such General Meeting, subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by our Articles of Association.

Subject to certain restrictions in our Articles of Association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Playa Board will keep a record of the resolutions passed at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Playa Board, our shareholders may resolve to amend our Articles of Association. A resolution by the shareholders to amend our Articles of Association requires a majority of the votes cast. In the absence of a proposal by the Playa Board, the General Meeting may resolve to amend our Articles of Association with at least two-thirds of the votes cast.

Merger, Demerger and Dissolution

At the proposal of the Playa Board, the General Meeting may resolve with a majority of the votes cast (subject to certain exceptions) or with at least two-thirds of the votes cast if there is no proposal thereto by the Playa Board, to legally merge or demerge the Company within the meaning of Title 7, Book 2 of the Dutch Civil Code.

Our shareholders may at a General Meeting, based on a proposal by the Playa Board, by means of a resolution passed by a majority of the votes cast, or with at least two-thirds of the votes cast if there is no proposal of the Playa Board thereto, resolve that we will be dissolved. In the event of our dissolution, the liquidation shall be effected by the Playa Board, unless the General Meeting decides otherwise.

In the event of a dissolution and liquidation, the assets remaining after payment of all of our debts (including any liquidation expenses) are to be distributed to the ordinary shareholders in proportion to the aggregate nominal value of their Ordinary Shares. The liquidation and all distributions referred to in this paragraph will be made in accordance with the relevant provisions of Dutch law.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of our issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving us, a contribution of cash and/or assets against issuance of shares, the issue of new shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of our assets and our dissolution or liquidation is subject to approval by a majority of the votes cast in its General Meeting. Our Articles of Association provide that our General Meeting may only adopt such resolution upon a proposal of the Playa Board or with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board.

Certain Other Major Transactions

Our Articles of Association and Dutch law provide that resolutions of the Playa Board concerning a material change in the identity or character of the Company or its business are subject to the approval of the General Meeting. Such changes include:

•	a transfer of all or materially all of its business to a third party;

•	the entry into or termination of a long-lasting alliance of us or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to us; and

•	the acquisition or disposition of an interest in the capital of a company by us or by its subsidiary with a value of at least one-third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We may only make distributions to its shareholders if the shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our Articles of Association.

Any amount remaining out of distributable profits is added to our reserves as the Playa Board determines. After reservation by the Playa Board of any distributable profits, the shareholders, upon the proposal of the Playa Board or with at least two-thirds of the votes cast, may declare a dividend. Our board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in our Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

Distributions shall be payable in the currency determined by the Playa Board at a date determined by it. The Playa Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring).

We do not anticipate paying any dividends on Ordinary Shares for the foreseeable future.

Warrants

Public Warrants: We issued 45,000,000 Public Warrants to former shareholders of Pace as consideration in the Business Combination, which entitle such warrant holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants will expire five years after the completion of the Business Combination.

Private Warrants: We issued 22,000,000 Private Warrants to former holders of certain privately placed warrants of Pace and the former shareholders of our Predecessor as consideration in the Business Combination, which entitle such warrant holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Private Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Earnout Warrants: We issued 3,000,000 warrants to each of the former shareholders of our Predecessor and to Pace Sponsor as consideration in the Business Combination, which entitle the such warrant holders to acquire one Ordinary Share for each such warrant for a purchase price of €0.10 per Ordinary Share in the event that the price per share underlying the warrants on the NASDAQ is greater than $13.00 for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination.

Notices

We will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Ownership and Voting Limits

Our franchise agreements with Hyatt and our Articles of Association both contain a provision prohibiting (a) a Brand Owner from acquiring our Ordinary Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of its outstanding shares, and (b) a Restricted Brand Company from acquiring Ordinary Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our Articles of Association to transfer the excess shares to a foundation until sold to an unaffiliated third party. Our franchise agreements provide that, if the shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with it by providing the notice specified in the franchise agreement to us and it will be subject to liquidated damage payments to Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in us, it is required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls.

Transfer Agent and Warrant Agent

The transfer agent for Ordinary Shares is Computershare Trust Company, N.A. Each person investing in Ordinary Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of Ordinary Shares.

For as long as any Ordinary Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of the Ordinary Shares reflected in the register administered by our transfer agent.

Our Ordinary Shares are listed in registered form and such Ordinary Shares, through the transfer agent, are not certificated. We have appointed Computershare Trust Company, N.A. as our agent in New York to maintain our shareholders’ register on behalf of the Playa Board and to act as transfer agent and registrar for our Ordinary Shares. The Ordinary Shares will be traded on the NASDAQ in book-entry form.

The warrant agent for the Private Warrants is Computershare Trust Company, N.A.

Listing of Our Securities

Our Ordinary Shares and our Public Warrants are listed on NASDAQ under the symbols “PLYA” and “PLYAW,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights Agreement

Upon the closing of the Business Combination, we entered into a Registration Rights Agreement that provides the former shareholders of our Predecessor and Pace Sponsor and certain of their affiliates with certain registration rights. Pursuant to the Registration Rights Agreement, these persons, including Mr. Wardinski, HI Holdings Playa and Cabana, along with Pace Sponsor may, at any time, and from time to time, after the six month anniversary of the closing of the Business Combination, demand that the Company register for resale some or all of their Ordinary Shares for so long as they continue to meet certain ownership thresholds. We filed a registration statement with the SEC on April 3, 2017, which was declared effective by the SEC on May 2, 2017, and therefore believe that we have satisfied any such need for registration.

Warrant Agreements

On March 11, 2017, we entered into a Company Earnout Warrants Agreement with each of the shareholders of our Predecessor pursuant to which we issued each such shareholder of our Predecessor its pro rata share of 1,000,000 warrants to purchase Ordinary Shares (“Earnout Warrants”) (calculated in accordance with such shareholder’s ownership of our Predecessor immediately prior to the consummation of the Business Combination). Pursuant to the Company Earnout Warrants Agreements, each such former shareholder of our Predecessor has the right to acquire its pro rata share of 1,000,000 Ordinary Shares for a purchase price of €0.10 per Ordinary Share in the event that the price per share underlying the warrants on the NASDAQ is greater than $13.00 for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination (the “Trigger Event”).

On March 10, 2017, we entered into a Sponsor Earnout Warrants Agreement with Pace Sponsor pursuant to which we issued Pace Sponsor 2,000,000 Earnout Warrants. Pursuant to the Sponsor Earnout Warrants Agreements, Pace Sponsor has the right to acquire 2,000,000 Ordinary Shares for a purchase price of €0.10 per Ordinary Share upon the occurrence of the Trigger Event.

On March 11, 2017, we entered into a Company Founder Warrants Agreement with each of the shareholders of our Predecessor pursuant to which we issued each such shareholder of our Predecessor its pro rata share of 7,333,333 Private Warrants to acquire Ordinary Shares on substantially equivalent terms and conditions as set forth in the founder warrants held by former shareholders of Pace (calculated in accordance with such shareholder’s ownership of our Predecessor immediately prior to the consummation of the Business Combination). Pursuant to the Company Founder Warrants Agreements, each such former shareholder of our Predecessor has the rights set forth in the Warrant Agreement. As such, the holder of each Private Warrant has the right to purchase from the Company one-third of one Ordinary Share, at the price of one-third of $11.50, subject to certain adjustments described in the Warrant Agreement.

On March 10, 2017, we entered into a Company Founder Warrants Agreement with Pace Sponsor pursuant to which we issued 14,666,667 Private Warrants. Pursuant to the Company Founder Warrants Agreement, Pace Sponsor has the rights set forth in the Warrant Agreement. Therefore, Pace Sponsor, with respect to each Private Warrant, has the right to purchase from the Company one-third of one Ordinary Share, at the price of one-third of $11.50, subject to certain adjustments described in the Warrant Agreement.

Sub-lease Agreement

Playa USA, entered into a sub-lease agreement with Barceló Crestline, an affiliate of our Predecessor’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sub-lease agreement was assigned by Barceló Crestline to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer. The sub-lease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sub-lease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. As of December 31, 2016, Playa Management sub-leased approximately 11,000 square feet of office space and the annualized amount payable by it was approximately $1.1 million, which includes amounts related to certain shared administrative functions, such as mailroom and certain leasehold improvements. Of this amount, approximately $0.5 million is payable annually to the entity owned by Playa’s Chairman and Chief Executive Officer.

Office Space Lease

Certain of Playa’s Mexican subsidiaries, which our Predecessor acquired from the BD Real Shareholder in our Predecessor’s formation transactions, entered into three lease agreements with an affiliate of the BD Real Shareholder on December 1, 2009 and one lease agreement on May 2, 2011, pursuant to which the subsidiaries leased office space in Cancún, Mexico. These lease agreements were replaced by two lease agreements entered into by Playa Resorts Management Mexico, S. de R.L. de C.V. (“Playa Mexico”), one of our Predecessor’s subsidiaries, and dated July 1, 2014 and May 1, 2015, pursuant to which Playa Mexico leases 200 square meters and 800 square meters of office space, respectively, used by Playa Mexico and other of our Predecessor’s corporate personnel. The lease agreements expire in June 2018 and November 2018, respectively, and Playa Mexico may terminate the agreements at any time with 60 days’ notice. The current annual lease payment under the lease agreements is, in the aggregate, approximately $0.2 million, including allocable share of maintenance costs.

Hyatt Agreements

Hyatt Subscription Agreement

On July 15, 2013, our Predecessor entered into a subscription agreement with HI Holdings Playa, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, HI Holdings Playa purchased from our Predecessor 14,285,714 Ordinary Shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

Playa agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for any breaches of Playa’s representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of Playa’s Ordinary Shares and preferred shares, Playa’s organization, Playa’s capitalization and due authorization of the transactions), for which Playa’s indemnification liability is capped at $325 million). The representations and warranties Playa made and Playa’s related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, Playa has agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for:

•	losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of Playa’s resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•

losses suffered by HI Holdings Playa resulting from, based upon or related to, in whole or in part, any failure of Playa or certain of Playa’s subsidiaries or any other person that is or has been affiliated with Playa to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by Playa or certain of Playa’s subsidiaries (or any other person that is or has been affiliated with Playa) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•	losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by HI Holdings Playa) contained in the offering memorandum for Playa’s initial notes, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of Playa’s initial notes by, or with the approval of, Playa in connection with the marketing of Playa’s initial notes (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•	losses arising from Playa’s obligation to indemnify Playa’s prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to HI Holdings Playa’s percentage ownership of Playa’s Ordinary Shares).

Any indemnity liability owed by Playa to HI Holdings Playa under the Hyatt Subscription Agreement shall be payable, at Playa’s election, in immediately available funds and/or (so long as the Fair Market Value of Playa’s Ordinary Shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the Ordinary Shares)) in additional Ordinary Shares. “Fair Market Value” shall be the amount agreed by Playa and HI Holdings Playa or, if no agreement is reached within 15 days of Playa’s election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of Playa’s subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt All-Inclusive Resort Brands has signed a franchise agreement and related services agreements with Hyatt governing the operation of that resort. Playa manages all of those resorts under a management agreement with the Resort Owner.

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

While our Predecessor did not pay any application fees for our Predecessor’s existing Hyatt All-Inclusive Resort Brand resorts, the Resort Owners (including Playa) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to Playa’s obligations under the Hyatt Strategic Alliance Agreement, Playa is allowed to operate any all-inclusive resort under a Playa-Developed Brand, such as the Panama Jack brand, under the Hyatt franchise agreements, provided that Playa implement strict informational and operational barriers between Playa’s operations with respect to the Playa-Developed Brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Under the Hyatt franchise agreements, if any Brand Owner or Restricted Brand Company acquires any ownership interest in Playa, Playa is required to implement strict informational and operational barriers between Playa’s operations with respect to such brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by Playa in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

Pursuant to the Hyatt franchise agreements, until (i) Playa has less than three franchise agreements in effect for the operation of Hyatt-branded resorts and (ii) Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s Ordinary Shares, Playa may not:

•	own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts, wherever located, operating under a “Restricted Brand” (which means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company); or

•	invest in, accept an investment from, lend money to, accept a loan from, or participate in a joint venture or other arrangement with any Restricted Brand Company, except as expressly permitted under the Hyatt franchise agreements.

If Playa violates the aforementioned prohibitions and restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by Playa, of which Playa is the franchisor, licensor or owner, or for which Playa is the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by our Predecessor prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

A “Restricted Brand Company” means each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and our Articles of Association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring Playa’s shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of Playa’s outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring Playa’s shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of Playa’s outstanding shares. Upon becoming aware of either share cap being exceeded, Playa will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the

Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Playa will be irrevocably authorized under our Articles of Association to transfer excess shares to a foundation until sold to a third party. Playa’s franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date Playa becomes aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of Playa’s Hyatt franchise agreements and the restrictions on ownership by a Restricted Brand Company will apply until Playa has less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require Playa to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on Playa’s activities and limits on the beneficial ownership of Playa’s Ordinary Shares.

In addition to the Hyatt franchise agreement, each Resort Owner has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•	Under the trademark sublicense agreement, Hyatt grants a sublicense to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and Playa as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s sublicensing fees.

•

Under the World of Hyatt frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the World of Hyatt guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the World of Hyatt guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by World of Hyatt guest loyalty program members who use points to pay for their hotel accommodations.

•	Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales service and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•	Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the three months ended March 31, 2017, we incurred approximately $4.4 million in fees pursuant to the Hyatt Resort Agreements. During the years ended December 31, 2016, 2015 and 2014 and the three months ended March 31, 2016, our Predecessor incurred approximately $13.5 million, $6.2 million, $3.6 million, and $3.8 million, respectively, in fees pursuant to the Hyatt Resort Agreements.

Please see the section entitled “Risk Factors—Risks Related to our Business—Our relationship with Hyatt may deteriorate and disputes between Hyatt and us may arise. The Hyatt relationship is important to our business and, if it deteriorates, the value of our portfolio could decline significantly, and it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.” for additional information. The Hyatt relationship is important to Playa’s business and, if it deteriorates, the value of Playa’s portfolio could decline significantly, and it could otherwise have a material adverse effect on Playa, including Playa’s financial condition, liquidity, results of operations and prospects.

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents for a Hyatt All-Inclusive Resort Brand with respect to such property, provided that Playa acquire such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of Playa’s decision to either accept or reject this

Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fail to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fail to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

Real Resort VAT Reimbursement

According to the master investment agreement pursuant to which our Predecessor purchased Real Resorts, Playa is required to refund to BD Real Shareholder $4.5 million related to certain VAT credits to which Real Resorts was or is entitled. Playa is obligated to reimburse such amount as Playa uses the VAT credits to offset Playa’s VAT liabilities. At a minimum, Playa is required to pay Real Resorts 25% of the VAT credits per year, regardless of whether such amounts have been used to offset any of Playa’s VAT liabilities. As of the date of March 31, 2017, Playa has remitted a total of $3.4 million to Real Resorts with respect to such liability leaving a remaining balance of $1.1 million.

BD Real Shareholder Deferred Consideration

In connection with our Predecessor’s formation transactions and pursuant to the agreement by which our Predecessor acquired Real Resorts, Playa is also required to pay to an affiliate of the BD Real Shareholder, in 16 quarterly payments, additional cash consideration equal to the difference between (i) $1,100,000 per quarter and (ii) any interest it receives under Playa’s Term Loan for such quarter. As of the date of this Prospectus/Offer to Exchange, Playa had two quarterly payments remaining.

Indemnification Agreements

Our Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Playa or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Securities Purchase Agreements

Pursuant to certain securities purchase agreements with each of Compañia Hotelera Gran Playa Real S. de R.L. de C.V. and HI Holdings Playa, the former holders of our Predecessor’s preferred shares, in connection with the consummation of the Business Combination, we acquired all of the preferred shares of our Predecessor, par value $0.01 per share (the “Playa Preferred Shares”), for an aggregate consideration value of approximately $353.9 million, which includes the preferred shares and accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016 of $346.0 million plus $7.9 million additional accrued but unpaid dividends after December 31, 2016 through the closing of the Business Combination.

Tender and Support Agreement

Each of Bruce D. Wardinski, our Chief Executive Officer, HI Holdings Playa, Cabana and Pace Sponsor has agreed to tender their Private Warrants in the Offer and consent to the Warrant Amendment in the Consent

Solicitation pursuant to the Tender and Support Agreement, provided that each such person shall make such tender and consent conditioned on more than 50% of the Public Warrants having been tendered to the Company in the Offer. Such agreement covers approximately 96% of the Private Warrants and approximately 31% of the Warrants. Therefore, if holders of approximately 49% of the remaining outstanding Warrants agree to tender, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Review, Approval or Ratification of Transactions with Related Persons

Consistent with Dutch law and our Articles of Association, Playa adopted a code of business conduct and ethics that prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with Playa. The code of business conduct and ethics includes a policy requiring that Playa’s Board review any transaction a director or executive officer proposes to have with Playa that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, Playa’s Board will be obligated to ensure that all such transactions are approved by a majority of Playa’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to Playa and on terms not less favorable to Playa than those available from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of May 18, 2017 by:

•	each person who is the beneficial owner of more than 5% of our outstanding Ordinary Shares;

•	each person who is an executive officer or director of our Company; and

•	all executive officers and directors of our Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any Ordinary Shares (or options to acquire Ordinary Shares) under the 2017 Omnibus Incentive Plan and (ii) the issuance of any Ordinary Shares upon the exercise of outstanding warrants to purchase up to a total of approximately 25,333,333 Ordinary Shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no Ordinary Shares beneficially owned by any of our executive officers or directors have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Playa Hotels & Resorts N.V, Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

	Beneficial Ownership
Beneficial Owner	Number of Ordinary Shares of Company	Percentage of All Ordinary Shares(1)
Executive Officers and Directors
Bruce D. Wardinski(2)	2,013,050	1.93%
Alexander Stadlin(3)	155,000	0.15%
Larry Harvey(4)	100,000	0.10%
Kevin Froemming(5)	100,000	0.10%
David Camhi(6)	37,681	0.04%
Stephen G. Haggerty	0	0%
Daniel J. Hirsch(7)	0	0%
Hal Stanley Jones	0	0%
Stephen L. Millham(8)	0	0%
Arturo Sarukhan	0	0%
Elizabeth Lieberman	0	0%
Karl Peterson(9)(13)	300,000	0.29%
Tom Klein	155,445	0.15%
Paul Hackwell	0	0%
All executive officers and directors as a group (14 persons)	2,861,176	2.74%

Other 5% Shareholders
Cabana Investors B.V.(10)	28,358,322	27.15%
Playa Four Pack, L.L.C.(11)	1,810,358	1.73%
HI Holdings Playa(12)	11,969,741	11.46%
Abu Dhabi Investment Authority	5,972,955	5.72%
TPG Pace Sponsor, LLC (formerly, TPACE Sponsor Corp.)(13)	7,340,000	7.03%

(1)	Based on 104, 457,026 total shares, which consist of 103,464,186 Ordinary Shares outstanding and 992,840 restricted shares granted pursuant to our 2017 Omnibus Incentive Plan. The restricted shares contain voting rights, but are restricted from being transferred until their vesting date
(2)	Includes 260,000 restricted shares that Mr. Wardinski has the ability to vote, but is restricted from transferring until their vesting date.
(3)	Includes 155,000 restricted shares that Mr. Stadlin has the ability to vote, but is restricted from transferring until their vesting date.
(4)	Includes 100,000 restricted shares that Mr. Harvey has the ability to vote, but is restricted from transferring until their vesting date.
(5)	Includes 90,000 restricted shares that Mr. Froemming has the ability to vote, but is restricted from transferring until their vesting date.
(6)	Includes 32,500 restricted shares that Mr. Camhi has the ability to vote, but is restricted from transferring until their vesting date.
(7)	Mr. Hirsch’s address is c/o Playa Hotels & Resorts N.V., 3950 University Drive, Suite 301, Fairfax, Virginia 22030.
(8)	Mr. Millham’s address is c/o Playa Hotels & Resorts N.V., 3950 University Drive, Suite 301, Fairfax, Virginia 22030.
(9)	Shares are held through Peterson Capital Partners, LP. Does not include any Ordinary Shares Mr. Peterson may be deemed to hold indirectly through TPG Pace Sponsor, LLC. See Note 8 below.
(10)

The sole owner of Cabana Investors B.V. is Coöperatieve Cabana U.A. The sole owners of Coöperatieve Cabana U.A. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Farallon Capital

Offshore Investors II, L.P. (collectively, the “Cabana Farallon Funds”). FP is the general partner of each of the Cabana Farallon Funds and may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Cabana Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”) may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Cabana Farallon Funds. Each of FP, the Farallon Managing Members, Coöperatieve Cabana U.A. and the Cabana Farallon Funds disclaims beneficial ownership of the Ordinary Shares held by Cabana Investors B.V. All of the entities and individuals identified in this footnote disclaim group attribution. Cabana Investors B.V.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(11)	The sole owners of Playa Four Pack, L.L.C. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (collectively, the “Four Pack Farallon Funds”). FP is the general partner of each of the Four Pack Farallon Funds and may be deemed to beneficially own the Ordinary Shares owned by each of the Four Pack Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of the Farallon Managing Members may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Four Pack Farallon Funds. Each of FP, the Farallon Managing Members and the Four Pack Farallon Funds disclaims beneficial ownership of the Ordinary Shares held by Playa Four Pack, L.L.C. All of the entities and individuals identified in this footnote disclaim group attribution. Playa Four Pack, L.L.C.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(12)	HI Holdings Playa is an indirect wholly-owned subsidiary of Hyatt. Hyatt and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly-owned subsidiary of Hyatt, may be deemed to beneficially own Ordinary Shares to be held by HI Holdings Playa.
(13)	The sole members of TPG Pace Sponsor, LLC are Mr. Peterson and TPG Holdings III, L.P., whose general partner is TPG Holdings III-A, L.P., whose general partner is TPG Holdings III-A, Inc., whose sole shareholder is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, LLC, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., whose sole shareholders are David Bonderman and James G. Coulter. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the securities held by TPG Pace Sponsor, LLC except to the extent of their pecuniary interest therein. The number of Ordinary Shares reported in respect of TPG Pace Sponsor, LLC in the table above does not include any other Ordinary Shares Messrs. Bonderman, Coulter and Peterson may directly or indirectly hold. The address of each of TPG Pace Sponsor, LLC, TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman, Coulter and Peterson is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

LEGAL MATTERS

The validity of the Ordinary Shares covered by this Prospectus/Offer to Exchange has been passed upon for us by NautaDutilh N.V. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

Porto Holdco B.V.’s consolidated financial statements as of December 31, 2016 and for the period from December 9, 2016 (inception) to December 31, 2016 have been included in this Prospectus/Offer to Exchange in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Playa Hotels & Resorts B.V. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this Prospectus/Offer to Exchange and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Pace Holdings Corp.’s consolidated financial statements as of and for the year ended December 31, 2016, and as of December 31, 2015 and for the period from June 3, 2015 (inception) to December 31, 2015, have been included in this Prospectus/Offer to Exchange in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these consolidated financial statements contains an explanatory paragraph that states the Company has current liabilities in excess of cash on hand and its lack of resources to pay the current liabilities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements and related notes to the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.playaresorts.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of certain shareholders and our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
Unaudited Pro Forma Financial Information
Unaudited Pro Forma Condensed Combined Financial Information	F-2

Playa Hotels & Resorts N.V. (formerly Porto Holdco B.V.1)
For the Three Months Ended March 31, 2017 (unaudited)
Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016	F-5
Condensed Consolidated Statement of Operations and Comprehensive Income for the three months ended March 31, 2017 and 2016	F-6
Condensed Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’ Equity and Accumulated Other Comprehensive Income for the three months ended March 31, 2016 and 2017	F-7
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016	F-8
Notes to Condensed Consolidated Financial Statements	F-9

For the Year Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheet as of December 31, 2016	F-26
Notes to Consolidated Balance Sheet	F-30

Playa Hotels & Resorts B.V.

For the Year Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-34
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-35
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2016, 2015 and 2014	F-36
Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’ Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014	F-37
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014	F-38
Notes to the Consolidated Financial Statements	F-39
Schedule I—Condensed Financial Information of Registrant	F-71

Pace Holdings Corp.

For the Year Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-76
Balance Sheet as of December 31, 2016 and 2015	F-77
Statement of Operations For the Period ending December 31, 2016 and from June 3, 2015 (inception) to December 31, 2015	F-78
Statement of Shareholders’ Equity For the Period ending December 31, 2016 and from June 3, 2015 (inception) to December 31, 2015	F-79
Statement of Cash Flows For the Period ending December 31, 2016 and from June 3, 2015 (inception) to December 31, 2015	F-80
Notes to Financial Statements	F-81

[1]	In connection with the Business Combination, on March 10, 2017, the registrant, formerly known as Porto Holdco B.V., was converted to a Dutch public limited liability company, and on March 11, 2017, was renamed Playa Hotels & Resorts N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For the three months ended March 31, 2017

The assessment of our unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2016 is based on the historical financial statements of Pace and our Predecessor, Playa Hotels & Resorts B.V., after giving effect to the transactions in the Transaction Agreement as if they had been completed on January 1, 2017. The statement of operations would be materially consistent to the Condensed Consolidated Statements of Operations and Comprehensive Income for the three months ended March 31, 2017, except to remove the impact of dividends ($7.9 million) related to the preferred shares of Playa Hotels & Resorts B.V., which will be purchased by Porto Holdco B.V. immediately prior to completion of the Playa Merger, as if the transactions in the Transaction Agreement occurred on January 1, 2017.

For the year ended December 31, 2016

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is based on the historical financial statements of Pace and our Predecessor, Playa Hotels & Resorts B.V., after giving effect to the transactions in the Transaction Agreement as if they had been completed on January 1, 2016.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is derived from Pace’s audited statement of operations for the year ended December 31, 2016 and from our Predecessor’s audited statement of operations for the year ended December 31, 2016.

The pro forma adjustments are based on information currently available. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the transactions in the Transaction Agreement taken place on January 1, 2016, nor is it indicative of the consolidated results of operations of the combined company for any future period.

The unaudited pro forma condensed combined financial information does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the transactions in the Transaction Agreement taken place on December 31, 2016, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of the audited consolidated financial statements of both Pace and our Predecessor.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the transactions in the Transaction Agreement. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the transactions in the Transaction Agreement, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The following unaudited pro forma condensed combined financial information gives effect to a Business Combination. The Business Combination is made up of the series of transactions within the Transaction Agreement. For accounting and financial reporting purposes, this series of transactions was accounted for as a recapitalization. No step-up in basis or intangible assets or goodwill were recorded in this transaction. With the completion of these series of transactions, the shareholders of our Predecessor hold a 48.8% equity interest in the combined company, the Playa Board was designated with the majority of our Predecessor’s board of directors and our management is composed of all of our Predecessor’s senior executive positions.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

($ in thousands, except share data)

	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.
Revenue:
Package	$450,875	$—	$—		$450,875
Non-package	70,616	—	—		70,616

Total revenue	521,491	—	—		521,491

Direct and selling, general and administrative expenses:
Direct	286,691	—	—		286,691
Selling, general and administrative	97,344	4,451	—		101,795
Pre-opening	—	—	—		—
Depreciation and amortization	52,744	—	—		52,744
Insurance proceeds	(348)	—	—		(348)

Direct and selling, general and administrative expenses	436,431	4,451	—		440,882

Operating income (loss)	85,060	(4,451)	—		80,609
Interest expense	(54,793)	—	—		(54,793)
Interest income	—	898	—		898
Other expense, net	(5,819)	—	—		(5,819)

Net income (loss) before tax	24,448	(3,553)	—		20,895

Income tax expense	(4,232)	—	—		(4,232)

Net income (loss)	20,216	(3,553)	—		16,663

Other comprehensive income, net of taxes:
Benefit obligation gain	348	—	—		348

Other comprehensive income	348	—	—		348

Total comprehensive income (loss)	$20,564	$(3,553)	$—		$17,011

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	—	43,676	(2a)	—

Net income (loss) available to ordinary shareholders	$(23,460)	$(3,553)	$43,676		$16,663

Earnings (losses) per share—Basic	$(0.39)	$(0.27)	$—		$0.16

Earnings (losses) per share—Diluted	$(0.39)	$(0.27)	$—		$0.16

Weighted average number of shares outstanding during the period—Basic	60,249,330	13,290,649	29,911,121	(2b)	103,451,100
Weighted average number of shares outstanding during the period—Diluted	60,249,330	13,290,649	29,911,121	(2b)	103,451,100

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of transaction

Pursuant to the Transaction Agreement, the following transactions occurred:

•	Pace issued to TPG Pace Sponsor, LLC (formerly, TPACE Sponsor Corp.), a Cayman Islands exempted company and the sponsor of Pace, certain warrants to acquire ordinary shares of Porto Holdco B.V., par value €0.10 per share, upon the occurrence of certain events;

•	Pace entered into the Securities Purchase Agreements with the preferred shareholders of Playa Hotels & Resorts B.V.;

•	Pace merged with and into New Pace, with New Pace being the surviving company in the Pace Merger;

•	New Pace distributed to Porto Holdco B.V. a certain amount of cash held by New Pace (including the cash held in trust, the cash raised through the Private Placement and the cash raised through the Playa Employee Offering);

•	Porto Holdco B.V., as Pace’s successor in interest under the Securities Purchase Agreements with the preferred shareholders of Playa Hotels & Resorts B.V., acquired all of the preferred shares of Playa Hotels & Resorts B.V. from its preferred shareholders; and

•	Porto Holdco B.V. merged with and into Playa Hotels & Resorts B.V. through the issuance of stock to the shareholders of Playa Hotels & Resorts B.V. Playa Hotels & Resorts B.V. shares were retired with Porto Holdco B.V. being the surviving company in the Playa Merger.

Note 2. Unaudited pro forma condensed combined statement of operations adjustments

The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 consist of the following:

(a)	Represents an adjustment to remove the accretion and dividends related to the preferred shares of Playa Hotels & Resorts B.V., which will be purchased by Porto Holdco B.V. immediately prior to completion of the Playa Merger, as if the transactions in the Transaction Agreement occurred on January 1, 2016.

(b)	As transactions in the Transaction Agreement are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the transactions in the Transaction Agreement have been outstanding for the period presented.

Weighted average common shares outstanding—basic and diluted is calculated as follows:

PACE public shareholders	40,334,959
PACE Sponsor and the other former holders of PACE founder shares	7,500,000
Private Placement	5,064,654
Playa Employee Offering	82,751
Playa Hotels & Resorts B.V. common shareholders	50,468,736

Total outstanding at Playa Merger closing	103,451,100

PLAYA HOTELS & RESORTS N.V.

FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDING MARCH 31, 2017

Playa Hotels & Resorts N.V.

Condensed Consolidated Balance Sheets

($ in thousands, except share data)

(unaudited)

	As of March 31, 2017	As of December 31, 2016
ASSETS
Cash and cash equivalents	$134,156	$33,512
Restricted cash	10,048	9,651
Trade and other receivables, net	52,556	48,881
Accounts receivable from related parties	1,945	2,532
Inventories	11,328	10,451
Prepayments and other assets	28,803	28,633
Property, plant and equipment, net	1,391,902	1,400,317
Investments	1,389	1,389
Goodwill	51,731	51,731
Other intangible assets	1,754	1,975
Deferred tax assets	1,818	1,818

Total assets	$1,687,430	$1,590,890

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$128,214	$145,042
Accounts payable to related parties	5,284	8,184
Income tax payable	13,918	5,128
Debt	828,156	780,725
Debt to related party	—	47,592
Deferred consideration	1,180	1,836
Other liabilities	10,066	8,997
Deferred tax liabilities	76,832	76,832

Total liabilities	1,063,650	1,074,336

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 0 and 28,510,994 shares authorized, issued and outstanding as of March 31, 2017 and December 31, 2016, respectively; aggregate liquidation preference of $0 and $345,951 as of March 31, 2017 and December 31, 2016, respectively)	—	345,951
Shareholders’ equity
Ordinary shares (par value €0.10; 103,464,186 and 50,481,822 shares authorized, issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	11,039	5,386
Paid-in capital	769,314	349,358
Accumulated other comprehensive loss	(3,790)	(3,719)
Accumulated deficit	(152,783)	(180,422)

Total shareholders’ equity	623,780	170,603

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,687,430	$1,590,890

The accompanying Notes form an integral part of the Condensed Consolidated Financial Statements

Playa Hotels & Resorts N.V.

Condensed Consolidated Statements of Operations and Comprehensive Income

($ in thousands)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Package	$152,956	$142,456
Non-package	21,111	17,500

Total revenue	174,067	159,956

Direct and selling, general and administrative expenses:
Direct	77,106	72,498
Selling, general and administrative	28,664	21,986
Depreciation and amortization	12,410	13,134
Insurance proceeds	—	(130)

Direct and selling, general and administrative expenses	118,180	107,488

Operating income	55,887	52,468

Interest expense	(14,015)	(13,743)
Other expense, net	(645)	(282)

Net income before tax	41,227	38,443

Income tax provision	(13,588)	(1,906)

Net income	27,639	36,537

Other comprehensive (loss) income, net of taxes:
Benefit obligation (loss) gain	(71)	58

Other comprehensive (loss) income	(71)	58

Total comprehensive income	$27,568	$36,595

Accretion and dividends of cumulative redeemable preferred shares	(7,922)	(10,684)

Net income available to ordinary shareholders	$19,717	$25,853

Earnings per share—Basic	$0.21	$0.28

Earnings per share—Diluted	$0.21	$0.28

Weighted average number of shares outstanding during the period—Basic	62,255,681	50,481,822
Weighted average number of shares outstanding during the period—Diluted	62,255,681	50,481,822

The accompanying Notes form an integral part of the Condensed Consolidated Financial Statements

Playa Hotels & Resorts N.V.

Condensed Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’

Equity and Accumulated Other Comprehensive Loss for the three months ended March 31, 2016 and 2017

($ in thousands, except share data)

(unaudited)

			Shareholders’ Equity
	Cumulative Redeemable Preferred Shares		Ordinary Shares		Treasury Shares		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2015	32,738,094	$352,275	60,249,330	$656	5,373,884	$(23,108)	$420,872	$(4,067)	$(200,638)	$193,715
Retroactive application of recapitalization			(9,767,508)	4,730	(5,373,884)	23,108	(27,838)			—

Adjusted balance at December 31, 2015	32,738,094	$352,275	50,481,822	$5,386	—	$—	$393,034	$(4,067)	$(200,638)	$193,715

Net income for the period									36,537	36,537
Benefit obligation gain, net of tax								58		58
Dividends of cumulative redeemable preferred shares		10,684					(10,684)			(10,684)

Balance at March 31, 2016	32,738,094	$362,959	50,481,822	$5,386	—	$—	$382,350	$(4,009)	$(164,101)	$219,626

			Shareholders’ Equity
	Cumulative Redeemable Preferred Shares		Ordinary Shares		Treasury Shares		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2016	28,510,994	$345,951	60,249,330	$656	5,373,884	$(23,108)	$377,196	$(3,719)	$(180,422)	$170,603
Retroactive application of recapitalization			(9,767,508)	4,730	(5,373,884)	23,108	(27,838)			—

Adjusted balance at December 31, 2016	28,510,994	$345,951	50,481,822	$5,386	—	$—	$349,358	$(3,719)	$(180,422)	$170,603

Net income for the period									27,639	27,639
Benefit obligation loss, net of tax								(71)		(71)
Recapitalization transaction			52,982,364	5,653			427,878			433,531
Dividends of cumulative redeemable preferred shares		7,922					(7,922)			(7,922)
Purchase of cumulative redeemable preferred shares	(28,510,994)	(239,492)								—
Settlement of accrued dividends of cumulative redeemable preferred shares		(114,381)								—

Balance at March 31, 2017	—	$—	103,464,186	$11,039	—	$—	$769,314	$(3,790)	$(152,783)	$623,780

The accompanying Notes form an integral part of the Condensed Consolidated Financial Statements

Playa Hotels & Resorts N.V.

Condensed Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Three Months Ended March 31,
	2017	2016
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$27,639	$36,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,410	13,134
Amortization of debt discount, premium and issuance costs	777	771
Gain on insurance recoverables	—	(129)
Other	(407)	41
Changes in assets and liabilities:
Trade and other receivables, net	(2,319)	(13,849)
Accounts receivable from related parties	(769)	(1,057)
Insurance recoverable	—	206
Inventories	(915)	(221)
Prepayments and other assets	(9,273)	3,088
Trade and other payables	(11,647)	(14,657)
Accounts payable to related parties	354	800
Income tax payable	9,323	(4,358)
Deferred consideration	(26)	161
Other liabilities	588	166

Net cash provided by operating activities	25,735	20,633

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(3,175)	(2,010)
Purchase of intangibles	(10)	(108)
Proceeds from disposal of property, plant and equipment	4	—

Net cash used in investing activities	(3,181)	(2,118)

FINANCING ACTIVITIES:
Repayment of deferred consideration	(630)	(625)
Repayments of debt	(938)	(938)
Recapitalization transaction	79,658	—
Repayments of borrowings on revolving credit facility	—	(15,000)

Net cash provided by (used in) financing activities	78,090	(16,563)

INCREASE IN CASH AND CASH EQUIVALENTS	100,644	1,952

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$33,512	$35,460

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$134,156	$37,412

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net of interest capitalized	$22,777	$21,292
Cash paid for income taxes	$6,045	$6,337
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures incurred but not yet paid	$527	$350
Non-cash PIK Dividends	$7,922	$10,684
Purchase of cumulative redeemable preferred shares	$(239,492)	$—
Settlement of accrued dividends of cumulative redeemable preferred shares	$(114,381)	$—

The accompanying Notes form an integral part of the Condensed Consolidated Financial Statements

Playa Hotels & Resorts N.V.

Notes to the Condensed Consolidated Financial Statements

(unaudited)

Note 1. Organization, operations and basis of presentation

Background

Playa Hotels & Resorts N.V. (“Playa” or the “Company”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa’s portfolio consists of 13 resorts located in Mexico, the Dominican Republic and Jamaica. We currently manage eight of our 13 resorts. Unless otherwise indicated or the context requires otherwise, references in our condensed consolidated financial statements (our “Condensed Consolidated Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Playa and its subsidiaries.

Basis of preparation, presentation and measurement

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and disclosures normally included in financial statements prepared in accordance GAAP have been condensed or omitted. Accordingly, these unaudited interim Condensed Consolidated Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements as of and for the year ending December 31, 2016, included in our Form 8-K filed on March 14, 2017.

In our opinion, the unaudited interim Condensed Consolidated Financial Statements have been prepared on the same basis as the annual Consolidated Financial Statements and include all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation.

The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2017. All dollar amounts (other than per share amounts) in the following discussion are in thousands of United States dollars, unless otherwise indicated.

Note 2. Impact of recently issued accounting standards

Future Accounting Standards

In March 2017, the FASB issued ASU No. 2017-07 (“ASU 2017-07”), Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Net periodic benefit cost is currently reported as an employee cost within operating income. ASU 2017-07 requires bifurcation of net benefit cost resulting in the service cost component being presented with other employee compensation costs in operating income. The other components will be reported separately outside of operations, and will not be eligible for capitalization. The ASU is effective for annual periods beginning after December 15, 2017, including interim periods therein. We do not expect the implementation of ASU 2017-07 to have a material impact on our financial statements. All non-service cost components of our net periodic benefit cost will be presented within the Condensed Consolidated Statements of Operations and Comprehensive Income as other expense, net instead of direct expense with no impact to overall net income.

Note 3. Business combination

At 12:00 a.m. Central European Time on March 12, 2017, we consummated a business combination (the “Business Combination”) pursuant to that certain Transaction Agreement by and among us, Playa Hotels & Resorts B.V. (our “Predecessor”), Pace Holdings Corp. (“Pace”) and New Pace Holdings Corp. (“New Pace”), the effects of which replicated the economics of a reverse merger between our Predecessor and Pace. In connection with the Business Combination, Pace formed Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), as a wholly-owned subsidiary to facilitate the reverse merger with our Predecessor. Prior to the consummation of the Business Combination, Porto Holdco B.V. was converted to a Dutch public limited liability company (naamloze vennootschap) and changed its name to Porto Holdco N.V. Upon the consummation of the Business Combination, the Company’s name was changed to Playa Hotels & Resorts N.V.

For accounting and financial reporting purposes, the Business Combination was accounted for as a recapitalization of our Predecessor because Pace was incorporated as a special purpose acquisition company and considered a public shell company. Our Predecessor also maintained effective control of the combined entity because our Predecessor’s operations comprise the ongoing operations of the combined entity, our Predecessor’s senior management became the senior management of the combined entity and our Predecessor’s directors were appointed to, and constitute the majority of, the combined entity’s board of directors. Accordingly, no step-up in basis of assets or goodwill were recorded.

The Condensed Consolidated Financial Statements presented herein are those of our Predecessor for all periods prior to the completion of the Business Combination and the recapitalization of the number of ordinary shares attributable to our Predecessor shareholders is reflected retroactively to the earliest period presented. Accordingly, the number of shares of ordinary shares presented as outstanding as of January 1, 2016, totaled 50,481,822 and consisted of the number of ordinary shares issued to Predecessor shareholders. This number of shares was also used to calculate the Company’s earnings per share for all periods prior to the Business Combination.

The consideration received as a result of the Business Combination is summarized as follows ($ in thousands):

Purchase of all of our Predecessor’s cumulative redeemable preferred shares(1)	$353,873
Net cash transferred from Pace	78,859
Playa Employee Offering(2)	799

Total Consideration Transferred	$433,531

(1)	Balance consisted of the face value of our Predecessor’s cumulative redeemable preferred shares and their associated PIK dividends as of March 10, 2017, per the terms of the Business Combination.
(2)	In connection with the Business Combination, we entered into subscription agreements (the “Subscription Agreements”) with Playa employees, their family members and persons with business relationships with Playa, pursuant to which those persons agreed to purchase 82,751 ordinary shares for an aggregate purchase price of $0.8 million.

Note 4. Warrants

Public Warrants:

We issued 45,000,000 warrants to former shareholders of Pace as consideration in the Business Combination (the “Public Warrants”), which entitle such warrant holders to purchase one-third of one Ordinary Share for an exercise price of one-third of $11.50. The Public Warrants became exercisable on April 10, 2017, which was thirty days after the completion of the Business Combination. The Public Warrants expire five years after the completion of the Business Combination. As of the date of this filing, no Public Warrants have been exercised.

Founder Warrants:

We issued 22,000,000 warrants to former holders of certain privately placed warrants of Pace and our Predecessor’s former common shareholders as consideration in the Business Combination (the “Founder

Warrants”), which entitle such warrant holders to purchase one-third of one Ordinary Share for an exercise price of one-third of $11.50. The Founder Warrants became exercisable on April 10, 2017, which was thirty days after the completion of the Business Combination. The Founder Warrants expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms. As of the date of this filing, no Founder Warrants have been exercised. The holders of the Founder Warrants may not effect any sale or distribution of the Founder Warrants or the ordinary shares underlying the Founder Warrants for a period lasting until 180 days after the completion of the Business Combination.

Earnout Warrants:

We issued a total of 3,000,000 warrants to our Predecessor’s former common shareholders and TPG Pace Sponsor, LLC, a Cayman Islands limited liability company and an affiliate of TPG Global, LLC, as consideration in the Business Combination (the “Earnout Warrants”). The Earnout Warrants entitle such warrant holders to acquire one ordinary share for each Earnout Warrant for an exercise price of €0.10 per ordinary share in the event that the price per share underlying the Earnout Warrants on the NASDAQ is greater than $13.00 for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination. As of the date of this filing, none of the Earnout Warrants were exercised. The holders of the Earnout Warrants may not effect any sale or distribution of the Earnout Warrants or the ordinary shares underlying the Earnout Warrants for a period lasting until 180 days after the completion of the Business Combination.

All warrants issued as part of the Business Combination are classified as paid-in capital and were considered part of a value for value exchange. There was no fair value adjustment to retained earnings and no earnings per share impact.

Note 5. Earnings per share

Prior to the consummation of the Business Combination, our Predecessor’s cumulative redeemable preferred shares (“Preferred Shares”) and their related accumulated Non-cash PIK Dividends were participating securities. If a dividend was declared or paid on our Predecessor’s ordinary shares, holders of our Predecessor’s ordinary shares and Preferred Shares were entitled to proportionate shares of such dividend, with the holders of our Predecessor’s Preferred Shares participating on an as-if converted basis.

Under the two-class method, basic earnings per share (“EPS”) attributable to ordinary shareholders is computed by dividing the net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net income attributable to ordinary shareholders is determined by allocating undistributed earnings between ordinary and preferred shareholders. Diluted EPS attributable to ordinary shareholders is computed by using the more dilutive result of either the two-class method or the if-converted method. The if-converted method uses the weighted-average number of ordinary shares outstanding during the period, including potentially dilutive ordinary shares assuming the conversion of the outstanding Preferred Shares of our Predecessor, as of the first day of the reporting period.

For periods in which there are undistributed losses, there is no allocation of earnings to preferred shareholders and the number of shares used in the computation of diluted losses per share is the same as that used for the computation of basic losses per share, as the result would be anti-dilutive. Under the two-class method, the net loss attributable to ordinary shareholders is not allocated to share premium reserve of the Preferred Shares until all other reserves have been exhausted or such loss cannot be covered in any other way.

The calculation of basic and diluted EPS, under the two-class method, are as follows ($ in thousands):

	Three Months Ended March 31,
	2017	2016
Numerator:
Net Income	$27,639	$36,537
Convertible Preferred Share dividends	(7,922)	(10,684)
Allocation of undistributed earnings to preferred shareholders	(6,799)	(11,923)

Numerator for basic EPS-income available to common shareholders	12,918	13,930
Add back convertible Preferred Share dividends(1)	—	—
Add back of undistributed earnings to preferred shareholders(1)	—	—

Numerator for diluted EPS-income available to common shareholders after assumed conversions	$12,918	$13,930
Denominator:
Denominator for basic EPS-weighted shares	62,255,681	50,481,822
Convertible Preferred Shares	—	—

Denominator for diluted EPS-adjusted weighted-average shares	62,255,681	50,481,822

Basic EPS	$0.21	$0.28
Diluted EPS	$0.21	$0.28

(1)	For the three months ended March 31, 2017 and 2016, cumulative preferred shareholder dividends of our Predecessor of $7.9 million and $10.7 million, respectively, and the preferred shareholders’ allocation of undistributed earnings of our Predecessor of $6.8 million and $11.9 million, respectively, were not added back for purposes of calculating diluted EPS-income available to ordinary shareholders because the effect of treating our Predecessor’s convertible preferred securities as if they had been converted to their 32,032,530 and 41,937,483 ordinary share equivalents as of January 1, 2017 and 2016, respectively, is anti-dilutive.

Outstanding Public Warrants, Founder Warrants and Earnout Warrants to acquire a total of 25,333,333 ordinary shares are not included in the computation of diluted EPS-income available to ordinary shareholders after assumed conversions because the warrants were not exercisable as of March 31, 2017.

Note 6. Property, plant and equipment

The balance of property, plant and equipment is as follows ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Land, buildings and improvements	$1,421,623	$1,421,371
Fixtures and machinery	62,775	60,294
Furniture and other fixed assets	161,970	163,753
Construction in progress	5,734	3,866

Total property, plant and equipment, gross	1,652,102	1,649,284
Accumulated depreciation	(260,200)	(248,967)

Total property, plant and equipment, net	$1,391,902	$1,400,317

Depreciation expense for property, plant and equipment was $12.2 million and $12.9 million for the three months ended March 31, 2017 and 2016, respectively.

For the three months ended March 31, 2017 and 2016, no interest expense was capitalized on qualifying assets.

Note 7. Fair value of financial instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. We believe the carrying value of these assets and liabilities, excluding deferred consideration and debt, approximate their fair values at March 31, 2017 and December 31, 2016.

Fair value measurements

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of observability of inputs used in measuring fair value as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2: Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3: Inputs are unobservable and reflect our judgments about assumptions that market participants would use in pricing an asset or liability.

We did not have any movements in and out of Level 3 for our fair valued instruments during any of the above periods.

The following table presents our fair value hierarchy for our financial liabilities measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016 ($ in thousands):

	March 31, 2017	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$1,180	$—	$—	$1,180

	December 31, 2016	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$1,836	$—	$—	$1,836

The following table presents a reconciliation from the opening balances to the closing balances for our Level 3 fair valued instruments as of March 31, 2017 and December 31, 2016 ($ in thousands):

Deferred Consideration
Balance as of December 31, 2015	$4,145
Total losses included in earnings (or change in net assets)(1)	160
Settlements	(625)

Balance as of March 31, 2016	3,680
Total losses included in earnings (or change in net assets)(1)	49
Settlements	(638)

Balance as of June 30, 2016	3,091
Total losses included in earnings (or change in net assets)(1)	28
Settlements	(628)

Balance as of September 30, 2016	2,491
Total gains included in earnings (or change in net assets)(1)	(36)
Settlements	(619)

Balance as of December 31, 2016	1,836

Total gains included in earnings (or change in net assets)(1)	(26)
Settlements	(630)

Balance as of March 31, 2017	$1,180

(1)	All losses and gains (other than changes in net assets) are included in interest expense in the Condensed Consolidated Statements of Operations and Comprehensive Income.

The following tables present our fair value hierarchy for our financial liabilities not measured at fair value as of March 31, 2017 and December 31, 2016 ($ in thousands):

	Carrying Value As of March 31, 2017	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$356,564	$—	$—	$360,125	$360,125
Revolving Credit Facility(1)	—	—	—	—	—
Senior Notes due 2020	471,592	—	507,467	—	507,467

Total	$828,156	$—	$507,467	$360,125	$867,592

	Carrying Value As of December 31, 2016	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$356,937	$—	$—	$363,060	$363,060
Revolving Credit Facility(1)	—	—	—	—	—
Senior Notes due 2020	471,380	—	513,405	—	513,405

Total	$828,317	$—	$513,405	$363,060	$876,465

(1)

We estimate that the carrying value of our revolving credit facility (the “Revolving Credit Facility”) is the fair value as of March 31, 2017 and December 31, 2016 . The valuation technique and significant unobservable inputs are consistent with our term loan (the “Term Loan”), but the valuation using the discounted cash flow technique approximates the carrying value as the expected term is significantly shorter in duration. We typically use our Revolving Credit Facility solely for short term liquidity.

The following table displays valuation techniques and the significant unobservable inputs for our Level 3 assets and liabilities measured at fair value as of March 31, 2017 and December 31, 2016 ($ in thousands):

	Fair Value	Fair Value Measurements as of March 31, 2017
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$1,180	Discounted Cash	Discount Rate	4.15%
		Flow	Forward Rate	4.63% - 5.00%
			Expected Term	4 months
Term Loan	$360,125	Discounted Cash	Discount Rate	3.25%
		Flow	Forward Rate	4.00% - 5.12%
			Expected Term	29 months

	Fair Value	Fair Value Measurements as of December 31, 2016
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$1,836	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.63% - 5.00%
			Expected Term	7 months
Term Loan	$363,060	Discounted Cash	Discount Rate	3.00%
		Flow	Forward Rate	4.00% - 5.33%
			Expected Term	32 months

Term Loan and deferred consideration

The fair value of our Term Loan and deferred consideration are estimated using cash flow projections applying market forward rates and discounted back at the appropriate discount rate. The primary sensitivity in each estimate is based on the selection of an appropriate discount rate. Fluctuations in this assumption will result in a different estimate of fair value as an increase in the discount rate would result in a decrease in the fair value.

Senior Notes due 2020

The fair value of the Senior Notes due 2020 is estimated using unadjusted quoted prices in a market that is not active. Current pricing was compiled and applied to the outstanding principal amount.

Note 8. Income taxes

We are domiciled in The Netherlands and are taxed in The Netherlands with our other Dutch subsidiaries. Dutch companies are subject to Dutch corporate income tax at a general tax rate of 25%.

For the three months ended March 31, 2017, our income tax provision was $13.6 million, compared to $1.9 million tax provision for the prior year period. The increased income tax provision of $11.7 million was driven primarily by the impact on increased pre-tax book income and an increase in the discrete tax expense associated with foreign exchange rate fluctuations.

Dominican Republic

Taxes in the Dominican Republic are determined based upon Advance Pricing Agreements (“APA”) with The Ministry of Finance of the Dominican Republic (“The Ministry of Finance”). Historically, based upon our APAs all three of our Dominican entities were subject to the greater of an asset tax or gross receipts tax; thus, such entities have not been subject to income tax accounting under U.S. GAAP. To date, the Company’s APAs for 2016 and subsequent years have not been finalized with The Ministry of Finance, as the tax authorities in the Dominican Republic are working to finalize a Memoranda of Understanding (“MOU”) with the Association of Hotels and Tourism of the Dominican Republic, which the Company is party to, and that will provide a framework for the negotiation of the new Company APAs. As such, the Company maintains its position from the December 31, 2016 income tax provision, which contemplates the existing Dominican statutory law without consideration of an MOU and associated APA. Accordingly, the Dominican branch of Playa Cana B.V., incorporated in the Dominican Republic, is treated as an income taxpayer, and our other two Dominican-incorporated entities, Inversiones Vilazul, S.A.S and the Dominican branch of Playa Romana Mar B.V., are treated as asset taxpayers. Should the final MOU and APA result in the Dominican branch of Playa Cana B.V. being an asset tax payer for the foreseeable future, the Company would reverse the deferred tax expense recorded to date. Should the finalized MOU and APA require our other two Dominican entities to be subject to income tax the Company would need to establish income tax balances for both current and deferred tax expense.

Note 9. Related party transactions

The following summarizes transactions and arrangements that we have entered into with related parties. The details of the balances between us and related parties as of March 31, 2017 and December 31, 2016 are as follows ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Accounts receivable	$1,945	$2,532
Accounts payable	$5,284	$8,184
Deferred consideration(1)	$—	$1,836
Term Loan(2)	$—	$47,592
Preferred Shares Non-cash PIK Dividends(3)	$—	$106,459

(1)	Playa H&R Holdings B.V., our wholly owned subsidiary, agreed to make payments of $1.1 million per quarter to the selling shareholder of Real Resorts (the “Real Shareholder”) through the quarter ending September 30, 2017.
(2)	The Real Shareholder is one of the lenders under our Term Loan. The Real Shareholder’s portion of the original Term Loan was $50.0 million. The balance is net of the discount on the Term Loan and associated deferred financing costs.
(3)	No Non-cash PIK Dividends had been issued or declared with respect to the Preferred Shares. The total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $0.0 million and $19.4 million as of March 31, 2017 and December 31, 2016, respectively. The total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa B.V., an affiliate of Hyatt Hotels Corporation (“HI Holdings Playa”), were $0.0 million and $87.1 million as of March 31, 2017 and December 31, 2016, respectively.

Relationship with Hyatt

In connection with the Business Combination, all outstanding Preferred Shares of our Predecessor owned by HI Holdings Playa were purchased at a purchase price of $8.40 per share for $196.0 million in face value and $93.6 million of associated PIK dividends.

Relationship with Real Shareholder

In connection with the Business Combination, all outstanding Preferred Shares of our Predecessor owned by the Real Shareholder were purchased at a purchase price of $8.40 per share for $43.5 million in face value and

$20.8 million of associated PIK dividends. Due to the acquisition of the Real Shareholder’s Preferred Shares from our Predecessor, the Real Shareholder is no longer considered a related party and deferred consideration and the Real Shareholder’s portion of the original Term Loan were not considered related party balances as of March 31, 2017.

Transactions with related parties

Transactions between us and related parties during the three months ended March 31, 2017 and 2016 were as follows ($ in thousands):

	Three Months Ended March 31,
	2017	2016
Dividends on the Preferred Shares(1)	$(7,922)	$(10,684)
Deferred consideration accretion(2)	(36)	(47)
Interest expense on related party debt(2)	(372)	(494)
Franchise fees(3)	(4,365)	(3,849)
Lease payments(3)	(309)	(314)

Total transactions with related parties	$(13,004)	$(15,388)

(1)	Included in accretion and dividends of Preferred Shares in the Condensed Consolidated Statements of Operations and Comprehensive Income.
(2)	Included in interest expense in the Condensed Consolidated Statements of Operations and Comprehensive Income.
(3)	Included in direct expense in the Condensed Consolidated Statements of Operations and Comprehensive Income.

Franchise fees relate to resorts currently operating under the all-ages Hyatt Ziva and adults-only Hyatt Zilara brands (the “Hyatt All-Inclusive Resort Brands.”)

One of our offices is owned by our Chief Executive Officer, and we sublease the space at that location from a third party. Lease payments related to this space were $0.3 million and $0.3 million for the three months ended March 31, 2017 and 2016, respectively.

One of our offices in Cancún, Mexico is owned by an affiliate of the Real Shareholder, and we sublease the space from a third party also affiliated with the Real Shareholder. Lease payments related to this space were less than $0.1 million for the three months ended March 31, 2017 and 2016.

Note 10. Commitments and contingencies

Litigation, claims and assessments

We are subject, currently and from time to time, to various claims and contingencies related to lawsuits, taxes and environmental matters, as well as commitments under contractual obligations. Many of these claims are covered under current insurance programs, subject to deductibles. We recognize a liability associated with commitments and contingencies when a loss is probable and reasonably estimable. Although the ultimate liability for these current matters cannot be determined at this point, based on information currently available, we do not expect that the ultimate resolution of such claims and litigation will have a material effect on our Condensed Consolidated Financial Statements.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts N.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced our Predecessor as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company valued at approximately $4.4 million as of March 31, 2017. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which was appealed by both, the Mexican tax authorities and our local subsidiary, which would only be analyzed if the appeal by the tax authorities succeeds. The total assessment from the Mexican tax authorities was valued at $9.7 million as of March 31, 2017.

During the third quarter of 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses from 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at March 31, 2017 that is recorded in other liabilities within the Condensed Consolidated Balance Sheet.

Electricity supply contract

One of our subsidiaries entered into an electricity supply contract wherein we committed to purchase electricity from a provider over a five-year period ending December 2019. In consideration for our commitment, we received certain rebates. Should this contract be terminated prior to the end of the five-year period, we will be obligated to refund to the supplier the undepreciated portion of (i) the capital investment it made to connect our facilities to the power grid (original amount approximately $1.4 million) and (ii) the unearned rebates we received (total unearned rebates of $1.1 million and $1.2 million as of March 31, 2017 and December 31, 2016, respectively), in each case using a 20% straight-line depreciation per annum.

Leases and other commitments

We lease certain equipment for the operations of our hotels under various lease agreements. The leases extend for varying periods through 2021 and contain fixed components and utility payments. In addition, several of our administrative offices are subject to leases of building facilities from third parties, which extend for varying periods through 2023 and contain fixed and variable components.

Rental expense under non-cancelable operating leases, including contingent leases, consisted of $0.5 million and $0.5 million for the three months ended March 31, 2017 and 2016, respectively.

Note 11. Ordinary shares

As of January 1, 2016, the number of shares of ordinary shares presented as outstanding totaled 50,481,822, consisting of the number of shares of ordinary shares issued to Predecessor shareholders after the retroactive application of the recapitalization. On March 12, 2017, 52,982,364 shares of ordinary shares were issued as part of a recapitalization completed in the Business Combination. See Note 3 for a further discussion of the Business Combination.

As of March 31, 2017, our ordinary share capital consisted of 103,464,186 ordinary shares outstanding, which have a par value of €0.10 per share.

Note 12. Preferred Shares

Prior to the consummation of the Business Combination, all of our Predecessor’s outstanding Preferred Shares were purchased at a purchase price of $8.40 per share for an aggregate amount of $353.9 million, which consisted of $239.5 million in face value and $114.4 million of associated PIK dividends. The Preferred Shares issued by our Predecessor were eliminated and extinguished as part of the reverse merger in the Business Combination. The extinguishment is reflected as a non-cash financing activity in the Condensed Consolidated Statements of Cash Flows.

The following summarizes Preferred Shares as of March 31, 2017 and December 31, 2016 ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Face value	$—	$239,492
Non-cash PIK Dividends	—	106,459

Net value of the Preferred Shares	$—	$345,951

Note 13. Debt

Debt consists of the following ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Debt Obligations
Term Loan—4.00%	$361,875	$362,813
Revolving Credit Facility	—	—
Senior Notes due 2020—8.00%	475,000	475,000

Total Debt Obligations	836,875	837,813

Unamortized (discount) premium
Discount on Term Loan	(738)	(811)
Premium on Senior Notes due 2020	3,873	4,123

Total unamortized (discount) premium	3,135	3,312

Unamortized debt issuance costs:
Term Loan	(4,573)	(5,065)
Senior Notes due 2020	(7,281)	(7,743)

Total unamortized debt issuance costs	(11,854)	(12,808)

Total Debt	$828,156	$828,317

Debt Covenants

Our Senior Secured Credit Facility also requires us to meet leverage ratio and interest coverage ratio financial covenants in each case measured quarterly as defined in our Senior Secured Credit Facility. We were in compliance with all applicable covenants as of March 31, 2017 and December 31, 2016.

Note 14. Employee benefit plan

In accordance with labor law regulations in Mexico, certain employees are legally entitled to receive severance that is commensurate with the tenure they had with us at the time of termination without cause, which results in an unfunded benefit obligation. There were no plan assets as of March 31, 2017 or December 31, 2016 as contributions are made only to the extent benefits are paid.

The following table presents the components of net periodic benefit cost for the three months ended March 31, 2017 and 2016 ($ in thousands):

	Three Months Ended March 31,
	2017	2016
Service cost	$158	$166
Interest cost	68	60
Effect of foreign exchange rates	372	(41)
Amortization of prior service cost	—	1
Amortization of gain	(8)	(2)
Compensation-non-retirement post employment benefits	4	(12)
Settlement gain	(7)	—
Curtailment gain	—	(5)

Net periodic benefit cost	$587	$167

Note 15. Other balance sheet items

Trade and other receivables, net

The following summarizes the balances of trade and other receivables, net as of March 31, 2017 and December 31, 2016 ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Gross trade and other receivables	$53,253	$49,942
Allowance for doubtful accounts	(697)	(1,061)

Total trade and other receivables, net	$52,556	$48,881

Our allowance for doubtful accounts as of March 31, 2017 and December 31, 2016 was approximately $0.7 million and $1.1 million, respectively. We have not experienced any significant write-offs to our accounts receivable.

Prepayments and other assets

The following summarizes the balances of prepayments and other assets as of March 31, 2017 and December 31, 2016 ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Advances to suppliers	$4,244	$5,769
Prepaid income taxes	4,976	2,759
Prepaid other taxes(1)	15,033	15,343
Other Assets	4,550	4,762

Total prepayments and other assets	$28,803	$28,633

(1)	Includes recoverable value-added tax and general consumption tax accumulated by our Mexico and Jamaica entities during remodeling respectively.

Goodwill

The gross carrying values and accumulated impairment losses of goodwill as of March 31, 2017 and December 31, 2016 are as follows ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Gross carrying value	$51,731	$51,731
Accumulated impairment loss	—	—

Carrying Value	$51,731	$51,731

Other intangible assets

The summary of other intangible assets as of March 31, 2017 and December 31, 2016 consisted of the following ($ in thousands):

	As of March 31,	As of December 31,	Weighted average useful life
	2017	2016
Strategic Alliance	$3,748	$3,748
Licenses	991	987
Other	2,216	2,196

Acquisition Cost	6,955	6,931

Strategic Alliance	(3,578)	(3,472)
Other	(1,623)	(1,484)

Accumulated Amortization	(5,201)	(4,956)

Strategic Alliance	170	276	3 years
Licenses	991	987
Other	593	712	3 years

Carrying Value	$1,754	$1,975

Amortization expense for intangibles was $0.2 million and $0.2 million for the three months ended March 31, 2017 and 2016, respectively. Our licenses have indefinite lives. Accordingly, there is no associated amortization expense or accumulated amortization. As of March 31, 2017 and December 31, 2016, such indefinite lived assets totaled $1.0 million.

Trade and other payables

The following summarizes the balances of trade and other payables as of March 31, 2017 and December 31, 2016 ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Trade payables	$16,040	$21,229
Advance deposits	36,870	41,621
Withholding and other taxes payable	36,678	27,432
Accrued professional services	14,248	19,566
Interest payable	6,578	16,151
Payroll and related accruals	8,755	12,963
Other payables	9,045	6,080

Total trade and other payables	$128,214	$145,042

Other liabilities

The following summarizes the balances of other liabilities as of March 31, 2017 and December 31, 2016 ($ in thousands):

	As of March 31,	As of December 31,
	2017	2016
Tax contingencies	$2,988	$2,969
Pension obligations	4,175	3,556
Casino loan and license	1,023	1,027
Other	1,880	1,445

Total other liabilities	$10,066	$8,997

Note 16. Segment information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. Our operating segments meet the aggregation criteria and thus, we report three separate segments by geography: (i) Yucatán Peninsula, (ii) Pacific Coast and (iii) Caribbean Basin.

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom represent our chief operating decision maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources. We did not provide a reconciliation of reportable segments’ assets to our consolidated assets as this information is not reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

The performance of our operating segments is evaluated primarily on adjusted earnings before interest expense, income tax provision, and depreciation and amortization expense (“Adjusted EBITDA”), which should not be considered an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. We define Adjusted EBITDA as net income, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax provision, and depreciation and amortization expense, further adjusted to exclude the following items: (a) other expense, net; (b) transaction expenses; (c) other tax expense, and (d) insurance proceeds.

There are limitations to using financial measures such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business and investors should carefully consider our U.S. GAAP results presented in our Condensed Consolidated Financial Statements.

The following tables present segment net revenue and a reconciliation to gross revenue and segment Adjusted EBITDA and a reconciliation to net income ($ in thousands):

	Three Months Ended March 31,
	2017	2016
Revenue:
Yucatàn Peninsula	$80,748	$71,617
Pacific Coast	28,432	22,889
Caribbean Basin	61,330	62,347

Segment net revenue(1)	170,510	156,853
Other	—	4
Tips	3,557	3,099

Total gross revenue	$174,067	$159,956

(1)	Net revenue represents total gross revenue less compulsory tips paid to employees and other miscellaneous revenue not derived from segment operations.

	Three Months Ended March 31,
	2017	2016
Adjusted EBITDA:
Yucatàn Peninsula	$43,070	$36,398
Pacific Coast	14,272	11,224
Caribbean Basin	24,940	26,271

Segment Adjusted EBITDA	82,282	73,893
Other corporate—unallocated	(7,809)	(7,059)

Total consolidated Adjusted EBITDA	74,473	66,834

Less:
Other expense, net	645	282
Transaction expenses	6,000	944
Other tax expense	176	418
Insurance proceeds	—	(130)
Add:
Interest expense	(14,015)	(13,743)
Depreciation and amortization	(12,410)	(13,134)

Net income before tax	41,227	38,443

Income tax provision	(13,588)	(1,906)

Net income	$27,639	$36,537

Note 17. Subsequent events

For our interim Condensed Consolidated Financial Statements as of March 31, 2017, we have evaluated subsequent events through the date the interim financial statements were issued.

Senior Secured Credit Facility Refinance

On April 27, 2017, we amended and restated our existing Senior Secured Credit Facility, which consists of our $530.0 million Term Loan priced at 99.75% of the principal amount and a Revolving Credit Facility with a maximum aggregate borrowing capacity of $100.0 million. The proceeds received from the Term Loan were used to repay our existing term loan and $115.0 million of our Senior Notes due 2020. The repayment of our existing term loan and partial repayment of our Senior Notes due 2020 will be accounted for as an extinguishment of debt and is estimated to result in a loss of $12.5 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Porto Holdco B.V.:

We have audited the accompanying consolidated balance sheet of Porto Holdco B.V. as of December 31, 2016, and the related consolidated statements of operations, changes shareholder’s deficit, and cash flows for the period from December 9, 2016 (inception) to December 31, 2016, and the related notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Porto Holdco B.V. as of December 31, 2016, and the results of its operations and its cash flows for the period from December 9, 2016 (inception) to December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Fort Worth, Texas

March 13, 2017

PORTO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED BALANCE SHEET

December 31, 2016
Assets
Total assets	$—

Liabilities and Shareholder’s Deficit
Total liabilities	670,022
Commitments and contingencies
Shareholder’s deficit:
Ordinary shares, $0.11 par value; 100 shares issued and outstanding	$11
Due from shareholder	(11)
Accumulated deficit	(670,022)

Total shareholder’s deficit	(670,022)
Total liabilities and shareholder’s deficit	$—

The accompanying notes are an integral part of these consolidated financial statements.

PORTCO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from December 9, 2016 (inception) to December 31, 2016
Revenue	$—
Professional fees and other expenses	670,022
Organizational costs	—

Loss from operations	(670,022)

Net loss attributable to ordinary shares	$(670,022)

Net loss per ordinary share:
Basic and diluted	$(6,700.22)
Weighted average ordinary shares outstanding:
Basic and diluted	100

The accompanying notes are an integral part of these consolidated financial statements.

PORTO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

For the Period from December 9, 2016 (inception) to December 31, 2016

	Ordinary Shares		Additional Paid-in Capital	Accumulated	Shareholder’s
	Shares	Amount		Deficit	Deficit
Sale of ordinary shares on December 9, 2016 to Shareholder at $0.11 per share	100	$11		$—	$11
Due from Shareholder	—	(11)		—	(11)
Net loss attributable to ordinary shares	—	—	—	(670,022)	(670,022)

Balance at December 31, 2016	100	$—	$—	$(670,022)	$(670,022)

The accompanying notes are an integral part of these consolidated financial statements.

PORTCO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from December 9, 2016 (inception) to December 31, 2016
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(670,022)
Changes in operating assets and liabilities:
Accrued professional fees and other expenses	670,022
Interest on investments held in Trust Account

Net cash used in operating activities	—
Net change in cash
Cash at beginning of period	—

Cash at end of period	$—

Supplemental disclosure of non-cash financing activities:
Due from shareholder for the issuance of 100 shares	$11

The accompanying notes are an integral part of these consolidated financial statements.

Porto Holdco B.V.

(A wholly owned subsidiary of Pace Holdings Corp.)

Notes to Consolidated Financial Statements

1. Organization

Porto Holdco B.V. (the “Company”), a wholly owned subsidiary of Pace Holdings Corp. (“Pace”), a Cayman Islands exempted company, was incorporated as a Dutch private limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid) on December 9, 2016 with an issued share capital of EUR 10, divided in 100 shares of EUR 0.10. New PACE Holdings Corp. (“New Pace”), a Cayman Islands exempted company was formed on December 7, 2016 and is a wholly owned subsidiary of the Company.

The Company was formed in contemplation of the business combination agreement, dated December 13, 2016 (the “Business Combination Agreement”) among the Company, Pace and Playa Hotels & Resorts B.V. (“Playa”), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). The Company is a party to the Business Combination Agreement pursuant to a Joinder Agreement to the Business Combination Agreement, dated December 13, 2016, by and among the Company, Pace and Playa.

Prior to consummation of the Business Combination, the Company’s corporate form will be converted into a Dutch public limited liability company (naamloze vennootschap). Pursuant to the transactions outlined in the Business Combination Agreement, Pace will merge with and into New Pace, with New Pace as the surviving legal entity. The Company will then effect a share-for-share exchange with Playa, acquiring all of Playa’s preferred shares from Playa’s preferred shareholders, resulting in New Pace and Playa becoming wholly owned subsidiaries of the Company. Pursuant to the Business Combination Agreement, new ordinary shares of the Company will be issued to existing holders of New Pace ordinary shares and Playa shareholders, which ordinary shares are expected to be listed on the NASDAQ. The accompanying Porto Holdco B.V. consolidated financial statements do not include any adjustments that might result from consummation of the Business Combination.

On December 19, 2016, the Company filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) in connection with the Proposed Business Combination. The Form S-4 and subsequent amendments thereof constitutes a prospectus of the Company. On February 10, 2017, the Form S-4 was declared effective by the SEC.

All activity for the period from December 9, 2016 (inception) through December 31, 2016 relates to the Company’s formation and to matters contemplated by the Business Combination, such as certain required securities law filings and the preparation of the Form S-4. The Company will not generate any operating revenues until after completion of the Business Combination. The Company has selected December 31st as its fiscal year end.

2. Summary of Significant Accounting Policies

Going Concern

As of December 31, 2016, the Company had no assets (including cash) and liabilities totaling $670,022 related to amounts due to professionals, consultants, advisors and others working on the incorporation of the Company. Such costs are included in accumulated deficit in the accompanying Consolidated Balance Sheet. Expenses, losses and the accumulated deficit will continue to grow as the Company incurs expenses in connection with effecting a business combination under the Business Combination Agreement (“Business Combination”).

The Company was formed for the purpose of effecting a Business Combination. The Company’s ability to continue as a going concern is dependent upon its ability to obtain additional funds or consummate a Business Combination, which is dependent, in part, on the Company’s ability to obtain approval from the holders of Pace ordinary shares.

On March 1, 2017, Pace held a shareholders’ meeting where the Pace shareholders voted to approve the Business Combination. The Business Combination closed on March 10, 2017. As such, the going concern uncertainty was alleviated.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2016, and the results of operations and cash flows for the period presented. The Company’s reporting and functional currency is the United States Dollar.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and the account of the Company’s wholly-owned subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

Financial Instruments

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the consolidated financial statements.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had no outstanding warrants. As a result, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Certain costs relating to the incorporation of the Company are deductible for income tax purposes in the Netherlands, and resulted in the generation of a deferred tax asset of $167,505 that was fully offset by a valuation allowance. An effective tax rate of 25% was utilized to compute the deferred tax asset.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. Organization Costs

Costs relating to the incorporation of the Company will be paid by Pace either through loans from its sponsor, TPG Pace Sponsor, LLC (formerly known as TPACE Sponsor Corp.), a Cayman Islands exempted entity or through proceeds from the Business Combination. These costs have been allocated to the Company by Pace as an expense of the Company and are included in accumulated deficit in the accompanying Consolidated Balance Sheet with a corresponding credit to liabilities. These costs of incorporation are deductible for income tax purposes in the Netherlands and resulted in the generation of a deferred tax asset of $167,505 that was fully offset by a valuation allowance.

4. Ordinary Shares

As of December 31, 2016, there were 100 ordinary shares, par value $0.11 per share, of the Company issued and outstanding. Such issued and outstanding ordinary shares were held by Pace.

5. Due from Shareholder

Amounts receivable from Pace associated with the issuance of the Company’s ordinary shares are accounted for as contra-equity.

6. Subsequent Events

The Company’s registration statement on the Form S-4 filed with the SEC on December 19, 2016 in connection with the Business Combination was declared effective by the SEC on February 10, 2017.

On February 17, 2017, Pace, the Company’s sole shareholder, made a capital contribution of 50,000 Euros to the Company to facilitate its conversion into a Dutch public limited liability company (naamloze vennootschap) (“N.V.”). This capital contribution was made in order to comply with Dutch law which mandates regulatory minimum capital requirements for a Dutch N.V.

On March 1, 2017, Pace held a shareholders’ meeting where the Pace shareholders voted to approve the Business Combination.

On March 10, 2017, Pace closed its Business Combination with Playa. Prior to the closing of, and in contemplation of the Business Combination, the Company was converted to a N.V. and changed its name to Porto Holdco N.V. Pursuant to, and in connection with the transactions outlined in the Business Combination

Agreement, Pace entered into certain securities purchase agreements with the holders of Playa’s preferred shares (the “Playa Preferred Shareholders”) to acquire all of the preferred shares, par value $0.01 per share, of Playa. Subsequently, Pace merged with and into New Pace, with New Pace being the surviving company in such merger (the “Pace Merger”). Following the consumption of the Pace Merger, Porto Holdco N.V. acquired all of the Playa Preferred Shares from the Playa Preferred Shareholders as New Pace’s successor in interest under the Securities Purchase Agreements with the Playa Preferred Shareholders. Playa merged with and into Porto Holdco N.V. with Playa Hotels & Resorts N.V. being the surviving company in such merger. The effect of the foregoing replicated the economics of a merger of Pace Holdings Corp. and Playa Hotels & Resorts B.V.

Upon the closing of the Business Combination, Porto Holdco B.V. changed its name to Playa Hotels & Resorts N.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Playa Hotels & Resorts N.V.

Fairfax, VA

We have audited the accompanying consolidated balance sheets of Playa Hotels & Resorts B.V. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), cumulative redeemable preferred shares, shareholders’ equity, and accumulated other comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Playa Hotels & Resorts B.V. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

McLean, VA

March 14, 2017 (May 22, 2017 as to the effects of the retrospective presentation of shareholders’ equity described in Note 1, earnings per share calculations described in Note 3, and the retirement of ordinary shares described in Note 9)

Playa Hotels & Resorts B.V.

Consolidated Balance Sheets

($ in thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$33,512	$35,460
Restricted cash	9,651	6,383
Trade and other receivables, net	48,881	43,349
Accounts receivable from related parties	2,532	3,457
Inventories	10,451	10,062
Prepayments and other assets	28,633	52,675
Property, plant and equipment, net	1,400,317	1,432,855
Investments	1,389	844
Goodwill	51,731	51,731
Other intangible assets	1,975	2,505
Deferred tax assets	1,818	4,703

Total assets	$1,590,890	$1,644,024

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$145,042	$152,035
Accounts payable to related parties	8,184	5,930
Income tax payable	5,128	4,510
Debt	780,725	780,646
Debt to related party	47,592	47,792
Deferred consideration	1,836	4,145
Other liabilities	8,997	10,050
Deferred tax liabilities	76,832	92,926

Total liabilities	1,074,336	1,098,034

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 32,738,094 shares authorized and issued and 28,510,994 and 32,738,094 shares outstanding as of December 31, 2016 and 2015, respectively; aggregate liquidation preference of $345,951 and $352,275 as of December 31, 2016 and 2015, respectively)	345,951	352,275
Shareholders’ equity
Ordinary shares (par value €0.10; 50,481,822 shares authorized, issued and outstanding as of December 31, 2016 and 2015, respectively)	5,386	5,386
Paid-in capital	349,358	393,034
Accumulated other comprehensive loss	(3,719)	(4,067)
Accumulated deficit	(180,422)	(200,638)

Total shareholders’ equity	170,603	193,715

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,590,890	$1,644,024

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Operations and Comprehensive Income (Loss)

($ in thousands)

	Year Ended December 31,
	2016	2015	2014
Revenue:
Package	$450,875	$352,820	$312,130
Non-package	70,616	55,525	55,107

Total revenue	521,491	408,345	367,237

Direct and selling, general and administrative expenses:
Direct	286,691	247,080	233,841
Selling, general and administrative	97,344	70,461	62,176
Pre-opening	—	12,440	16,327
Depreciation and amortization	52,744	46,098	65,873
Impairment loss	—	—	7,285
Insurance proceeds	(348)	(27,654)	(3,000)

Direct and selling, general and administrative expenses	436,431	348,425	382,502

Operating income (loss)	85,060	59,920	(15,265)

Interest expense	(54,793)	(49,836)	(41,210)
Other expense, net	(5,819)	(2,128)	(10,777)

Net income (loss) before tax	24,448	7,956	(67,252)

Income tax (expense) benefit	(4,232)	1,755	29,036

Net (loss) income	20,216	9,711	(38,216)

Other comprehensive income (loss), net of taxes:
Benefit obligation gain (loss)	348	(484)	630

Other comprehensive income (loss)	348	(484)	630

Total comprehensive income (loss)	$20,564	$9,227	$(37,586)

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	(39,657)	(35,991)

Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

Losses per share—Basic	$(0.46)	$(0.59)	$(1.41)

Losses per share—Diluted	$(0.46)	$(0.59)	$(1.41)

Weighted average number of shares outstanding during the period—Basic	50,481,822	50,481,822	52,624,049
Weighted average number of shares outstanding during the period—Diluted	50,481,822	50,481,822	52,624,049

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’

Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014

($ in thousands, except share data)

			Shareholders’ Equity
	Cumulative Redeemable Preferred Shares		Ordinary Shares		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2014	32,738,094	$276,627	65,623,214	$656	$496,520	$(4,213)	$(172,133)	$320,830
Retroactive application of recapitalization			(10,638,712)	$4,730	$(4,730)			—

Adjusted Balance at January 1, 2014	32,738,094	$276,627	54,984,502	$5,386	$491,790	$(4,213)	$(172,133)	$320,830

Net loss for the period							(38,216)	(38,216)
Benefit obligation gain, net of tax						630		630
Retirement of ordinary shares			(4,502,680)		(23,108)			(23,108)
Accretion and dividends of cumulative redeemable preferred shares		35,991			(35,991)			(35,991)

Balance at December 31, 2014	32,738,094	$312,618	50,481,822	$5,386	$432,691	$(3,583)	$(210,349)	$224,145

Net income for the period							9,711	9,711
Benefit obligation loss, net of tax						(484)		(484)
Accretion and dividends of cumulative redeemable preferred shares		39,657			(39,657)			(39,657)

Balance at December 31, 2015	32,738,094	$352,275	50,481,822	$5,386	$393,034	$(4,067)	$(200,638)	$193,715

Net income for the period							20,216	20,216
Benefit obligation gain, net of tax						348		348
Redemption of cumulative redeemable preferred shares	(4,227,100)	(35,508)						—
Payment of accrued dividends of cumulative redeemable preferred shares		(14,492)						—
Accretion and dividends of cumulative redeemable preferred shares		43,676			(43,676)			(43,676)

Balance at December 31, 2016	28,510,994	$345,951	50,481,822	$5,386	$349,358	$(3,719)	$(180,422)	$170,603

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Cash Flows

($ in thousands)

	Year Ended December 31,
	2016	2015	2014
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$20,216	$9,711	$(38,216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	52,744	46,098	65,874
Amortization of debt discount, premium and issuance costs	3,129	3,183	3,644
Impairment loss	—	—	7,285
Gain on insurance recoverables	(348)	(15,935)	—
Deferred income taxes	(13,208)	(12,555)	(9,838)
Other	1,912	(1,318)	(234)
Changes in assets and liabilities:
Trade and other receivables, net	(6,247)	(10,510)	331
Accounts receivable from related parties	925	(448)	(1,535)
Insurance recoverable	—	1,224	—
Inventories	(332)	(1,437)	(1,602)
Prepayments and other assets	(2,772)	(11,966)	(2,512)
Trade and other payables	10,643	18,317	13,039
Payables to related parties	(255)	(414)	(287)
Income tax payable	12,374	3,210	(2,455)
Deferred consideration	201	523	663
Other liabilities	(444)	3,116	(30,442)

Net cash provided by operating activities	78,538	30,799	3,715

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(19,262)	(119,704)	(80,735)
Advance payment on property, plant and equipment	—	—	(50,776)
Purchase of intangibles	(356)	(407)	(1,008)
Proceeds from disposal of property, plant and equipment	54	30	5,470
Insurance proceeds	518	15,934	16,970
Changes in restricted cash	(5,625)	—	(6,383)

Net cash used in investing activities	(24,671)	(104,147)	(116,462)

FINANCING ACTIVITIES:
Proceeds from debt issuance	50,500	51,500	79,125
Issuance costs of debt	(55)	(583)	(2,320)
Debt modification costs	—	—	(4,650)
Repayment of deferred consideration	(2,510)	(2,505)	(1,850)
Repayments of debt	(3,750)	(3,750)	(3,750)
Redemption of cumulative redeemable preferred shares	(35,508)	—	—
Payment of accrued dividends of cumulative redeemable preferred shares	(14,492)	—	—
Proceeds from borrowings on revolving credit facility	—	40,000	30,000
Repayments of borrowings on revolving credit facility	(50,000)	(15,000)	(5,000)
Payment to retire ordinary shares	—	—	(23,108)

Net cash (used in) provided by financing activities	(55,815)	69,662	68,447

DECREASE IN CASH AND CASH EQUIVALENTS	(1,948)	(3,686)	(44,300)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$35,460	$39,146	$83,446

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$33,512	$35,460	$39,146

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net of interest capitalized	$50,401	$45,510	$38,047
Cash paid for income taxes	$16,953	$6,803	$7,601
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures incurred but not yet paid	$483	$8,366	$18,063
Interest capitalized but not yet paid	$—	$64	$2,026
Transfers from advance payments to property, plant and equipment	$—	$—	$42,015
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$—	$3,612	$5,863
Non-cash PIK Dividends	$43,676	$36,045	$30,128

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Notes to the Consolidated Financial Statements

Note 1. Organization operations and basis of presentation

Background

Playa Hotels & Resorts B.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa’s portfolio consists of 13 resorts located in Mexico, the Dominican Republic and Jamaica. We currently manage eight of our 13 resorts. Unless otherwise indicated or the context requires otherwise, references in our consolidated financial statements (our “Consolidated Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Playa and its subsidiaries.

We were incorporated on March 28, 2013 and began operations on August 13, 2013 when Playa Hotels & Resorts, S.L. (the “Prior Parent”) and certain of our subsidiaries and shareholders (the “Continuing Shareholders”) engaged in a series of transactions that included: (i) the acquisition of eight resorts from the Prior Parent (the “Contributed Resorts”) for cash payments totaling $492.0 million and the issuance of ordinary shares with a value of $410.7 million; (ii) the acquisition of four resorts in Mexico (collectively, “Real Resorts”) and the management company that managed them for consideration of approximately $413.3 million, including $50.0 million of our Cumulative Redeemable Preferred Shares (“Preferred Shares”), as well as $50.0 million of our Term Loan (as defined below) (see Note 11); (iii) the acquisition of a resort located in Jamaica for approximately $66.2 million; (iv) an investment by HI Holdings Playa B.V. (“HI Holdings Playa”), a subsidiary of Hyatt Hotels Corporation (together with its affiliates, “Hyatt”), of $100.0 million in our ordinary shares and $225.0 million in our Preferred Shares (the “Hyatt Investment”); (v) the consummation of our Senior Secured Credit Facility (as defined below) (see Note 11); and (vi) the issuance of the Senior Notes due 2020 (as defined below) (see Note 11). The foregoing transactions are collectively referred to as our “Formation Transactions.” In connection with our acquisition of the Contributed Resorts from the Prior Parent, the Prior Parent exchanged our ordinary shares that it held for all of the Prior Parent shares held by the Continuing Shareholders. We also entered into long-term franchise, license and related agreements with Hyatt pursuant to which we operate certain resorts under Hyatt brands.

On December 13, 2016, we entered into a transaction Agreement (the “Transaction Agreement”) with Pace Holdings Corp. (“Pace”), Porto Holdco B.V. (“Holdco”), and New PACE Holdings Corp. (“New Pace”) for the purposes of effecting a business combination. At 12:00 a.m. Central European Time on March 12, 2017, we consummated a business combination (the “Business Combination”) pursuant to that certain Transaction Agreement, the effects of which replicated the economics of a reverse merger between us and Pace.

For accounting and financial reporting purposes, the Business Combination was accounted for as a recapitalization because Pace was incorporated as a special purpose acquisition company and considered a public shell company. We also maintained effective control of the combined entity because our operations comprise the ongoing operations of the combined entity, our senior management became the senior management of the combined entity and our directors were appointed to, and constitute the majority of, the combined entity’s board of directors. Accordingly, no step-up in basis of assets or goodwill were recorded.

The Consolidated Financial Statements presented herein are those of ours for all periods prior to the completion of the Business Combination and the recapitalization of the number of ordinary shares attributable to our shareholders is reflected retroactively to the earliest period presented. Accordingly, the number of shares of ordinary shares presented as outstanding as of January 1, 2014, totaled 54,984,502 and consisted of the number of ordinary shares issued to our shareholders. This number of shares was also used to calculate the Company’s earnings per share for all periods prior to the Business Combination.

Basis of preparation, presentation and measurement

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Prior period presentation was updated to conform with current period presentation.

Note 2. Significant accounting policies

Principles of consolidation

Our Consolidated Financial Statements include the accounts of Playa and the subsidiaries, which we wholly own and control. All intercompany transactions and balances have been eliminated in the consolidation process.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and cash flows, which are consistently higher during the first quarter of each year than in successive quarters.

Use of estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax (expense) benefit line of the Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other expense, net.

We recognized a foreign currency loss of $6.4 million, $3.0 million, and $1.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Business combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of these Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of income tax provision.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies (see Note 8).

Ordinary shares and paid-in capital

Ordinary shares are classified as equity. Shares are classified as equity when there is no obligation to transfer cash or other assets to the respective holder. Incremental costs directly attributable to the issuance of ordinary shares are recognized as a reduction of equity, net of any tax effects.

Dividends

We have not declared or paid any cash dividends on our ordinary or Preferred Shares, other than the dividends associated with the partial redemption of our Preferred Shares on October 14, 2016 (see Note 10). In addition, we must comply with Dutch law, with our Articles of Association and with the covenants in our Senior Secured Credit Facility and the covenants governing the Senior Notes due 2020 if we want to pay cash dividends. We currently intend to retain any earnings for future operations and expansion. Any future determination to pay dividends will, after having made the required distributions (if any) on our Preferred Shares, be at the discretion of our shareholders at our general meeting of shareholders (the “General Meeting”), subject to a proposal from our board of directors, and will depend on our actual and projected financial condition, liquidity and results of operations, capital requirements, prohibitions and other restrictions contained in current or future financing instruments and applicable law, and such other factors as our board of directors deems relevant. In addition, to the extent any of our Preferred Shares are outstanding, no dividends may be paid on our ordinary shares until any accumulated and unpaid dividends on our Preferred Shares have been paid in full. Dividends on the Preferred Shares are cumulative at a rate of 12% per annum compounded quarterly. Dividends are payable in kind with additional Preferred Shares (the “Non-cash PIK Dividends”) in four quarterly installments on January 15, April 15, July 15 and October 15 of each year, subject to compliance with applicable legal requirements.

Preferred Shares

We issued Preferred Shares that can be converted to ordinary shares at the option of the holder or redeemed by such holder or us under certain conditions. Preferred Shares are reported as a temporary equity instrument (see Note 10).

Debt

Debt is carried at amortized cost. Any difference between the proceeds (net of issuance costs) and the redemption value is recognized as an adjustment to interest expense over the term of the debt using the effective interest rate method.

Debt issuance costs are recorded in the Consolidated Balance Sheets as a direct deduction from the carrying amount and amortized over the term of the debt utilizing the effective interest rate method. Capitalized interest directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use, is recognized as part of the cost of such assets until the time the assets are substantially ready for their intended use. Capitalized interest is subsequently recognized as depreciation expense in the Consolidated Statements of Operations and Comprehensive Income (Loss) once the assets are put into service.

Financial instruments

The Consolidated Balance Sheets contain various financial instruments, including, but not limited to, cash and cash equivalents, restricted cash, trade and other receivables, certain prepayments and other assets, trade and other payables, other liabilities and debt. Deferred consideration is recorded at fair value; all other financial assets and financial liabilities are recorded at amortized cost. The carrying amounts of these financial instruments approximate their fair values.

Effective interest rate method

The effective interest rate method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts estimated future cash outflows (including all fees and transaction costs paid) through the expected life of the financial liability to the net carrying amount upon initial recognition.

Goodwill and other intangible assets

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

The useful life for intangibles such as contracts for the right of use of certain facilities is determined to be equal to their contractual term. We may also qualitatively assess our indefinite lived intangible assets for impairment prior to performing the quantitative impairment test. Impairment charges, if any, are recognized in operating results.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate. No impairment was recognized on definite lived assets in 2016.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $5.2 million, and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash balances and highly liquid cash deposits with maturities at the date of the acquisition of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. We classify these cash instruments as Level 1. Financial instruments that potentially subject us to a concentration of credit risk consist of cash on deposit at financial institutions where the deposits are either uninsured or in excess of insured limits and money market fund balances. Substantially all of our cash is held by financial institutions that we believe are of high-credit quality.

Restricted cash

In connection with the tax surety bond (see Note 8), we made a cash deposit of approximately $6.4 million with Fianzas Dorama SA in 2014. The tax surety bond is denominated in Mexican pesos and is valued at approximately $4.0 million as of December 31, 2016 due to the effect of changes in foreign currency exchange rates. On December 5, 2016, we funded $5.6 million to a U.S. dollar escrow account related to the purchase of land. These cash deposits are recorded as restricted cash in the Consolidated Balance Sheets as of December 31, 2016 and 2015. For purposes of the Consolidated Statements of Cash Flows, changes in restricted cash caused by changes in cash deposits are shown as investing activities and changes in restricted cash caused by the effects of foreign currency are shown in operating activities.

Trade and other receivables, net

Trade and other receivables are amounts due from guests and vendors for merchandise sold or services performed in the ordinary course of business. Collection is expected in one year or less and is an asset. When necessary, the carrying amount of our receivables is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. When a trade receivable is considered uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against the allowance accounts. Changes in the carrying amount of the allowance account are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Inventories

Inventories consist of food, beverages and other items related to consumption and are valued at the lower of cost or net realizable value. Cost is determined using the weighted average cost method, not to exceed the market value.

Advertising costs

Advertising costs are expensed as incurred, or the first time the advertising takes place. For the years ended December 31, 2016, 2015 and 2014, we recorded advertising costs of $26.5 million, $20.7 million and $17.7 million, respectively. Advertising costs are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within selling, general and administrative.

Impact of recently issued accounting standards

Future Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers. The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016. ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of ASU 2014-09 by one year to apply to annual reporting periods beginning after December 15, 2017, but the early adoption of this ASU is permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. We have not yet selected a transition method nor have we determined the impact of adoption on our Consolidated Financial Statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), Recognition and Measurement of Financial Assets and Financial Liabilities. The new standard significantly revises the accounting related to the classification and measurement of investment in equity securities, and the presentation of certain fair value changes of financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The ASU is effective for annual periods beginning December 15, 2017, including interim periods within those fiscal years. Early application of the ASU is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases(Topic 842). The new standard introduces a lessee model that brings most leases on the balance sheet. This will increases lessee’s reported assets and liabilities—in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP. The ASU is effective for annual periods beginning December 15, 2018, including interim periods within those fiscal years. Early application of the ASU is permitted. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The new revenue standard clarifies how an entity should identify the unit of accounting (i.e., the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions, by explaining what a principal controls before the specified good or service is transferred to the customer. The effective date and transition requirements of ASU 2016-08 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-08 on our Consolidated Financial Statements.

In April 2016, the FASB issued ASU No. 2016-10 (“ASU 2016-10”), Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU provides useful clarification of the guidance in ASC Topic 606 on identifying performance obligations and certain aspects of the accounting treatment of licensing contracts. These amendments are expected to reduce the cost and complexity of applying the guidance in ASC Topic 606. The effective date and transition requirements of ASU 2016-10 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In May 2016, the FASB issued ASU No. 2016-12 (“ASU 2016-12”), Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. This ASU does not change the core principle of the guidance in Topic 606. Rather, it affects the narrow aspects of Topic 606. The effective date and transition requirements of ASU 2016-12 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-12 on our Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends FASB’s guidance on the impairment of financial instruments by adding an impairment model (known as current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-13 on our Consolidated Financial Statements.

In August 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15”), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU amends ASC 230 to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASC 230 lacks consistent principles for evaluating the classification of cash payments and receipts in the statement of cash flows. This has led to diversity in practice and, in certain circumstances, financial statement restatements. Therefore, the FASB issued the ASU 2016-15 with the intent of reducing diversity in practice with respect to eight types of cash flows. The ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-15 on our Consolidated Financial Statements.

In October 2016, the FASB issued ASU No. 2016-16 (“ASU 2016-16”), Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory. The ASU requires that an entity recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Prior to this ASU, an entity was prohibited from recognizing the income tax consequences of an intra-entity asset transfer until the asset had been sold to an outside party. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. We have not determined the impact of adoption of ASU 2016-16 on our Consolidated Financial Statements.

In November 2016, the FASB issued ASU No. 2016-18 (“ASU 2016-18”), Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The ASU requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-18 on our Consolidated Financial Statements.

In December 2016, the FASB issued ASU No. 2016-20 (“ASU 2016-20”), Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The ASU updates a variety of topics in the codification related to the new revenue recognition standard. It addresses loan guarantee fees, impairment testing of contract costs, provisions for losses on construction-type and production-type contracts, and various disclosures. The effective date for the amendments is the same as the effective date for Topic 606 (and any other Topic amended by Update 2014-09 and 2015-14). We have not determined the impact of adoption of ASU 2016-20 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-01 (“ASU 2017-01”), Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU provides guidance that will enable more consistency in accounting for transactions when determining if they represent acquisitions or disposals of assets or of a business. Under the ASU, when determining whether an integrated set of assets and activities constitutes a business, entities must go through a “screen.” The ASU is effective for annual periods beginning after December 15, 2017, including interim periods therein. We have not determined the impact of adoption of ASU 2017-01 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04 (“ASU 2017-04”), Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods therein. We have not determined the impact of adoption of ASU 2017-04 on our Consolidated Financial Statements.

Recent Accounting Pronouncements Adopted

In August 2014, the FASB issued ASU No. 2014-15 (“ASU 2014-15”), Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to assess and evaluate whether conditions or events exist, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements issue date. Upon adopting ASU 2014-15, we concluded that there is no uncertainty about our ability to continue as a going concern and there is no impact on the Consolidated Financial Statements as of and for the year ended December 31, 2016. We will continue to assess our ability to continue as a going concern on a quarterly basis.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This update affects disclosures related to debt issuance costs but does not affect existing recognition and measurement guidance for these items.

In August 2015, the FASB released ASU No. 2015-15 (“ASU 2015-15”), Interest—Imputation of Interest(Subtopic 830-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This ASU clarifies that, given the lack of guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the Securities and Exchange Commission staff would not object to any entity presenting debt issuance costs as an asset and subsequently amortizing over the term of the line-of credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We elected to early adopt ASU 2015-03, as clarified by ASU 2015-15, retrospectively to all arrangements. This change is reflected in the Consolidated Balance Sheet, resulting in the deferred financing costs of $12.8 million and $16.5 million being reclassified from prepayments and other assets to debt and debt to related party as of December 31, 2016 and 2015, respectively.

In July 2015, the FASB issued ASU No. 2015-11 (“ASU 2015-11”), Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The ASU will not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. We have changed our accounting policy to account for inventory from the lower of cost or market to the lower of cost or net realizable value to be in accordance with ASU 2015-11. There is an immaterial impact on our Consolidated Financial Statements as of and for the year ended December 31, 2016 because our inventory has historically been recorded at cost, which is typically lower than market and net realizable value due to the consumable nature and turn-over rate of the inventory used in our all-inclusive business model.

Note 3. Losses per share

Our Preferred Shares and their related accumulated Non-cash PIK Dividends are participating securities. If a dividend is declared or paid on our ordinary shares, holders of our ordinary shares and Preferred Shares are entitled to proportionate shares of such dividend with the holders of Preferred Shares participating on an as-if converted basis.

Under the two-class method, basic losses per share (“EPS”) attributable to ordinary shareholders is computed by dividing the net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net loss attributable to ordinary shareholders is determined by allocating undistributed earnings between ordinary and preferred shareholders. Diluted EPS attributable to ordinary shareholders is computed by using the more dilutive result of either the two-class method or the if-converted method. The if-converted method uses the weighted-average number of ordinary shares outstanding during the period, including potentially dilutive ordinary shares assuming the conversion of the outstanding Preferred Shares, as of the first day of the reporting period.

For periods in which there are undistributed losses, there is no allocation of earnings to preferred shareholders and the number of shares used in the computation of diluted losses per share is the same as that used for the computation of basic losses per share, as the result would be anti-dilutive. Under the two-class method, the net loss attributable to ordinary shareholders is not allocated to share premium reserve of the Preferred Shares until all other reserves have been exhausted or such loss cannot be covered in any other way.

The calculations of basic and diluted EPS, under the two-class method, are as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Numerator:
Net income (loss)	$20,216	$9,711	$(38,216)
Convertible Preferred Share dividends	(43,676)	(39,657)	(35,991)
Allocation of undistributed earnings to preferred shareholder(1)	—	—	—

Numerator for basic EPS-loss available to common shareholders	(23,460)	(29,946)	(74,207)
Add back convertible Preferred Share dividends(2)	—	—	—
Add back of undistributed earnings to preferred shareholders(2)	—	—	—

Numerator for diluted EPS-loss available to common shareholders after assumed conversions	$(23,460)	$(29,946)	$(74,207)
Denominator:
Denominator for basic EPS-weighted shares	50,481,822	50,481,822	52,624,049
Convertible Preferred Shares(2)	—	—	—

Denominator for diluted EPS-adjusted weighted-average shares	50,481,822	50,481,822	52,624,049
Basic EPS	$(0.46)	$(0.59)	$(1.41)
Diluted EPS	$(0.46)	$(0.59)	$(1.41)

(1)	For the years ended December 31, 2016, 2015 and 2014, no undistributed earnings were allocated to preferred shareholders as we had undistributed losses after deducting Preferred Share dividends from net income.
(2)	For the years ended December 31, 2016, 2015 and 2014 cumulative preferred shareholder dividends of $43.7 million, $39.7 million and $36.0 million, respectively, were not added back for purposes of calculating diluted EPS-income available to common shareholders because the effect of treating our convertible preferred securities as if they had been converted to their 40,652,679, 37,646,499, and 34,059,703 weighted common share equivalents as of January 1, 2016, 2015, and 2014, respectively, is anti-dilutive.

Note 4. Property, plant and equipment

The balance of property, plant and equipment is as follows ($ in thousands):

	As of December 31,
	2016	2015
Land, buildings and improvements	$1,421,371	$1,406,656
Fixtures and machinery	60,294	56,206
Furniture and other fixed assets	163,753	160,978
Construction in progress	3,866	3,936

Total property, plant and equipment, gross	1,649,284	1,627,776
Accumulated depreciation	(248,967)	(194,921)

Total property, plant and equipment, net	$1,400,317	$1,432,855

Depreciation expense for property, plant and equipment was $51.7 million, $45.0 million and $64.0 million for the years ended December 31, 2016, 2015, and 2014, respectively. During the year ended December 31, 2014, we recorded an impairment loss of $7.3 million resulting from the impacts of Hurricane Odile.

For the years ended December 31, 2016, 2015, and 2014, $0 million, $3.4 million, and $7.6 million of interest expense was capitalized on qualifying assets, respectively. Interest expense was capitalized at the weighted average interest rate of the debt.

Rebrandings

During the second quarter of 2014, we closed two resorts for renovation and rebranding. One resort, Hyatt Ziva and Hyatt Zilara Rose Hall in Jamaica reopened in December 2014 and the other Hyatt Ziva Cancún in Mexico reopened in November 2015.

Hurricane Odile

Our Hyatt Ziva Los Cabos, located in Los Cabos, Mexico, sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja Peninsula on September 14, 2014. Our insurance policies provide coverage for business interruption, including lost profits, and reimbursement for other expenses and costs that we have incurred relating to the damages and losses we have suffered. We determined the fair value of the Hyatt Ziva Los Cabos by utilizing a discounted cash flow model and settled our claim as of December 31, 2015. The property losses and insurance proceeds related to Hurricane Odile recorded during the years ended December 31, 2016, 2015 and 2014 were as follows ($ in millions):

	Year Ended December 31,
	2016	2015	2014
Property losses(1)	$—	$—	$25.3
Property damage insurance proceeds	$—	$14.3	$18.0
Business interruption insurance proceeds	$—	$12.7	$3.0

(1)	Property losses of $25.3 million and corresponding insurance proceeds, net of deductible, of $18.0 million are recorded within impairment loss within the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2014. The impairment recorded is specific to the Pacific Coast segment of our business (See Note 14 for further discussion on segment information).

Note 5. Fair value of financial instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. We believe the carrying value of these assets and liabilities, excluding deferred consideration and debt, approximate their fair values at December 31, 2016 and 2015.

Fair value measurements

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of observability of inputs used in measuring fair value as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2: Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3: Inputs are unobservable and reflect our judgments about assumptions that market participants would use in pricing an asset or liability.

We did not have any movements in and out of Level 3 for our fair valued instruments during any of the above periods.

The following table presents our fair value hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 ($ in thousands):

	December 31, 2016	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$1,836	$—	$—	$1,836

	December 31, 2015	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$4,145	$—	$—	$4,145

The following table presents a reconciliation from the opening balances to the closing balances for our Level 3 fair valued instruments as of December 31, 2016, 2015, and 2014 ($ in thousands):

Deferred Consideration
Balance as of December 31, 2013	$6,532
Total losses included in earnings (or change in net assets)(1)	1,445
Settlements	(1,850)

Balance as of December 31, 2014	6,127
Total losses included in earnings (or change in net assets)(1)	523
Settlements	(2,505)

Balance as of December 31, 2015	4,145
Total losses included in earnings (or change in net assets)(1)	201
Settlements	(2,510)

Balance as of December 31, 2016	$1,836

(1)	All losses (other than changes in net assets) are included in interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following tables present our fair value hierarchy for our financial liabilities not measured at fair value as of December 31, 2016 and 2015 ($ in thousands):

	Carrying Value As of December 31, 2016	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$356,937	$—	$—	$363,060	$363,060
Revolving Credit Facility(1)	—	—	—	—	—
Senior Notes due 2020	471,380	—	513,405	—	513,405

Total	$828,317	$—	$513,405	$363,060	$876,465

	Carrying Value As of December 31, 2015	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$358,442	$—	$—	$357,896	$357,896
Revolving Credit Facility(1)	50,000	—	—	50,000	50,000
Senior Notes due 2020	419,996	—	445,550	—	445,550

Total	$828,438	$—	$445,550	$407,896	$853,446

(1)	We estimate that the carrying value of our Revolving Credit Facility is the fair value as of December 31, 2016 and 2015. The valuation technique and significant unobservable inputs are consistent with our term loan, but the valuation using the discounted cash flow technique approximates the carrying value as the expected term is significantly shorter in duration. We typically use our Revolving Credit Facility solely for short term liquidity.

The following table displays valuation techniques and the significant unobservable inputs for our Level 3 assets and liabilities measured at fair value as of December 31, 2016 and 2015 ($ in thousands):

	Fair Value	Fair Value Measurements as of December 31, 2016
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$1,836	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.63% - 5.00%
			Expected Term	7 months
Term Loan	$363,060	Discounted Cash	Discount Rate	3.00%
		Flow	Forward Rate	4.00% -5.33%
			Expected Term	32 months

	Fair Value	Fair Value Measurements as of December 31, 2015
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$4,145	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.46% -5.00%
			Expected Term	19 months
Term Loan	$357,896	Discounted Cash	Discount Rate	3.75%
		Flow	Forward Rate	4.00% - 5.16%
			Expected Term	44 months

Term Loan and deferred consideration

The fair value of our Term Loan and deferred consideration are estimated using cash flow projections applying market forward rates and discounted back at the appropriate discount rate. The primary sensitivity in each estimate is based on the selection of an appropriate discount rate. Fluctuations in this assumption will result in a different estimate of fair value as an increase in the discount rate would result in a decrease in the fair value.

Senior Notes due 2020

The fair value of the Senior Notes due 2020 is estimated using unadjusted quoted prices in a market that is not active. Current pricing was compiled and applied to the outstanding principal amount.

Note 6. Income taxes

Net income (loss) before tax is summarized below ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Domestic	$(4,759)	$(3,136)	$(2,049)
Foreign	29,207	11,092	(65,203)

Total net income (loss) before tax	$24,448	$7,956	$(67,252)

The components of our income tax (expense) benefit for the years ended December 31, 2016, 2015 and 2014 are as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Current:
United States	$(3)	$(87)	$(1)
Foreign	(17,500)	(10,664)	19,199

Total current income tax (expense) benefit	(17,503)	(10,751)	19,198
Deferred:
United States	—	—	1,865
Foreign	13,271	12,506	7,973

Total deferred income tax benefit	13,271	12,506	9,838

Total income tax (expense) benefit for the period	$(4,232)	$1,755	$29,036

Reconciliation of Netherlands statutory income tax rate to actual income tax rate

A reconciliation of the Netherlands statutory federal income tax rate to our effective income tax rate from continuing operations is as follows ($ in thousands):

	Year Ended December 31,
Effective tax rate	2016		2015		2014
Income tax (expense) benefit at statutory rate	$(6,112)	25.0%	$(1,989)	25.0%	$16,813	25.0%
Differences between statutory rate and foreign rate	11,732	(48.0)%	11,875	(149.3)%	8,445	12.6%
Permanent differences	(4,213)	17.2%	541	(6.8)%	(3,081)	(4.6)%
Foreign exchange rate difference	7,212	(29.5)%	8,585	(107.9)%	3,509	5.2%
DR tax based on existing statutory law	(3,470)	14.2%	—	—%	—	—%
Change in valuation allowance	(9,891)	40.5%	(17,210)	216.3%	(21,620)	(32.1)%
Accrual for uncertain tax positions	510	(2.1)%	(47)	0.6%	24,970	37.1%

Income tax (expense) benefit	$(4,232)	17.3%	$1,755	(22.1)%	$29,036	43.2%

The parent company is domiciled in the Netherlands and is subject to Dutch Corporate Tax at a general tax rate of 25%.

For the year ended December 31, 2016, we recognized an income tax expense of $4.2 million, resulting in an effective tax rate for the year of 17.3%. The 2016 income tax expense was driven primarily by $3.4 million of deferred income tax expense in the Dominican Republic, $4.2 million on non-deductible expenses, as well as $9.9 million of additional valuation allowance established on our deferred tax assets. The net income tax expense was partially offset by the tax benefit of $11.7 million from the rate-favorable jurisdictions and a $7.2 million tax benefit associated with foreign exchange rate fluctuation.

For the year ended December 31, 2015, we recognized an income tax benefit of $1.8 million, resulting in an effective tax rate for the year of (22.1)%. The 2015 income tax benefit was driven primarily by the tax benefit of $11.9 million from the rate-favorable jurisdictions and $8.6 million tax benefit associated with foreign exchange rate fluctuation. The net 2015 income tax benefit was partially offset by a $17.2 million increase in the valuation allowance.

For the year ended December 31, 2014, we recognized an income tax benefit of $29.0 million, resulting in an effective tax rate for the year of 43.2%. The 2014 income tax benefit was driven primarily by the tax benefit associated with $67.3 million of pre-tax book loss, as well as a $25.0 million benefit related to the reversal of previously accrued income tax contingencies. The net 2014 income tax benefit was partially offset by a $21.6 million increase in the valuation allowance.

We have a taxable presence in a variety of jurisdictions worldwide, most significantly in Mexico, the Netherlands, the Dominican Republic and Jamaica. We have been granted certain “tax holidays,” providing us with temporary income tax exemptions. Specifically, we operate under a tax holiday in one of the Dominican Republic entities which is effective through December 31, 2019.

Dominican Republic

Taxes in the Dominican Republic are determined based upon Advance Pricing Arrangements (“APA”) with The Ministry of Finance of the Dominican Republic (“The Ministry of Finance”). Historically, based upon our APAs all three Dominican entities were subject to greater of an asset tax or gross receipts tax; thus not subject to income tax accounting under U.S. GAAP. The Company’s APAs for 2016 and forward have not been finalized with The Ministry of Finance, as the tax authorities are working to finalize a Memoranda of Understanding (“MOU”) with the Association of Hotels and Tourism of the Dominican Republic, which the Company is party to. Upon finalization of the MOU, the Company expects to negotiate its 2016 and forward APAs for purposes of determining taxes due to The Ministry of Finance. As the MOU and associated APA have not been finalized, our December 31, 2016 income tax provision contemplates the existing Dominican statutory law, without consideration of an MOU and associated APA. Pursuant to Dominican statutory law, a taxpayer will pay income tax if the income tax exceeds the asset based tax. Of our three Dominican entities, only Playa Cana B.V. is deemed to be an income taxpayer. As a result, we have recorded a $0.6 million current tax expense and a $3.4 million deferred tax expense for Playa Cana B.V. Once the MOU and APA are finalized, they will be retroactively applied to 2016 for purposes of determining our 2016 tax liability to The Ministry of Finance. Should the final MOU and APA result in Playa Cana B.V. being an asset tax payer for the foreseeable future, the Company would reverse the $3.4 million of deferred tax expense recorded in 2016. Should the finalized MOU and APA require our other two Dominican entities, Inversiones Vilazul, S.A.S and Playa Romana Mar B.V., to be subject to income tax the Company would need to establish income tax balances for both current and deferred tax expenses.

The following table shows both the current and deferred tax expense as of December 31, 2016 for Inversiones Vilazul S.A.S and Playa Romana Mar B.V., had such entities been determined to be income tax payers ($ in thousands):

	Year Ended December 31, 2016
	Inversiones Vilazul, S.A.S	Playa Romana Mar B.V.
Current tax expense(1)	$—	$922
Deferred tax expense	17,688	8,520

Total tax expense	$17,688	$9,442

(1)	The table only shows deferred tax expense for Inversiones Vilazul, S.A.S as the entity has a tax exemption through December 31, 2019.

Deferred income taxes

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as net operating losses and tax credit carryforwards. We state those balances at the enacted tax rates we expect will be in effect when we actually pay or recover taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies to utilize these future deductions and credits.

We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

The tax effect of each type of temporary difference and carry-forward that gives rise to a significant portion of our deferred tax assets and liabilities as of December 31, 2016 and 2015 were as follows ($ in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Advance customer deposits	$6,557	$7,158
Trade payables and other accruals	4,531	3,728
Labor liability accrual	555	606
Property, plant and equipment	12	542
Other assets	—	24
Net operating losses	82,356	71,301

Total deferred tax asset	94,011	83,359
Valuation allowance	(81,738)	(71,847)

Net deferred tax asset	12,273	11,512

Deferred tax liabilities:
Accounts receivable and prepayments to vendors	617	859
Property, plant and equipment	86,620	98,876
Insurance recoverable	50	—

Total deferred tax liability	87,287	99,735

Net deferred tax liability	$(75,014)	$(88,223)

As of December 31, 2016 and 2015, we had $18.9 million and $32.0 million, respectively, of net operating loss carryforwards in our Mexican subsidiaries. These carryforwards expire in various amounts from 2018 to 2026. As of December 31, 2016 and 2015, we had $258.3 million and $213.5 million, respectively, of net operating loss carryforwards in our Dutch subsidiaries that expire in varying amounts from 2017 to 2025. As of December 31, 2016 and 2015, we had $34.0 million and $24.3 million, respectively, of net operating loss carryforwards in our Jamaica subsidiary. These carryforwards do not expire. As of December 31, 2016 and 2015, we had $9.3 million and $5.9 million, respectively, of net operating loss carryforwards in our U.S. subsidiary. The carryforwards expire in varying amounts from 2034 to 2036. As of December 31, 2016 and 2015, we had $0.8 million and $1.6 million, respectively, of net operating loss carryforwards in our Dominican Republic subsidiary. The carryforwards expire in 2017. The ability to utilize the tax net operating losses in any single year ultimately depends upon our ability to generate sufficient taxable income.

We have made no provision for foreign or domestic income taxes on the cumulative unremitted earnings of our subsidiaries. We believe that the earnings of our foreign subsidiaries can be repatriated without incurring additional income taxes, as a result of the applicable local statutory tax laws.

The change in the valuation allowance established against our deferred tax assets for the years ended December 31, 2016, 2015, and 2014 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Deferred tax asset valuation allowance for the year ended
December 31, 2016	$(71,847)	$(19,333)	$9,442	$(81,738)
December 31, 2015	$(54,637)	$(19,307)	$2,097	$(71,847)
December 31, 2014	$(33,017)	$(23,687)	$2,067	$(54,637)

The valuation allowance for each period is used to reduce the deferred tax asset to a more likely than not realizable value. As of December 31, 2016, our valuation allowance relates primarily to net operating loss carryforwards, which we do not expect to utilize, most notably in Netherlands, Jamaica, Mexico and the United States.

We are subject to income taxes in a variety of jurisdictions worldwide. For our significant jurisdictions, the earliest years that remain subject to examination are 2011 for Mexico and Netherlands and 2013 for the Dominican Republic and the United States. We consider the potential outcome of current and future examinations in our assessment of our reserve for uncertain tax positions.

The following table reconciles our uncertain tax positions, as of December 31, 2016, 2015 and 2014: ($ in thousands):

	As of December 31,
	2016	2015	2014
Uncertain tax positions at January 1	$510	$557	$25,527
Additions for prior year tax positions	—	36	321
Settlements with Taxing Authorities	—	(83)	(25,291)
Expiration of statue limitation	(510)	—	—

Uncertain tax positions at December 31	$—	$510	$557

The reserve of $0.5 million for the uncertain tax position was for the withholding taxes related to intercompany charges at December 31, 2015, which was removed due to the expiration of statute limitation at December 31, 2016.

Note 7. Related party transactions

The following summarizes transactions and arrangements that we have entered into with related parties. The details of the balances between us and related parties as of December 31, 2016 and 2015 are as follows ($ in thousands):

	As of December 31,
	2016	2015
Accounts receivable	$2,532	$3,457
Payables	$8,184	$5,930
Deferred consideration(1)	$1,836	$4,145
Term Loan(2)	$47,592	$47,792
Preferred Shares Non-cash PIK Dividends(3)	$106,459	$77,275

(1)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the selling shareholder of Real Resorts (the “Real Shareholder”) through the quarter ending September 30, 2017.
(2)	The Real Shareholder is also one of the lenders under our Term Loan. The Real Shareholder’s portion of the original Term Loan was $50.0 million.
(3)	The total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $19.4 million and $14.1 million as of December 31, 2016 and 2015, respectively. The total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa (subsidiary of Hyatt) were $87.1 million and $63.2 million as of December 31, 2016 and 2015, respectively.

Relationship with Hyatt

In August 2013, HI Holdings Playa acquired 14,285,714 of our ordinary shares (see Note 9) and 26,785,714 of our Preferred Shares (see Note 10) for an aggregate purchase price of $325.0 million. On October 14, 2016, we redeemed 3,458,530 outstanding Preferred Shares from HI Holdings Playa at $8.40 per share for $29.0 million in face value and we paid $11.9 million of associated PIK dividends. As of December 31, 2016 and 2015, the total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa were $87.1 million and $63.2 million, respectively.

Holders of Preferred Shares are entitled to “as converted” voting rights, and HI Holdings Playa owned 47.3% and 47.6% of our outstanding voting securities as of December 31, 2016 and 2015, respectively. For the years ended December 31, 2016, 2015, and 2014, franchise fees related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands were $13.5 million, $6.2 million, and $3.6 million, respectively.

Relationship with the Real Shareholder

In August 2013, the Real Shareholder acquired 5,952,380 of our Preferred Shares (see Note 10) for $50.0 million. On October 14, 2016, we redeemed 768,570 of our outstanding Preferred Shares from the Real Shareholder at $8.40 per share for $6.5 million in face value and we paid $2.6 million of associated PIK dividends. As of December 31, 2016 and 2015, the total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $19.4 million and $14.1 million, respectively.

Holders of Preferred Shares are entitled to “as converted” voting rights, and the Real Shareholder owned 7.4% and 7.5% of our outstanding voting securities as of December 31, 2016 and 2015, respectively. The Real Shareholder is also one of the lenders under our $375.0 million Term Loan (see Note 11). The Real Shareholder’s portion of the original Term Loan was $50.0 million.

Deferred consideration

Pursuant to the acquisition of Real Resorts, Playa H&R Holdings B.V., a subsidiary of ours, agreed to make quarterly payments to the Real Shareholder starting in December 2013 of $1.1 million per quarter through the quarter ending September 30, 2017. As part of the agreement, Playa H&R Holdings B.V. provided the Real Shareholder 16 promissory notes, each with a value of $0.5 million, which will be returned to Playa H&R Holdings B.V. as each quarterly payment is made to the Real Shareholder. A portion of the $1.1 million quarterly payment is the related interest earned by the Real Shareholder as a lender holding $50.0 million of our outstanding Term Loan. The deferred consideration was measured at fair value on the acquisition date by taking the difference between the guaranteed quarterly amount of $1.1 million and the estimated quarterly interest to be received by the Real Shareholder on our Term Loan over the same four year period. The liability will be accreted over the four year payment term. As of December 31, 2016 and 2015, the remaining balance of such deferred consideration was $1.8 million and $4.1 million, respectively.

Transactions with related parties

Transactions between us and related parties during the years ended December 31, 2016, 2015, and 2014 were as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Dividends on preferred shares(1)	$(43,676)	$(36,045)	$(30,128)
Deferred consideration accretion(2)	(189)	(189)	(924)
Interest expense on related party debt(2)	(1,980)	(1,995)	(2,068)
Franchise fees(3)	(13,539)	(6,205)	(3,560)
Lease payments(3)	(1,301)	(1,248)	(1,119)

Total transactions with related parties	$(60,685)	$(45,682)	$(37,799)

(1)	Included in accretion and dividends of Preferred Shares in the Consolidated Statements of Operations and Comprehensive Income (Loss).

(2)	Included in interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Included in direct expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Franchise fees are related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands.

One of our offices is owned by our Chief Executive Officer, and we lease the space at that location through a third party. Lease payments related to this space were $1.1 million, $1.0 million, and $0.9 million for the years ended December 31, 2016, 2015, and 2014, respectively.

One of our offices in Cancún, Mexico is owned by an affiliate of the Real Shareholder, and we sublease the space through a third party. Lease payments related to this space were $0.2 million, $0.2 million, and $0.2 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Loan from Chief Executive Officer

In the fourth quarter of 2015, our Chief Executive Officer advanced $2.5 million to us in order to accelerate the completion of several capital projects prior to the high season. We repaid the loan in December 2015. The loan bore interest at LIBOR plus 1.75%.

Note 8. Commitments and contingencies

Litigation, claims and assessments

We are subject, currently and from time to time, to various claims and contingencies related to lawsuits, taxes and environmental matters, as well as commitments under contractual obligations. Many of these claims are covered under current insurance programs, subject to deductibles. We recognize a liability associated with commitments and contingencies when a loss is probable and reasonably estimable. Although the ultimate liability for these current matters cannot be determined at this point, based on information currently available, we currently do not expect that the ultimate resolution of such claims and litigation will have a material effect on our Consolidated Financial Statements.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company valued at approximately $4.0 million as of December 31, 2016. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which was appealed by both, the Mexican tax authorities and our local subsidiary, which would only be analyzed if the appeal by the tax authorities succeeds. The total assessment from the Mexican tax authorities was valued at $8.5 million as of December 31, 2016.

During the third quarter of 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses for 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at December 31, 2016 that is recorded in other liabilities within the Consolidated Balance Sheets.

Electricity supply contract

One of our subsidiaries entered into an electricity supply contract wherein we committed to purchase electricity from a provider over a five-year period ending December 2019. In consideration for our commitment, we received certain rebates. Should this contract be terminated prior to the end of the five-year period, we will be obligated to refund to the supplier the undepreciated portion of (i) the capital investment it made to connect our facilities to the power grid (original amount approximately $1.4 million) and (ii) the unearned rebates we received (total unearned rebates of $1.2 million and $1.6 million as of December 31, 2016 and 2015, respectively), in each case using a 20% straight-line depreciation per annum.

Leases and other commitments

We lease certain equipment for the operations of our hotels under various lease agreements. The leases extend for varying periods through 2021 and contain fixed components and utility payments. In addition, several of our administrative offices are subject to leases of building facilities from third parties, which extend for varying periods through 2023 and contain fixed and variable components.

Our minimum future rents, at December 31, 2016, payable under non-cancelable operating leases with third parties and related parties were as follows ($ in thousands):

2017	$1,003
2018	807
2019	647
2020	547
2021	475
Thereafter	625

Total	$4,104

Rental expense under non-cancelable operating leases, including contingent leases, consisted of $2.1 million, $1.9 million, and $2.7 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Note 9. Ordinary shares

As of December 31, 2016 and 2015, our ordinary share capital consisted of 60,249,330 ordinary shares outstanding, which have a par value of $0.01 each. All ordinary shares have the same voting and economic rights. The difference between the fair value of our ordinary shares of $7.00 and the cash paid of $8.00 has been presented as a capital contribution.

The holders of our ordinary shares are entitled to receive dividends or distributions out of funds legally available, at the discretion of our shareholders at our General Meeting, subject to a proposal from our board of directors. They are also subject to any preferential dividend rights of outstanding Preferred Shares and are entitled to one vote per share at meetings of Playa. Upon the liquidation, dissolution, or winding up of Playa, the holders of ordinary shares will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Shares. Holders of ordinary shares have no redemption or conversion rights.

On June 11, 2014, we retired all 3,473,689 of our ordinary shares held by Bancaja Participaciones, S.L., for an aggregate cash purchase price of $17.8 million.

On August 1, 2014, we retired 1,028,991 of our ordinary shares held by Marathon Playa (BEL) SPRL, for an aggregate cash purchase price of $5.3 million.

Note 10. Preferred Shares

Holders of our Preferred Shares are entitled to preferred cumulative dividends of 12% per annum compounded quarterly, which changed from 10% on August 9, 2015, with such dividends to be exclusively paid in kind with additional Preferred Shares. The Preferred Shares are convertible at the option of the holders into our ordinary shares on the basis of one ordinary share for every Preferred Share held (at $8.40 each, as adjusted for share issuances, share dividends, share splits, Non-cash PIK Dividends, combinations, reorganizations, or otherwise). The holders of the Preferred Shares are entitled to “as converted” voting rights. For purposes of the conversion, all accrued and unpaid Non-cash PIK Dividends accumulated thereon are deemed to have been paid in Preferred Shares. Conversion may occur at any time up to an initial public offering of Playa. If the Preferred Shares have not been previously converted or redeemed, they can be redeemed at the option of the holder on or after August 15, 2021 at $8.40 each plus any accrued and unpaid dividends accumulated thereon. A portion of the Preferred Shares may also be redeemed at the election of the holders in connection with any equity offering made by us. In addition, we became entitled to redeem all of the Preferred Shares at any time beginning on August 13, 2015.

Preferred Shares Non-cash PIK Dividends are accumulated on a quarterly basis until the shares are converted or redeemed, subject to distributable profits. The accumulated Preferred Shares’ Non-cash PIK Dividends are recorded as reduction of paid-in capital.

The Preferred Shares and Preferred Shares’ accumulated Non-cash PIK Dividends have been classified as temporary equity and recorded as cumulative redeemable preferred shares in the Consolidated Balance Sheets; the holder has the option to convert them into ordinary shares in accordance with the articles of association, or receive cash on August 15, 2021.

The Preferred Shares carry certain liquidation preferences in the event of liquidation of Playa. In the event of a liquidation, dissolution or winding up of Playa, the assets remaining after payment of all of our debts (including any liquidation expenses) are to be distributed (i) first to the holders, if any, of Preferred Shares, an amount equal to the greater of (a) the nominal value of the Preferred Shares (to the extent paid-up) plus accrued and unpaid dividends accumulated thereon and (b) the amount the holders of Preferred Shares would receive if such shares plus any unpaid dividends accumulated thereon were converted into ordinary shares prior to such liquidation distribution, and (ii) second, the balance remaining to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares.

On October 14, 2016, we redeemed 4,227,100 of our outstanding Preferred Shares at $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends.

Preferred Shares are as follows ($ in thousands):

	As of December 31,
	2016	2015
Face value	$239,492	$275,000
Non-cash PIK Dividends	106,459	77,275

Net value of Preferred Shares	$345,951	$352,275

Note 11. Debt

Debt consists of the following ($ in thousands):

	As of December 31,
	2016	2015
Debt Obligations
Term Loan—4.00%	$362,813	$366,562
Revolving Credit Facility	—	50,000
Senior Notes due 2020—8.00%	475,000	425,000

Total Debt Obligations	837,813	841,562

Unamortized (discount) premium
Discount on Term Loan	(811)	(1,102)
Premium on Senior Notes due 2020	4,123	4,494

Total unamortized (discount) premium	3,312	3,392

Unamortized debt issuance costs:
Term Loan	(5,065)	(7,018)
Senior Notes due 2020	(7,743)	(9,498)

Total unamortized debt issuance costs	(12,808)	(16,516)

Total Debt	$828,317	$828,438

Aggregate debt maturities as of December 31, 2016 for the future annual periods through December 31, 2020 are as follows ($ in thousands):

As of December 31, 2016
December 31,
2017	$3,750
2018	3,750
2019	355,313
2020	475,000

Total	837,813

Senior Secured Credit Facility

Playa Resorts Holding B.V., a subsidiary of ours, holds a senior secured credit facility (“Senior Secured Credit Facility”), which consists of a term loan facility (“Term Loan”) which matures on August 9, 2019 and a revolving credit facility (“Revolving Credit Facility”) which matures on August 9, 2018.

Revolving Credit Facility

Our Revolving Credit Facility permits us to borrow up to a maximum aggregate principal amount of $50.0 million, matures on August 9, 2018 and bears interest at variable interest rates that are either LIBOR-based or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial Term Loan rates with varying spreads for each. We are required to pay a commitment fee of 0.5% per annum on the daily undrawn balance. As of December 31, 2016, there was a $0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $50.0 million. As of December 31, 2015, there was a $50.0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $0 million.

Term Loan

We borrowed $375.0 million under our Term Loan. Unamortized debt issuance costs of $6.0 million after the re-pricing (as discussed below) were carried over to the amended Term Loan.

Prior to February 26, 2014, our Term Loan bore interest at a rate per annum equal to LIBOR plus 3.75% (where the applicable LIBOR rate had a 1.0% floor) and interest was payable quarterly in cash in arrears on the last day of the interest period, beginning on November 8, 2013. At our option an alternate base rate derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each may be used. Our LIBOR-based rates can be tied to one, three or six month LIBOR periods, at our option, upon completion of each interest period.

On February 26, 2014, we re-priced our Term Loan. The amended Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), which results in a reduction of 0.75% from the original Term Loan, and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate). Additional debt issuance costs of $3.7 million are being accreted on an effective interest basis over the term of the loan. As a result of this transaction we recognized a modification of debt expenses of $0.9 million.

The unamortized debt issuance costs are being accreted on an effective interest basis over its term.

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $375.0 million original principal amount (approximately $0.9 million) on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on August 9, 2019.

Senior Notes due 2020

We have issued 8.0% senior notes due August 15, 2020 (the “Senior Notes due 2020”) in an aggregate principal amount of $475.0 million. The Senior Notes due 2020 bear interest at a rate of 8.0% per annum payable semi-annually in cash in arrears on February 15 and August 15 of each year. The face amount of the Senior Notes due 2020 is due and payable at maturity on August 15, 2020.

At any time before August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (if any) thereon, plus a make-whole premium. The amount of any make-whole premium is partially based, on the yield of U.S. Treasury securities with a comparable maturity at the date of redemption. In addition, at any time before August 15, 2016, we were able to redeem up to 35.0% of the Senior Notes due 2020 at 108.0% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (if any) thereon with net proceeds we receive from certain equity offerings.

As of December 31, 2016, we did not redeem any of the Senior Notes due 2020. At any time on or after August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at the applicable redemption prices set forth below, if redeemed during the twelve-month period beginning on August 15th of the years indicated below:

Year	Redemption Price
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

The Senior Notes due 2020 are senior unsecured obligations of Playa Resorts Holding B.V. and rank equally with other senior unsecured indebtedness of Playa Resorts Holding B.V. The Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility.

On February 14, 2014, we issued an additional $75.0 million of Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $375.0 million. The additional notes were priced at 105.5% of their principal amount. Additional debt issuance premium of $4.1 million and debt issuance costs of $2.3 million are being accreted on an effective interest basis over the term of the notes.

On May 11, 2015, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $425.0 million. The additional notes were priced at 103% of their principal amount. Additional debt issuance premium of $1.5 million and debt issuance costs of $0.6 million are being accreted on an effective interest basis over the term of the notes.

On October 4, 2016, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $475.0 million. The additional notes were priced at 101% of their principal amount. Additional debt issuance premium of $0.5 million is being accreted on an effective interest basis over the term of the notes and additional debt issuance costs of less than $0.1 million were immediately expensed.

Total unamortized debt issuance costs are being accreted on an effective interest basis over the term of the notes.

Debt Covenants

Our Senior Secured Credit Facility and the Senior Notes due 2020 contain a number of affirmative and restrictive covenants, including limitations on our ability to: place liens on our direct or indirect subsidiaries’ assets; incur additional debt; merge, consolidate or dissolve; sell assets; engage in transactions with affiliates; change our direct or indirect subsidiaries’ fiscal year or organizational documents; pay cash dividends and make restricted payments.

Our Senior Secured Credit Facility also requires us to meet leverage ratio and interest coverage ratio financial covenants in each case measured quarterly as defined in our Senior Secured Credit Facility. We were in compliance with all financial covenants as of December 31, 2016 and 2015.

Note 12. Employee benefit plan

In accordance with labor law regulations in Mexico, certain employees are legally entitled to receive severance that is commensurate with the tenure they had with us at the time of termination. Liabilities are calculated using actuarial valuations by applying the “projected unit credit method.” Valuations were performed as of December 31, 2016 and 2015 based on the EMSSAH-09 and EMSSAM-09 mortality tables, applying a discount rate of 7.9% and 6.7% for December 31, 2016 and 2015, respectively, and a salary increase of 4.8% and 4.8% for December 31, 2016 and 2015, respectively, and estimated personnel turnover and disability. Liabilities are recognized as other liabilities in the Consolidated Balance Sheets. Actuarial gains and losses are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following table sets forth our benefit obligation, funded status and accumulated benefit obligation ($ in thousands):

	As of December 31,
	2016	2015
Change in benefit obligation
Balance at beginning of period	$3,913	$4,093
Service cost	674	707
Interest cost	247	259
Actuarial (gain) loss	(371)	(289)
Effect of foreign exchange rates	(710)	(635)
Curtailment	(5)	(7)
Benefits paid	(192)	(215)

Balance at end of period	$3,556	$3,913

Underfunded status	$(3,556)	$(3,913)

Accumulated benefit obligation	$(2,439)	$(2,123)

There were no plan assets as of December 31, 2016 and 2015. Contributions are paid only to the extent benefits are paid. The net underfunded status of the plan as of December 31, 2016 and 2015 was $3.6 million and $3.9 million, respectively, which is recorded in other liabilities in the Consolidated Balance Sheets.

The following table presents the components of net periodic benefit cost ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Service cost	$674	$707	$277
Interest cost	247	259	346
Effect of foreign exchange rates	(710)	(1,177)	—
Amortization of prior service cost	2	5	58
Amortization of (gain) loss	(11)	(7)	34
Compensation-non-retirement post employment benefits	48	(40)	2,544
Settlement gain	—	(261)	—
Curtailment gain	(5)	(7)	(1,174)

Net periodic benefit (gain) cost	$245	$(521)	$2,085

The weighted average assumptions used to determine the benefit obligation as of December 31, 2016 and 2015 and the net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014 were as follows:

	As of December 31,
	2016	2015	2014
Discount rate	7.90%	6.71%	7.00%
Rate of compensation increase	4.79%	4.79%	4.79%

The following table represents our expected plan payments for the next five years and thereafter ($ in thousands):

2017	343
2018	341
2019	348
2020	366
2021	395
Thereafter	2,809

Total	$4,602

Note 13. Other balance sheet items

Trade and other receivables, net

The following summarizes the balances of trade and other receivables, net as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Gross trade and other receivables	$49,942	$44,366
Allowance for doubtful accounts	(1,061)	(1,017)

Total trade and other receivables, net	$48,881	$43,349

Financial instruments that are subject to credit risk consist primarily of trade accounts receivable. Trade accounts receivable are generated from sales of services to customers in the United States, Canada, Europe, Latin America and Asia. Our policy is to mitigate this risk by granting a credit limit to each client depending on the client’s volume and credit quality. In order to increase the initially established credit limit, approval is required from the credit manager. Each hotel periodically reviews the age of the clients’ balances and the balances which may be of doubtful recoverability.

We do not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when we become aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. We also consider broader factors in evaluating the sufficiency of our allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events and historical experience.

The gross carrying amount of the trade and other receivables balance is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. The allowance is based on historical loss experience, specific risks identified in collection matters, and analysis of past due balances identified in the aging detail. Our allowance for doubtful accounts as of December 31, 2016 and 2015 was approximately $1.1 million, $1.0 million, respectively. We have not experienced any significant write-offs to our accounts receivable.

The change in the allowance for doubtful accounts for the years ended December 31, 2016 and 2015 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Trade receivables allowance for the year ended
December 31, 2016	$(1,017)	$(545)	$501	$(1,061)
December 31, 2015	$(682)	$(938)	$603	$(1,017)
December 31, 2014	$(412)	$(714)	$444	$(682)

Prepayments and other assets

The following summarizes the balances of prepayments and other assets as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Advances to suppliers	$5,769	$6,058
Prepaid income taxes	2,759	5,210
Prepaid other taxes(1)	15,343	34,247
Other Assets	4,762	7,160

Total prepayments and other assets	$28,633	$52,675

(1)	Includes recoverable value-added tax and general consumption tax accumulated by our Mexico and Jamaica entities during remodeling respectively.

Goodwill

The gross carrying values and accumulated impairment losses of goodwill as of December 31, 2016 and 2015 are as follows ($ in thousands):

	As of December 31,
	2016	2015
Gross carrying value	$51,731	$51,731
Accumulated impairment loss	—	—

Carrying Value	$51,731	$51,731

Other intangible assets

The summary of other intangible assets as of December 31, 2016 and 2015 consisted of the following ($ in thousands):

	As of December 31,		Weighted average useful life
	2016	2015
Strategic Alliance	$3,748	$3,616
Licenses	987	981
Other	2,196	1,847

Acquisition Cost	6,931	6,444

Strategic Alliance	(3,472)	(2,978)
Other	(1,484)	(961)

Accumulated Amortization	(4,956)	(3,939)

Strategic Alliance	276	638	3 years
Licenses	987	981
Other	712	886	3 years

Carrying Value	$1,975	$2,505

Amortization expense for intangibles was $1.0 million, $1.1 million and $1.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. Our licenses have indefinite lives. Accordingly, there is no associated amortization expense or accumulated amortization. At December 31, 2016 and 2015 such indefinite lived assets totaled $1.0 million.

Amortization expense relating to intangible assets with finite lives for the years ending December 31, 2017 to 2021 is expected to be as follows ($ in thousands):

2017	$664
2018	174
2019	111
2020	34
2021	5

Total	$988

Trade and other payables

The following summarizes the balances of trade and other payables as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Trade payables	$21,229	$26,299
Advance deposits	41,621	54,161
Withholding and other taxes payable	27,432	24,052
Accrued professional services	19,566	12,104
Interest payable	16,151	14,828
Payroll and related accruals	12,963	10,181
Other payables	6,080	10,410

Total trade and other payables	$145,042	$152,035

Other liabilities

The following summarizes the balances of other liabilities as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Tax contingencies	$2,969	$3,569
Pension obligations	3,556	3,913
Casino loan and license	1,027	1,149
Other	1,445	1,419

Total other liabilities	$8,997	$10,050

Note 14. Segment information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. Our operating segments meet the aggregation criteria and thus, we report three separate segments by geography: (i) Yucatán Peninsula, (ii) Pacific Coast and (iii) Caribbean Basin.

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom represent our chief operating decision maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources. We did not provide a reconciliation of reportable segments’ assets to our consolidated assets as this information is not reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

The performance of our operating segments is evaluated primarily on adjusted earnings before interest expense, income tax benefit (provision), and depreciation and amortization expense (“Adjusted EBITDA”), which should not be considered an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. We define Adjusted EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) other expense (income), net; (b) impairment loss, (c) management termination fees, (d) pre-opening expenses; (e) transaction expenses; (f) severance expenses; (g) other tax expense, (h) Jamaica delayed opening expenses, and (i) insurance proceeds.

There are limitations to using financial measures such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business and investors should carefully consider our U.S. GAAP results presented in our Consolidated Financial Statements.

The following tables present segment net revenue and a reconciliation to gross revenue and segment Adjusted EBITDA and a reconciliation to net income ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Revenue:
Yucatàn Peninsula	$248,958	$204,294	$206,076
Pacific Coast	75,340	26,588	37,290
Caribbean Basin	184,709	168,311	115,094

Segment net revenue(1)	509,007	399,193	358,460
Other	32	131	314
Tips	12,452	9,021	8,463

Total gross revenue	$521,491	$408,345	$367,237

(1)	Net revenue represents total gross revenue less compulsory tips paid to employees and other miscellaneous revenue not derived from segment operations.

	Year Ended December 31,
	2016	2015	2014
Adjusted EBITDA:
Yucatàn Peninsula	$108,946	$82,466	$66,493
Pacific Coast	25,851	8,248	9,877
Caribbean Basin	50,465	35,634	31,353

Segment Adjusted EBITDA	185,262	126,348	107,723
Other corporate—unallocated	(30,593)	(24,667)	(17,890)

Total consolidated Adjusted EBITDA	154,669	101,681	89,833

Less:
Other expense, net	5,819	2,128	10,777
Impairment loss	—	—	7,285
Management termination fees	—	—	340
Pre-opening expenses(1)	—	4,105	12,880
Transaction expenses	16,538	5,353	12,347
Severance expenses	—	—	2,914
Other tax expense	675	1,949	1,190
Jamaica delayed opening	—	(1,458)	2,269
Insurance proceeds(2)	(348)	(14,286)	—
Add:
Interest expense	(54,793)	(49,836)	(41,210)
Depreciation and amortization	(52,744)	(46,098)	(65,873)

Net income (loss) before tax	24,448	7,956	(67,252)

Income tax benefit (expense)	(4,232)	1,755	29,036

Net income (loss)	$20,216	$9,711	$(38,216)

(1)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(2)	Insurance proceeds for the year ended December 31, 2016 represents miscellaneous small property damage claims that are included in net income (loss). Insurance proceeds for the year ended December 31, 2015 represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. All insurance proceeds for the year ended December 31, 2014 presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) related to business interruption and were included in adjusted EBITDA.

Note 15. Quarterly financial information (unaudited)

The information for each historical period has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

The following tables set forth the historical unaudited quarterly financial data for the periods indicated ($ in thousands):

	For the three months ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total revenues	$120,121	$114,114	$127,300	$159,956
Operating income	2,466	11,242	18,884	52,468
Net (loss) income	(24,615)	(1,560)	9,854	36,537
Net (loss) income available to ordinary shareholders	$(35,127)	$(13,029)	$(1,157)	$25,853
(Losses) earnings per share—basic	$(0.70)	$(0.26)	$(0.02)	$0.28
(Losses) earnings per share—diluted	$(0.70)	$(0.26)	$(0.02)	$0.28

	For the three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total revenues	$107,089	$86,366	$97,694	$117,196
Operating income	4,297	10,326	12,611	32,686
Net (loss) income	(13,143)	(1,437)	2,789	21,502
Net (loss) income available to ordinary shareholders	$(23,625)	$(11,558)	$(6,896)	$12,133
(Losses) earnings per share—basic	$(0.47)	$(0.23)	$(0.14)	$0.14
(Losses) earnings per share—diluted	$(0.47)	$(0.23)	$(0.14)	$0.14

Note 16. Subsequent events

For our Consolidated Financial Statements as of December 31, 2016, we evaluated subsequent events through March 14, 2017, which is the date the financial statements were issued.

Transaction Agreement

On February 6, 2017, we amended our Transaction Agreement between Pace, Holdco and New Pace, the effect of which clarified the original terms and updated the closing date so that the transaction will not close prior to March 10, 2017.

S-4 Registration Statement

On February 10, 2017, the second amendment to the Porto Holdco B.V. form S-4 registration statement, which disclosed the details surrounding the Transaction Agreement discussed in Note 1, was declared effective.

Transaction Closing

On March 11, 2017, we finalized the series of transactions described in the Transaction Agreement to effect a reverse merger into Playa Hotels & Resorts N.V., which will be accounted for as a recapitalization, with no step-up in basis of our assets and liabilities and no new intangible assets or goodwill resulting. On March 13, 2017, Playa Hotels & Resorts N.V. began trading on the NASDAQ exchange under the ticker “PLYA.”

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Balance Sheet

($ in thousands)

	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$10	$1
Intercompany receivables from subsidiaries	—	4,666
Prepayments and other assets	84	80
Investment in subsidiaries	577,354	559,389

Total assets	$577,448	$564,136

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$1,740	$1,603
Intercompany payables to subsidiaries	59,154	16,543

Total liabilities	60,894	18,146

Cumulative redeemable preferred shares	345,951	352,275
Total shareholders’ equity	170,603	193,715

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$577,448	$564,136

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Statement of Operations

($ in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Revenue	$1,085	$7,352	$3,770
Selling, general and administrative expenses	(315)	(3,351)	(11,102)

Operating income (loss)	770	4,001	(7,332)

Other income	12,016	—	—
Interest income	127	152	152
Interest expense	(1,597)	(812)	(576)

Net income (loss) before equity in net loss of subsidiaries	11,316	3,341	(7,756)

Equity in net income (loss) of subsidiaries	8,900	6,370	(30,460)

Net income (loss)	$20,216	$9,711	$(38,216)

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	(39,657)	(35,991)

Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Statement of Cash Flows

($ in thousands)

	For the Year Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$4,562	$(13)	$4,116

INVESTING ACTIVITIES:
Investment in Subsidiaries	—	—	(12,000)

Net cash used in investing activities	—	—	(12,000)

FINANCING ACTIVITIES:
Proceeds from issuance of intercompany loans	—	—	11,500
Repayment of intercompany loans	(4,000)	—	—
Redemption of cumulative redeemable preferred shares and payment of accrued dividends	(553)	—	—
Payment to retire ordinary shares	—	—	(23,108)

Net cash used in financing activities	(4,553)	—	(11,608)

CHANGE IN CASH AND CASH EQUIVALENTS	9	(13)	(19,492)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$1	$14	$19,506

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$10	$1	$14

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES
Settlement of intercompany loan receivables	$3,000	$—	$—
Settlement of intercompany loan payables	$(3,641)	$—	$—
Issuance of intercompany loans	$49,447	$—	$—
Redemption of cumulative redeemable preferred shares and payment of accrued dividends	$(49,447)	$—	$—
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$—	$3,612	$5,863
Non-cash PIK Dividends	$43,676	$36,045	$30,128

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Notes to Condensed Financial Statements

1. Background and basis of presentation

Playa Hotels & Resorts B.V. (the “Company”) was incorporated as a private limited liability company in the Netherlands on March 28, 2013.

Concurrent with the Formation Transactions (as defined in Note 1 of the Company’s Consolidated Financial Statements included elsewhere in this filing), Playa Hotels & Resorts B.V. (“Playa”) or (the “Company”) became the parent company (holding) of the Company’s portfolio through its only and wholly-owned subsidiary Playa Resorts Holding B.V. When presenting parent company financial statements (our “Condensed Financial Statements”), the Company accounts for its investment in subsidiaries using the equity method of accounting.

These Condensed Financial Statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Playa Resorts Holding B.V. and its subsidiaries exceed 25% of the consolidated net assets of the Company and its subsidiaries. This information should be read in conjunction with the Company’s Consolidated Financial Statements included elsewhere in this filing.

2. Restricted net assets of subsidiaries

Certain of the Company’s subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets the Company’s subsidiaries held at December 31, 2016 and 2015 was approximately $577.4 million and $559.4 million, respectively. Such restrictions are on net assets of Playa Resorts Holding B.V. and its subsidiaries.

3. Transactions with related parties

Loan Receivable

On August 18, 2014, the Company entered into a $3.0 million short-term loan with BD Real Resorts S. de R.L. de C.V., due August 18, 2015. The loan bore 5.0% interest.

On August 18, 2015, the Company entered into a $3.0 million short-term loan with BD Real Resorts S. de R.L. de C.V., due August 18, 2016. The loan bore 5.0% interest and was settled at maturity.

Loan Payable

On August 13, 2014, the Company entered into a $3.6 million short-term loan with Playa H&R Holdings B.V., due August 13, 2015. The loan bore 5.0% interest payable at maturity.

On August 13, 2015, the Company entered into a $3.6 million short-term loan with Playa H&R Holdings B.V., due August 13, 2016. The loan bears 5.0% interest and was settled at maturity.

On May 30, 2014, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2015. The loan bore 5.0% interest payable at maturity.

On May 29, 2015, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2016. The loan bears 5.0% interest payable at maturity.

On May 29, 2016, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2017. The loan bears 5.0% interest payable at maturity. On December 12, 2016, the Company made a $4.0 million principal payment resulting in an outstanding balance of $7.5 million as of December 31, 2016.

On October 14, 2016, the Company entered into a $49.4 million loan with Playa Resorts Holding B.V., due October 14, 2021. The loan bears 8.25% interest payable at maturity.

4. Commitments, contingencies, preferred shares and long-term obligations

The legal entity has guaranteed liabilities of certain consolidated group companies, as meant in article 2:403 of the Netherlands Civil Code. The legal entity is therefore jointly and severally liable for the liabilities arising from the legal acts of those group companies. The Company and its subsidiaries are involved in certain litigation and claims, including claims and assessments with taxing authorities, which are incidental to the conduct of its business.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

During 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses for 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at December 31, 2016 that is recorded in trade and other payables of the Condensed Balance Sheet.

For a discussion of the preferred shares of the Company and the commitments and contingencies and long-term obligations of the subsidiaries of the Company, see Note 10, Note 8 and Note 11, respectively, of the Company’s Consolidated Financial Statements included elsewhere in this filing.

5. Dividends from subsidiaries

The Company received $1.1 million, $7.4 million, and $10.0 million cash dividends for the periods ended December 31, 2016, 2015, and 2014 respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pace Holdings Corp.:

We have audited the accompanying consolidated balance sheets of Pace Holdings Corp. as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2016 and the period from June 3, 2015 (inception) to December 31, 2015, and the related notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pace Holdings Corp. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and period from June 3, 2015 (inception) to December 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has current liabilities in excess of cash on hand and its lack of resources to pay the current liabilities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements and related notes to the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Fort Worth, Texas

March 3, 2017

Pace Holdings Corp.

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash	$144,046	$1,117,746
Prepaid expenses	126,916	152,339

Total current assets	270,962	1,270,085
Investments held in Trust Account	450,898,287	450,000,000

Total assets	$451,169,249	$451,270,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees and other expenses	$3,819,883	$52,010
Notes payable- related party	250,000	—
Accrued offering costs	—	565,804

Total current liabilities	4,069,883	617,814
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	19,819,883	16,367,814
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 42,634,936 and 42,990,227 shares at December 31, 2016 and 2015, respectively, at a redemption value of $10.00 per share	426,349,360	429,902,270
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 2,365,064 shares issued and outstanding (excluding 42,634,936 shares subject to possible redemption) at December 31, 2016, and 2,009,773 shares issued and outstanding (excluding 42,990,227 shares subject to possible redemption) at December 31, 2015	237	201
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	8,810,276	5,257,402
Accumulated deficit	(3,811,632)	(258,727)

Total shareholders’ equity	5,000,006	5,000,001
Total liabilities and shareholders’ equity	$451,169,249	$451,270,085

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Consolidated Statements of Operations

	For the Year Ended December 31, 2016	For the Period from June 3, 2015 (inception) to December 31, 2015
Revenue	$—	$—
Professional fees and other expenses	4,451,192	192,622
Organizational costs	—	66,105

Loss from operations	(4,451,192)	(258,727)
Interest income	898,287	—

Net loss attributable to ordinary shares	$(3,552,905)	$(258,727)

Net loss per ordinary share:
Basic and diluted	$(0.27)	$(0.04)

Weighted average ordinary shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	13,290,649	6,228,213

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Consolidated Statement of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid - In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Class F ordinary shares on June 30, 2015 to Sponsor at $0.002 per share	—	$—	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Capitalization of Class F ordinary shares on September 10, 2015	—	—	—	—	1,437,500	144	(144)	—	—
Proceeds from initial public offering of Units on September 16, 2015 at $10.00 per Unit	—	—	45,000,000	4,500	—	—	449,995,500	—	450,000,000
Sale of 22,000,000 Private Placement Warrants to Sponsor on September 16, 2015 at $0.50 per Private Placement Warrant	—	—	—	—	—	—	11,000,000	—	11,000,000
Underwriters discounts	—	—	—	—	—	—	(9,000,000)	—	(9,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	(1,114,002)	—	(1,114,002)
Deferred underwriting compensation	—	—	—	—	—	—	(15,750,000)	—	(15,750,000)
Class F ordinary shares forfeited by Sponsor on October 25, 2015	—	—	—	—	(250,000)	(25)	25	—	—
Class A ordinary shares subject to possible redemption; 42,990,227 shares at a redemption value of $10.00 per share	—	—	(42,990,227)	(4,299)	—	—	(429,897,971)	—	(429,902,270)
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(258,727)	(258,727)

Balance at December 31, 2015	—	$—	2,009,773	$201	11,250,000	$1,125	$5,257,402	$(258,727)	$5,000,001

Change in shares subject to possible redemption	—	—	355,291	36	—	—	3,552,874	—	3,552,910
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(3,552,905)	(3,552,905)

Balance at December 31, 2016	—	$—	2,365,064	$237	11,250,000	$1,125	$8,810,276	$(3,811,632)	$5,000,006

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2016	For the Period from June 3, 2015 (inception) to December 31, 2015
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(3,552,905)	$(258,727)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	25,423	(152,339)
Accrued professional fees and other expenses	3,767,873	52,010
Accrued formation costs	(565,804)	—
Interest on investments held in Trust Account	(898,287)	—

Net cash used in operating activities	(1,223,700)	(359,056)
Cash flows from investing activities:
Proceeds deposited into Trust Account	—	(450,000,000)

Net cash used in investing activities	—	(450,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	—	450,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	—	11,000,000
Proceeds of notes payable from Sponsor	250,000	300,000
Payment of underwriters discounts	—	(9,000,000)
Payment of accrued offering costs	—	(548,198)
Repayment of notes payable from Sponsor	—	(300,000)

Net cash provided by financing activities	250,000	451,476,802
Net change in cash	(973,700)	1,117,746
Cash at beginning of period	1,117,746	—

Cash at end of period	$144,046	$1,117,746

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$15,750,000	$15,750,000
Accrued offering costs	$—	$565,804

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Notes to Consolidated Financial Statements

1. Organization and Business Operations

Organization and General

Pace Holdings Corp. (the “Company”) was incorporated in the Cayman Islands on June 3, 2015 under the name Paceline Holdings Corp. The Company changed its name to Pace Holdings Corp. on August 7, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPACE Sponsor Corp., a Cayman Islands exempted company (the “Sponsor”).

On December 9, 2016, the Company formed Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”), in contemplation of a business combination. Holdco is a wholly owned subsidiary of the Company. New Pace is a wholly owned subsidiary of Holdco.

On December 13, 2016, the Company, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”), entered into a Transaction Agreement (as amended on February 6, 2017 and as it may be further amended from time to time, the “Transaction Agreement”), providing for a business combination involving the Company and Playa (the “Business Combination”). The corporate form of Holdco will be converted to a Dutch public limited liability company prior to consummation of the Business Combination. Upon the terms and subject to the conditions of the Transaction Agreement, the Company and Playa have agreed to effect a transaction that would replicate the economics of a merger of the Company and Playa.

The Transaction Agreement and the transactions contemplated thereby (the “Transactions”) were unanimously approved by the Board of Directors of the Company on December 12, 2016.

On December 19, 2016, Holdco filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) in connection with the Proposed Business Combination. The Form S-4 and subsequent amendments thereof constitutes a prospectus of Holdco and includes a proxy statement of the Company. On February 10, 2017, the Form S-4 was declared effective by the SEC. On February 13, 2017, the Company filed with the United States Securities and Exchange Commission (the “SEC”) a Definitive Proxy Statement on Schedule 14A relating to the Transactions.

In connection with the execution of the Transaction Agreement, the Company entered into subscription agreements with certain investors, including affiliates and certain members of the Company’s management, pursuant to which such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, newly issued Class A Shares for gross proceeds of approximately $50,000,000 at the time of the Business Combination.

All activity for the period from June 3, 2015 (“Inception”) through December 31, 2016 relates to the Company’s formation and initial public offering of units consisting of the Company’s Class A ordinary shares and warrants to purchase Class A ordinary shares (the “Public Offering”) and the identification, evaluation and undertaking of a Business Combination. The Company will not generate any operating revenues until after completion of a Business Combination at the earliest. The Company has selected December 31st as its fiscal year end.

Going Concern

If the Company does not complete an initial Business Combination within 24 months of September 16, 2015 (the “Close Date”), the Company will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem all of the Class A ordinary shares issued as part of the units in the Public Offering (“Public Shares”) at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”), including interest, net of taxes (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution, including Trust Account assets, will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination within 24 months of the Close Date, there will be no redemption rights or liquidating distributions with respect to warrants to purchase the Company’s Class A ordinary shares, which will expire worthless. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

In addition, at December 31, 2016, the Company had cash on hand of $144,046 and current liabilities of $4,069,883 largely due to amounts owed to professionals, consultants, advisors and others who are working on completing a Business Combination. Such work is continuing after December 31, 2016 and amounts are continuing to accrue. The Company’s ability to continue as a going concern is dependent upon its ability to consummate a Business Combination or obtain additional funds. On March 1, 2017, the Company’s shareholders voted to, among other things, adopt the Transaction Agreement and approve the Transactions. The Transactions are subject to certain conditions and are not expected to close before March 10, 2017 unless the parties agree otherwise. There can be no assurance that the Transactions will close. Management’s options for obtaining additional working capital include potentially requesting loans from the Sponsor or affiliates of the Sponsor, or certain of the Company’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that the Company will be able to raise such funds. The uncertainty regarding the lack of resources to pay the above noted liabilities raises substantial doubt about the Company’s ability to continue as a going concern.

The accompanying Consolidated Financial Statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 10, 2015. The Public Offering closed on September 16, 2015 (the “Close Date”). The Company’s Sponsor purchased $11,000,000 of warrants in a private placement at the Close Date.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering and $11,000,000 private placement (see Note 3). At the Close Date, $450,000,000 of the proceeds from the Public Offering and private placement were deposited in the Trust Account. At December 31, 2016, all Trust Account funds were invested in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Money Market Investments”).

At the Close Date, the Company held proceeds from the Public Offering and private placement outside the Trust Account of $11,000,000, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable from the Sponsor. The balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Trust Account

On January 4, 2016, funds held in the Trust Account were invested in Money Market Investments.

Trust Account funds will not be removed except for the withdrawal of a portion of interest income to be utilized to pay taxes, if any, until the earliest of (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months after the Close Date, or (iii) the redemption of all of the Company’s Public Shares if it is unable to complete a Business Combination within 24 months after the Close Date, subject to applicable law.

Business Combination

The Company has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with, or acquisition of, one or more target businesses that together have a fair market equal to at least 80% of the balance of the Trust Account, net of any deferred underwriting discounts and taxes payable on earned interest, at the date a definitive agreement to proceed with a Business Combination is signed. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to consummation of the Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by NASDAQ rules or otherwise required by law. If the Company seeks shareholder approval, it will complete a Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets, or total shareholder’s equity, to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and related Business Combination, and would resume its search for an alternate Target Business with which to undertake a Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has 24 months from the Close Date to complete a Business Combination. If the Company does not complete a Business Combination within this time period, it shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s four independent directors (collectively, the “Initial Shareholders”) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months after the Close Date. However, if the Initial Shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within 24 months after the Close Date.

If the Company fails to complete a Business Combination within 24 months after the Close Date, the resulting redemption of the Company’s Class A ordinary shares will reduce the book value per share for the Class F ordinary shares held by the Initial Shareholders, who would be the only remaining shareholders after such a redemption.

If the Company completes a Business Combination within 24 months after the Close Date, funds in the Trust Account will be used to pay for the Business Combination, redemptions of Class A ordinary shares, if any, the deferred underwriting compensation of $15,750,000 and accrued expenses related to the Business Combination. Any funds remaining will be made available to the Company to provide working capital to finance the Company’s business operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2016 and 2015, and the results of operations and cash flows for the periods presented.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Reclassification

Certain amounts in the financial statements at December 31, 2015 have been reclassified to conform to the presentation of financial information at December 31, 2016. These reclassifications have no effect on results as previously reported.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the balance sheets due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Redeemable Ordinary Shares

All 45,000,000 Class A ordinary shares sold as part of the units in the Public Offering contain a redemption feature as discussed in Note 1. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at December 31, 2016 and 2015, 42,634,936 and 42,990,227, respectively, of the Company’s 45,000,000 Class A ordinary shares were classified outside of permanent equity.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had outstanding warrants for the purchase of up to 22,333,333 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net loss per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

Use of Estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $1,114,002, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $24,750,000, were charged to additional paid-in capital at the Close Date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes for the Company are not reflected in the Company’s Consolidated Financial Statements.

Certain costs relating to the incorporation a subsidiary of the Company are deductible for income tax purposes in the Netherlands, and resulted in the generation of a deferred tax asset of $11,922 that was offset by a valuation allowance. An effective tax rate of 25% was utilized to compute the deferred tax asset.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s Consolidated Financial Statements.

3. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value, and one redeemable Class A ordinary share purchase warrant (“Warrant”). The Company has agreed to use its best efforts to file a registration statement, and cause such registration statement to become effective under the Securities Act, covering the Class A ordinary shares underlying the Warrants following the completion of a Business Combination. Each Warrant entitles the holder to purchase one-third of one Class A ordinary share for one-third of $11.50 per one-third share. Warrants may be exercised only for a whole number of ordinary shares; no fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number the number of Class A ordinary shares to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of a Business Combination or 12 months from the Close Date, and will expire after the earlier of five years after the completion of a Business Combination, or upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to a holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount is recorded as deferred underwriter compensation at the Company’s balance sheet.

4. Related Party Transactions

Founder Shares

On June 30, 2015, the Sponsor purchased 10,062,500 Class F ordinary shares for $25,000, or approximately $0.002 per share. On September 4, 2015, the Sponsor transferred 35,000 Class F ordinary shares to each of the Company’s four independent directors at their original purchase price. Immediately prior to the pricing of the Public Offering, on September 10, 2015, the Company’s board of directors effected a capitalization of 1,437,500 Class F ordinary shares to the Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Class F ordinary shares (the “Founder Shares”) of which 1,500,000 shares were subject to forfeiture by the Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, our Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. Following the capitalization and forfeiture, the Sponsor held 11,090,000 Founder Shares and each of the Company’s four independent directors held 40,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that the Founder Shares are subject to certain rights and transfer restrictions, as described in further detail below, and are automatically converted into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in the Company’s amended and restated memorandum and articles of association.

The Initial Shareholders have agreed not to transfer, assign or sell any Founder Shares until the earlier of (i) one year after the completion of a Business Combination, or earlier if, subsequent to a Business Combination, the last sale price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (ii) the date at which the Company completes a liquidation, merger, stock exchange or other similar transaction after a Business Combination that results in all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

Prior to the Close Date, the Sponsor purchased 22,000,000 warrants at a price of $0.50 per warrant, or $11,000,000, in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-third of one Class A ordinary share for one-third of $11.50 per one-third share. Private Placement Warrants may not be redeemed by the Company so long as they are held by the Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the Units sold in the Public Offering. The Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If the Company does not complete a Business Combination within 24 months after the Close Date, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Class A ordinary shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company register the Private Placement Warrants and the Class A ordinary shares underlying the Private Placement Warrants and the Class F ordinary shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a Business

Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

On November 9, 2016, the Company issued an unsecured promissory note to the Sponsor that provides for the Sponsor to advance the Company up to $1,250,000 (the “Note”). The Note is non-interest bearing with all unpaid principal due and payable on the first to occur of (i) September 15, 2017, or (ii) the date on which the Company consummates a business combination. Funds in the Trust Account will not be used to repay any amounts outstanding under the Note if the Company does not complete a Business Combination. On November 18, 2016, the Company borrowed $250,000 under the Note. The outstanding balance on the Note at December 31, 2016 was $250,000.

Between Inception and the Close Date, the Sponsor loaned the Company $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On September 10, 2015, the Company entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of the Sponsor effective at the Close Date. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company. For the year ended December 31, 2016 and the period from Inception to December 31, 2015, the Company incurred expenses of $120,000 and $35,000, respectively, under this agreement.

Subscription Agreements

On December 13, 2016, the Company and Holdco entered into subscription agreements (the “PHC Subscription Agreements”) with members of the Company’s management and affiliates (collectively, the “PHC Investors”), pursuant to which the PHC Investors agreed to purchase 1,015,000 Class A ordinary shares for a purchase price of $10.00 per share, or an aggregate of $10,150,000 million, at the time of the Transactions (defined below). The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws. The PHC Subscription Agreements are conditioned on the closing of the Transactions and other customary closing conditions.

5. Cash Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On January 4, 2016, funds held in the Trust Account were invested in Money Market Investments, which are considered Level I investments under ASC 820. For the year ended December 30, 2016, the investments held in the Trust Account generated interest income of $898,287, all of which was reinvested in Money Market Investments. At December 31, 2016, the balance of funds held in the Trust Account was $450,898,287.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. At December 31, 2016 and 2015, there were 45,000,000 Class A ordinary shares issued and outstanding, of which 42,634,936 and 42,990,227 shares, respectively, were subject to possible redemption.

Class F Ordinary Shares

The Company is authorized to issue 20,000,000 Class F ordinary shares. Holders of the Company’s Class F ordinary shares are entitled to one vote for each ordinary share, plus prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. Class F ordinary shares are automatically converted to Class A ordinary shares on a one-for-one basis, subject to adjustment, at the time of a Business Combination. The Initial Shareholders, the sole holders of Class F ordinary shares, have agreed not to transfer, assign or sell any Class F ordinary shares during the Lock Up Period. On October 25, 2015, the Sponsor forfeited 250,000 Class F ordinary shares on the expiration of the remaining portion of the underwriters’ over-allotment option so that the Founder Shares would represent 20% of the total ordinary shares outstanding. At both of December 31, 2016 and 2015, there were 11,250,000 Class F ordinary shares issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors has the authority to determine the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the preferred shares of each series. The board of directors may, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A ordinary shares, and which could have anti-takeover effects. At both of December 31, 2016 and 2015, there were no shares of preferred stock issued or outstanding.

8. Quarterly Financial Information (Unaudited)

Following are the Company’s unaudited quarterly statements of operations for the period from Inception to June 30, 2015 and the quarters ended September 30, 2015 through December 31, 2016. The Company has prepared the quarterly data on a consistent basis with the audited Consolidated Financial Statements included elsewhere in this Prospectus/Offer to Exchange and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited Consolidated Financial Statements and related notes included elsewhere in this Prospectus/Offer to Exchange. These quarterly operating results are not necessarily indicative of the Company’s operating results for any future period. The financial information presented below has been prepared assuming the Company will continue as a going concern. See Note 1 for additional discussion regarding the going concern uncertainty.

	For the Three Months Ended March 31, 2016	For the Three Months Ended June 30, 2016	For the Three Months Ended September 30, 2016	For the Three Months Ended December 31, 2016
Operating expenses:
Professional fees and other expenses	$241,866	$695,792	$213,972	$3,299,562
Interest income	111,532	288,816	227,747	270,192

Net loss attributable to ordinary shares	$(130,334)	$(406,976)	$13,775	$(3,029,370)

Net loss per ordinary share:
Basic and diluted	$(0.01)	$(0.03)	$0.00	$(0.23)

Weighted average ordinary shares outstanding:
Basic and diluted	13,259,916	13,273,254	13,313,486	13,315,381

	For the Period from June 3, 2015 (inception) to June 30, 2015	For the Three Months Ended September 30, 2015	For the Three Months Ended December 31, 2015
Operating expenses:
Professional fees and other expenses	$28,500	$52,841	$111,281
Organizational costs	26,000	33,789	6,316

Net loss attributable to ordinary shares	$(54,500)	$(86,630)	$(117,597)

Net loss per ordinary share:
Basic and diluted	$(0.15)	$(0.01)	$(0.01)

Weighted average ordinary shares outstanding:
Basic and diluted	359,375	10,679,046	13,327,708

9. Subsequent Events

On January 5, 2017, the Company, received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that the Company no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended December 31, 2015. The Company had 45 calendar days from January 5, 2017 to submit a plan to regain compliance. On February 21, 2017, the Company submitted its plan to NASDAQ. If NASDAQ accepts the Company’s plan, NASDAQ may grant an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2017, to regain compliance.

Effective February 8, 2017, the Sponsor re-registered as a limited liability company under the name TPG Pace Sponsor, LLC.

On February 17, 2017, the Company as sole shareholder of Holdco made a capital contribution of 50,000 Euros to Holdco prior to the conversion of Holdco into an Dutch public limited liability company (naamloze vennootschap) (“N.V.”). The Company made the capital contribution in order to comply with Dutch law which mandates regulatory minimum capital requirements for a Dutch N.V.

On March 1, 2017, the Company held a shareholders’ meeting at which its shareholders voted to, among other things, adopt the Transaction Agreement and approve the Transactions. The Transactions are subject to certain conditions and are not expected to close before March 10, 2017 unless the parties agree otherwise. There can be no assurance that the Transactions will close. If the Transactions are not consummated, the Company will continue to review opportunities to enter into Business Combination with another target business. In such event, there can be no assurance that the Company will complete a Business Combination with any other target business.

Other than the foregoing, management has performed an evaluation of subsequent events through March 3, 2017, the date the consolidated financial statements were issued, noting no items which require adjustment or disclosure.

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of                 , 2017 by and among Playa Hotels & Resorts N.V., a Dutch public limited liability company (naamloze vennootschap) (f/k/a Porto Holdco B.V.) (the “Company”), Computershare, Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of March 10, 2017 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 65% of the outstanding Warrants as a single class;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Ordinary Shares of the Company, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, the Registered Holders of more than 65% of the outstanding Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Warrants, as described in Section 6A.2 below, for Ordinary Shares, at the exchange rate of 0.09 Ordinary Shares for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [●]1.

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

[1]	This will be the last sale price of the Company’s Ordinary Shares on the NASDAQ on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on May 22, 2017).

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2. Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

PLAYA HOTELS & RESORTS N.V.

By:

Name:
Title:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:

Name:
Title:

[Signature Page to Warrant Agreement Amendment]

Playa Hotels & Resorts N.V.

Offer to Exchange Warrants to Acquire Ordinary Shares

of

Playa Hotels & Resorts N.V.

for

Ordinary Shares of Playa Hotels & Resorts N.V.

PRELIMINARY PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Computershare Trust Company N.A.

By Mail

Computershare Trust Company, N.A.

Attn: Corporate Actions

250 Royall St

Suite V

Canton MA 02021

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 216-0459 (Toll Free)

The Dealer Manager for the Offer and the Consent Solicitation is:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Equity-Linked Liability Management

Management Group

Collect: (212) 250-5010

Toll-Free (844) 758-6740

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands.

The Registrant’s Articles of Association provide for certain indemnification rights for its (former) directors and other executive officers (each an “indemnified officer”), and the Registrant entered into indemnification agreements with each of its indemnified officers providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law.

Pursuant to the Articles of Association, the Registrant shall indemnify and hold harmless each of its indemnified officers against any financial losses, costs, fines or other damages incurred by such indemnified officer and any expense reasonably paid or incurred by or on behalf of such indemnified officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with the Registrant and/or a group company and/or his current or former service at the request of the Registrant as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law.

No indemnification shall be given to an indemnified officer under the Articles of Association:

•	if a competent court or arbitral tribunal has finally established (without the possibility for appeal) that the acts or omissions of such indemnified officer that led to the financial losses, costs, fines, damages, other expenses, suit, claim, action or legal proceedings as described above are of a nature constituting malice, gross negligence, intentional misconduct and/or serious culpability attributable to such indemnified officer;

•	to the extent that his or her financial losses, costs, fines, damages and other expenses are covered under an insurance, but only to the extent that the relevant insurer has irrevocably settled or provided reimbursement for, these financial losses, costs, fines, damages and other expenses; or

•	for proceedings brought by such indemnified officer against the Registrant or any of its subsidiaries, except for proceedings brought to enforce indemnification to which he is entitled under applicable law, insurance policies obtained by the Registrant, the Registrant’s Articles of Association, a resolution of the Registrant’s Board or an agreement between such indemnified officer and the Registrant.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The Registrant currently maintains such a policy. The description of indemnity herein is merely a summary of the provisions in the Articles of Association described above and other indemnification agreements, and such description shall not limit or alter the mentioned provisions in the Articles of Association or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-4, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

See page F-1 for an index of the financial statements included in this registration statement on Form S-4.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( § 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on May 22, 2017.

Playa Hotels & Resorts N.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Bruce D. Wardinski and Ryan Hymel, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Bruce D. Wardinski Bruce D. Wardinski	Chief Executive Officer (Principal Executive Officer) and Director	May 22, 2017

/s/ Ryan Hymel Ryan Hymel	Principal Financial Officer and Principal Accounting Officer	May 22, 2017

/s/ Paul Hackwell Paul Hackwell	Director	May 22, 2017

/s/ Daniel J. Hirsch Daniel J. Hirsch	Director	May 22, 2017

/s/ Stephen Haggerty Stephen Haggerty	Director	May 22, 2017

Signature	Title	Date

/s/ Hal Stanley Jones Hal Stanley Jones	Director	May 22, 2017

/s/ Tom Klein Tom Klein	Director	May 22, 2017

/s/ Elizabeth Lieberman Elizabeth Lieberman	Director	May 22, 2017

/s/ Stephen L. Millham Stephen L. Millham	Director	May 22, 2017

/s/ Karl Peterson Karl Peterson	Director	May 22, 2017

/s/ Arturo Sarukhan Arturo Sarukhan	Director	May 22, 2017

EXHIBIT INDEX

Exhibit No.	Description

2.1	Transaction Agreement, dated as of December 13, 2016, by and among Pace Holdings Corp., Playa Hotels & Resorts B.V., Porto Holdco B.V. and New PACE Holdings Corp. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

2.2	Amendment No. 1 to Transaction Agreement, dated as of February 6, 2017, by and among Playa Hotels & Resorts B.V., Pace Holdings Corp., Porto Holdco B.V. and New PACE Holdings Corp. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

3.1	Articles of Association of Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by the Registrant on May 8, 2017)

3.2	Board Rules for Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 3.2 to the to the Quarterly Report on Form 10-Q filed by the Registrant on May 8, 2017)

4.1	Indenture, dated as of August 9, 2013, by and among Playa Resorts Holding B.V., the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on 8-K filed by the Registrant on March 14, 2017)

4.2	Supplemental Indenture, dated as of August 13, 2013, by and among Playa Resorts Holding B.V., the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

4.3	Second Supplemental Indenture, dated as of February 26, 2014, by and among Playa Resorts Holding B.V., the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

4.4	Third Supplemental Indenture, dated as of May 11, 2015, by and among Playa Resorts Holding B.V., the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

4.5	Fourth Supplemental Indenture, dated as of October 4, 2016, by and among Playa Resorts Holding B.V., the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

4.6	Fifth Supplemental Indenture, dated as of December 21, 2016, by and among Playa Resorts Holding B.V, the Guarantors listed therein and the Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

4.7	Sixth Supplemental Indenture, dated as of April 28, 2017, by and among Playa Resorts Holding B.V, the Guarantors listed therein and the Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-1 filed by the Registrant on May 1, 2017)

5.1	Opinion of NautaDutilh N.V.

8.1	Opinion of Hogan Lovells US LLP regarding certain U.S. tax matters

10.1	Shareholder Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

Exhibit No.	Description

10.2	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.3	Investor Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.4	PHC Investor Subscription Agreements (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.5	Form of Playa Investor Subscription Agreements, dated as of March 11, 2017, by and between the Company and each Playa Investor party thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.6	Parent Sponsor Letter Agreement (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.7	Waiver Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.8	Parent Merger Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.9	Company Merger Proposal (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.10	Company Earnout Warrants Agreement (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.11	Sponsor Earnout Warrants Agreement, dated as of March 10, 2017, by and between the Company and TPG Pace Sponsor, LLC (formerly, TPACE Sponsor Corp.) (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.12	Warrant Agreement, dated as of March 10, 2017, by and among the Company, Computershare, Inc. and Computershare Trust Company N.A. (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.13	Company Founder Warrants Agreement, dated as of March 11, 2017, by and between the Company and TPG Pace Sponsor, LLC (formerly, TPACE Sponsor Corp.) (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.14	Form of Company Founder Warrants Agreement, dated as of March 11, 2017, by and between the Company and each of the former shareholders of Playa Hotels & Resorts B.V. (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.15	Director & Officer Indemnification Agreement (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

10.16	2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

Exhibit No.	Description

10.17	Form of Amended and Restated Franchise Agreement by Franchisee named therein and Hyatt Franchising Latin America, L.L.C. (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.18	Form of First Amendment to the Amended and Restated Franchise Agreement by Franchisee named therein and Hyatt Franchising Latin America, L.L.C. (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.19	Restatement Agreement, dated as of April 27, 2017, by and among Playa Hotels & Resorts N.V., Playa Resorts Holding B.V., the Guarantors party thereto, Deutsche Bank AG New York Branch and the other lenders party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on April 28, 2017)

10.20	Strategic Alliance Agreement, dated as of December 14, 2016, by and between Hyatt Franchising Latin America, L.L.C. and Playa Hotels & Resorts B.V. (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.21	Executive Employment Agreement, dated as of August 31, 2016, by and among Playa Resorts Management, LLC, Playa Hotel & Resorts, B.V. and Bruce D. Wardinski (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.22	Executive Employment Agreement, dated as of September 21, 2016, by and between Playa Resorts Management, LLC and Larry K. Harvey (incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.23	Executive Employment Agreement, dated as of September 15, 2016, by and between Playa Management USA, LLC and Kevin Froemming (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.24	Executive Employment Agreement, dated as of September 15, 2016, by and between Playa Management USA, LLC and Alexander Stadlin (incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.25	Form of Restricted Shares Agreement (incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K filed by the Registrant on March 14, 2017)

10.26	Separation Agreement, dated as of May 18, 2017, by and between Playa Resorts Management, LLC and Larry K. Harvey

10.27	Tender and Support Agreement, dated as of May 22, 2017, by and among Playa Hotels & Resorts N.V., Bruce D. Wardinski, HI Holdings Playa B.V., Cabana Investors B.V., Playa Four Pack, L.L.C. and TPG Pace Sponsor, LLC

10.28	Form of Dealer Manager and Consent Solicitation Agent Agreement, dated as of May 22, 2017, by and between Playa Hotels & Resorts N.V. and Deutsche Bank Securities Inc.

21.1	Subsidiaries of Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on May 1, 2017)

Exhibit No.	Description

23.1	Consent of NautaDutilh N.V. (included in Exhibit 5.1 of this Registration Statement)

23.2	Consent of KPMG LLP, former independent registered accounting form of Pace Holdings Corp.

23.3	Consent of Deloitte & Touche LLP, former independent registered accounting firm for Playa Hotels & Resorts B.V.

23.4	Consent of KPMG LLP, former independent registered accounting firm for Porto Holdco B.V.

23.5	Consent of Hogan Lovells US LLP (included in Exhibit 8.1 of this Registration Statement)

24.1	Power of attorney (included on the signature page of this Registration Statement)

99.1	Form of Letter of Transmittal and Consent

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees